Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO
Form F-4
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CanWest Media Inc.

(Exact name of registrant as specified in its charter)

Canada	4833	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

For information regarding additional registrants, see “Table of Additional Registrants.”

31st Floor, TD Centre

201 Portage Avenue
Winnipeg, Manitoba, Canada R3B 3L7
(204) 956-2025
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Leonard J. Asper

CanWest Media Inc.
31st Floor, TD Centre
201 Portage Avenue
Winnipeg, Manitoba, Canada R3B 3L7
(204) 956-2025
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Joel I. Greenberg, Esq. Kaye Scholer LLP 425 Park Avenue New York, New York 10022 (212) 836-8201	Linda Robinson, Esq. Osler, Hoskin & Harcourt LLP Box 50, 1 First Canadian Place Toronto, Ontario M5X 1B8 Canada (416) 362-2111

     Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of each class of	Amount to be	offering price	aggregate offering	Amount of
securities to be registered	registered	per unit	price	registration fee

7 5/8% Series B Senior Notes due 2013	US$200,000,000	100%	US$200,000,000(1)	US$16,180.00

Guarantees of 7 5/8% Series B Senior Notes due 2013(2)	US$200,000,000	100%	US$200,000,000	(3)

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f).
(2)	The following co-registrants will guarantee the notes to be issued by CanWest Media Inc. and that will be registered under this registration statement: 2846551 Canada Inc., 3919056 Canada Ltd., Apple Box Productions Sub Inc., BCTV Holdings Inc., Calgary Herald Group Inc., CanWest — Montreal R.P. Holdings Inc., CanWest — Windsor R.P. Holdings Inc., CanWest Finance Inc./ Financiere CanWest Inc., CanWest Global Broadcasting Inc./ Radiodiffusion CanWest Global Inc., CanWest Interactive Inc., CanWest International Communications Inc., CanWest International Management Inc., CanWest Irish Holdings (Barbados) Inc., CanWest Media Sales Limited, CanWest NZ Radio Holdings Limited, CanWest Publications Inc., CGS Debenture Holding (Netherlands) B.V., CGS International Holdings (Netherlands) B.V., CGS NZ Radio Shareholding (Netherlands) B.V., CGS NZ TV Shareholding (Netherlands) B.V., CGS Shareholding (Netherlands) B.V., CHBC Holdings Inc., CHEK Holdings Inc., Clarinet Music Inc., Edmonton Journal Group Inc., Fox Sports World Canada Holdco Inc., Global Centre Inc., Global Communications Limited, Global Television Centre Ltd., Global Television Network Inc., Global Television Network Quebec, Limited Partnership/ Reseau de Television Global Quebec, societe en commandite, Global Television Specialty Networks Inc., Lonestar Holdco Inc., Lower Mainland Publishing Group Inc., Montreal Gazette Group Inc., Multisound Publishers Ltd., Nanaimo Daily News Group Inc., ONtv Holdings Inc., Ottawa Citizen Group Inc., Pacific Newspaper Group Inc., Port Alberni Times Group Inc., ReachCanada Contact Centre Limited, Regina Leader Post Group Inc., RetroVista Holdco Inc., Saskatoon StarPhoenix Group Inc., Southam Digital Inc., Studio Post & Transfer Sub Inc., TV3 Network Services Limited, TV4 Network Limited, Vancouver Island Newspaper Group Inc., Victoria Times Colonist Group Inc., Western Communications Inc., WIC Mobile TV Inc., WIC Television Production Sub Inc., Windsor Star Group Inc. and Xtreme Sports Holdco Inc.
(3)	Pursuant to Rule 457(n), no separate fee is payable with respect to the guarantees of the notes being registered.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANTS

		Primary
	State or other	Standard
	jurisdiction of	Industrial
	incorporation	Classification	I.R.S. Employer
Exact name of registrant as specified in its charter	or organization	Code Number	Identification No.

2846551 Canada Inc.	Canada	9995	N/A
3919056 Canada Ltd.	Canada	9995	N/A
Apple Box Productions Sub Inc.	Canada	4833	N/A
BCTV Holdings Inc.	Canada	9995	N/A
Calgary Herald Group Inc.	Canada	2711	N/A
CanWest — Montreal R.P. Holdings Inc.	Canada	2711	N/A
CanWest — Windsor R.P. Holdings Inc.	Canada	2711	N/A
CanWest Finance Inc./ Financiere CanWest Inc.	Quebec	6159	N/A
CanWest Global Broadcasting Inc./ Radiodiffusion CanWest Global Inc.	Quebec	4833	N/A
CanWest Interactive Inc.	Canada	2741	N/A
CanWest International Communications Inc.	Barbados	9995	N/A
CanWest International Management Inc.	Barbados	9995	N/A
CanWest Irish Holdings (Barbados) Inc.	Barbados	9995	N/A
CanWest Media Sales Limited	Canada	7311	N/A
CanWest NZ Radio Holdings Limited	New Zealand	4832	N/A
CanWest Publications Inc.	Canada	4833	N/A
CGS Debenture Holding (Netherlands) B.V.	Netherlands	4833	N/A
CGS International Holdings (Netherlands) B.V.	Netherlands	4833	N/A
CGS NZ Radio Shareholding (Netherlands) B.V.	Netherlands	4833	N/A
CGS NZ TV Shareholding (Netherlands) B.V.	Netherlands	4833	N/A
CGS Shareholding (Netherlands) B.V.	Netherlands	4833	N/A
CHBC Holdings Inc.	Canada	4833	N/A
CHEK Holdings Inc.	Canada	4833	N/A
Clarinet Music Inc.	Ontario	9995	N/A
Edmonton Journal Group Inc.	Canada	2711	N/A
Fox Sports World Canada Holdco Inc.	Canada	4833	N/A
Global Centre Inc.	Ontario	9995	N/A
Global Communications Limited	Canada	4833	N/A
Global Television Centre Ltd.	Canada	9995	N/A
Global Television Network Inc.	Canada	4833	N/A
Global Television Network Quebec, Limited Partnership/ Reseau de Television Global Quebec, societe en commandite	Quebec	4833	N/A
Global Television Specialty Networks Inc.	Canada	4833	N/A
Lonestar Holdco Inc.	Canada	4833	N/A
Lower Mainland Publishing Group Inc.	Canada	2711	N/A
Montreal Gazette Group Inc.	Canada	2711	N/A
Multisound Publishers Ltd.	Canada	4833	N/A
Nanaimo Daily News Group Inc.	Canada	2711	N/A
ONtv Holdings Inc.	Canada	9995	N/A

		Primary
	State or other	Standard
	jurisdiction of	Industrial
	incorporation	Classification	I.R.S. Employer
Exact name of registrant as specified in its charter	or organization	Code Number	Identification No.

Ottawa Citizen Group Inc.	Canada	2711	N/ A
Pacific Newspaper Group Inc.	Canada	2711	N/ A
Port Alberni Times Group Inc.	Canada	2711	N/ A
ReachCanada Contact Centre Limited	Canada	7380	N/ A
Regina Leader Post Group Inc.	Canada	2711	N/ A
RetroVista Holdco Inc.	Canada	4833	N/ A
Saskatoon StarPhoenix Group Inc.	Canada	2711	N/ A
Southam Digital Inc.	Canada	2711	N/ A
Studio Post & Transfer Sub Inc.	Canada	4833	N/ A
TV3 Network Services Limited	New Zealand	4833	N/ A
TV4 Network Limited	New Zealand	4833	N/ A
Vancouver Island Newspaper Group Inc.	Canada	2711	N/ A
Victoria Times Colonist Group Inc.	Canada	2711	N/ A
Western Communications Inc.	Canada	4833	N/ A
WIC Mobile TV Inc.	Canada	4213	N/ A
WIC Television Production Sub Inc.	Canada	4833	N/ A
Windsor Star Group Inc.	Canada	2711	N/ A
Xtreme Sports Holdco Inc.	Canada	4833	N/ A

      The address, including zip code, and telephone number, including area code, of the principal executive offices of each of the additional registrants are as follows:

Registrant	Address	Telephone Number

2846551 Canada Inc.	81 Barber Greene Road Don Mills, Ontario, Canada M3C 2A2	(416) 443-6060
3919056 Canada Ltd.	31st Floor, TD Centre 201 Portage Avenue Winnipeg, Manitoba, Canada R3B 3L7	(204) 957-7760
Apple Box Productions Sub Inc.	#300 — 10359 Whyte Avenue Edmonton, Alberta, Canada T3E 1Z9	(780) 944-0011
BCTV Holdings Inc.	81 Barber Greene Road Don Mills, Ontario, Canada M3C 2A2	(416) 443-6060
Calgary Herald Group Inc.	215 16 Street SE Calgary, Alberta, Canada T2P 0W8	(403) 235-7100
CanWest — Montreal R.P. Holdings Inc.	31st Floor, TD Centre 201 Portage Avenue Winnipeg, Manitoba, Canada R3B 3L7	(204) 956-2025
CanWest — Windsor R.P. Holdings Inc.	31st Floor, TD Centre 201 Portage Avenue Winnipeg, Manitoba, Canada R3B 3L7	(204) 956-2025

Registrant	Address	Telephone Number

CanWest Finance Inc./ Financiere CanWest Inc.	c/o 800 Place Victoria Suite 3400 Montreal, Quebec, Canada H4Z 1E9	(514) 397-7400
CanWest Global Broadcasting Inc./ Radiodiffusion CanWest Global Inc.	c/o 800 Place Victoria Suite 3400 Montreal, Quebec, Canada H4Z 1E9	(514) 397-7400
CanWest Interactive Inc.	30th Floor, TD Centre 201 Portage Avenue Winnipeg, Manitoba, Canada R3B 3K6	(204)926-1600
CanWest International Communications Inc.	Enfield House Upper Collymore Rock St. Michael, Barbados West Indies	(246) 437-6032
CanWest International Management Inc.	Enfield House Upper Collymore Rock St. Michael, Barbados West Indies	(246) 437-6032
CanWest Irish Holdings (Barbados) Inc.	Enfield House Upper Collymore Rock St. Michael, Barbados West Indies	(246) 437-6032
CanWest Media Sales Limited	245 rue Saint-Jacques Suite 100 Montreal, Quebec, Canada H2Y 1M6	(514) 525-1133
CanWest NZ Radio Holdings Limited	92624 Simon Street Private Bag Auckland, New Zealand	011-64-9-377-9730
CanWest Publications Inc.	31st Floor, TD Centre 201 Portage Avenue Winnipeg, Manitoba, Canada R3B 3L7	(204) 956-2025
CGS Debenture Holding (Netherlands) B.V.	Herengracht 483 1017 BT Amsterdam The Netherlands	011-31-20-322-3243
CGS International Holdings (Netherlands) B.V.	Herengracht 483 1017 BT Amsterdam The Netherlands	011-31-20-322-3243
CGS NZ Radio Shareholding (Netherlands) B.V.	Herengracht 483 1017 BT Amsterdam The Netherlands	011-31-20-322-3243
CGS NZ TV Shareholding (Netherlands) B.V.	Herengracht 483 1017 BT Amsterdam The Netherlands	011-31-20-322-3243
CGS Shareholding (Netherlands) B.V.	Herengracht 483 1017 BT Amsterdam The Netherlands	011-31-20-322-3243

Registrant	Address	Telephone Number

CHBC Holdings Inc.	81 Barber Greene Road Don Mills, Ontario, Canada M3C 2A2	(416) 443-6060
CHEK Holdings Inc.	81 Barber Greene Road Don Mills, Ontario, Canada M3C 2A2	(416) 443-6060
Clarinet Music Inc.	81 Barber Greene Road Don Mills, Ontario, Canada M3C 2A2	(416) 443-6060
Edmonton Journal Group Inc.	10006 — 101 Street Edmonton, Alberta, Canada T5J 2S6	(780) 429-5100
Fox Sports World Canada Holdco Inc.	31st Floor, TD Centre 201 Portage Avenue Winnipeg, Manitoba, Canada R3B 3L7	(204) 956-2025
Global Centre Inc.	81 Barber Greene Road Don Mills, Ontario, Canada M3C 2A2	(416) 443-6060
Global Communications Limited	31st Floor, TD Centre 201 Portage Avenue Winnipeg, Manitoba, Canada R3B 3L7	(204) 956-2025
Global Television Centre Ltd.	81 Barber Greene Road Don Mills, Ontario, Canada M3C 2A2	(416) 443-6060
Global Television Network Inc.	81 Barber Greene Road Don Mills, Ontario, Canada M3C 2A2	(416) 443-6060
Global Television Network Quebec, Limited Partnership/ Reseau de Television Global Quebec, societe en commandite	31st Floor, TD Centre 201 Portage Avenue Winnipeg, Manitoba, Canada R3B 3L7	(204) 956-2025
Global Television Specialty Networks Inc.	30th Floor, TD Centre 201 Portage Avenue Winnipeg, Manitoba, Canada R3B 3K6	(204) 926-4800
Lonestar Holdco Inc.	31st Floor, TD Centre 201 Portage Avenue Winnipeg, Manitoba, Canada R3B 3L7	(204) 956-2025
Lower Mainland Publishing Group Inc.	3355 Grandview Highway Vancouver, British Columbia, Canada V5M 1Z5	(604) 412-4209
Montreal Gazette Group Inc.	250 St. Antoine Street West Montreal, Quebec, Canada H2Y 3R7	(514) 987-2222

Registrant	Address	Telephone Number

Multisound Publishers Ltd.	81 Barber Greene Road Don Mills, Ontario, Canada M3C 2A2	(416) 443-6060
Nanaimo Daily News Group Inc.	2575 McCullough Road Nanaimo, British Columbia, Canada V9S 5W5	(250) 729-4200
ONtv Holdings Inc.	81 Barber Greene Road Don Mills, Ontario, Canada M3C 2A2	(416) 443-6060
Ottawa Citizen Group Inc.	1101 Baxter Road Ottawa, Ontario, Canada K2C 3M4	(613) 829-9100
Pacific Newspaper Group Inc.	200 Granville Street Vancouver, British Columbia, Canada V6C 3N3	(604) 605-2000
Port Alberni Times Group Inc.	4918 Napier Street Port Alberni, British Columbia, Canada V9Y 7N1	(250) 723-8171
ReachCanada Contact Centre Limited	31st Floor, TD Centre 201 Portage Avenue Winnipeg, Manitoba, Canada R3B 3L7	(204) 956-2025
Regina Leader Post Group Inc.	1964 Park Street Regina, Saskatchewan, Canada S4P 3G4	(306) 565-8211
RetroVista Holdco Inc.	31st Floor, TD Centre 201 Portage Avenue Winnipeg, Manitoba, Canada R3B 3L7	(204) 956-2025
Saskatoon StarPhoenix Group Inc.	204 Fifth Avenue North Saskatoon, Saskatchewan, Canada S7K 2P1	(306) 652-9200
Southam Digital Inc.	31st Floor, TD Centre 201 Portage Avenue Winnipeg, Manitoba, Canada R3B 3L7	(204) 956-2025
Studio Post & Transfer Sub Inc.	5305 Allard Way Edmonton, Alberta, Canada T6H 5X8	(780) 436-4444
TV3 Network Services Limited	92624 Simon Street Private Bag Auckland, New Zealand	011-64-9-377-9730
TV4 Network Limited	92624 Simon Street Private Bag Auckland, New Zealand	011-64-9-377-9730

Registrant	Address	Telephone Number

Vancouver Island Newspaper Group Inc.	34375 Cyril Street Abbotsford, British Columbia, Canada V2S 2H5	(604) 941-9696
Victoria Times Colonist Group Inc.	2621 Douglas Street Victoria, British Columbia, Canada V8T 4M2	(250) 380-5211
Western Communications Inc.	P.O. Box 6020 Bend, OR 97708	(541) 382-1811
WIC Mobile TV Inc.	163 Jackson Street West Hamilton, Ontario, Canada L8N 3A6	(416) 366-9688
WIC Television Production Sub Inc.	1960 — 505 Burrard Street Vancouver, British Columbia, Canada V7X 1M6	(204) 956-2025
Windsor Star Group Inc.	167 Ferry Street Windsor, Ontario, Canada N9A 4M5	(519) 255-5711
Xtreme Sports Holdco Inc.	31st Floor, TD Centre 201 Portage Avenue Winnipeg, Manitoba, Canada R3B 3L7	(204) 956-2025

CanWest Media Inc.

OFFER TO EXCHANGE

US$200.0 MILLION 7 5/8% SERIES A SENIOR NOTES DUE 2013
FOR REGISTERED 7 5/8% SERIES B SENIOR NOTES DUE 2013

          We are offering to exchange all of our US$200.0 million in outstanding 7 5/8% series A senior notes due 2013, which we refer to as the initial notes, for US$200.0 million in registered 7 5/8% series B senior notes due 2013, which we refer to as the exchange notes. The initial notes and the exchange notes are collectively referred to as the notes. The initial notes were issued on April 3, 2003. The terms of the exchange notes are identical to the terms of the initial notes except that the exchange notes are registered under the Securities Act of 1933, and therefore are freely transferable, subject to certain conditions. The exchange notes evidence the same indebtedness as the initial notes.

      You should consider the following:

•	INVESTING IN THE NOTES INVOLVES RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE 17 OF THIS PROSPECTUS.

•	Our offer to exchange initial notes for exchange notes will be open until 11:59 p.m., New York City time, on , 2003, unless we extend the offer.

•	If you fail to tender your initial notes, you will continue to hold unregistered securities and your ability to transfer them could be adversely affected.

•	No public market currently exists for the notes. We do not intend to list the exchange notes on any securities exchange and, therefore, no active public market is anticipated.

•	If the holder of the notes is a broker-dealer that will receive exchange notes for its own account in exchange for initial notes that were acquired as a result of market-making activities or other trading activities, it will be required to acknowledge that it will deliver this prospectus, as it may be amended or supplemented, in connection with any resale of such exchange notes.

      The notes bear interest at the rate of 7 5/8% per year. Interest on the notes is payable on April 15 and October 15 of each year, beginning on October 15, 2003. The notes will mature on April 15, 2013. We may redeem some or all of the notes at any time on or after April 15, 2008 or at any time in the event of certain changes affecting Canadian withholding tax. In addition, prior to April 15, 2006, we may redeem up to 35% of the notes with the net proceeds of one or more equity offerings of us or our ultimate parent, CanWest Global Communications Corp. The redemption prices are discussed under the captions “Description of the Notes — Optional Redemption” and “Description of the Notes — Tax Redemption.”

      The notes are our unsecured senior obligations and rank equal in right of payment to all of our existing and future unsecured unsubordinated indebtedness. The notes are effectively subordinated to all of our unsubordinated secured indebtedness (including indebtedness outstanding under our existing credit facility) to the extent of the value of the assets securing such indebtedness. The notes are unconditionally guaranteed on a senior unsecured basis by substantially all of our present and future restricted subsidiaries.

      In the opinion of Kaye Scholer LLP, our U.S. counsel, subject to the qualifications and limitations set forth in such opinion, a copy of which will be filed as an exhibit to an amendment to the registration statement of which this prospectus forms a part, generally, a holder of the initial notes will not recognize taxable gain or loss for U.S. federal income tax purposes on the exchange of the initial notes for exchange notes pursuant to the exchange offer.

      Neither the SEC nor any other securities commission or similar authority has in any way reviewed or passed upon the merits of the notes or determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

                      , 2003

PROSPECTUS SUMMARY
RISK FACTORS
EXCHANGE RATES
CAPITALIZATION
UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION
SELECTED HISTORICAL FINANCIAL DATA
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
MARKET RISK
RECENT EVENTS
BUSINESS
REGULATION
MANAGEMENT
PRINCIPAL SHAREHOLDERS
RELATED PARTY TRANSACTIONS
DESCRIPTION OF SHARE CAPITAL
DESCRIPTION OF CREDIT FACILITY AND OTHER INDEBTEDNESS
DESCRIPTION OF THE NOTES
MATERIAL INCOME TAX CONSEQUENCES
PLAN OF DISTRIBUTION
LEGAL MATTERS
INDEPENDENT PUBLIC ACCOUNTANTS
WHERE YOU CAN FIND MORE INFORMATION
INDEX TO FINANCIAL STATEMENTS
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20. Indemnification of Directors and Officers
*Item 21. Exhibits and Financial Statement Schedules
SIGNATURES
SIGNATURES
SIGNATURES
SIGNATURES
SIGNATURES
SIGNATURES
SIGNATURES
SIGNATURES
SIGNATURES
EXHIBIT INDEX
GUARANTEE
OPINION OF OSLER, HOSKIN & HARCOURT LLP
OPINION OF KAYE SCHOLER LLP
OPINION OF RUSSELL MCVEAGH
OPINION OF NAUTA DUTILH
OPINION OF CHANCERY CHAMBERS
OPINION OF FASKEN MARTINEAU DUMOULIN LLP
OPINION OF TORY'S
OPINION OF PITBLADO
OPINION OF KAYE SCHOLER LLP
CONSENT OF PRICEWATERHOUSECOOPERS LLP
CONSENT OF PRICEWATERHOUSECOOPERS, SYDNEY, AUS.

ENFORCEABILITY OF CIVIL LIABILITIES

      We are governed by the federal laws of Canada. Substantially all of our directors, controlling persons and officers, as well as certain of the experts named in this prospectus, are residents of Canada or other jurisdictions outside of the United States and all or a substantial portion of their assets and all or a substantial portion of our assets are located outside of the United States. We have agreed, in accordance with the terms of the indenture under which the initial notes were issued, to accept service of process in any suit, action or proceeding with respect to the indenture or the notes brought in any federal or state court located in New York City by an agent designated for such purpose, and to submit to the jurisdiction of such courts in connection with such suits, actions or proceedings. However, it may be difficult for holders of the notes to effect service within the United States upon directors, officers and experts who are not residents of the United States or to enforce against them in the United States judgments of courts of the United States predicated upon civil liability under U.S. federal securities laws. We have been advised by Osler, Hoskin & Harcourt LLP, our Canadian counsel, that there is doubt as to the enforceability in Canada against us or against our directors, officers and experts who are not residents of the United States, in original actions or in actions for enforcement of judgments of courts of the United States, of liabilities predicated solely upon U.S. federal securities laws.

i

PRESENTATION OF FINANCIAL INFORMATION

      Our consolidated financial statements have been prepared in accordance with the accounting principles generally accepted in Canada, or Canadian GAAP. For a discussion of the principal differences between Canadian GAAP and the accounting principles generally accepted in the United States, or U.S. GAAP, see note 20 to our audited consolidated financial statements for the three years ending August 31, 2002 and note 7 to our unaudited consolidated financial statements for the three and six months ended February 28, 2003 and 2002. We state our financial statements in Canadian dollars.

      We present EBITDA as a non-GAAP financial measure in various places throughout this prospectus, both in connection with our pro forma condensed financial data and in connection with our historical consolidated financial data. As a non-GAAP financial measure, EBITDA is generally understood to represent the sum of net earnings, income taxes, depreciation, amortization and financing expenses. For the purposes of our presentation of the foregoing financial information in this prospectus, EBITDA is defined as net earnings before realized translation adjustments, gain on sale of economic interests in The Ten Group Pty Limited, or Network TEN, interest in earnings of Network TEN and other equity accounted affiliates, minority interests, provision for income taxes, investment and other income, financing expenses and amortization. Investors in our industry and analysts assessing our industry routinely use EBITDA as a supplementary non-GAAP financial measure to evaluate operating performance and a company’s ability to service its debt. Its use for these purposes is widespread and recognized by the industry in which we operate. In addition to these recognized purposes, we also use EBITDA to evaluate our business segment profitability in making strategic resource allocations.

      We also present adjusted pro forma EBITDA as another non-GAAP financial measure in connection with our historical consolidated and pro forma condensed financial data. Adjusted pro forma EBITDA refers to our EBITDA, presented on a pro forma basis, adjusted to exclude any EBITDA generated from our subsidiaries not subject to the restrictions in the indenture governing the notes, and to include cash distributions received by us from these unrestricted subsidiaries and our investments. We believe that adjustment for these items is also recognized by the industry in which we operate as relevant in computing adjusted pro forma EBITDA as a supplementary non-GAAP financial measure widely used by financial analysts and others in our industry to meaningfully evaluate a company’s future operating performance and ability to comply with its applicable debt covenants, which in our case would include certain financial covenants under both our credit facility, the notes and our existing senior subordinated notes.

      We caution investors that amounts presented in accordance with our definitions of EBITDA and adjusted pro forma EBITDA may not be comparable to similar measures disclosed by other companies, since not all companies and analysts calculate these non-GAAP measures in the same manner.

      EBITDA and adjusted pro forma EBITDA should not be considered as an alternative measure of our net income, operating performance, cash flow or liquidity. EBITDA and adjusted pro forma EBITDA are not measures of financial performance in accordance with Canadian or U.S. GAAP. Although we believe EBITDA and adjusted pro forma EBITDA enhance your understanding of our financial condition and results of operations, these non-GAAP financial measures, when viewed individually, are not necessarily a better indicator of any trend as compared to GAAP financial measures (e.g., income from operations, net sales, net earnings, cash flow from operations) conventionally computed in accordance with GAAP. In addition, investors should be aware that adverse economic and market conditions may negatively impact our cash flow. In note 4 under “Prospectus Summary — Summary Historical and Pro Forma Financial and Other Data” herein, we include a quantitative reconciliation of EBITDA and adjusted pro forma EBITDA to the most directly comparable GAAP financial performance measure, which is operating income, and provide an explanatory description of the items excluded from EBITDA required to quantitatively reconcile adjusted pro forma EBITDA as presented herein with EBITDA.

ii

PROSPECTUS SUMMARY

      The following summary contains basic information about this exchange offer to help you understand our company and the notes. It likely does not contain all the information that is important to you. For a more complete understanding of this exchange offer, we encourage you to read this entire document. As used in this prospectus, unless the context indicates otherwise: (1) “we,” “our” and “us” refer collectively to CanWest Media Inc., the issuer of the notes, and our consolidated subsidiaries; (2) “Hollinger” refers collectively to Hollinger International Inc., Hollinger Canadian Publishing Holdings Co. (formerly Southam Inc.), Hollinger Canadian Newspapers, Limited Partnership and HCN Publications Company; (3) “our publishing assets” refers to our newspapers and Interactive assets; (4) “Offering” refers to the offering of the initial notes; (5) “Asset Sales” refers to the sale of certain of our community newspapers and related assets in August 2002 and February 2003 (see “Recent Events — Asset Sales — Sale of Certain Community Newspapers”); (6) “pro forma” refers to our financial data as if the Offering, the Asset Sales and the use of proceeds thereof had occurred at the beginning of the relevant time period as to income statement data and as of the relevant date for balance sheet data; (7) “adjusted pro forma EBITDA” refers to our EBITDA, presented on a pro forma basis, adjusted to exclude any EBITDA generated from our subsidiaries not subject to the restrictions in the indenture governing the notes, and to include cash distributions received by us from these unrestricted subsidiaries and our investments; (8) “our existing senior subordinated notes” refers to our outstanding US$425.0 million 10 5/8% series B senior subordinated notes due 2011 and our outstanding Cdn$60.7 million 10 5/8% series A senior subordinated notes due 2011; and (9) “CanWest” refers to CanWest Global Communications Corp., our ultimate parent. UNLESS OTHERWISE INDICATED, ALL REFERENCES TO DOLLAR AMOUNTS IN THIS PROSPECTUS ARE TO CANADIAN DOLLARS.

Our Company

      We were incorporated in 2000 and are an international media company with interests in broadcast television, newspapers, radio, specialty cable channels and Internet websites in Canada, Australia, New Zealand, the Republic of Ireland and Northern Ireland.

      In Canada, we are a major multi-platform media company, with television, publishing, radio and Internet operations that serve common geographic areas, providing our viewers, readers and advertisers with extensive local, regional and national coverage. We own and operate the most profitable and one of the highest rated groups of television stations in Canada, including the Global Television Network which covers approximately 96% of Canada’s English-language market. We are also the largest publisher of daily newspapers in Canada with average daily paid circulation of 1.4 million copies, representing 35% of Canada’s average daily English-language newspaper sales. In addition, we own an extensive collection of Internet websites providing content of local, regional and national interest.

      We believe the combination of our media assets in Canada provides us with a number of competitive advantages, including the ability to:

•	provide advertisers with multi-platform media advertising solutions designed to reach a mass audience or to target specific demographic or special-interest groups;

•	leverage the news and information production resources of our broadcasting, publishing and Internet operations to provide our audiences with superior depth and scope in local, regional and national coverage; and

•	cross-promote our brands, programs and other content across our various media platforms.

      We also own significant interests in media properties in other English-language markets. In Australia, we own a 57.2% economic interest in Network TEN, one of three privately-owned national television networks. In New Zealand, we own the only privately-owned national television networks, TV3 and TV4, and a leading group of radio stations, CanWest NZ Radio. Our other investments include a 45% interest in the only privately-owned television network in the Republic of Ireland, TV3, and a 29.9% interest in the highest-rated television station in Northern Ireland, UTV.

Canadian Operations

Television

      We are the largest owner and operator of commercial broadcast television stations in Canada, as measured by both revenue and EBITDA. We own and operate 16 television stations licensed to provide over the air television broadcasting services in eight provinces. Eleven of our stations comprise the Global Television Network and cover an estimated 23.2 million people, or approximately 96% of Canada’s English-language market. Three of our stations operate as independents under the “CH” brand with a schedule that is distinct from that of our Global Television Network. Our “CH” brand stations provide us with second stations covering several of the largest markets in Canada, including Toronto/ Hamilton and Vancouver/ Victoria. We also own and operate two stations which are currently affiliated with another television network.

      We also own and operate several specialty cable television channels in Canada. Our flagship specialty channel, Global Prime, provides entertainment and information programming for the “baby boomer” generation. Our six digital specialty channels, Fox Sports World Canada, Xtreme Sports, Lonestar, DejaView, mentv (49% owned) and Mystery TV (45% owned), were launched in September 2001.

Publishing and Interactive

      We are the largest publisher of daily newspapers in Canada. Our publications include 10 daily metropolitan newspapers, all of which serve markets also covered by our broadcast television signals, and several other newspapers, shopping guides and newspaper-related publications. Our major daily newspapers include The Vancouver Sun, The Province (Vancouver), the Ottawa Citizen, The Gazette (Montreal), The Edmonton Journal and the Calgary Herald. We also own the National Post, one of Canada’s two national daily newspapers, based in Toronto.

      We own a collection of Interactive assets in Canada which we use to leverage our content and provide additional cross-promotional opportunities (we also refer to these assets as our online assets).

      We own and operate canada.com, a comprehensive Internet portal, and several Internet classified advertising websites, including carclick.com and careerclick.com. We also have an electronic publishing arm, which includes subscription data marketing operations, FP Datagroup and Infomart.

Australian Operations

      In Australia, we have a 57.2% economic interest in Network TEN, one of the country’s three privately-owned national broadcast television networks. Network TEN owns and operates television stations in Sydney, Melbourne, Brisbane, Adelaide and Perth and has affiliate arrangements with regional broadcasters serving regional markets. Through its wholly-owned and affiliated stations, Network TEN covers 18 million people, or approximately 90% of the Australian population. Network TEN also owns Eye Corp., an out-of-home advertising company.

      While Network TEN’s financial results are not consolidated into our financial statements, we receive interest payments on Network TEN’s outstanding subordinated debentures, all of which we own, and we receive dividend payments with respect to the Network TEN shares we own. Network TEN is required to distribute all of its free cash flow to its security holders. In December 2002, we received an interim cash distribution of $30 million from Network TEN in respect of the first six months of its fiscal year ending August 31, 2003. However, we cannot assure you that distributions from Network TEN will continue at similar levels.

Other International Operations

      In New Zealand, we own the only privately-owned national television networks, TV3 and TV4, and a leading radio station group, CanWest NZ Radio. TV3 and TV4 cover 98% and 75% of the country’s population, respectively. Our radio stations operate in key metropolitan markets, including Auckland, Wellington and Christchurch, as well as various rural markets. Our television operations account for approximately 25% of total television advertising expenditures and our radio operations account for approximately 46% of total radio advertising expenditures in New Zealand.

      In the Republic of Ireland, we own a 45% interest in TV3, the country’s only privately-owned broadcast television network. TV3 covers approximately 93% of the population of the Republic of Ireland, as well as a significant portion of the population of Northern Ireland.

      In Northern Ireland, we own a 29.9% interest in Ulster Television plc, or UTV, a public company which owns and operates the Northern Ireland affiliate of the United Kingdom’s ITV television network. UTV is the highest rated television station in the region, and covers all of the population of Northern Ireland and a significant portion of the population of the Republic of Ireland.

Our Parent

      We are an indirect, wholly-owned subsidiary of CanWest Global Communications Corp. CanWest is a public company whose shares are listed on The Toronto Stock Exchange and The New York Stock Exchange. Through CanWest Entertainment Inc. and its subsidiaries, CanWest also produces and distributes film and television entertainment. CanWest does not have any obligations, and is not a restricted entity, under the indenture governing the notes or the indenture governing our existing senior subordinated notes. CanWest is not a guarantor of the notes and its performance has no effect on our operating results. All of our officers and directors are also officers and directors of CanWest. See “Management — Directors and Executive Officers.” Neither CanWest nor its subsidiary, CanWest Entertainment Inc., nor the subsidiaries of CanWest Entertainment Inc. compete with us.

Certain Indebtedness

      As of February 28, 2003, on a pro forma basis, we had approximately $2,564.5 million in outstanding debt (including the current portion of long-term debt) and shareholder’s equity of $2,150.7 million, resulting in a total debt to total capitalization ratio of 54%.

      In connection with the financing of the acquisition of our publishing assets in 2000, our immediate parent issued to Hollinger a series of junior fixed rate subordinated notes, which we refer to as the holding company notes, and we issued to our immediate parent an equal aggregate principal amount of a series of junior subordinated debentures, which we refer to as the CMI notes. Because we have the option of paying all of our principal and interest obligations under the CMI notes with cash or shares, they are reflected under Canadian GAAP as shareholder’s equity and are therefore not included in the foregoing discussion of our debt. However, under U.S. GAAP, the CMI notes would be reflected as long-term debt, the effect of which, at February 28, 2003 on a pro forma basis, would be to increase our total debt by $705.6 million to $3,270.0 million, and decrease our total shareholder’s equity to $1,445.2 million, resulting in a total debt to total capitalization ratio of 69%. Under Canadian GAAP, the interest on the CMI notes (net of income taxes) is charged to retained earnings, while under U.S. GAAP, such interest is charged to earnings. See “Description of Credit Facility and Other Indebtedness — Holding Company Notes and CMI Notes.”

Sources and Uses of Funds

      We applied the proceeds of the Offering to repay $275.0 million of obligations outstanding under the CMI notes, and the balance of approximately $10.0 million for a reduction of the revolving portion of our credit facility. Our direct parent used the proceeds from the repayment of the CMI notes to repay

$275.0 million of obligations under the holding company notes. The following table sets forth the sources and uses of funds from the Offering (in millions):

Sources of Funds:
Notes(1)	$295.0

Uses of Funds:
Repayment of obligations outstanding under the CMI notes	275.0
Fees and expenses	10.0
Reduction of revolving portion of credit facility	10.0

Total	$295.0

(1)	Represents the Canadian dollar equivalent of US$200.0 million in respect of the initial notes issued at a price of 100% based upon the realized exchange rate of $1.475: US$1.00

Recent Events

Sale of Shares of SBS Broadcasting S.A.

      On July 9, 2003, we sold our holding of 2,032,300 common shares of SBS Broadcasting S.A. to a U.S. institutional investor for US$16.10 per share. The net cash proceeds from the transaction, approximately US$32.7 million ($44.1 million), will be used to reduce corporate debt.

Integrated Management Structure for Our Canadian Media Operations

      On January 28, 2003, we announced the implementation of a new management structure for our Canadian media business to further integrate our broadcasting and publishing operations, an important step in our multi-platform media strategy. Under the new structure, our Canadian broadcasting and publishing operations will be operated under the common leadership of Rick Camilleri, Chief Operating Officer. Gerry Noble, former President and Chief Executive Officer of our broadcasting operations, will remain with us as special advisor until August 30, 2003. We have appointed Robert Calvert as Senior Vice President, Operations, and John Burgis as Executive Vice President, Business Services and Finance. Both Robert Calvert and John Burgis have over 20 years of experience in the newspaper publishing and television broadcasting industries, respectively, largely with our Canadian media operations.

Asset Sales — Sale of Certain Community Newspapers

      On February 14, 2003, we sold our community newspapers and related assets in Ontario to Osprey Media Holdings Inc. for cash proceeds of approximately $193.5 million.

      On August 8, 2002, we sold all of our community newspapers and related assets in Atlantic Canada and Saskatchewan to G.T.C. Transcontinental Group Ltd. for cash proceeds of approximately $257 million.

      The proceeds from these sales were used to reduce debt outstanding under our credit facility.

Redemption by CanWest of its Series 2 Preference Shares

      In May 2001, through an amalgamation of subsidiaries, one of which was not wholly-owned, we acquired the 29.3% minority interest in our Global Television Network stations in British Columbia (CKVU), Manitoba (CKND) and Saskatchewan (CFRE and CFSK). Under the terms of the amalgamation agreement, a wholly-owned subsidiary received all of the shares of the amalgamated company and the minority shareholders of CanWest Broadcasting Ltd., or CBL, received Series 2 preference shares of CanWest. CanWest redeemed the Series 2 preference shares for $57.7 million in cash on December 18, 2002. The redemption was financed through a drawdown on our credit facility, the proceeds of which were distributed to CanWest. The former minority shareholders of CBL have commenced a lawsuit against CanWest and certain of its subsidiaries, which lawsuit remains ongoing. See “Business — Legal Proceedings.”

Corporate Organization

      The following chart illustrates the relationship among us, our parent companies and certain of our principal subsidiaries, groups of subsidiaries and investments; entities are 100% owned unless otherwise indicated:

(1)	We own a 14.8% voting interest, which, together with our ownership of subordinated debentures and convertible debentures, represents a 57.2% economic interest.

      Our principal executive office is located at the 31st Floor, TD Center, 201 Portage Avenue, Winnipeg, Manitoba, Canada R3B 3L7. Our telephone number is (204) 956-2025.

The Exchange Offer

      On April 3, 2003, we completed the private offering of US$200.0 million of 7 5/8% series A senior notes due 2013. We and the guarantors entered into a registration rights agreement with the initial purchasers in the private offering of such initial notes in which we agreed, among other things:

•	within 90 days after the original issue date of the initial notes, to file the registration statement of which this prospectus forms a part with the SEC with respect to the exchange offer;

•	within 135 days after the original issue date of the initial notes, to use our reasonable best efforts to cause the exchange offer registration statement to be declared effective under the Securities Act. Upon the exchange offer registration statement being declared effective, we agreed to offer the exchange notes in exchange for surrender of the initial notes; and

•	to keep the exchange offer open for not less than 20 business days (or longer if required by applicable law) after the date notice of the exchange offer was mailed to the holders of the initial notes.

      You are entitled to exchange in this exchange offer initial notes that you hold for registered exchange notes with substantially identical terms and which evidence the same indebtedness as is evidenced by the initial notes.

      In the event that applicable interpretations of the staff of the SEC do not permit us to effect the exchange offer, or if for any other reason the exchange offer is not consummated within 165 days of the original issue date of the initial notes or, under certain circumstances, if the initial purchasers shall so request, we will, at our own expense:

•	as promptly as practicable, file a shelf registration statement covering resale of the initial notes;

•	use our best efforts to cause the shelf registration statement to be declared effective under the Securities Act; and

•	use our best efforts to keep effective the shelf registration statement until the earlier of the disposition of the initial notes covered by the shelf registration statement or two years after the original issue date of the initial notes.

      If we fail to comply with the above provisions or if any such registration statement fails to become effective, then, as liquidated damages, additional interest shall become payable in respect of the initial notes as follows:

(1) if, notwithstanding that we have consummated or will consummate the exchange offer, we are required to file a shelf registration statement and such shelf registration statement is not filed on or prior to the date required by the registration rights agreement;

(2) if, notwithstanding that we have consummated or will consummate the exchange offer, we are required to file a shelf registration statement and such shelf registration statement is not declared effective by the SEC on or prior to the date required by the registration rights agreement; or

(3) if either (a) we have not exchanged the exchange notes for all initial notes validly tendered in accordance with the terms of the exchange offer on or prior to 165 days after the original issue date of the initial notes or (b) the exchange offer registration statement ceases to be effective at any time prior to the time that the exchange offer is consummated or (c) if applicable, the shelf registration statement ceases to be effective at any time prior to the second anniversary of the original issue date of the initial notes (or such shorter period of time as is permitted under the registration rights agreement) (each such event referred to in clauses (1) through (3) being referred to as a registration default);

the sole remedy available to holders of the initial notes will be the immediate assessment of additional interest as follows: each per annum interest rate on the initial notes will increase at a rate of 0.50% per annum, and each per annum interest rate will increase by an additional 0.25% per annum for each subsequent 90-day period during which the registration default remains uncured, up to a maximum additional interest rate of 2.00% per annum in excess of the initial interest rate of the initial notes. All additional interest will be payable to holders of the initial notes in cash on each interest payment date, commencing with the first such date occurring after any such additional interest commences to accrue, until such registration default is cured. After the date on which such registration default is cured the interest rates on the initial notes will revert to the interest rates originally borne by the initial notes.

      The summary herein of certain provisions of the registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement, a copy of which has been filed as an exhibit to the registration statement of which this prospectus forms a part.

      You should read the discussion under the heading “Description of the Notes” for further information regarding the exchange notes.

      We believe that the exchange notes to be issued in this exchange offer may be resold by you without compliance with the registration and prospectus delivery provisions of the Securities Act, subject to the conditions described under the heading “Description of the Notes — Registration Rights.”

      The following summarizes the terms of this exchange offer. You should read the discussion under the heading “The Exchange Offer” for further information regarding this exchange offer and resale of the exchange notes.

Securities to be Exchanged	On April 3, 2003, we issued US$200.0 million in aggregate principal amount of initial notes to the initial purchasers in a transaction exempt from the registration requirements of the Securities Act. The terms of the exchange notes and the initial notes are substantially identical in all material respects, except that the exchange notes will be freely transferable by the holders except as otherwise provided in this prospectus. See “Description of the Notes.”

The Exchange Offer	For each initial note surrendered to us pursuant to the exchange offer, the holder of such initial note will receive an exchange note having a principal amount equal to that of the surrendered initial note. Exchange notes will only be issued in denominations of US$1,000 and any integral multiple thereof. The form and terms of the exchange notes will be substantially the same as the form and terms of the surrendered initial notes. The exchange notes will evidence the same indebtedness as, and will replace the initial notes tendered in exchange therefor and will be issued pursuant to, and entitled to the benefits of, the indenture governing the initial notes. As of the date of this prospectus, initial notes representing US$200.0 million aggregate principal amount are outstanding.

Under existing SEC interpretations, the exchange notes would in general be freely transferable after the exchange offer without further registration under the Securities Act; provided that, in the case of broker-dealers that will receive exchange notes for their own accounts in exchange for initial notes that were acquired as a result of market- making activities or other trading activities, and our affiliates, a prospectus meeting the requirements of the Securities Act is delivered as required. We have agreed to make available, for a period of 180 days after consummation of the exchange offer, a prospectus meeting the requirements of the Securities Act to any broker-dealer for use in connection with any resale of any such exchange notes acquired as described below. A broker-dealer that delivers such a prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act, and will be bound by the provisions of the registration rights agreement (including certain indemnification rights and obligations).

Each holder of initial notes that wishes to exchange such initial notes for exchange notes in the exchange offer will be required to make certain representations, including representations that:

• any exchange notes to be received by it will be acquired in the ordinary course of its business;

• it has no arrangement or understanding with any person to participate in the distribution of the exchange notes; and

• it is not an “affiliate,” as defined in Rule 405 of the Securities Act, of ours or of any of the guarantors of the notes, or if it is an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

If the holder is not a broker-dealer, it will be required to represent that it is not engaged in, and does not intend to engage in, the distribution of the exchange notes. If the holder is a broker-dealer that will receive exchange notes for its own account in exchange for initial notes that were acquired as a result of market-making activities or other trading activities, it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes.

Registration Rights Agreement	We sold the initial notes on April 3, 2003, in a private offering in reliance on Section 4(2) of the Securities Act. The initial notes were immediately resold by the initial purchasers in reliance on Rule 144A under the Securities Act. In connection with the sale, we and the guarantors entered into the registration rights agreement with the initial purchasers requiring us to make this exchange offer. See “The Exchange Offer.”

Expiration Date	This exchange offer will expire at 11:59 p.m., New York City time, on , 2003, or a later date and time if we extend it.

Withdrawal	The tender of the initial notes pursuant to this exchange offer may be withdrawn at any time prior to 11:59 p.m., New York City time, on the expiration date. Any initial notes not accepted for exchange for any reason will be returned without expense as soon as practicable after the expiration or termination of this exchange offer.

Interest on the Exchange Notes and the Initial Notes	We will pay interest on the exchange notes twice a year, on each April 15 and October 15, beginning October 15, 2003. No additional interest will be paid on initial notes tendered and accepted for exchange.

Conditions of this Exchange Offer	This exchange offer is subject to certain customary conditions, certain of which may be waived by us. See “The Exchange Offer — Conditions of the Exchange Offer.”

Procedures for Tendering Initial Notes	Each holder of the initial notes wishing to accept this exchange offer must complete, sign and date the letter of transmittal, or a copy thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver the letter of transmittal, or the copy, together with the initial notes and any other required documentation, to the exchange agent at the address set forth herein. Persons holding the initial notes through the Depository Trust Company, or the DTC, and wishing to accept this exchange offer must do so pursuant to DTC’s Automated Tender Offer Program, by which each tendering participant will agree to be bound by the letter of transmittal. By executing or agreeing to be bound by the letter of transmittal, each holder will represent to us that, among other things:

• any exchange notes to be received by it will be acquired in the ordinary course of its business;

• it has no arrangement or understanding with any person to participate in the distribution of the exchange notes; and

• it is not an “affiliate,” as defined in Rule 405 of the Securities Act, of ours or of any of the guarantors of the notes, or if it is an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

If the holder is not a broker-dealer, it will be required to represent that it is not engaged in, and does not intend to engage in, the distribution of the exchange notes. If the holder is a broker-dealer that will receive exchange notes for its own account in exchange for initial notes that were acquired as a result of market-making activities or other trading activities, it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes.

We will accept for exchange any and all initial notes which are properly tendered and not withdrawn in this exchange offer prior to the expiration date. The exchange notes will be delivered promptly following the expiration date. See “The Exchange Offer — Terms of the Exchange Offer.”

Exchange Agent	The Bank of New York is serving as exchange agent in connection with this exchange offer.

U.S. Federal Income Tax Consequences	Generally, a holder of initial notes will not recognize taxable gain or loss on the exchange of initial notes for exchange notes pursuant to the exchange offer. See “Material Income Tax Consequences.”

Effect of Not Tendering	Initial notes that are not tendered or that are tendered but not accepted will, following the completion of this exchange offer, continue to be subject to the existing restrictions upon transfer. We will have no further obligation to provide for the registration under the Securities Act of the initial notes.

Description of the Exchange Notes

Issuer	CanWest Media Inc.

Securities Offered	US$200.0 million aggregate principal amount of 7 5/8% series B senior notes due 2013.

Maturity Date	April 15, 2013

Interest Payment Dates	Each April 15 and October 15, beginning October 15, 2003.

Security and Ranking	The exchange notes will:

• be our general unsecured obligations;

• rank equal in right of payment to all of our future indebtedness that is not, by its terms, expressly subordinated to the right of payment to the exchange notes;

• be effectively subordinated to all of our secured indebtedness (including indebtedness under our credit facility) to the extent of the value of the assets securing such indebtedness; and

• rank senior in right of payment to all of our present and future indebtedness that is, by its terms, expressly subordinated to the right of payment to the exchange notes (including the indebtedness represented by our existing senior subordinated notes).

As of February 28, 2003, on a pro forma basis after giving effect to the Offering and the use of proceeds thereof, we had $2,564.5 million of indebtedness under Canadian GAAP ($3,270.0 million under U.S. GAAP), of which $1,563.0 million was secured indebtedness (including $1,532.2 million outstanding under our credit facility, but excluding $98.6 million of additional borrowings we would have been able to borrow under the revolving credit portion of our credit facility) and $706.5 million of indebtedness that is subordinated to the exchange notes.

Guarantees	The exchange notes will be fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis by substantially all of our present and future restricted subsidiaries. The guarantees will rank equal in right of payment to all of our guarantors’ present and future unsecured senior indebtedness, will be effectively subordinated to all of the guarantors’ unsubordinated secured indebtedness (including guarantees of our existing credit facility) and will rank senior to all of the guarantors’ existing and future indebtedness that is, by its terms, expressly subordinated to the guarantees (including the guarantees of our existing senior subordinated notes).

Optional Redemption	Except as described below, we are not entitled to redeem the exchange notes before April 15, 2008. At any time from and after that date (which may be more than once), we can choose to redeem some or all of the exchange notes at certain specified prices, plus accrued interest. For more information see “Description of the Notes — Optional Redemption.”

Optional Redemption after Equity Offerings	At any time (which may be more than once) before April 15, 2006 subject to certain conditions, we can redeem up to an aggregate of 35% of the exchange notes with money raised in one or more equity offerings by us or CanWest, as long as:

• we pay 107.625% of the face amount of the exchange notes plus accrued interest; and

• we buy the exchange notes within 90 days of completing the equity offering.

Additional Amounts and Tax Redemption	We are required to make all payments to you under the exchange notes without withholding or deduction for Canadian taxes. If however, we are required by law or the interpretation of the administration thereof to withhold or deduct amounts for Canadian taxes, we are required to pay you such additional amounts as may be necessary so that the net amount received by you after such withholding or deduction will not be less than the amount you would have received in the absence of such withholding or deduction.

In the event of certain changes affecting Canadian withholding taxes, we can redeem the exchange notes, in whole but not in part, at our option, at 100% of the principal amount thereof, plus accrued interest.

Change of Control Offer	If we or CanWest experience a change of control, we must give holders of the exchange notes the opportunity to sell us their exchange notes at 101% of their face amount, plus accrued interest.

Asset Sale Proceeds	If we sell assets, we may be required to offer to repurchase the exchange notes at their face amount, plus accrued interest.

Certain Indenture Provisions	The indenture governing the exchange notes limits what we (and many, but not all, of our subsidiaries) may do. The provisions of the indenture limit our ability to:

• incur debt;

• pay dividends and make distributions;

• issue stock of subsidiaries;

• make certain investments;

• repurchase stock;

• create liens;

• enter into transactions with affiliates;

• enter into sale-leaseback transactions;

• merge or consolidate; and

• transfer or sell assets.

These covenants are subject to a number of important exceptions and several of our significant subsidiaries will not be subject to them.

During any period in which the ratings assigned to the exchange notes are investment grade, within the meaning of the indenture governing the exchange notes, we will not be subject to some of the indenture’s covenants.

Absence of a Public Market	There is no public market for the exchange notes. We do not intend to apply for the exchange notes to be listed on any securities exchange or to arrange for any quotation system to quote them. The initial purchasers have advised us that they intend to make a market for the exchange notes, but they are not obligated to do so. The initial purchasers may discontinue any market-making in the exchange notes at any time in their sole discretion. Accordingly, if an active public market does not develop, the market price and liquidity of the exchange notes may be adversely affected.

      For more information about the exchange notes, see “Description of the Notes.”

Risk Factors

      Before making an investment in the exchange notes, you should consider carefully the information included in “Risk Factors,” as well as the other information contained in this prospectus.

Summary Historical and Pro Forma Financial and Other Data

      The following table sets forth summary historical and pro forma condensed financial and other data. The summary historical financial data in this table should be read in conjunction with, and are qualified in their entirety by, our historical and pro forma condensed and audited financial statements, the financial statements of Network TEN, and the notes thereto, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Selected Historical Financial Data” included elsewhere in this prospectus. In the opinion of management, our unaudited interim consolidated financial statements for the three and six months ended February 28, 2003 include all adjustments (consisting solely of normal recurring adjustments) necessary to present fairly the financial results for such period. Interim results are not necessarily indicative of the results which may be expected for any other interim period or for a full year. The summary pro forma financial data in this table have been derived from, and should be read in conjunction with, the “Unaudited Pro Forma Condensed Financial Information” and the notes thereto included elsewhere in this prospectus. The summary pro forma financial data are presented for illustrative purposes only and are not necessarily indicative of the operating results or financial position that would have occurred if the Offering, the Asset Sales and the use of proceeds of each had been consummated on the dates indicated, nor are they necessarily indicative of future operating results or financial position.

      Our consolidated financial statements have been prepared in accordance with Canadian GAAP. For a discussion of the principal differences between Canadian GAAP and U.S. GAAP, see note 20 to our audited consolidated financial statements for the three years ended August 31, 2002 and note 7 to our unaudited interim consolidated financial statements for the three and six months ended February 28, 2003.

						Pro Forma
				Pro Forma	For the Six	For the Six
	For the Fiscal Year Ended August 31,			Fiscal Year	Months Ended	Months Ended
				Ended	February 28,	February 28,
	2000	2001	2002	2002(1)	2003	2003(1)

	(Dollars in thousands)
				(Unaudited)	(Unaudited)	(Unaudited)
Statement of Earnings Data:(2)
Revenue	$620,269	$1,767,306	$2,120,344	$1,944,796	$1,084,540	$1,044,576
Operating expenses	478,953	1,333,236	1,649,294	1,526,073	812,734	782,900

	141,316	434,070	471,050	418,723	271,806	261,676
Amortization of intangibles and goodwill	20,077	89,319	17,500	17,500	8,750	8,750
Other amortization	22,551	64,768	80,100	75,975	40,944	40,452

Operating income	98,688	279,983	373,450	325,248	222,112	212,474
Financing expenses	59,813	268,843	255,006	227,343	127,135	113,672
Investment gains net of writedown of investments, swap loss and dividend income	(103,901)	(31,582)	(37,084)	(37,084)	(14,774)	(14,774)

	142,776	42,722	155,528	134,989	109,751	113,576
Provision for (recovery of) income taxes	41,757	(27,280)	47,610	42,987	27,965	30,073

Earnings before the following	101,019	70,002	107,918	92,702	81,786	83,503
Minority interests	2,174	(3,196)	4,330	4,330
Interest in earnings (loss) of Network TEN	72,194	52,567	(11,815)	(11,815)	36,661	36,661
Interest in earnings (loss) of other equity accounted affiliates	2,286	(14,491)	(1,523)	(1,523)	(779)	(779)
Realized currency translation adjustments	(1,300)	(7,200)	(1,000)	(1,000)	(900)	(900)

Net earnings for the period	$176,373	$97,682	$97,910	$82,694	$116,768	$118,485

Cash flows from:
Operating activities	$128,267	$190,743	$186,723	*	$131,166	$ *
Investing activities	(681,191)	(2,104,325)	374,325	*	129,983	*
Financing activities	589,841	1,855,351	(522,702)	*	(250,858)	*

							Pro Forma
				Pro Forma		For the Six	For the Six
	For the Fiscal Year Ended August 31,			Fiscal Year		Months Ended	Months Ended
				Ended		February 28,	February 28,
	2000	2001	2002	2002(1)		2003	2003(1)

	(Dollars in thousands)
				(Unaudited)		(Unaudited)	(Unaudited)
		Revised #	Revised #			Revised #
Balance Sheet Data (at period end):
Total assets	$2,779,111	$6,151,300	$5,733,914	*		$5,649,659	$5,659,659
Total debt(3)	1,168,282	3,024,027	2,530,324	*		2,279,466	2,564,466
Shareholder’s equity(3)	812,211	2,144,415	2,259,230	*		2,425,715	2,150,715

U.S. GAAP Data:
Revenue	$620,269	$1,767,306	$2,120,344	$1,944,796		$1,084,540	$1,044,576
Operating income	102,020	283,633	364,052	315,850		221,942	212,304
Net earnings (loss) for the period	212,674	17,492	22,601	27,441		111,623	123,368
Total assets	*	6,126,503	5,870,385	*		5,718,147	*
Total debt	*	3,802,124	3,471,646	*		3,190,772	*
Shareholder’s equity	*	1,232,493	1,371,233	*		1,455,918	*

Other Financial Data and Ratios:
EBITDA(4)(5)	$141,316	$434,070	$471,050	$418,723		$271,806	$261,676
Distributions from Network TEN	75,259	71,096	60,984	60,984		30,212	30,212
Capital expenditures	8,228	41,736	52,272	*		11,742	*
Adjusted pro forma EBITDA(5)				464,815			285,916
Ratio of adjusted pro forma EBITDA to financing expense				2.0	x
Ratio of total debt to adjusted pro forma EBITDA				5.6	x
Fixed charge coverage	4.6	1.1	1.3	*		1.4	*

*	Data not available.

#	Our balance sheet and certain U.S. GAAP data have been revised. See Notes 1c) and 7 to our interim, and Notes 9b) and 20 to our year end, financial statements included elsewhere in this prospectus.

(1)	The summary pro forma statement of earnings and other financial data and ratios for the year ended August 31, 2002 and the six months ended February 28, 2003 give effect to the Offering, the Asset Sales and the use of proceeds thereof as if each had occurred at the beginning of the respective periods, as to earnings and cash flows, and as at February 28, 2003 as to balance sheet data.

(2)	Operating data and results in the periods presented were impacted by the following business acquisitions and divestitures:

•	In March 2000, we acquired WIC Western International Communications Inc., or WIC;

•	In November 2000, we acquired our publishing assets;

•	In January 2001, we acquired the remaining shares of RadioWorks New Zealand Limited, a New Zealand national radio operator;

•	In March 2001, we restructured our controlling interest in Ireland’s TV3, at which time we began to proportionately consolidate its results;

•	In August 2001, we disposed of ROBTv, a specialty cable channel;

•	In September 2001 and October 2001, we disposed of our television stations CFCF (Montreal) and CKVU (Vancouver), respectively;

•	In September 2001, we gained effective control of the National Post and began consolidating its financial results (we acquired the remaining 50% interest not already owned in April 2002); and

•	In August 2002 and February 2003, we disposed of certain community newspapers.

Operating data and results under Canadian GAAP for the fiscal year ended August 31, 2001 were impacted by the adoption of new standards in respect of accounting for income taxes.

Operating data and results under Canadian and U.S. GAAP for the fiscal year ended August 31, 2002 were impacted by the adoption of new standards in respect of accounting for goodwill and other intangibles. Net earnings, adjusted to exclude amortization expense, for the years ended August 31, 2001 and 2002 would have increased by $69,079 and $16,035, respectively, under Canadian GAAP.

(3)	Under Canadian GAAP, our total debt does not include the outstanding balance of the CMI notes, ($980.6 million at February 28, 2003 and $705.6 million on a pro forma basis) issued by us to our immediate parent in connection with the acquisition of our publishing assets. Rather, this amount is included under Canadian GAAP in shareholder’s equity and interest thereon (net of income taxes) is charged to retained earnings. This classification is permitted under Canadian GAAP because we have the option of paying all of our principal and interest obligations under the CMI notes with cash or shares. Under U.S. GAAP, however, the outstanding balance of the CMI notes is included under total debt and interest thereon is charged to earnings.

(4)	EBITDA represents earnings from continuing operations before realized translation adjustments, gain on sale of economic interests in Network TEN, interest in earnings of Network TEN and other equity accounted affiliates, minority interests, provision for income taxes, investment and other income, financing expenses and amortization. EBITDA is not intended to represent cash flow from operations as defined by Canadian GAAP and should not be used as an alternative to operating income or income from continuing operations as an indicator of operating performance or cash flow as a measure of liquidity. EBITDA as presented herein may not be comparable to similarly titled measures reported by other companies. EBITDA is, however, an indicator of our ability to fulfill our obligations under our indebtedness. See note 4 for a reconciliation of operating income to EBITDA and adjusted pro forma EBITDA.

(5)	Adjusted pro forma EBITDA represents EBITDA adjusted to exclude the EBITDA of unrestricted subsidiaries, and to include cash distributions received from unrestricted subsidiaries and investments. Adjusted pro forma EBITDA is used to calculate covenants in our credit facility, the indenture governing our existing senior subordinated notes and the indenture governing the notes. The following chart summarizes our adjusted pro forma EBITDA for the fiscal year ended August 31, 2002 and for the six months ended February 28, 2003:

		Pro Forma	Pro Forma
		Fiscal Year Ended	Six Months Ended
Operation	Location	August 31, 2002	February 28, 2003

		(Dollars in thousands)
		(Unaudited)
Canadian television	Canada	$191,092	$123,889
Canadian publishing and online	Canada	235,701	124,624
TV3 and TV4	New Zealand	(1,938)	6,972
CanWest NZ Radio	New Zealand	16,361	10,747
TV3	Republic of Ireland	7,654	5,915
Corporate	Canada	(30,147)	(10,471)

Subtotal		$418,723	$261,676
Less: contribution from unrestricted subsidiaries and investments included above:
TV3	Republic of Ireland	(7,654)	(5,915)
Global Prime	Canada	(13,619)	(6,017)
All Canadian Sport	Canada	1,091	—
Plus: cash distributions received from investments:
Network TEN	Australia	60,984	30,212
UTV	Northern Ireland	3,241	1,533
CanWest Ireland Sales Ltd.	Ireland	2,049	965
Global Prime	Canada	—	3,462

Adjusted Pro Forma EBITDA		$464,815	$285,916

Footnotes continued on next page.

     The following is a reconciliation of EBITDA and adjusted pro forma EBITDA to operating income:

					Pro Forma
	For the Fiscal Year Ended August 31,			Pro Forma	Six Months Ended
				Fiscal Year Ended	February 28,
	2000	2001	2002	2002	2003

	(Dollars in th			ousands) (Unaudited)
Operating income	$98,688	$279,983	$373,450	$325,248	$212,474
Amortization of intangibles and goodwill	20,077	89,319	17,500	17,500	8,750
Other amortization	22,551	64,768	80,100	75,975	40,452

EBITDA	$141,316	$434,070	$471,050	$418,723	$261,676

Less: contribution from unrestricted subsidiaries and investments				(20,182)	(11,932)
Plus: cash distributions received from investments				66,274	36,172

Adjusted pro forma EBITDA				$464,815	$285,916

Footnotes continued from previous page.

RISK FACTORS

      You should carefully consider the following risks in addition to the other information contained in this prospectus in evaluating the exchange offer. The risks and uncertainties described below are not the only ones that we face. Additional risks and uncertainties not presently known to us may also adversely impact us. If any of the following risks actually occur, our business, financial condition and operating results could be adversely affected, and you may lose all or part of your investment.

      This prospectus contains forward-looking statements based on our current expectations, assumptions, estimates and projections about our company and the industries in which we operate. These forward-looking statements involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors described in this section and elsewhere in this prospectus. We undertake no obligation to update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future, except as required by law.

Risks Relating to the Exchange Offer

If you do not properly tender your initial notes, you will continue to hold unregistered initial notes and your ability to transfer initial notes will be adversely affected.

      We will only issue exchange notes in exchange for initial notes that are timely received by the exchange agent together with all required documents, including a properly completed and signed letter of transmittal. Therefore, you should allow sufficient time to ensure timely delivery of the initial notes and you should carefully follow the instructions on how to tender your initial notes. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of the initial notes. If you do not tender your initial notes properly, then, after we consummate the exchange offer, you will continue to hold initial notes that are subject to the existing transfer restrictions which generally provide that the initial notes may not be offered or sold unless registered under the Securities Act and applicable state securities laws, or pursuant to an exemption therefrom. In addition, if you tender your initial notes for the purpose of participating in a distribution of the exchange notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes. If you are a broker-dealer that receives exchange notes for your own account in exchange for initial notes that you acquired as a result of market-making activities or any other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale of such exchange notes, and if you are an affiliate of ours or any of the guarantors of the notes that participates in the exchange offer, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable. After the exchange offer is consummated, if you continue to hold any initial notes, you may have difficulty selling them because there may be only a small amount of initial notes outstanding. In addition, if a large amount of initial notes are not tendered or are tendered improperly, the limited amount of exchange notes that would be issued and outstanding after we consummate the exchange offer could lower the market price of such exchange notes.

Risks Relating to Our Debt

Our substantial debt could adversely affect our financial condition and prevent us from fulfilling our obligations under the notes.

      We have a substantial amount of debt. As of February 28, 2003, on a pro forma basis, we had approximately $2,564.5 million in outstanding debt (including the current portion of long-term debt) under Canadian GAAP ($3,270.0 million under U.S. GAAP) and shareholder’s equity of $2,150.7 million under Canadian GAAP ($1,445.2 million under U.S. GAAP), resulting in a total debt to total capitalization ratio of 54% under Canadian GAAP (69% under U.S. GAAP). In addition, we would have been able to incur an additional $98.6 million of debt under our credit facility. As of February 28, 2003, on a pro forma basis, we would have satisfied the required debt coverage tests contained in our credit facility, the indenture governing our existing senior subordinated notes and the indenture governing the notes, including the required total leverage ratio, senior leverage ratio, interest coverage ratio and fixed charge coverage ratio. See “Prospectus Summary — Historical and Pro Forma Financial and Other Data — Other Financial Data and Ratios” and “Description of Credit Facility and Other Indebtedness — Credit Facility — Covenants.”

      As of February 28, 2003, in addition to our US$425.0 million of senior subordinated notes and $60.7 million of Canadian dollar denominated senior subordinated notes, our debt included our credit facility which provides us with up to $1.9 billion in loans on a pro forma basis. Our credit facility consists of: (1) a revolving credit facility maturing in 2006 of up to $600.0 million (of which $264.5 million would have been drawn, and an additional $56.8 million would have been utilized by outstanding letters of credit on a pro forma basis as of February 28, 2003); (2) a term facility maturing in 2006 of up to $175.2 million; (3) a term facility maturing in 2008 of approximately $672.3 million; and (4) a term facility maturing in 2009 of approximately $420.1 million. Advances under the term facilities maturing in 2008 and 2009 are available in either U.S. or Canadian dollars, at our option. The credit facility may be increased by $300.0 million to $2.2 billion in certain circumstances.

      The indenture that governs our existing senior subordinated notes and the indenture that governs the notes also allow us to borrow a significant amount of additional money, subject to certain conditions. For more information, see “Description of the Notes — Material Covenants.”

      Our substantial indebtedness could have important consequences to you. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to the notes and our obligations under our credit facility and our existing senior subordinated notes;

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our debt, which will reduce amounts available for working capital, capital expenditures, marketing, product and program development and other general corporate purposes. We estimate cash flow requirements to service existing debt over the twelve months ending August 31, 2003 to be $322 million, including scheduled repayments under our credit facility of $86 million (reducing to $274 million for the twelve months ending August 31, 2004). On a pro forma basis, scheduled annual repayments beyond August 2003 under our credit facility are as follows:

Years ending:
August 2004	$44 million
August 2005	$55 million
August 2006	$66 million
August 2007	$121 million
August 2008	$615 million
August 2009	$345 million

In addition, on a pro forma basis as of February 28, 2003, we would have had $264.5 million drawn under the revolving credit portion of our credit facility, which matures in November 2006;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	increase our vulnerability to general adverse economic and industry conditions;

•	place us at a competitive disadvantage compared to our competitors with less debt; and

•	limit our ability to borrow additional funds.

      In addition, a portion of our debt, including debt under our credit facility, bears interest at variable rates. An increase in the interest rates on our debt will reduce the funds available to repay our existing senior subordinated notes, the notes and our other debt and for operations and future business opportunities and will intensify the consequences of our leveraged capital structure. For a more detailed description of our credit facility, see “Description of Credit Facility and Other Indebtedness — Credit Facility.”

      In connection with the financing of the acquisition of our publishing assets, we issued a series of junior subordinated debentures, which we refer to as the CMI notes, to our immediate parent in an aggregate principal amount of $766.8 million ($275.0 million of obligations under the CMI notes were repaid with a portion of the proceeds of the Offering). Because we have the option of paying all of our principal and interest obligations under the CMI notes with cash or shares, under Canadian GAAP, they are reflected as shareholder’s equity and are therefore not included in the foregoing discussion of our debt. However, under U.S. GAAP, the CMI notes would be reflected as long-term debt, the effect of which, at February 28, 2003 on a pro forma basis, would be to increase our total debt by $705.6 million to $3,270.0 million, and decrease total shareholder’s equity to $1,445.2 million, resulting in a total debt to total capitalization ratio of 69%. Under Canadian GAAP, the interest on the CMI notes (net of income taxes) is charged to retained earnings, while under U.S. GAAP, such interest is charged to earnings. See “Description of Credit Facility and Other Indebtedness — Holding Company Notes and CMI Notes.” For the year ended August 31, 2002, the ratio of our earnings to fixed charges was 1.3x under Canadian GAAP. For the six months ended February 28, 2003, the ratio of our earnings to fixed charges under Canadian GAAP was 1.4x.

Our ability to incur substantially more debt could adversely affect our financial condition.

      The terms of our credit facility, the indenture governing our existing senior subordinated notes and the indenture that governs the notes do not prohibit us or our subsidiaries from incurring substantial additional debt in the future, so long as we observe certain covenants, maintain certain specified financial ratios and meet certain specified financial tests. See “Description of Credit Facility and Other Indebtedness — Credit Facility” and “Description of the Notes — Material Covenants.” On February 28, 2003, on a pro forma basis, our credit facility permitted additional borrowing of approximately $98.6 million. Our credit facility may be increased by an additional $300.0 million, subject to receipt of additional commitments. All of the borrowings under our credit facility, and any of the other secured indebtedness we will be permitted to incur, effectively rank senior to the notes. If new debt is added to our current debt levels, the related risks that we now face could intensify.

To service our debt, we will require a significant amount of cash, and our ability to generate cash in the future depends on many factors beyond our control.

      Our ability to make payments on and to refinance our debt, including the notes, our credit facility and our existing senior subordinated notes, will depend on our ability to generate cash in the future. This, to an extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

      On a pro forma basis, we estimate cash needs of approximately $322 million in order to service our existing debt over the twelve months ending August 31, 2003 (reducing to $274 million for the twelve months ending August 31, 2004). We cannot assure you that our business will generate sufficient cash flow or that future borrowings will be available to us in an amount sufficient to enable us to pay our debt, including the notes, or to fund our other liquidity needs. If our future cash flow from operations, including distributions from our non-wholly-owned subsidiaries and investments, and other capital resources are insufficient to pay our obligations as they mature or to fund our liquidity needs, we may be forced to reduce or delay our business activities and capital expenditures, sell assets, obtain additional equity capital or restructure or refinance all or a portion of our debt, including the notes, on or before maturity. We cannot assure you that we will be able to refinance any of our debt, including the notes, on a timely basis or on satisfactory terms, if at all. In addition, the terms of our existing debt, including the notes, and other future debt may limit our ability to pursue any of these alternatives.

The notes and guarantees are effectively subordinated in right of payment to secured debt and structurally subordinated in right of payment to all of our non-guarantor subsidiaries’ debt.

      The notes are our senior obligations that are not secured and effectively rank junior to all of our existing and future unsubordinated secured indebtedness (including borrowings under our credit facility), equal in right of payment with any future unsubordinated unsecured debt and senior in right of payment to any subordinated debt. The guarantees of the notes are similarly effectively subordinated to all of our subsidiary guarantors’ existing and future secured indebtedness and equal in right of payment with all of our subsidiary guarantors’ future unsubordinated unsecured debt and senior in right of payment to our subsidiary guarantors’ subordinated debt. In addition, the notes are structurally subordinated in right of payment to all of our non-guarantor subsidiaries’ debt. As of February 28, 2003, on a pro forma basis, we and our subsidiary guarantors had $1,532.2 million of secured indebtedness outstanding, all of which was unsubordinated debt, and our non-guarantor subsidiaries had $30.8 million of debt outstanding.

      In a bankruptcy, liquidation or reorganization or similar proceeding relating to us, holders of the notes will participate with trade creditors of guarantor subsidiaries and all other holders of unsecured and unsubordinated debt in the assets remaining after we have paid all of the unsubordinated secured indebtedness. However, holders of the notes will be effectively subordinated to all creditors of non-guarantor subsidiaries. In any of these cases, we cannot assure you that sufficient assets will remain to make any payments on the notes.

Our ability to make payments on the notes depends on our ability to receive dividends or other distributions from our subsidiaries and investments.

      We are a holding company. All of our operations are conducted by our subsidiaries. Our ability to meet our obligations, including with respect to the notes, will be dependent upon dividends and other distributions or payments from our subsidiaries and investments. The ability of our subsidiaries and investments to pay dividends or make distributions or make other payments to us depends upon, among other things, the availability of cash flow from operations, proceeds from the sale of assets and borrowings, contractual restrictions with third parties and the terms of applicable organizational documents and shareholder agreements. In the event of bankruptcy proceedings affecting a subsidiary or investment, to the extent we are recognized as a creditor of that subsidiary or investment, our claim would still be subordinate to any security interest in or other lien on any assets of that subsidiary or investment. We cannot assure you that our subsidiaries or investments will have the ability to pay dividends or make distributions to us.

Our credit facility, the indenture that governs our existing senior subordinated notes and the indenture that governs the notes impose operational and financial restrictions on us.

      Our credit facility, the indenture that governs our existing senior subordinated notes and the indenture that governs the notes impose restrictive covenants that, among other things, restrict our ability to:

•	incur debt;

•	pay dividends and make distributions;

•	issue stock of subsidiaries;

•	make certain investments;

•	repurchase stock;

•	create liens;

•	enter into transactions with affiliates;

•	enter into sale-leaseback transactions;

•	merge or consolidate; and

•	transfer or sell assets.

      Our credit facility also requires us to maintain certain specified financial ratios and meet certain specified financial tests. These covenants are subject to a number of important exceptions and several of our significant subsidiaries are not subject to them. See “Description of Credit Facility and Other Indebtedness — Credit Facility.”

      All of these restrictive covenants may restrict our ability to expand our business or to pursue our business strategies. Our ability to comply with these and other provisions of the indenture that governs the notes, the indenture that governs our existing senior subordinated notes and our credit facility may be affected by changes in our business condition or results of operations, adverse regulatory developments or other events beyond our control. The breach of any of these covenants would result in a default under our debt. A default could allow our creditors to accelerate the related debt, as well as any other debt to which a cross-acceleration or cross-default provision applies. At February 28, 2003, the aggregate amount drawn under our credit facility was $1,532.2 million and an additional $56.8 million was utilized to support letters of credit. If our indebtedness were to be accelerated, we cannot assure you that we would be able to repay it. In addition, a default could give the lenders the right to terminate any commitments they had made to provide us with further funds.

The interests of CanWest and its shareholders, including its controlling shareholder, may conflict with the interests of the holders of the notes.

      We are a wholly-owned subsidiary of CanWest, the voting power of which is controlled by its founder and Chairman of the Board, Israel Asper. Circumstances may occur in which the interests of equity holders, including our controlling equity holder, could be in conflict with the interests of the holders of the notes. For example, the equity holders of CanWest may have an interest in pursuing acquisitions, divestitures or other transactions that, in their judgment, could enhance the value of their equity investment, even though such transactions might involve risks to the holders of the notes.

We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture.

      If we undergo a Change of Control, as defined in this prospectus under the heading “Description of the Notes — Certain Definitions,” we must offer to buy back the notes for a price equal to 101% of the principal amount, plus interest that has accrued but has not been paid as of the repurchase date. The indenture governing our existing senior subordinated notes imposes the same requirement with respect to those notes. We cannot assure you that we will have sufficient funds available to make the required repurchases of the notes or our existing senior subordinated notes in that event, or that we will have sufficient funds to pay our other debts. In addition, our credit facility effectively prohibits us from repurchasing the notes or our existing senior subordinated notes after a change of control until we have repaid in full our debt under such credit facility. If we fail to repurchase the notes or our existing senior subordinated notes upon a change of control, we will be in default under the notes or our existing senior subordinated notes and our credit facility.

An active trading market for the initial notes or the exchange notes may not develop.

      There is currently no public market for the notes. We have been informed by the initial purchasers that they intend to make a market in the exchange notes, upon the completion of the exchange offer. However, the initial purchasers have no obligation to make a market and may cease their market-making at any time.

      The initial notes have been designated as eligible for trading in The PortalSM Market, a subsidiary of The Nasdaq Stock Market Inc.

      The liquidity of any market for the initial notes or the exchange notes, and the market price quoted for the initial notes or the exchange notes, will depend on the number of holders, our performance, the market for similar securities, the interest of securities dealers in making a market and other factors. We cannot assure you that a liquid trading market will develop or be maintained for the initial notes or the exchange notes.

U.S. investors in the notes may have difficulties enforcing civil liabilities.

      We are governed by the federal laws of Canada. Substantially all of our directors, controlling persons and officers, as well as certain of the experts named in this prospectus, are residents of Canada or other jurisdictions outside of the United States and all or a substantial portion of their assets and all or a substantial portion of our assets are located outside of the United States. As a result, it may be difficult for holders of the notes to effect service within the United States upon directors, officers and experts who are not residents of the United States or to enforce against them in the United States judgments of courts of the United States predicated upon civil liability under U.S. federal securities laws. In addition, we have been advised by our Canadian counsel that there is doubt as to the enforceability in Canada against us or against our directors, officers and experts who are not residents of the United States, in original actions or in actions for enforcements of judgments of courts of the United States, of liabilities predicated solely upon U.S. federal securities laws.

Canadian bankruptcy and insolvency laws may impair the enforcement of remedies under the notes.

      The rights of the trustee who represents the holders of the notes to enforce remedies are likely to be significantly impaired by the restructuring provisions of applicable Canadian federal bankruptcy, insolvency and other restructuring legislation if the benefit of such legislation is sought with respect to us. For example, both the Bankruptcy and Insolvency Act (Canada) and the Companies’ Creditors Arrangement Act (Canada) contain provisions enabling an insolvent person to obtain a stay of proceedings against its creditors and others and to prepare and file a proposal to be voted on by the various classes of its affected creditors. A restructuring proposal, if accepted by the requisite majorities of each affected class of creditors, and if approved by the relevant Canadian court, would be binding on all creditors within each affected class that did not vote to accept the proposal. Moreover, this legislation permits the insolvent debtor to retain possession and administration of its property, subject to court oversight, even though it may be in default under the applicable debt instrument during the period the stay against proceedings remains in place.

      The powers of the court under the Bankruptcy and Insolvency Act and particularly under the Companies’ Creditors Arrangement Act have been exercised broadly to protect a restructuring entity from actions taken by creditors and other parties. Accordingly, we cannot predict whether payments under the notes would be made during any proceedings in bankruptcy, insolvency or other restructuring, whether or when the trustee could exercise its rights under the indenture governing the notes or whether and to what extent holders of the notes would be compensated for any delays in payment, if any, of principal, interest and costs, including the fees and disbursements of the trustee.

Risks Relating to Our Business

We may not successfully implement the strategies relating to our acquisitions or achieve the anticipated benefits from those acquisitions.

      Our acquisition of our publishing assets forms part of a set of business strategies which are based on developing a comprehensive platform of media assets. We are in the process of refining our strategies, which include the offering of multi-platform advertising solutions, the pursuit of cross-promotional opportunities and enhanced content development. We believe that our convergence and synergy strategies will enable us to achieve efficiencies. However, these strategies are still under development. We cannot assure you that we will be able to fully develop or implement these strategies or that we will realize the anticipated benefits of these strategies. Implementation of these strategies could also be affected by a number of factors beyond our control, including operating difficulties, increased operating costs, regulatory developments, general or local economic conditions or increased competition. In addition, our ability to achieve other anticipated benefits from our recent acquisitions, including cost savings and operating efficiencies, will depend, in large part, on our ability to successfully integrate certain of the operations of the acquired assets with our existing operations. The success of the integration of the acquired assets will also require the dedication of management and other personnel resources, which may temporarily distract their attention from our day-to-day business. We cannot assure you that we will accomplish the integration of any acquired assets successfully.

We may not be able to effectively manage our growth.

      We have recently experienced substantial growth in our business and have significantly expanded our operations both domestically and internationally. We have made a number of acquisitions in the past and plan to continue to make acquisitions in the future. Certain of these acquisitions have involved expansion into businesses in which we have historically had limited or no involvement. We intend to continue to increase our business in Canada and in foreign markets, further expand the types of businesses in which we are engaged and make selective acquisitions. This growth and expansion has placed, and will continue to place, a significant demand on management resources. To manage growth effectively, we must maintain a high level of content quality, efficiency and performance, continue to enhance our operational, financial and management systems, and attract, train, motivate and manage our employees. We may not be able to effectively manage this expansion and any failure to do so could have a material adverse effect on our business, financial condition or results of operations.

We operate in highly competitive industries.

      Participants in the broadcasting and publishing industries depend primarily upon the sale of advertising and paid subscriptions to generate revenue. Competition for advertising, subscribers, viewers, listeners, readers and distribution is intense and comes from broadcast television stations and networks and specialty cable channels; radio; local, regional and national newspapers; direct mail; and other communications and advertising media that operate in these markets. Our competitors include both privately-owned companies and government-owned market participants. In addition, there is increasing consolidation in the Canadian broadcasting, publishing and other media industries, and competitors increasingly include market participants with interests in multiple industries and media. We cannot assure you that existing and future competitors will not pursue or be capable of achieving business strategies similar to or competitive with ours. Some of our competitors have greater financial and other resources than we do. Our ability to compete successfully depends on a number of factors, including our ability to secure popular television programs and high quality editorial content, our ability to achieve high distribution levels and subscriptions and our ability to generate advertising revenue. We cannot assure you that we will be able to compete successfully in the future against existing or potential competitors or that increased competition will not have a material adverse effect on our business, financial condition or results of operations.

We compete and will continue to compete with alternative technologies and we may be required to invest a significant amount of capital to address continued technological development.

      The media industry continues to experience rapid and significant technological changes, which may result in alternative means of program and content transmission and which could have a material adverse effect on our business, financial condition or results of operations. The continued growth of the Internet has presented alternative content distribution options that compete with traditional media. Further, in each of our broadcasting markets, industry regulators have authorized direct-to-home satellite, microwave and cable services, and may authorize other alternative methods of transmitting television, radio and other content with improved speed and quality. We may not be able to successfully compete with existing or newly developed alternative technologies or may be required to acquire, develop or integrate new technologies ourselves. The cost of the acquisition, development or implementation of new technologies could be significant, and our ability to fund such implementation may be limited and could have a material adverse effect on our ability to successfully compete in the future.

Our revenue is subject to cyclical and seasonal variations and is generated primarily from advertisers.

      Our business is cyclical in nature. Because we depend upon the sale of advertising for a substantial portion of our revenue, our operating results are sensitive to prevailing economic conditions, including changes in local, regional and national economic conditions, particularly as they may affect advertising expenditures. In addition, newspaper publishing is both capital and labor intensive and, as a result, newspapers have relatively high fixed cost structures. During periods of economic contraction, our revenue may decrease while some of our costs remain fixed, resulting in decreased earnings. Similarly, because a substantial portion of revenue is derived from retail advertisers, which have historically been sensitive to general economic cycles, our business, financial condition or results of operations could be materially adversely affected by a downturn in the retail sector.

      Our business has experienced and is expected to continue to experience significant seasonality due to, among other things, seasonal advertising patterns and seasonal influences on people’s viewing, reading and listening habits. Typically, our revenue is lowest during the fourth quarter of the fiscal year, which ends in August, and highest during the first quarter of the fiscal year. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Acts of terrorism and other political and economic developments could adversely affect our revenue.

      Our revenue and profitability depend on the sale of advertising. Our revenues were negatively affected by the impact of the September 11th tragedy on advertising expenditures and, more recently, were modestly affected by war in Iraq. If there are further acts of terrorism or other hostilities, or if other future financial, political, economic and other uncertainties arise, this could lead to a reduction in advertising expenditures, which could materially adversely affect our business, financial condition or results of operations.

We may be adversely affected by variations in television programming acquisition costs.

      The most significant cost in the broadcasting businesses is television programming. We cannot assure you that our broadcasting operations will not be exposed in the future to volatile or increased television programming costs which may adversely affect our operating results. Developments in cable, satellite or other forms of distribution could also affect both the availability and the cost of programming and increase competition for advertising expenditures. In addition, the production and distribution costs of television and other forms of entertainment, as well as television programming costs, may increase. Moreover, programs may be purchased for broadcasting two to three years in advance, making it difficult to predict how such programs will perform. In some instances, programs must be replaced before their costs have been fully amortized, resulting in revised amortization periods or impairments that would increase operating costs.

We may be adversely affected by strikes and other labor protests.

      We estimate that over half of our employees are represented by collective bargaining agreements. Any strikes or other forms of labor protest could disrupt operations and could have a material adverse effect on our business, financial condition or results of operations. Our CHAN television station in Vancouver, as well as our newspapers in Vancouver, The Vancouver Sun and The Province; The Times Colonist (Victoria); the Calgary Herald; and the Ottawa Citizen have each been subject to a strike over the past five years. These strikes have varied in duration with the longest continuing for approximately six months (at the Calgary Herald).

      Approximately 57% of our Canadian broadcasting employees are employed under a total of 15 collective agreements. Four of these agreements are in negotiation or conciliation, including three agreements that will expire in 2003. Approximately 50% of our Canadian publishing employees are employed under 49 collective agreements. Seven of these collective agreements will expire in 2003 and are in negotiation, and 19 will expire in 2004. We cannot assure you that any of these collective agreements will be renewed on satisfactory terms or at all, or that we will not experience any strike or other forms of labor protest. During 2001, one of our broadcast unions applied to consolidate 12 of our bargaining units (representing approximately 800 employees) into a single bargaining unit. Any strike or other form of labor protest could have a material adverse effect on our business, financial condition or results of operations.

We may be adversely affected by variations in the cost of newsprint.

      Newsprint expense represents one of our largest raw material expenses and, after wages and employee benefits expense and programming acquisition costs, is our most significant operating cost. Newsprint costs vary widely from time to time and price changes in newsprint can significantly affect the overall earnings of our publishing operations. We cannot assure you that our publishing operations will not be exposed in the future to volatile or increased newsprint costs which could have a material adverse effect on our business, financial condition or results of operations.

A significant portion of our adjusted pro forma EBITDA has historically been attributable to distributions from Australia’s Network TEN and we cannot assure you that such distributions will continue at the same level or at all.

      Distributions from Network TEN accounted for 13% of our adjusted pro forma EBITDA for the year ended August 31, 2002.

      Network TEN did not pay dividends in respect of its 2002 fiscal year as a result of a non-cash write-down of the value of its investment in Eye Corp., although it declared an interim dividend for 2003, resulting in a $30 million distribution to us in December 2002.

      Network TEN maintains an A$700.0 million credit facility; as of February 28, 2003, A$414 million was outstanding under this facility. On March 14, 2003, Network TEN completed a private placement of US$125 million principal amount of 5.38% senior unsecured notes due 2013 and used the proceeds of that private placement to refinance a portion of the debt outstanding under its existing credit facility. Additional loans under Network TEN’s credit facility would increase Network TEN’s interest expense and could reduce the amount of cash available for distribution by Network TEN.

      We do not own a majority or controlling voting interest in Network TEN, nor do we exercise control over its management, strategic direction or daily operations. We cannot assure you that distributions from Network TEN will continue at a similar level or at all. A significant decline in distributions from Network TEN could have a material adverse effect on our ability to service our indebtedness, including principal and interest payments on the notes.

We may be adversely affected by foreign exchange fluctuations.

      Declines in the values of the currencies of Australia, New Zealand, Ireland and the United Kingdom relative to the Canadian dollar have affected the comparison of Canadian dollar translated amounts over periods of time. The most significant impact relates to the Australian dollar as a result of our economic interest in Network TEN. For example, the average rate of exchange used to translate results from Network TEN increased 4% in 2002, compared to 2001. Had the average exchange rate remained constant over the two years, our equity in the loss of Network TEN in 2002 would have been $3.0 million higher. Additionally, as of August 31, 2002, since our initial acquisition of Network TEN in 1992, we have realized a total of $10.1 million in currency translation losses arising from distributions made by Network TEN to us.

      Virtually all of our revenue is generated in the local currencies of countries in which we operate, while certain programming and other expenses are incurred by us in U.S. dollars. In addition, a significant portion of our borrowing is denominated in U.S. dollars, and interest, principal and premium, if any, on such borrowing must be paid in U.S. dollars. As a result, we are exposed to foreign currency exchange risk. We have entered into cross currency interest rate swaps which convert the U.S. dollar principal and interest payable under the notes and our existing senior subordinated notes into a Canadian dollar obligation, to hedge the foreign exchange rate risk. However, there can be no assurances that exchange rate fluctuations will not have a material adverse effect on our ability to make payments in respect of the notes or our existing senior subordinated notes, as we may be required to provide cash or other collateral to secure our obligations in respect of our hedging transactions.

Changes in government regulation could adversely affect our business, financial condition or results of operations.

      Changes to the regulations and policies governing broadcast television, specialty cable channels and program distribution through cable and direct-to-home satellite services, the introduction of new regulations, policies or terms of licenses or treatment of the tax deductibility of advertising expenditures could have a material adverse effect on our business, financial condition or results of operations.

      Broadcasting operations are generally subject to extensive government regulation. Regulations govern the issuance, amendment, renewal, transfer and ownership of broadcast licenses in virtually all jurisdictions and, in some jurisdictions, govern the timing and content of programming; the timing, content and amount of commercial advertising; and the amount of foreign versus domestically produced programming. In many jurisdictions, including Australia, Canada and Northern Ireland, there are significant restrictions on the ability of foreign entities to own or control broadcasting businesses.

      Our Canadian television operations are regulated pursuant to the Broadcasting Act (Canada). The Canadian Radio-television and Telecommunications Commission, or CRTC, which administers the Broadcasting Act (Canada), among other things, grants, amends and renews broadcasting licenses, approves certain changes in corporate ownership and control and may determine and implement broadcasting regulations and policies pursuant to the Broadcasting Act (Canada), subject to certain directions from the federal cabinet. Television broadcasting operations in Canada are subject to simultaneous program substitution requirements, cable priority carriage rules, specialty service access rules, content rules and foreign ownership restrictions, all of which we must comply with.

      Changes to the regulations and policies governing broadcast television, specialty cable channels and program distribution through cable and direct-to-home satellite services, the introduction of new regulations, policies or terms of license or changes to the treatment of the tax deductibility of advertising expenditures could have a material adverse effect on our business, financial condition or results of operations.

      A House of Commons committee announced on May 10, 2001 that it was undertaking a study of the current state and future direction of Canada’s broadcasting system and the efficacy of the Broadcasting Act in meeting policy objectives. Hearings were held across the country with participation from various interests, including us. Among the issues being considered by the Committee include patterns of media ownership, cross-media ownership and vertical integration and Canadian content and cultural diversity. The Committee is expected to issue its report shortly. The introduction of new laws, regulations or policies with respect to these matters could have a material adverse effect on our business, financial condition or results of operations.

      Our operations outside of Canada are also subject to government regulation. In Australia, our investments are subject to statutes and regulation regarding licensing, programming standards, ownership and control of commercial broadcasting services and administering the allocation of broadcasting frequency spectrum. Although the New Zealand radio and television broadcasting industry was deregulated in 1989, our New Zealand operations remain subject to broadcasting standards and to general legislation concerning foreign investment in New Zealand. Television broadcasting in the Republic of Ireland is regulated with respect to, among other things, licensing, ownership and control, advertising and programming. Our Northern Ireland operations are subject to rules regarding licensing, foreign and other ownership restrictions, program quality, production and content quotas. The government of the United Kingdom has proposed a major revision to its broadcasting laws that would, among other things, reduce the regulation of television license ownership in relation to foreign ownership, cross-media ownership and ownership of multiple licenses in the same media sector that has limited our ability to compete effectively in the region. The bill encompassing these changes is making its way through the U.K. parliamentary process and is expected to come into force at the end of 2003. We cannot assure you that any changes to the rules and regulations affecting our operations outside of Canada will not have a material adverse effect on the business, financial condition or results of operations of our non-Canadian subsidiaries and investments or our ability to maintain our ownership interests in our non-Canadian subsidiaries and investments.

The CRTC and other applicable broadcasting regulatory authorities may not renew our existing broadcasting licenses or grant us new licenses on acceptable terms, or at all.

      Our CRTC broadcasting licenses must be renewed from time to time, typically every seven years, and cannot be transferred without regulatory approval. The CRTC considered our applications for the renewal of the licenses for all of our Canadian television stations, except CJNT (Montreal) (the license for which expires in 2007), in 2001. New licenses were granted with effect from September 1, 2001 for the maximum seven year term. Our license for Global Prime expires in August 2003, and our licenses for our Category 1 and Category 2 digital specialty cable channels expire in 2007.

      While CRTC regulations and policies do not require CRTC approval before a broadcaster purchases an unregulated media entity, such as a newspaper, the CRTC considered the issue of our cross-media ownership at license renewal proceedings. The CRTC has expressed its support for the promotion of diversity in broadcasting expression at a local and national level, primarily with respect to news voices, and has the power to preserve diversity of voices and prevent or address the emergence of undue competitive advantage on behalf of one licensee where it is found to exist. As a condition of our most recent license renewal, the CRTC directed us to abide by its proposed code of conduct respecting the maintenance of separate management over our television and print news operations. We cannot assure you that, in future license renewal proceedings, the CRTC will not require us to take measures which could have a material adverse effect on the integration of our publishing assets with our broadcasting assets and our ability to continue to realize certain of the anticipated benefits of acquiring our publishing assets.

      The licenses held by Network TEN’s stations in Sydney, Melbourne, Brisbane and Perth were renewed in 2002 and will be subject to renewal by the Australian Broadcasting Authority in 2007. The license for Network TEN’s Adelaide station is subject to renewal in 2004. Licenses in other jurisdictions are also subject to renewal from time to time.

      Our inability to renew any of our licenses or acquire new interests or licenses on acceptable terms, or at all, could have a material adverse effect on our business, financial condition or results of operations. To date, we have not had a license renewal declined.

The Commissioner under the Competition Act (Canada) retains the right to challenge a transaction such as the acquisition of our publishing assets at any time up to three years after the closing of the transaction.

      Under the Competition Act, a transaction satisfying prescribed thresholds is subject to mandatory pre-merger notification to the Commissioner of Competition and observance of a prescribed short-form or long-form waiting period during which the parties are prohibited from closing the transaction. Alternatively, if the Commissioner is satisfied by the parties to a proposed transaction that there would not be sufficient grounds on which to challenge the transaction before the Competition Tribunal, the Commissioner may issue an advance ruling certificate, or an ARC, which exempts the transaction from the pre-merger notification requirements.

      Where the Commissioner determines a proposed transaction is likely to prevent or lessen competition substantially, the Commissioner may apply to the Competition Tribunal for an order prohibiting it or an order permitting it provided certain assets are divested and other conditions are satisfied. Where the Commissioner has completed his review and determined that grounds do not exist to challenge a proposed transaction, the Commissioner typically advises the parties in writing that, at that time, the Commissioner will not apply to the Competition Tribunal for an order in respect of the transaction. Such a “no-action”

letter remains subject to the Commissioner’s statutory right to challenge a transaction at any time up to three years after a transaction has been substantially completed. However, if the parties apply for and the Commissioner issues an ARC, and the transaction is substantially completed within one year after the ARC is issued, the Commissioner may not apply to the Competition Tribunal for an order in respect of the transaction solely on the basis of information that is the same or substantially the same as the information on the basis of which the ARC was issued.

      If the Commissioner successfully challenges a completed transaction, the Competition Tribunal may issue an order requiring divestiture of assets or shares or dissolution of the merger. Also, with the consent of the parties, the Competition Tribunal may issue an order to take such other action as is deemed necessary to remedy any substantial lessening or prevention of competition the Competition Tribunal determines would result from or would be likely to result from the completion of the transaction.

      The acquisitions of our publishing assets and the remaining 50% interest in the National Post were subject to pre-merger notifications under the Competition Act. The Commissioner issued a “no-action” letter prior to the closing of the acquisition of our publishing assets and issued an ARC prior to the acquisition of the remaining 50% interest in the National Post. Certain conditions, which were formalized in the form of written undertakings from CanWest to the Commissioner, have been satisfied. However, the Commissioner still retains the statutory right to challenge the acquisition of our publishing assets at any time up to three years after its completion in November 2000, a right the Commissioner retains in every transaction unless an ARC has been issued. The Commissioner also retains the right to challenge our acquisition of the remaining 50% interest in the National Post on the basis of new information at any time up to three years after it was completed in March 2002, a right the Commissioner retains in every transaction where an ARC has been issued.

CanWest may not be successful in defending a lawsuit which has been commenced against CanWest and certain of its subsidiaries.

      On March 5, 2001, certain plaintiffs who owned a 29.3% interest in CBL filed a statement of claim with the Ontario Superior Court of Justice against CanWest, certain of its subsidiaries and Israel Asper. The plaintiffs claim, among other things, that the defendants:

•	have acted in a manner that is oppressive and unfairly prejudicial to the plaintiffs;

•	have improperly favored the interests of the defendants over the interests of CBL and the plaintiffs (including the diversion of corporate opportunities);

•	owe fiduciary duties to the plaintiffs; and

•	have wrongly terminated certain contracts with the plaintiffs and replaced them with non-arms’ length contracts.

      The plaintiffs are seeking, among other things, damages of $345.0 million (including aggravated and punitive damages).

      At the time of the commencement of the action, we owned 70.7% of CBL and the plaintiffs owned the minority interest. CBL owned our Global Television Network stations in British Columbia (CKVU), Manitoba (CKND) and Saskatchewan (CFRE and CFSK). On May 1, 2001, CBL amalgamated with one of our indirect wholly-owned subsidiaries to continue as CBL Amalco. Under the terms of the amalgamation agreement, we received all of the shares of CBL Amalco and the minority shareholders of CBL received special preference shares of CanWest. CanWest redeemed the special preference shares for $57.7 million on December 18, 2002. We cannot assure you as to the outcome of the lawsuit, the timing or amounts of any payments we may make in connection with the lawsuit (including litigation expenses), whether any additional allegations or claims will be made, how long the suit will last or as to any of the other risks inherent in any litigation. We cannot assure you that CanWest and the other defendants will be successful in defending this lawsuit. While we believe these claims to be substantially without merit, a significant adverse result could have a material adverse effect on our business, financial condition or results of operations. Specifically, the lawsuit could adversely affect the value of our equity interests in our subsidiaries named as defendants.

We do not control and are not permitted to control some of our broadcasting assets.

      We do not own a majority voting interest in Australia’s Network TEN, nor do we control its management or strategic direction, and we are not permitted under Australian law to own more than 15% of the equity of Network TEN. We do not own a majority interest in Northern Ireland’s UTV, nor do we have any representation on its board of directors and, under a combination of current U.K. broadcasting and securities laws, we are not permitted to own more than 29.9% of UTV. We do not own a majority interest in TV3 and we believe it is unlikely regulatory authorities in the Republic of Ireland would permit us to own more than 45% of TV3. We cannot assure you that any or all of Network TEN, UTV and TV3 will not take any actions that could have a material adverse effect on our economic or ownership interest in such entities.

We may be adversely affected by changes in government incentive programs for Canadian program production.

      The CRTC requires Canadian broadcasters to broadcast certain amounts of content of Canadian origin. Often, a portion of the production budgets of Canadian programs is financed by Canadian government agencies and incentive programs, such as the Canadian Television Fund, Telefilm Canada and federal and provincial tax credits. There can be no assurances that such financing will continue to be available at current levels, or at all. Reductions or other changes in the policies of Canada or its provinces in connection with their incentive programs could have an adverse effect on our business, financial condition or results of operations.

We are subject to extensive environmental and other regulations.

      We are subject to a variety of Canadian and foreign environmental laws and regulations concerning emissions to the air, water and sewer discharges, handling, storage and disposal of wastes, recycling, remediation of contaminated sites, or otherwise relating to protection of the environment. Environmental laws and regulations and their interpretation have changed rapidly in recent years and may continue to do so in the future. Failure to comply with present or future laws or regulations could result in substantial liability to us. Our properties, as well as areas surrounding those properties, particularly those in areas of long- term industrial use, may have had historic uses (or may have current uses, in the case of surrounding properties) which may affect our properties and require further study or remedial measures. We cannot assure you that we have identified all of our environmental liabilities, that any prior owner of our properties did not create a material environmental condition not known to us, or that a material environmental condition does not otherwise exist at any of our properties.

FORWARD-LOOKING STATEMENTS

      This prospectus contains forward-looking statements. Whenever a statement is not simply a statement of historical fact (such as a statement that includes the words “believe,” “expect,” “anticipate,” “estimate,” “project,” and other similar expressions), our expectations may not be correct, even though we believe on the date of this prospectus that they are reasonable. We do not guarantee that the transactions and events described in this prospectus will happen as described (or that they will happen at all). Read this prospectus completely and with the understanding that actual future results may be materially different from what we expect. We will not update these forward-looking statements, even though our situation may change in the future, except as required by law.

      Whether actual results will conform with our present expectations and predictions is subject to a number of risks and uncertainties including, without limitation, the following risk factors and the other risk factors discussed in this prospectus:

•	our outstanding indebtedness and our leverage;

•	our ability to incur substantially more indebtedness;

•	restrictions imposed by the terms of our indebtedness;

•	our ability to successfully implement our business and operating strategies;

•	our ability to effectively manage our growth; and

•	the highly competitive nature of the industry in which we operate.

INDUSTRY DATA

      Unless otherwise indicated in this prospectus:

•	Individual newspaper circulation figures are from the Audit Bureau of Circulations, an independent research organization that audits the circulation of print media vehicles, including newspapers; industry-wide newspaper industry advertising revenue, circulation revenue, circulation and median newspaper price data are from the Canadian Newspaper Association, a not-for-profit industry association representing Canadian newspaper publishers.

•	Broadcasting viewership data for Canada is from Nielsen Media Research Limited, a company that provides television audience measurement and related services, and BBM Bureau of Measurement, a not-for-profit broadcast research company that provides ratings information for the television, radio and interactive media industries.

•	Broadcasting viewership data for Australia (to December 31, 2000), New Zealand and the Republic of Ireland is from AC Nielsen Corporation, a company that provides market research, information and analysis to the consumer products and services industries.

•	Broadcasting viewership data for Australia since January 1, 2001 is from OzTAM (which is partly owned by Network TEN), the official provider of broadcasting viewer data for all Australian television networks, including Network TEN.

•	Broadcasting viewership data for Northern Ireland is from Nielsen Media Research Limited.

•	Radio listenership data for New Zealand is from Research International Limited.

      Although we believe these independent sources are generally reliable, the accuracy and completeness of this information is not guaranteed and has not been independently verified.

EXCHANGE RATES

      The following table sets forth, for the periods indicated, the average, high, low and end of period exchange rates between U.S. dollars and Canadian dollars based on the noon rates of exchange as reported by the Bank of Canada expressed in U.S. dollars per Cdn$1.00. On June 17, 2003, the noon rate was Cdn$1.00 equals US$0.7465.

Year Ended	Average(1)	High	Low	Period End

August 31, 2002	0.6358	0.6618	0.6199	0.6415
August 31, 2001	0.6539	0.6787	0.6334	0.6461
August 31, 2000	0.6805	0.6969	0.6629	0.6793
August 31, 1999	0.6643	0.6891	0.6423	0.6682
August 31, 1998	0.6901	0.7292	0.6341	0.6351

Six Months Ended	Average(1)	High	Low	Period End

February 28, 2003	0.6377	0.6739	0.6258	0.6739
February 28, 2002	0.6312	0.6423	0.6202	0.6242

Three Months Ended	Average(1)	High	Low	Period End

February 28, 2003	0.6508	0.6739	0.6339	0.6739
February 28, 2002	0.6283	0.6406	0.6202	0.6242

Month Ended	Average(2)	High	Low	Period End

May 31, 2003	0.7230	0.7404	0.7047	0.7037
April 30, 2003	0.6857	0.6976	0.6775	0.6976
March 31, 2003	0.6773	0.6823	0.6708	0.6860
February 28, 2003	0.6613	0.6724	0.6531	0.6724
January 31, 2003	0.6490	0.6570	0.6350	0.6540
December 31, 2002	0.6413	0.6462	0.6331	0.6331

(1)	The average of the exchange rates on the last day of each month during the applicable period.

(2)	The average of the exchange rates for all days during the applicable month.

      Canada has no system of exchange controls. There are no Canadian restrictions on the repatriation of capital or earnings of a Canadian company to non-resident investors. There are no laws of Canada or exchange restrictions affecting the remittance of dividends, interest, royalties or similar payments to non-resident holders of our securities. See “Material Income Tax Consequences — Canadian Federal Income Tax Considerations.”

      In this prospectus, “A$” means Australian dollars, “Cdn$” or “$” means Canadian dollars, “€” means Euros, “NZ$” means New Zealand dollars and “US$” means U.S. dollars.

      On June 17, 2003, the Bank of Canada noon rate for Canadian dollars was:

•	A$1.1111 per Cdn$1.00;

•	€0.6320 per Cdn$1.00;

•	NZ$1.2757 per Cdn$1.00; and

•	US$0.7465 per Cdn$1.00.

THE EXCHANGE OFFER

Exchange Offer

      We hereby offer, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal, to exchange up to US$200.0 million aggregate principal amount of initial notes properly tendered on or prior to the expiration date and not withdrawn as permitted pursuant to the procedures described below. The exchange offer is being made with respect to any and all of the initial notes.

      As of the date of this prospectus, US$200.0 million aggregate principal amount of the initial notes is outstanding. This prospectus, together with the accompanying letter of transmittal, is first being sent on or about                     , 2003 to all holders of initial notes registered on our note register. Our obligation to accept initial notes for exchange pursuant to the exchange offer is subject to certain conditions set forth under “— Conditions of the Exchange Offer” below. We currently expect that each of the conditions will be satisfied and that no waivers will be necessary.

Purpose and Effect

      We sold the initial notes on April 3, 2003 to Salomon Smith Barney Inc., CIBC World Markets Corp., Scotia Capital (USA) Inc., BMO Nesbitt Burns Corp., RBC Dominion Securities Corporation, Banc of America Securities LLC and TD Securities (USA) Inc. as the initial purchasers pursuant to a purchase agreement in a transaction exempt from the registration requirements of the Securities Act. Accordingly, the initial notes may not be reoffered, resold or otherwise transferred unless so registered or unless an applicable exemption from the registration and prospectus delivery requirements of the Securities Act is available. The initial purchasers subsequently resold the initial notes under Rule 144A under the Securities Act. As part of the offering of the initial notes, we and the guarantors entered into a registration rights agreement with the initial purchasers. The registration rights agreement requires, unless the exchange offer is not permitted by applicable law or SEC policy, that we:

•	within 90 days after the original issue date of the initial notes, file the registration statement of which this prospectus forms a part with the SEC with respect to the exchange offer;

•	within 135 days after the original issue date of the initial notes, use our reasonable best efforts to cause the exchange offer registration statement to be declared effective under the Securities Act. Upon the exchange offer registration statement being declared effective, we agreed to offer the exchange notes in exchange for surrender of the initial notes; and

•	keep the exchange offer open for not less than 20 business days (or longer if required by applicable law) after the date notice of the exchange offer was mailed to the holders of the initial notes.

      Except as provided below, upon the completion of the exchange offer, our obligations with respect to the registration of the initial notes and the exchange notes will terminate. A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus forms a part, and this summary of the material provisions of the registration rights agreement does not purport to be complete and is qualified in its entirety by reference to the complete registration rights agreement. Following the completion of the exchange offer (except as set forth in the paragraph immediately below), holders of initial notes not tendered will not have any further registration rights and those initial notes will continue to be subject to the restrictions on transfer described above. Accordingly, the liquidity of the market for the initial notes could be adversely affected upon consummation of the exchange offer.

      In the event that applicable interpretations of the staff of the SEC do not permit us to effect the exchange offer, or if for any other reason the exchange offer is not consummated within 165 days of the original issue date of the initial notes or, under certain circumstances, if the initial purchasers shall so request, we will, at our own expense:

•	as promptly as practicable, file a shelf registration statement covering resale of the initial notes;

•	use our best efforts to cause the shelf registration statement to be declared effective under the Securities Act; and

•	use our best efforts to keep effective the shelf registration statement until the earlier of the disposition of the initial notes covered by the shelf registration statement or two years after the original issue date of the initial notes.

      We and the guarantors of the notes will, in the event of the shelf registration statement, provide to each holder of the initial notes copies of the prospectus which is a part of the shelf registration statement, notify each such holder when the shelf registration statement for the initial notes has become effective and take certain other actions as are required to permit unrestricted resales of the initial notes. A holder of the initial notes that sells such initial notes pursuant to the shelf registration statement generally would be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement which are applicable to such a holder (including certain indemnification rights and obligations).

      If we fail to comply with the above provisions or if any such registration statement fails to become effective, then, as liquidated damages, additional interest shall become payable in respect of the initial notes as follows:

(1) if, notwithstanding that we have consummated or will consummate the exchange offer, we are required to file a shelf registration statement and such shelf registration statement is not filed on or prior to the date required by the registration rights agreement;

(2) if, notwithstanding that we have consummated or will consummate the exchange offer, we are required to file a shelf registration statement and such shelf registration statement is not declared effective by the SEC on or prior to the date required by the registration rights agreement; or

(3) if either (a) we have not exchanged the exchange notes for all initial notes validly tendered in accordance with the terms of the exchange offer on or prior to 165 days after the original issue date of the initial notes or (b) the exchange offer registration statement ceases to be effective at any time prior to the time that the exchange offer is consummated or (c) if applicable, the shelf registration statement ceases to be effective at any time prior to the second anniversary of the original issue date of the initial notes (or such shorter period of time as is permitted under the registration rights agreement) (each such event referred to in clauses (1) through (3) being referred to as a registration default);

the sole remedy available to holders of the initial notes will be the immediate assessment of additional interest as follows: each per annum interest rate on the initial notes will increase at a rate of 0.50% per annum, and each per annum interest rate will increase by an addition 0.25% per annum for each subsequent 90-day period during which the registration default remains uncured, up to a maximum additional interest rate of 2.00% per annum in excess of the initial interest rate of the initial notes. All additional interest will be payable to holders of the initial notes in cash on each interest payment date, commencing with the first such date occurring after any such additional interest commences to accrue, until such registration default is cured. After the date on which such registration default is cured the interest rates on the initial notes will revert to the interest rates originally borne by the initial notes.

      In order to participate in the exchange offer, a holder must represent to us, among other things, that:

•	any exchange notes to be received by it will be acquired in the ordinary course of its business;

•	it has no arrangement or understanding with any person to participate in the distribution of the exchange notes; and

•	it is not an “affiliate,” as defined in Rule 405 of the Securities Act, of ours or of any of the guarantors of the notes, or if it is an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

      The exchange offer does not qualify the exchange notes for resale in Canada. Any distribution in Canada of exchange notes will be effected solely to holders of the notes who are eligible to acquire such exchange notes pursuant to exemptions from the requirement under applicable Canadian securities legislation that we prepare and file a prospectus with the relevant Canadian securities regulatory authorities and, as a condition to the sale of their notes pursuant to the exchange offer, holders of the notes in Canada must make representations to us confirming that they are entitled under applicable Canadian provincial securities laws to acquire the exchange notes without the benefit of a prospectus qualified under such laws.

      If the holder is not a broker-dealer, it will be required to represent that it is not engaged in, and does not intend to engage in, the distribution of the exchange notes. If the holder is a broker-dealer that will receive exchange notes for its own account in exchange for initial notes that were acquired as a result of market-making activities or other trading activities, it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes.

      Based on an interpretation by the SEC’s staff set forth in no-action letters issued to third parties unrelated to us, we believe that, with the exceptions set forth below, exchange notes issued pursuant to the exchange offer in exchange for initial notes may be offered for resale, resold and otherwise transferred by holders thereof, other than any holder which is our affiliate within the meaning of Rule 405 promulgated under the Securities Act, or a broker-dealer who purchased initial notes directly from us to resell pursuant to Rule 144A or any other available exemption promulgated under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the exchange notes are acquired in the ordinary course of business of the holder and the holder is not participating, does not intend to participate and does not have an arrangement or understanding with any person to participate in the distribution of such exchange notes. Any holder who tenders in the exchange offer for the purpose, or with the intention, of participating in a distribution of the exchange notes, or who is our affiliate, cannot rely on this interpretation by the SEC’s staff and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction and such secondary resale transaction must be covered by an effective registration statement under the Securities Act containing the selling securityholder’s information required by Regulation S-K under the Securities Act, unless an exemption from registration is otherwise available. The foregoing is based on existing interpretations of the Securities Act by the SEC. We do not intend to seek our own no-action letter, and there is no assurance that the SEC staff would make a similar determination with respect to the exchange notes. If this interpretation is inapplicable, and you transfer any exchange note without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from such requirements, you may incur liability under the Securities Act. We do not assume or indemnify holders of notes against any such liability.

      Each broker-dealer that receives exchange notes for its own account in exchange for initial notes, where such initial notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, may be a statutory underwriter and must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such exchange notes. See “Plan of Distribution.” Broker-dealers who acquired initial notes directly from us and not as a result of market-making activities or other trading activities may not rely on the staff’s interpretations discussed above or participate in the exchange offer and must comply with the registration and prospectus delivery requirements of the Securities Act in order to sell the initial notes.

Consequences of Failure to Exchange Initial Notes

      Following the completion of the exchange offer, holders of initial notes who did not tender their initial notes, or who did not properly tender their initial notes, will not have any further registration rights and such initial notes will continue to be subject to restrictions on transfer. Accordingly, the liquidity of the market for a holder’s initial notes could be adversely affected upon expiration of the exchange offer if such holder elects to not participate in the exchange offer.

Terms of the Exchange Offer

      Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we will accept for exchange any and all initial notes that are validly tendered on or prior to 11:59 p.m. New York City time, on the expiration date. For each initial note surrendered to us pursuant to the exchange offer, the holder of such initial note will receive an exchange note having a principal amount equal to that of the surrendered note. We will issue US$1,000 principal amount of exchange notes for each US$1,000 principal amount of outstanding initial notes accepted in the exchange offer. Holders who have tendered their initial notes may withdraw their tender of initial notes at any time prior to 11:59 p.m., New York City time, on the expiration date. The exchange offer is not conditioned upon any minimum principal amount of initial notes being tendered for exchange. However, the exchange offer is subject to the terms and provisions of the registration rights agreement. See “— Conditions of the Exchange Offer.”

      The form and terms of the exchange notes are substantially the same as the form and terms of the initial notes, except that the exchange notes have been registered under the Securities Act and will not bear legends restricting their transfer. The exchange notes will evidence the same debt as the initial notes and will be issued pursuant to, and entitled to the benefits of, the indenture pursuant to which the initial notes were issued.

      As of the date of this prospectus, US$200.0 million in aggregate principal amount of the initial notes is outstanding. Only a holder of the initial notes, or such holder’s legal representative or attorney-in-fact, may participate in the exchange offer. We will not fix a record date for determining holders of the initial notes entitled to participate in the exchange offer.

      We will be deemed to have accepted validly tendered initial notes when, as and if we have given oral or written notice thereof to the exchange agent. The exchange agent will act as agent for the tendering holders of initial notes and for the purpose of receiving the exchange notes from us.

      If any tendered initial notes are not accepted for exchange because of an invalid tender, the occurrence of other events set forth in this prospectus or otherwise, the certificates for any such unaccepted initial notes will be returned, without expense, to the tendering holder as promptly as practicable after the expiration date.

      Holders who tender initial notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of initial notes pursuant to the exchange offer. We will pay all charges and expenses, other than certain applicable taxes, in connection with the exchange offer. See “— Fees and Expenses.”

Expiration Date; Extensions; Amendments

      The expiration date shall be                     , 2003, at 11:59 p.m., New York City time, unless we, in our sole discretion, extend the exchange offer, in which case the expiration date shall be the latest date and time to which the exchange offer is extended.

      In order to extend the exchange offer, we will notify the exchange agent of any extension by written notice and will make a public announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

      We reserve the right, in our sole discretion:

•	to delay accepting any initial notes;

•	to extend the exchange offer;

•	if any of the conditions set forth below under “— Conditions of the Exchange Offer” shall not have been satisfied, to terminate the exchange offer, by giving written notice of such delay, extension or termination to the exchange agent; and

•	to amend the terms of the exchange offer in any manner.

      If we amend the exchange offer in a manner we determine to constitute a material change, we will promptly disclose such amendments by means of a prospectus supplement that we will distribute to the registered holders of the initial notes. Modification of the exchange offer, including, but not limited to:

•	extension of the period during which the exchange offer is open; and

•	waiver of satisfaction of the conditions set forth below under “— Conditions of the Exchange Offer”

may require that at least five business days remain in the exchange offer.

Conditions of the Exchange Offer

      Notwithstanding any other term of the exchange offer, we are not required to accept for exchange, or exchange the exchange notes for, any initial notes not previously accepted for exchange, and we may terminate or amend the exchange offer as provided herein before the acceptance of the initial notes, if any of the following events shall occur:

•	any action or proceeding is instituted or threatened in any court or by or before any governmental agency which would be reasonably likely to materially impair our ability to proceed with the exchange offer, or there shall have occurred any material adverse development in any existing action or proceeding with respect to us or any of our subsidiaries; or

•	the exchange offer shall violate any applicable law, rule, regulation or interpretation of the staff of the SEC; or

•	any governmental approval which we shall deem necessary for the consummation of the exchange offer as contemplated by this prospectus shall not have been obtained.

      If we determine in our reasonable discretion that any of these conditions are not satisfied (or any of such events shall have occurred), we may (1) refuse to accept any initial notes and return all tendered initial notes to the tendering holders and/or terminate the exchange offer, (2) extend the exchange offer and retain all initial notes tendered prior to the expiration of the exchange offer, subject, however, to the rights of holders to withdraw such initial notes as described in “— Withdrawal Rights” or (3) waive such unsatisfied conditions with respect to the exchange offer and accept all properly tendered initial notes which have not been withdrawn. If such waiver constitutes a material change to the exchange offer, we will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered holders of the initial notes, and we will extend the exchange offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during such five to ten business day period.

      Holders may have certain rights and remedies against us under the registration rights agreement should we fail to consummate the exchange offer, notwithstanding a failure of the conditions stated above. Such conditions are not intended to modify those rights or remedies in any respect.

      The foregoing conditions are for our sole benefit and we may assert them regardless of the circumstances giving rise to such conditions or we may waive them in whole or in part at any time and from time to time in our reasonable discretion. Any failure by us at any time to exercise the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

Interest

      The exchange notes will bear interest at a rate equal to 7 5/8% per annum. We will pay interest on the notes twice a year, on each April 15 and October 15, beginning October 15, 2003. See “Description of the Notes.”

Procedures for Tendering Initial Notes

      Only a holder of initial notes may tender the initial notes in the exchange offer. Except as set forth under “— Book Entry Transfer,” to tender in the exchange offer, a holder must complete, sign and date the letter of transmittal, or a copy thereof, have the signatures thereon guaranteed if required by the letter of transmittal, and mail or otherwise deliver the letter of transmittal or copy to the exchange agent prior to the expiration date. In addition, (1) certificates for the initial notes must be received by the exchange agent along with the letter of transmittal prior to the expiration date, (2) a timely confirmation of a book-entry transfer of such initial notes, if that procedure is available, into the exchange agent’s account at DTC pursuant to the procedure for book-entry transfer described below, must be received by the exchange agent prior to the expiration date or (3) the holder must comply with the guaranteed delivery procedures described below. To be tendered effectively, the letter of transmittal and other required documents must be received by the exchange agent at the address set forth under “— The Exchange Agent; Assistance” prior to the expiration date.

      The tender by a holder that is not withdrawn before the expiration date will constitute an agreement between that holder and us in accordance with the terms and subject to the conditions set forth herein and in the letter of transmittal.

      THE METHOD OF DELIVERY OF INITIAL NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR INITIAL NOTES SHOULD BE SENT TO US. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUSTS COMPANIES OR NOMINEES TO EFFECT THESE TRANSACTIONS FOR SUCH HOLDERS.

      Any beneficial owner whose initial notes are registered in the name of a broker-dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on the beneficial owner’s behalf. If the beneficial owner wishes to tender on the owner’s own behalf, the owner must, prior to completing and executing the letter of transmittal and delivering the owner’s initial notes, either make appropriate arrangements to register ownership of the initial notes in the beneficial owner’s name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

      Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an eligible guarantor institution that is a member of or participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or an “eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934, unless initial notes tendered pursuant thereto are tendered (1) by a registered holder who has not completed the box entitled “Special Registration Instructions” or “Special Delivery Instructions” in the letter of transmittal or (2) for the account of such an eligible guarantor institution. If signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantee must be by an eligible guarantor institution.

      If the letter of transmittal is signed by a person other than the registered holder of any initial notes listed therein, the initial notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as that registered holder’s name appears on the initial notes.

      If the letter of transmittal or any initial notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal unless waived by us.

      We will determine all questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tendered initial notes in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all initial notes not properly tendered or any initial notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular initial notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties.

      Unless waived, any defects or irregularities in connection with tenders of initial notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of initial notes, neither we nor the exchange agent nor any other person shall incur any liability for failure to give such notification. Tenders of initial notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any initial notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

      In addition, we reserve the right in our sole discretion to purchase or make offers for any initial notes that remain outstanding after the expiration date or to terminate the exchange offer and, to the extent permitted by applicable law, to purchase initial notes in the open market, in privately negotiated transactions, or otherwise. The terms of any such purchases or offers could differ from the terms of the exchange offer.

      By tendering, each holder will represent to us that, among other things:

•	any exchange notes to be received by it will be acquired in the ordinary course of its business;

•	it has no arrangement or understanding with any person to participate in the distribution of the exchange notes; and

•	it is not an “affiliate,” as defined in Rule 405 of the Securities Act, of ours or of any of the guarantors of the notes, or if it is an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

      If the holder is not a broker-dealer, it will be required to represent that it is not engaged in, and does not intend to engage in, the distribution of the exchange notes. If the holder is a broker-dealer that will receive exchange notes for its own account in exchange for initial notes that were acquired as a result of market-making activities or other trading activities, it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes.

      In all cases, issuance of exchange notes for initial notes that are accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of certificates for such initial notes or a timely confirmation of a book-entry transfer of such initial notes into the exchange agent’s account at DTC, a properly completed and duly executed letter of transmittal (or, with respect to DTC and its participants, electronic instructions in which the tendering holder acknowledges its receipt of an agreement to be bound by the letter of transmittal), and all other required documents. If any tendered initial notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if initial notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged initial notes will be returned without expense to the tendering holder thereof, or, in the case of initial notes tendered by book-entry transfer into the exchange agent’s account at DTC pursuant to the book-entry transfer procedures described below, such nonexchanged initial notes will be credited to an account maintained with DTC, as promptly as practicable after the expiration or termination of the exchange offer.

      Each broker-dealer that receives exchange notes for its own account in exchange for initial notes, where such initial notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”

Book-Entry Transfer

      The exchange agent will make a request to establish an account with respect to the initial notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus, and any financial institution that is a participant in DTC’s systems may make book-entry delivery of initial notes being tendered by causing DTC to transfer such initial notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. However, although delivery of initial notes may be effected through book-entry transfer at DTC, the letter of transmittal or copy thereof, with any required signature guarantees and any other required documents, must, in any case other than as set forth in the following paragraph, be transmitted to and received by the exchange agent at the address set forth under “— Exchange Agent; Assistance” on or prior to the expiration date or the guaranteed delivery procedures described below must be complied with.

      DTC’s Automated Tender Offer Program, or ATOP, is the only method of processing exchange offers through DTC. To accept the exchange offer through ATOP, participants in DTC must send electronic instructions to DTC through DTC’s communication system in lieu of sending a signed, hard copy letter of transmittal. DTC is obligated to communicate those electronic instructions to the exchange agent. To tender initial notes through ATOP, the electronic instructions sent to DTC and transmitted by DTC to the exchange agent must reflect that the participant acknowledges its receipt of and agrees to be bound by the letter of transmittal.

Guaranteed Delivery Procedures

      Holders who wish to tender their initial notes and whose initial notes are not immediately available, or who cannot deliver their initial notes or any other documents required by the letter of transmittal to the exchange agent prior to the expiration date, may tender their initial notes according to the guaranteed delivery procedures set forth in the letter of transmittal. Pursuant to such procedures:

•	the holder tenders through an eligible guarantor institution and signs a notice of guaranteed delivery;

•	on or prior to the expiration date, the exchange agent receives from the holder and the eligible guarantor institution a written or facsimile copy of a properly completed and duly executed notice of guaranteed delivery, substantially in the form provided by us, setting forth the name and address of the holder, the certificate number or numbers of the tendered initial notes, and the principal amount of tendered initial notes, stating that the tender is being made thereby and guaranteeing that, within five business days after the date of delivery of the notice of guaranteed delivery, the tendered initial notes, a duly executed letter of transmittal and any other required documents will be deposited by the eligible guarantor institution with the exchange agent; and

•	such properly completed and executed documents required by the letter of transmittal and the tendered initial notes in proper form for transfer are received by the exchange agent within five business days after the expiration date.

      Any holder who wishes to tender initial notes pursuant to the guaranteed delivery procedures described above must ensure that the exchange agent receives the notice of guaranteed delivery and letter of transmittal relating to such initial notes prior to 11:59 p.m., New York City time, on the expiration date.

Acceptance of Initial Notes for Exchange; Delivery of Exchange Notes

      Upon satisfaction or waiver of all the conditions to the exchange offer, we will accept any and all initial notes that are properly tendered in the exchange offer prior to 11:59 p.m., New York City time, on the expiration date. The exchange notes issued pursuant to the exchange offer will be delivered promptly after acceptance of the initial notes. For purposes of the exchange offer, we shall be deemed to have accepted validly tendered initial notes, when, as, and if we have given oral or written notice thereof to the exchange agent.

      In all cases, issuances of exchange notes for initial notes that are accepted for exchange pursuant to the exchange offer will be made only after the exchange agent timely receives such initial notes, a properly completed and duly executed letter of transmittal and all other required documents; provided, however, we reserve the absolute right to waive any defects or irregularities in the tender or conditions of the exchange offer. If we do not accept any tendered initial notes for any reason, we will return such unaccepted initial notes without expense to the tendering holder thereof as promptly as practicable after the expiration or termination of the exchange offer.

Withdrawal Rights

      Holders may withdraw tenders of initial notes at any time prior to 11:59 p.m., New York City time, on the expiration date. For the withdrawal to be effective, the exchange agent must receive a written notice of withdrawal at its address set forth under “— The Exchange Agent; Assistance.” The notice of withdrawal must:

•	specify the name of the person who tendered the initial notes to be withdrawn;

•	identify the initial notes to be withdrawn, including the certificate number or numbers and principal amount of withdrawn initial notes;

•	be signed by the holder in the same manner as the original signature on the letter of transmittal by which such initial notes were tendered, including any required signature guarantees, or be accompanied by a bond power in the name of the person withdrawing the tender, in satisfactory form as determined by us in our sole discretion, duly executed by the registered holder, with the signature thereon guaranteed by an eligible guarantor institution together with the other documents required upon transfer by the indenture; and

•	specify the name in which such initial notes are to be registered, if different from the person who deposited the initial notes, pursuant to such documents of transfer.

      We will determine all questions as to the validity, form and eligibility, including time of receipt, of such withdrawal notices in our sole discretion. The initial notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any initial notes which have been tendered for exchange but which are withdrawn will be returned to their holder without cost to such holder as soon as practicable after withdrawal. Properly withdrawn initial notes may be retendered by following one of the procedures described under “— Procedures for Tendering Initial Notes” at any time on or prior to the expiration date.

The Exchange Agent; Assistance

      The Bank of New York is the exchange agent. All tendered initial notes, executed letters of transmittal and other related documents should be directed to the exchange agent. Questions and requests for assistance and requests for additional copies of this prospectus, the letter of transmittal and other related documents should be addressed to the exchange agent as follows:

By Registered or Certified Mail:

The Bank of New York

101 Barclay Street-7 East
New York, New York 10286

By Hand or Overnight Courier:

The Bank of New York

101 Barclay Street-7 East
New York, New York 10286
Attention: Bernard Arsenec

By Facsimile:

(Eligible Institutions Only)

(212) 298-1915

Confirm Facsimile by Telephone or for Information Call: (212) 815-5098

Fees and Expenses

      We will bear all expenses incident to the consummation of the exchange offer and compliance with the registration rights agreement, including, without limitation:

•	all registration and filing fees, including fees and expenses of compliance with state securities or blue sky laws;

•	printing expenses, including expenses of printing certificates for the exchange notes in a form eligible for deposit with DTC and of printing prospectuses;

•	messenger, telephone and delivery expenses of the exchange agent;

•	fees and disbursements of our counsel;

•	fees and disbursements of independent public accountants;

•	rating agency fees; and

•	our internal expenses, including all salaries and expenses of our officers and employees performing legal or accounting duties.

      We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptance of the exchange offer. We, however, will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

      We will pay all transfer taxes, if any, applicable to the exchange of initial notes pursuant to the exchange offer. If, however, a transfer tax is imposed for any reason other than the exchange of initial notes pursuant to the exchange offer, then the amount of any such transfer taxes, whether imposed on the registered holder or any other person, will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

Accounting Treatment

      We will record the exchange notes at the same carrying value as the initial notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes. We will amortize expenses of the exchange offer over the term of the exchange notes.

USE OF PROCEEDS

      We will not receive any cash proceeds or incur any additional indebtedness as a result of the issuance of the exchange notes pursuant to the exchange offer.

      The net proceeds to us from the Offering were approximately $285.0 million (after deducting commissions and expenses related to the Offering). We used the proceeds from the Offering to repay $275.0 million of obligations outstanding under the CMI notes, and the balance of approximately $10.0 million to reduce the revolving portion of our credit facility. Our direct parent used the proceeds from the repayment of the CMI notes to repay approximately $275.0 million of obligations outstanding under the holding company notes.

      Concurrently with the repayment of the CMI notes, we drew approximately $275.0 million from the revolving portion of our credit facility to repay an equivalent amount outstanding under the term portion of our credit facility.

      The holding company notes mature on November 16, 2010. Interest on the holding company notes is payable semi-annually at a rate of 12.125%.

      The CMI notes mature on November 16, 2020. Interest on the CMI notes is payable semi-annually, initially at a rate per annum equal to the interest rate payable on the holding company notes plus 0.030% and, following the maturity or redemption of all of the holding company notes, at a specified prime rate.

CAPITALIZATION

      The following table sets forth:

•	our actual capitalization on February 28, 2003; and

•	our pro forma capitalization on February 28, 2003.

      You should read the information contained in the following table in conjunction with the sections of this prospectus entitled “Use of Proceeds,” “Unaudited Pro Forma Condensed Financial Information,” “Description of Credit Facility and Other Indebtedness” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the notes thereto of Network TEN and us included elsewhere in this prospectus.

	February 28, 2003

	Actual	Pro Forma

	(Dollars in thousands)
	(unaudited)
Cash	$60,069	$60,069

Credit facility(1)	$1,542,174	$1,532,174
Other secured debt	30,786	30,786

Total secured debt	1,572,960	1,562,960

Notes(2)	—	295,000
Existing 10 5/8% senior subordinated notes	706,506	706,506

Total debt(3)	2,279,466	2,564,466
Shareholder’s equity(3)	2,425,715	2,150,715

Total capitalization	$4,705,181	$4,715,181

(1)	On February 28, 2003, outstanding letters of credit utilized an additional $56.8 million of credit available under this facility.

(2)	Represents the Canadian dollar proceeds of US$200.0 million from the issuance of the initial notes.

(3)	For the purposes of calculating total debt under the indenture governing the notes, total debt is adjusted to exclude $30.8 million of non-recourse debt of unrestricted subsidiaries, but to include $56.8 million of letters of credit. Under Canadian GAAP, our total debt does not include the outstanding balance of the CMI notes ($980.6 million on February 28, 2003 and $705.6 million on a pro forma basis) issued by us to our direct parent in connection with the acquisition of our publishing assets. Rather, this amount is included in shareholder’s equity and interest thereon (net of income taxes) is charged to retained earnings. This classification is permitted under Canadian GAAP because we have the option of paying all of our principal and interest obligations under the CMI notes with cash or shares. Under U.S. GAAP, the outstanding balance of the CMI notes is included under total debt and interest thereon is charged to earnings.

UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION

      The unaudited pro forma condensed financial information gives effect to the Offering, the Asset Sales and the use of proceeds from each.

      The unaudited pro forma condensed balance sheet as of February 28, 2003 gives effect to the Offering and the use of proceeds thereof as if it had occurred on February 28, 2003. The unaudited condensed balance sheet is based on our unaudited consolidated balance sheet as of February 28, 2003 included in the financial statements included in this prospectus.

      The unaudited pro forma condensed statements of earnings for the year ended August 31, 2002 and the six months ended February 28, 2003 give effect to the Offering and the Asset Sales and the use of proceeds from each as if they had occurred on September 1, 2001.

      The unaudited pro forma condensed statement of earnings for the year ended August 31, 2002 is based on our statement of earnings included in the financial statements included in this prospectus, and the results of our former Saskatchewan and Maritime community newspapers and Ontario community newspapers for the 342 days and the year ended August 31, 2002, respectively, as derived from our accounting records.

      The unaudited pro forma condensed statement of earnings for the six months ended February 28, 2003 is based on our statement of earnings included in the financial statements included in this prospectus, and the results of the Ontario community newspapers for the 167 days from September 1, 2002 to February 14, 2003 as derived from our accounting records.

      The unaudited pro forma condensed financial information is prepared in accordance with Canadian GAAP. Canadian GAAP differs in certain respects from U.S. GAAP, as described in the notes to our historical financial statements. Note 3 to the unaudited pro forma condensed financial information provides a reconciliation of the effect of these differences as they relate to the pro forma financial information.

      The unaudited pro forma condensed financial information does not purport to represent our results of operations or financial condition had these transactions occurred on such dates or to project our results of operations or financial condition for any future date or period. The unaudited pro forma condensed financial information should be read in conjunction with our consolidated financial statements and the notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

UNAUDITED PRO FORMA CONDENSED BALANCE SHEET

As of February 28, 2003
(Dollars in thousands)

	CanWest
	Media Inc.
	February 28,
	2003	Adjustments		Pro Forma

	Revised (1)
ASSETS:
Cash	$60,069	$—		$60,069
Other current assets	585,380	—		585,380

Total current assets	645,449	—		645,449
Investment in Network TEN	14,527	—		14,527
Other investments	164,141	—		164,141
Property, plant and equipment	631,977	—		631,977
Due from parent and affiliated companies	513,759	—		513,759
Other non-current assets	118,796	10,000	(1)(d)	128,796
Intangibles	1,109,017	—		1,109,017
Goodwill	2,451,993	—		2,451,993

Total Assets	$5,649,659	$10,000		$5,659,659

LIABILITIES:
Other current liabilities	$408,832	$—		$408,832
Current portion of long term debt	124,308	(49,518	)(1)(a)	74,790

Total current liabilities	533,140	(49,518)		483,622
Long term debt	2,155,158	275,000	(1)(a)	2,489,676
		(225,482	)(1)(a)
		(20,000	)(1)(b)
		295,000	(1)(b)
		10,000	(1)(d)
Other non-current liabilities	535,646	—		535,646

Total liabilities	3,223,944	285,000		3,508,944
Shareholder’s equity	2,425,715	(275,000	)(1)(b)	2,150,715

Total Liabilities and Shareholder’s Equity	$5,649,659	$10,000		$5,659,659

(1)	Our balance sheet has been revised to reflect certain adjustments related to the CMI Notes. See Note 1(c) to our financial statements for the six months ended February 28, 2003.

See the accompanying notes to the Unaudited Pro Forma Condensed Financial Information.

UNAUDITED PRO FORMA CONDENSED STATEMENT OF EARNINGS

For the Year Ended August 31, 2002
(Dollars in thousands)

		Sask/Maritimes
		Community	Ontario
	CanWest	Newspapers	Community
	Media Inc.	For the 342 Day	Newspapers
	Year Ended	Period	Year Ended
	August 31,	September 1, 2001-	August 31,
	2002	August 8, 2002	2002	Adjustments		Pro Forma

Revenue	$2,120,344	$(94,452)	$(81,096)	$—		$1,944,796
Operating, selling, general and administrative expenses	1,649,294	(64,476)	(58,745)	—		1,526,073

	471,050	(29,976)	(22,351)	—		418,723
Amortization of intangibles	17,500	—	—	—		17,500
Amortization of property, plant and equipment	73,430	(3,006)	(1,119)	—		69,305
Other amortization	6,670	—	—	—		6,670

	373,450	(26,970)	(21,232)	—		325,248
Financing expenses	(255,006)	—	—	27,663	(1)(c)	(227,343)
Investment gains net of write-down of investments	33,843	—	—	—		33,843
Dividend income	3,241	—	—	—		3,241

	155,528	(26,970)	(21,232)	27,663		134,989
Provision for income taxes	47,610	(9,169)	(7,219)	11,065	(1)(e)	42,287

Earnings before the following	107,918	(17,801)	(14,013)	16,598		92,702
Minority interests	4,330	—	—	—		4,330
Interest in the loss of Network TEN	(11,815)	—	—	—		(11,815)
Interest in loss of other equity accounted affiliates	(1,523)	—	—	—		(1,523)
Realized currency translation adjustments	(1,000)	—	—	—		(1,000)

Net earnings from continuing operations for the year	$97,910	$(17,801)	$(14,013)	$16,598		$82,694

See the accompanying notes to the Unaudited Pro Forma Condensed Financial Information.

UNAUDITED PRO FORMA CONDENSED STATEMENT OF EARNINGS

For the Six Months Ended February 28, 2003
(Dollars in thousands)

		Ontario
	CanWest	Community
	Media Inc.	Newspapers
	Six Months	167 Days
	Ended	Ended
	February 28,	February 14,
	2003	2003	Adjustments		Pro Forma

Revenue	$1,084,540	$(39,964)	$—		$1,044,576
Operating, selling, general and administrative expenses	812,734	(29,834)	—		782,900

	271,806	(10,130)	—		261,676
Amortization of intangibles	8,750	—	—		8,750
Amortization of property, plant and equipment	37,092	(492)	—		36,600
Other amortization	3,852	—	—		3,852

	222,112	(9,638)	—		212,474
Financing expenses	(127,135)	—	13,463	(1)(c)	(113,672)
Investment gains	22,108	—	—		22,108
Interest rate swap loss	(8,867)	—	—		(8,867)
Dividend income	1,533	—	—		1,533

	109,751	(9,638)	13,463		113,576
Provision for income taxes	27,965	(3,277)	5,385	(1)(e)	30,073

Earnings before the following	81,786	(6,361)	8,078		83,503
Interest in the earnings of Network TEN	36,661	—	—		36,661
Interest in loss of other equity accounted affiliates	(779)	—	—		(779)
Realized currency translation adjustments	(900)	—	—		(900)

Net earnings from continuing operations for the period	$116,768	$(6,361)	$8,078		$118,485

See the accompanying notes to the Unaudited Pro Forma Condensed Financial Information.

NOTES TO UNAUDITED PRO FORMA CONDENSED

FINANCIAL INFORMATION
(Dollars in thousands)

(1)	Assumptions and Adjustments Relating to Our Indebtedness

      Adjustments relating to our indebtedness include:

(a) The draw on credit available under the revolving portion of our credit facility and repayment of a portion of term facility indebtedness.

(b) The issuance of new senior unsecured notes, the financing of the redemption of a portion of the holding company notes by our parent via a repayment of the CMI notes and the reduction of balances under the revolving portion of our credit facility.

(c) The elimination of financing expense associated with our existing debt and inclusion of interest and amortization of deferred financing costs associated with our additional borrowings related to the transactions as follows:

			Pro Forma Financing Expense

	Pro Forma Debt		Fiscal Year	Six Months
	Outstanding	Assumed	Ended	Ended
	February 28,	Interest	August 31,	February 28,
	2003	Rates	2002	2003

Credit facility —
Revolving credit facility	$264,519	9.00%	$23,807	$11,903
Tranche A	175,241	9.00%	15,772	7,886
Tranche B	672,346	10.00%	67,235	33,618
Tranche C	420,068	10.50%	44,107	22,053
Other debt that will be retained	30,786	5.00%	1,539	770

Total pro forma senior secured debt	1,562,960		152,460	76,230
New senior unsecured notes*	295,000	7.25%	21,388	10,694
Existing senior subordinated notes	706,506	7.91%	55,885	27,943

Total pro forma debt	$2,564,466		$229,733	$114,867

Interest income on net advances to affiliated company			(14,860)	(7,430)
Amortization of deferred financing fees over remaining term			8,270	4,135
Other financing charges**			4,200	2,100

Total financing expense			227,343	113,672
Interest expense on our existing debt			(255,006)	(127,135)

Net reduction in financing expense			$(27,663)	$(13,463)

*	The assumed interest rate gives effect to cross currency interest rate swaps we entered into in connection with the new senior unsecured notes.

**	Includes amortization of discount.

The interest rates on our credit facility and other debt that will be retained are based on variable rates. As of February 28, 2003, the interest rates payable on our credit facility, the existing senior subordinated notes and the notes approximate the assumed interest rates used in the table above after giving effect to interest rate and cross currency interest rate swaps (the swaps on our credit facility and existing senior subordinated notes are described in note 7 to our consolidated financial statements included elsewhere in this prospectus). A 0.125% increase or decrease in interest rates would have caused our interest expense to increase or decrease by $871 for the year ended August 31, 2002 and by $436 for the six months ended February 28, 2003. A 0.125% increase or decrease in interest rates would have caused our earnings from continuing operations to increase

NOTES TO UNAUDITED PRO FORMA CONDENSED
FINANCIAL INFORMATION — (Continued)

or decrease by $523 (net of tax of $348) for the year ended August 31, 2002 and by $262 (net of tax of $174) for the six months ended February 28, 2003.

(d)	The fees and expenses associated with the Offering, which were financed by the proceeds of the Offering.

(e) Income tax expense related to the above adjustments calculated using a 40% tax rate.

(2)	Adjusted Pro Forma EBITDA

      EBITDA represents earnings from continuing operations before realized translation adjustments, interest in earnings of Network TEN and other equity accounted affiliates, minority interests, provision for income taxes, investment and other income, financing expenses and amortization expenses. EBITDA is not intended to represent cash flow from operations as defined by Canadian GAAP and should not be used as an alternative to operating income or income from continuing operations as an indicator of operating performance or cash flow as a measure of liquidity.

      Adjusted pro forma EBITDA represents EBITDA adjusted to exclude the EBITDA of our unrestricted subsidiaries, and to include cash distributions received from these unrestricted subsidiaries and our investments. Adjusted pro forma EBITDA is used to calculate covenants in our credit facility, the indenture governing our existing senior subordinated notes and the indenture governing the notes.

      The following table provides a reconciliation of EBITDA to adjusted pro forma EBITDA:

Year Ended
August 31,
2002

EBITDA per unaudited pro forma condensed statement of earnings	$418,723
Less contribution from unrestricted subsidiaries and investments included above:
TV3 Ireland	(7,654)
Global Prime	(13,619)
All-Sport Ventures	1,091
Plus cash distributions received from investments:
Network TEN	60,984
UTV	3,241
CanWest Ireland Sales Ltd.	2,049

Adjusted pro forma EBITDA	$464,815

      For a reconciliation of operating income to EBITDA and adjusted pro forma EBITDA, see note 4 to “Prospectus Summary — Summary Historical and Pro Forma Financial and Other Data.”

(3)	Differences Between Canadian GAAP and U.S. GAAP

      The pro forma condensed financial information has been prepared in accordance with Canadian GAAP which varies in certain material respects from U.S. GAAP. Certain differences between Canadian GAAP and U.S. GAAP are explained in note 20 to our audited consolidated financial statements for the year ended August 31, 2002 and note 7 to our unaudited consolidated financial statements for the three and six months ended February 28, 2003 and 2002 included in this prospectus. In addition, the following adjustment arises as a result of the transactions and adjustments described in note 1.

•	Under U.S. GAAP, the debt represented by the CMI notes we issued to our immediate parent is reflected as long-term debt on our balance sheet, while under Canadian GAAP, because we have the option of paying all of our principal and interest obligations under the CMI notes with cash or shares, the CMI notes are classified as shareholder’s equity. The effect under U.S. GAAP is to

NOTES TO UNAUDITED PRO FORMA CONDENSED
FINANCIAL INFORMATION — (Continued)

increase our total debt by $705,557 to $3,270,023, and decrease our total shareholder’s equity to $1,445,158, resulting in a total debt to total capitalization ratio of 69%.

      The following table reconciles pro forma earnings in accordance with Canadian GAAP to pro forma earnings in accordance with U.S. GAAP:

		Six Months
	Year Ended	Ended
	August 31,	February 28,
	2002	2003

Pro forma earnings from continuing operations in accordance with Canadian GAAP	$82,694	$118,485
Adjustments affecting pro forma earnings reflected in historical financial statements of:
CanWest Media Inc.	(30,040)	(5,145)
Adjustments related to the transactions:
Interest on notes payable to direct parent	33,426	16,713
Provision for income taxes	(13,370)	(6,685)

Pro forma earnings from continuing operations in accordance with U.S. GAAP before cumulative effect of new accounting policy	72,710	123,368
Cumulative effect of adoption of new goodwill and intangibles accounting policy, net of tax of $2,500	(45,269)	—

Pro forma earnings from continuing operations in accordance with U.S. GAAP	$27,441	$123,368

SELECTED HISTORICAL FINANCIAL DATA

      The following tables set forth selected historical financial data. Our selected historical financial data presented for, and as of the year end of, each of the years ended August 31, 1998 through 2002, are derived from our audited financial statements, which were audited by PricewaterhouseCoopers LLP, independent accountants. Our selected historical financial data presented for, and as of, the six months ended February 28, 2002 and 2003 are derived from our unaudited interim consolidated financial statements included elsewhere in this prospectus.

      The selected historical financial data are not necessarily indicative of our future results of operations. Our financial statements have been prepared in Canadian dollars and in accordance with Canadian GAAP. The selected historical financial data in the following tables should be read in conjunction with our and Network TEN’s audited financial statements and the notes thereto, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Unaudited Pro Forma Condensed Financial Information” included elsewhere in this prospectus. In the opinion of management, our unaudited interim consolidated financial statements for the three and six months ended February 28, 2002 and 2003 include all adjustments (consisting solely of normal recurring adjustments) necessary to present fairly the financial results for such periods. Interim results are not necessarily indicative of the results which may be expected for any other interim period or for a full year.

      For a discussion of the principal differences between Canadian GAAP and U.S. GAAP, see note 20 to our audited consolidated financial statements for the three years ended August 31, 2002 and note 7 to our unaudited interim consolidated financial statements for the three and six months ended February 28, 2003 and 2002.

						For the Six Months
	For the Year Ended August 31,					Ended February 28,

	1998	1999	2000	2001	2002	2002	2003

	(Dollars in thousands)

						(Unaudited)
Statement of Earnings Data:(1)
Revenue	$537,538	$555,005	$620,269	$1,767,306	$2,120,344	$1,076,749	$1,084,540
Operating expenses	356,176	406,978	478,953	1,333,236	1,649,294	819,510	812,734

	181,362	148,027	141,316	434,070	471,050	257,239	271,806
Amortization of intangibles and goodwill	14,380	14,465	20,077	89,319	17,500	8,750	8,750
Other amortization	13,180	19,491	22,551	64,768	80,100	38,806	40,944

Operating income	153,802	114,071	98,688	279,983	373,450	209,683	222,112
Financing expenses	37,955	42,580	59,813	268,843	255,006	139,711	127,135
Investment gains net of writedown of investments, swap loss and dividend income	(5,321)	(22,473)	(103,901)	(31,582)	(37,084)	(64,378)	(14,774)

	121,168	93,964	142,776	42,722	155,528	134,350	109,751
Provision for (recovery of) income taxes	49,741	40,679	41,757	(27,280)	47,610	32,767	27,965

Earnings before the following	71,427	53,285	101,019	70,002	107,918	101,583	81,786
Minority interests	(4,346)	9,791	2,174	(3,196)	4,330	3,760	—
Interest in earnings (loss) of Network TEN	74,060	68,749	72,194	52,567	(11,815)	14,199	36,661
Interest in earnings (loss) of other equity accounted affiliates	—	—	2,286	(14,491)	(1,523)	(437)	(779)
Gain on sale of an 18.5% economic interest in Network TEN	60,757	—	—	—	—	—	—
Realized currency translation adjustments	(6,000)	(1,500)	(1,300)	(7,200)	(1,000)	(1,000)	(900)

Net earnings for the period	$195,898	$130,325	$176,373	$97,682	$97,910	$118,105	$116,768

Cash flows from:
Operating activities	$144,289	$118,037	$128,267	$190,743	$186,723	$85,496	$131,166
Investing activities	(155,432)	(234,242)	(681,191)	(2,104,325)	374,325	147,426	129,983
Financing activities	(54,251)	110,127	589,841	1,855,351	(522,702)	(180,079)	(250,858)

						For the Six Months
	For the Year Ended August 31,					Ended February 28,

	1998	1999	2000	2001	2002	2002	2003

	(Dollars in thousands)
				Revised #	Revised #	Revised #	Revised #

						(Unaudited)
Other Financial Data:
EBITDA(2)	$181,362	$148,027	$141,316	$434,070	$471,050	$257,239	$271,806
Distributions from Network TEN	76,166	60,001	75,259	71,096	60,984	60,984	30,212
Capital expenditures	17,667	17,658	8,228	41,736	52,272	(28,449)	(11,742)
Fixed charge coverage	7.5	4.7	4.6	1.1	1.3	1.8	1.4
Balance Sheet Data (at period end):
Total assets	$1,409,797	$1,616,911	$2,779,111	$6,151,300	$5,733,914	$6,146,588	$5,649,659
Total debt(3)	451,387	544,675	1,168,282	3,024,027	2,530,324	2,741,296	2,279,466
Shareholder’s equity(3)	555,695	686,596	812,211	2,144,415	2,259,230	2,249,571	2,425,715
U.S. GAAP Data:
Revenue	$537,538	$555,005	$620,269	$1,767,306	$2,120,344	$1,076,749	$1,084,540
Operating income	134,066	115,139	102,020	283,633	364,052	202,683	221,942
Net earnings (loss) for the period	173,252	137,508	212,674	17,492	22,601	39,582	111,623
Total assets	1,370,491	1,600,204	2,825,592	6,126,503	5,870,385	*	5,718,147
Total debt	451,387	544,675	1,168,282	3,802,124	3,471,646	*	3,190,772
Shareholder’s equity	517,970	673,558	858,038	1,232,493	1,371,233	*	1,455,918

*	Data not available

#	Our balance sheet and certain U.S. GAAP data have been revised. See Notes 1c) and 7 to our interim, and Notes 9b) and 20 to our year end, financial statements included elsewhere in this prospectus.

(1)	Operating data and results in the periods presented were impacted by the following business acquisitions and divestitures:

•	In September 1997, we acquired CKMI, an English-speaking television broadcaster in Quebec, and in August 1997, we acquired More FM, a radio operation in New Zealand;

•	In March 2000, we acquired WIC;

•	In November 2000, we acquired our publishing assets;

•	In January 2001, we acquired the remaining shares of RadioWorks New Zealand Limited, a New Zealand national radio operator;

•	In March 2001, we restructured our controlling interest in Ireland’s TV3, at which time we began to proportionately consolidate its results;

•	In August 2001, we disposed of ROBTv, a specialty cable channel;

•	In September 2001 and October 2001, we disposed of our television stations CFCF (Montreal) and CKVU (Vancouver), respectively;

•	In September 2001, we gained effective control of the National Post and began consolidating its financial results (we acquired the remaining 50% interest not already owned in April 2002); and

•	In August 2002 and February 2003, we disposed of certain community newspapers.

Operating data and results under Canadian GAAP for the fiscal year ended August 31, 2001 were impacted by the adoption of new standards in respect of accounting for income taxes.

Operating data and results under Canadian and U.S. GAAP for the fiscal year ended August 31, 2002 were impacted by the adoption of new standards in respect of accounting for goodwill and other intangibles. Net earnings, adjusted to exclude amortization expense, for the years ended August 31, 2001, 2000, 1999 and 1998 would have increased by $69,079, $16,035, $18,909 and $18,834, respectively under Canadian GAAP.

(2)	EBITDA represents earnings from continuing operations before realized translation adjustments, gain on sale of economic interests in Network TEN, interest in earnings of Network TEN and other equity accounted affiliates, minority interests, provision for income taxes, investment and other income, financing expenses and amortization. EBITDA is not intended to represent cash flow from operations as defined by Canadian GAAP and should not be used as an alternative to operating income or income from continuing operations as an indicator of operating performance or cash flow as a measure of liquidity. EBITDA as presented herein may not be comparable to similarly titled measures reported by other companies. EBITDA is, however, an indicator of our ability to fulfill our obligations under our indebtedness. For a reconciliation of operating income to EBITDA and adjusted pro forma EBITDA, see note 4 to “Prospectus Summary — Summary Historical and Pro Forma Financial and Other Data.”

(3)	Under Canadian GAAP, our total debt does not include the outstanding balance of the CMI notes ($980.6 million at February 28, 2003 and $705.6 million on a pro forma basis) issued by us to our immediate parent in connection with the acquisition of our publishing assets. Rather, this amount is included under Canadian GAAP in shareholder’s equity and interest thereon (net of income taxes) is charged to retained earnings. This classification is permitted under Canadian GAAP because we have the option of paying all of our principal and interest obligations under the CMI notes with cash or shares. Under U.S. GAAP, however, the outstanding balance of the CMI notes is included under total debt and interest thereon is charged to earnings.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Overview

      We are an international media company formed under the laws of Canada. In Canada, we own and operate 16 broadcast television stations and several specialty cable channels, 10 metropolitan daily newspapers, the National Post (a national daily newspaper) and Internet websites including canada.com. We also own and operate New Zealand’s TV3, TV4 and CanWest Radio NZ and have a 57.2% economic interest in Australia’s Network TEN, which includes a wholly-owned out-of-home advertising company, Eye Corp. We also have a 45% interest in the Republic of Ireland’s TV3, and a 29.9% equity interest in Northern Ireland’s UTV.

      On February 14, 2003, we sold community newspapers and related assets in Ontario to Osprey Media Holdings Inc. for cash proceeds of approximately $193.5 million.

      On August 8, 2002, we sold all of our community newspapers and related assets in Atlantic Canada and Saskatchewan to G.T.C. Transcontinental Group Ltd. for cash proceeds of approximately $257 million.

      In August 2002, our Australian operating unit, Network TEN, purchased the remaining 40% of Eye Corp., Australia’s leading out-of-home advertising company, for aggregate cash consideration of approximately A$10 million.

      In March 2002, we completed the purchase of the 50% of the National Post we did not already own for nominal consideration in the form of cash and agreements and undertakings. In October 2001, we sold our interest in CKVU (Vancouver) and received cash proceeds of approximately $133 million. In September 2001, we sold our 70% interest in CFCF (Montreal) for cash proceeds of $87 million. In August 2001, we sold our 50% interest in ROBTv, a specialty cable channel, for cash proceeds of $30 million.

      In May 2001, we concluded the private placement of our existing senior subordinated notes, replacing interim financing arrangements.

      In May 2001, through an amalgamation of subsidiaries, one of which was not wholly-owned, we acquired the 29.3% minority interest in CBL, which owned Global Television Network stations in British Columbia (CKVU), Manitoba (CKND) and Saskatchewan (CFRE and CFSK), in exchange for Series 2 preference shares of CanWest. On December 18, 2002, CanWest redeemed the Series 2 preference shares for cash of $57.7 million. The redemption was financed through our credit facility, the proceeds of which were distributed to CanWest. The former minority shareholders of CBL have commenced a lawsuit against CanWest, us and certain of our subsidiaries. See notes 17 and 18 to the consolidated financial statements.

      In March 2001, we completed a series of transactions through which Granada Media acquired a 45% interest in Ireland’s TV3. While we retained a 45% interest in TV3, control of its board of directors is shared with Granada Media.

      In November 2000, we acquired our publishing assets for an aggregate purchase price of approximately $3.1 billion, including certain costs associated with the transaction, and subject to adjustment for working capital.

      In May 2000, we acquired a 72% equity interest in New Zealand’s RadioWorks through a series of purchases on the New Zealand Stock Exchange and, in January 2001, acquired its remaining shares. The aggregate acquisition cost of RadioWorks was $74 million.

      In 1997 and 1998, we acquired approximately 44% of WIC. On March 31, 2000, we completed a series of transactions with the other shareholders of WIC, which resulted in the division of WIC’s broadcasting, distribution and other businesses among certain of that company’s shareholders. Through these transactions, we acquired all of WIC’s shares and retained all of WIC’s broadcast television stations, as well as a 50% interest in ROBTv and certain other assets. The aggregate acquisition cost for the WIC assets acquired was approximately $861 million.

Trends

      We have historically derived more than 75% of our revenue from advertising in Canada. For that reason, our results typically reflect overall activity in the economy. Advertising markets in North America and throughout the world recovered in the second half of fiscal 2002. Results for the first six months of 2003 appear to confirm that the Canadian economy has rebounded with a more rapid resumption of economic growth than in other major economies.

      Results from our television and newspaper assets suggest the improvement in operating results evident in first quarter continued through the second quarter of the current fiscal year. Advance bookings in our television advertising markets for the third quarter of fiscal 2003 were strong at the beginning of the quarter. The impact of the war in Iraq, which overtook normal television schedules for several days, was temporary, and it appears that our advertising markets will remain strong through the third quarter and beyond.

Outlook

      All of our television operations have shown considerable strength through the first half of fiscal 2003. This positive trend should continue as all the economic indicators in the respective economies of Canada, Australia, New Zealand and Ireland show positive growth. The impact of the war in Iraq on advertising revenues appears to be limited to the first few days of the conflict when much of the media disrupted regular schedules to provide extensive war coverage.

      Global Television continued to rate strongly with 3 of the top 10 series in Toronto and 4 of the top 10 in Vancouver during the period from December 1, 2002 to February 28, 2003, when ratings were affected by a proliferation of specials such as the Super Bowl and the Grammy Awards. When specials are included, Global Television carried 7 of the top 10 shows in Toronto and Vancouver. The ratings are based on BBM people meters and cover the 18-49 demographic.

      The recovery in Canadian newspaper advertising markets remains slower than for television with certain sectors such as careers still well below their prior peak levels of advertising spending. Improvements are evident in other sectors, particularly national and retail advertising during the reporting period and this suggests that the modest positive trend should continue for the coming months and that should support continuation of the positive operating result growth going forward. Our newspapers are maintaining the lower cost base achieved through operating improvements made over the past 18 months. Circulation revenue remains stable in general and is increasing in some markets, notably Montreal where the bringing online of a new printing press provided an opportunity to take advantage of higher print quality and color capability to re-launch the Gazette.

      We completed a realignment of our online operations that now include Infomart, a subscription based online news archives service, and FP Data Group, a subscription based financial data service. We provide online content through Canada.com. The eContent Institute, a national online organization, recognized Infomart.ca as the top Canadian provider in the News Service category.

      Our six new digital specialty channels in Canada remained among the most popular with digital television subscribers. Close to three million subscribers now have access to the services, and advertisers are beginning to show a higher level of interest in the niche market opportunities provided by these new channels.

      In February 2003, we launched our first entry into the Canadian radio market with COOL 99.1FM in Winnipeg. We have also applied to the CRTC for certain additional radio licences and have appeared at public CRTC hearings in support of our applications for new radio stations in Montreal, Quebec and Kitchener, Ontario. While no decisions have yet been handed down in respect of these applications, management believes the continued expansion into radio is a logical and prudent step for us in Canada, and will further enhance our offering to Canadian advertisers.

      Our immediate priorities are to continue to focus on debt reduction, to pursue additional operational efficiencies and cost reductions at all units and to build on the progress already made in integrating television, publishing and online assets in Canada as complementary and mutually supportive media businesses.

      We remain committed to pursuit of additional operational efficiencies and cost reductions at all units. We announced a major reorganization of the senior management of our Canadian media operations in January 2003. The more integrated management structure has streamlined decision-making and enhanced the ability of our television, publishing and interactive assets to work more closely together as complementary and mutually supportive media businesses. This reorganization was followed by the launch of the CanWest News Service and the Canadian News Desk, headquartered in Winnipeg, but with resources in locations across Canada. Our consumers saw immediate benefits of increased depth and wider coverage of Canadian and international news on both television and in our newspapers.

Accounting Policies, Including Critical Accounting Policies

      We prepare our consolidated financial statements in Canadian dollars and in accordance with Canadian GAAP. The consolidated financial statements include our accounts and the accounts of our subsidiary companies.

      We account for our economic interest in Network TEN using the equity method of accounting. Under this method, our interest in the net earnings (before interest on subordinated debentures) of Network TEN is included in our consolidated earnings, and an adjustment is made to the carrying value at which the investment is recorded on the consolidated balance sheet. The carrying value of this investment is reduced by any interest on subordinated debentures and dividends received by us.

      In fiscal 2001, we accounted for our 50% interest in the National Post using the equity method. In September 2001, we assumed control of the National Post and, thereafter, we consolidated our interest in the National Post.

      As a result of the restructuring effective March 31, 2001, we changed the accounting for our 45% interest in TV3 Ireland to proportionate consolidation.

      The preparation of financial statements in accordance with Canadian GAAP requires the use of estimates and assumptions that affect reported amounts of assets, liabilities, revenue and expenses, and disclosure of contingencies. Future events could alter such estimates.

      On an ongoing basis, management evaluates its estimates, including those related to allowances for doubtful accounts, program rights, useful lives of property, plant and equipment, carrying values of intangibles and goodwill, carrying value of investments, accrued liabilities, contingent liabilities, income taxes, employee future benefits, and the fair value of financial instruments. The estimates noted below are the most subjective and therefore could have a material effect upon our reported results.

Goodwill and other intangible assets

      We operate in highly competitive markets. We have estimated the useful lives of intangible assets and the value of goodwill, based on historical customer patterns, industry trends and existing competitive factors. Significant long-term changes in these factors could result in a material impairment of the value and life of intangible assets and goodwill.

      In September 2001, we adopted the recommendations of the Canadian Institute of Chartered Accountants, or the CICA, Handbook Section 3062, Goodwill and Other Intangibles and Handbook Section 1581, Business Combinations. Goodwill and indefinite life intangibles are no longer amortized and are subject to an annual value impairment test. As a result, we recorded a write down of $76 million related to Network TEN’s investment in Eye Corp., $45 million of which was charged to retained earnings at September 1, 2001.

      At August 31, 2002, we had $1,096 million of intangibles and $2,600 million of goodwill on our balance sheet.

      In performing the annual impairment testing of goodwill and intangibles, we make a number of assumptions and estimates in applying a fair value test. The fair value definition used is the amount at which an asset could be bought or sold in a current transaction between willing parties. Valuation techniques used for reporting units include either a market approach or a discounted cash flow, or DCF, approach. The market approach is used where public market data or comparable public market data is available, or we have bona fide offers for assets. The projections used in the DCFs represent operating management’s best estimates of expected future operating results of the reporting units for the first three years, and an extrapolation based on aggregate economic factors, such as gross domestic product growth rates and inflation, for the final two years of the forecast period.

      Precedent transactions involving comparable companies and market statistics for comparable public companies are used to select appropriate terminal multiples. In addition, we consider the expected risk free and other rates of return, general economic conditions, historical and forecasted operating results, and valuations prepared by third parties. The discount rates used are based on the weighted average costs of capital using the capital asset pricing model and adjusting for the size of the reporting unit, local tax rates, and risk profile.

      Had we used different assumptions or valuation techniques in performing the impairment testing at August 31, 2002, the carrying values of intangibles and goodwill may have been different. We consider the assumptions and techniques used to be reasonable.

Revenue Recognition and Allowance for Doubtful Accounts

      75% of our revenue is derived from the sale of advertising. Advertising revenue, net of agency commissions, is recognized at the time a television or radio commercial is broadcast, or at the time the publication is delivered.

      Circulation revenue is recognized when the publication is delivered. Circulation revenue includes sales to retail distributors that are subject to returns. We record the retail sales upon delivery, net of estimated returns. The estimates are based on historical return rates and are revised as necessary based on actual returns realized. Subscription revenue is recorded straight line over the term of the subscription.

      Our allowance for doubtful accounts represents an estimate of amounts that may not be collectible. At August 31, 2002 our allowance was $17 million and our bad debts provision for that year was $6 million. The allowance is estimated based on historical collection experience, continual review of aging categories and the specific identification of customers at risk.

Income taxes

      During 2001, we adopted new recommendations of CICA Handbook Section 3465, Income Taxes. A description of the impact of these changes in accounting policies, and a discussion of new accounting standards of the CICA which impact us, is provided in note 1 to the consolidated financial statements for the years ended August 31, 2002 and 2001.

      Income taxes were $48 million for the year ended August 31, 2002, or 31% of pre-tax income. Future tax assets were $30 million, while future tax liabilities were $421 million at August 31, 2002 (see note 11 to the consolidated financial statements).

      Management must use judgment and estimates in determining the appropriate rates and amounts to record future taxes, giving consideration to timing and probability. Actual income taxes could vary from these estimates as a result of future events, including changes in income tax law or reviews by tax authorities.

Broadcast rights

      At August 31, 2002 we had $121 million in broadcast rights. Broadcast rights represent the right to air various forms of programming. Broadcast rights and the corresponding liability are recorded when the license period begins and the programs are available for air. Program rights are carried at the lower of unamortized cost and estimated net recoverable value based on discounted future cash flows. Most of our foreign programming is acquired on a “pay for play” basis, and is immediately aired, while some foreign and most domestic programming may be carried in inventory and amortized over a series of plays. Management must use estimates and judgment in determining the useful lives and carrying values of broadcast rights.

Operating Results

Three and Six Months Ended February 28, 2003 Compared to Three and Six Months Ended February 28, 2002

      The following discussion is based on our unaudited consolidated financial statements for the three and six month periods ended February 28, 2003 and 2002 included elsewhere in this prospectus.

      EBITDA is not a recognized measure of financial performance under Canadian GAAP. Management believes that, in addition to operating income and net earnings, EBITDA is a useful supplemental measure. Management utilizes EBITDA as a measure of segment profitability in making strategic resource allocations. In addition, we and our lenders and investors use EBITDA to measure performance against our various leverage covenants. Investors are cautioned, however, that EBITDA should not be construed as an alternative to operating income or net earnings determined in accordance with GAAP as an indicator of our performance. Our method of calculating EBITDA may differ from other companies and, accordingly, EBITDA may not be comparable to measures used by other companies.

      The following is a reconciliation of operating income to EBITDA in thousands of Canadian dollars (unaudited):

	Publishing
	and online
	Canada	Canada

						Corporate
		Broadcasting
						and	Total
						other

					Ireland
			New Zealand
					TV

			TV	Radio
For the three months ended February 28, 2003
Operating income (loss) (EBIT)	$38,281	$35,999	$(1,010)	$4,821	$1,395	$(7,568)	$71,918
Amortization	14,678	6,493	740	572	533	1,984	25,000

Operating profit (loss) before amortization (EBITDA)	$52,959	$42,492	$(270)	$5,393	$1,928	$(5,584)	$96,918

For the three months ended February 28, 2002
Operating income (loss) (EBIT)	$46,120	$25,017	$(3,784)	$3,637	$955	$(6,365)	$65,580
Amortization	16,322	6,887	664	479	458	(152)	24,658

Operating profit (loss) before amortization (EBITDA)	$62,442	$31,904	$(3,120)	$4,116	$1,413	$(6,517)	$90,238

	Publishing
	and online
	Canada	Canada

						Corporate
		Broadcasting
						and	Total
						other

					Ireland
			New Zealand
					TV

			TV	Radio
For the six months ended February 28, 2003
Operating income (loss) (EBIT)	$105,275	$110,616	$5,486	$9,641	$4,869	$(13,775)	$222,112
Amortization	29,478	13,273	1,487	1,106	1,046	3,304	49,694

Operating income (loss) before amortization (EBITDA)	$134,753	$123,889	$6,973	$10,747	$5,915	$(10,471)	$271,806

For the six months ended February 28, 2002
Operating income (loss) (EBIT)	$118,415	$94,868	$(3,627)	$7,431	$3,779	$(11,183)	$209,683
Amortization	31,730	12,519	1,225	955	934	193	47,556

Operating income (loss) before amortization (EBITDA)	$150,145	$107,387	$(2,402)	$8,386	$4,713	$(10,990)	$257,239

      Comparisons with the prior year’s results are affected by corporate initiatives, including asset sales, and accordingly, we also provide certain pro forma comparatives. Pro forma revenue, EBITDA and operating income reflect the sale of newspaper publishing interests in Saskatchewan and Atlantic Canada to G.T.C. Transcontinental Group Ltd. in August 2002 as if it had occurred at the beginning of fiscal 2002.

	Three Months Ended			Six Months Ended
	February 28, 2002			February 28, 2002

			Operating			Operating
	Revenue	EBITDA	Income	Revenue	EBITDA	Income

	(Dollars in thousands)
As reported	$489,552	$90,238	$65,580	$1,076,749	$257,239	$209,683
Community newspapers	(26,741)	(6,953)	(6,153)	(53,070)	(15,560)	(14,011)

Pro forma	$462,811	$83,285	$59,427	$1,023,679	$241,679	$195,672

      Consolidated revenue for the quarter was $497 million compared to $463 million last year on a pro forma basis, an increase of 7%. Consolidated EBITDA for the three months was $97 million, up 16% from the $83 million generated by the same properties on a pro forma basis during the same three month period of 2002. Actual EBITDA for the second quarter last year was $90 million, and included the contribution from properties sold to G.T.C. Transcontinental Group Ltd. in August 2002. Operating income for the three months was $72 million compared to $59 million for the same period last year. Cash flow from operations before changes in non-cash working capital for the first quarter was $64 million, down 29% from the $90 million recorded in the corresponding period last year as a result of lower distributions from Network TEN during the period. Cash flow from operations for the quarter was $181 million compared to $142 million for the corresponding period last year.

      Canadian television revenue, including the Global Prime specialty channel and the digital specialty channels under development, increased by $16 million or 10%, to $171 million for the three months. Canadian television EBITDA increased by $11 million or 33% to $42 million. Operating income increased $11 million or 44% to $36 million. Our television stations continue to rate well. In the reporting period from December to February, a period affected by a number of specials and event programs, our series continue to rate strongly with three of the top 10 in the Toronto/ Hamilton market and four of the top 10 in the Vancouver market. When specials are included, our stations rate seven of the top 10 most watched programs through during the quarter. (BBM people meters, Toronto/ Vancouver 18-49)

      Canadian television operating expenses were up by $5 million or 4% in the quarter compared to the same period last year.

      Publishing and online revenue for the second quarter was $280 million, up 2% from the pro forma revenues of $273 million last year. Run-of-press, or ROP, linage continues to recover more slowly than television, with some upward trends through the reporting period in the retail and national sectors. Publishing and online EBITDA for the second quarter declined by 5%, to $53 million from the $55 million recorded for the same period last year on a pro forma basis reflecting higher fuel costs and increased newsprint prices. Our publishing segment includes our online and electronic publishing operations, which saw significant improvements in EBITDA, reflecting a breakeven result, compared to a $1 million operating loss for the same quarter last year. Operating income for the publishing and online segment declined by 4% to $38 million from the $40 million recorded for the same quarter last year on a pro forma basis.

      Our international broadcasting operations continue to perform extremely well through the reporting period. Second quarter revenue at TV3 in Ireland was up 7% to €10 million compared to the same period in 2002. EBITDA was €2 million, up 33% compared to the same three months last year. Our share of revenue was $8 million, and EBITDA was $2 million. Our share of operating income was $1 million, up 46% compared to the same quarter last year.

      Results for TV3 and TV4 in New Zealand continued to reflect a sustained improvement over the past several quarters, attributable to a combination of an improving New Zealand economy, a significantly stronger New Zealand dollar, and increasing audience ratings at TV3. Television revenue of NZ$24 million was 19% higher than the NZ$20 million recorded in the same quarter one year ago. In Canadian dollars, the increase in TV3/4 revenue was 47% from $13 million to $19 million.

      Revenue from New Zealand radio improved by 4% in local currency to NZ$23 million for the quarter, with EBITDA of NZ$7 million, 7% higher than the same quarter last year. Operating income was NZ$6 million compared to NZ$5 million for the same quarter last year. Results from New Zealand were translated into Canadian dollars at $0.8178, 23% higher than the rate of translation in the same quarter last year.

      Depreciation and amortization cost for the quarter totaled $25 million, essentially the same as for the same three months in 2002.

      Financing costs were $64 million in the quarter, compared to $63 million for the three months ending February 28, 2002.

      Investment gains totaled $22 million for the quarter and included a gain on the sale of Ontario community newspapers of $21 million, and a $1 million dilution gain resulting from the exercise of management share options at Network TEN which diluted our economic interest in Network TEN from 57.5% to 57.2%.

      We recorded a $9 million accounting loss in the quarter as a result of overhanging swaps created by the application of asset sale proceeds to indebtedness which had previously been hedged.

      The recovery of income taxes totaled $1 million for the quarter, compared to a provision of $3 million for the same quarter last year. Our interest in income from Network TEN was $11 million an increase of $16 million from the same period last year. The prior year included a goodwill write down related to Eye Corp., our share of which was $11 million.

      Television revenue at Network TEN was A$125 million, an increase of 9% for the quarter, from A$115 million last year. EBITDA at Network TEN was A$37 million in the second quarter compared to A$36 million for the same period last year. Operating income at Network TEN was A$34 million compared to A$34 million for the same quarter last year. Our share of Network TEN’s revenue increased by 18% to $64 million, while its share of Network TEN’s EBITDA grew by 10% to $19 million. Our share of operating income increased by 10% to $17 million from $16 million. Our 57.5% economic interest in Network TEN was reduced to 57.2% at the end of the second quarter as a result of the exercise of certain management stock options. The average exchange rate value of the Australian dollar appreciated to the Canadian dollar by 9% for the quarter, compared to the average for the second quarter of 2002.

      The success of TEN’s domestic Australian programming, including reality shows, sports and drama, contributed substantially to its recent ratings gains, which continued through the second quarter. Network TEN continued to gain increased share in an overall Australian television advertising market that continues to experience only modest growth.

      Eye Corp., Network TEN’s out-of-home advertising company subsidiary, generated revenue of A$16 million in the quarter, down 12% from the same quarter last year, reflecting the continued difficult market conditions in that sector. EBITDA for the quarter was A$1 million, an improvement from the A$0.4 million EBITDA loss recorded in the same quarter a year earlier, attributable mainly to progress made by new management at Eye Corp. in reducing operating costs. Operating loss for the quarter was A$1.1 million, an improvement from the operating loss of A$3.3 million posted in the second quarter last year.

      We reported net earnings of $31 million for the quarter. The loss reported for the same quarter last year was $5 million.

      Consolidated revenue for the six months ended February 28, 2003 was $1,085 million compared to $1,024 million for the same period last year on a pro forma basis, an increase of 6%. Consolidated EBITDA for the six months ended February 28, 2003 was $272 million, up 12% from the $242 million generated by the same properties on a pro forma basis in the first six months of 2002. Actual EBITDA for the first six months last year was $257 million, and included the contribution from properties sold to G.T.C. Transcontinental Group Ltd. in August 2002. Operating income for the six months ended February 28, 2003 was $222 million, up 14% from $196 million on a pro forma basis for the first six months last year. Cash flow from operations before changes in non-cash working capital for the six months ended February 28, 2003 was $153 million, down slightly from the $159 million recorded in the corresponding period last year.

      Cash flow from operations was $131 million compared to $85 million for the first six months last year. Cash flow was negatively affected by a reduction in distributions from Network TEN. Offsetting this shortfall were improvements in operating results, and greater efficiencies in working capital.

      Our Canadian television revenue, including our Global Prime specialty channel and the digital specialty channels under development, increased by $30 million or 8%, to $386 million for the six months ended February 28, 2003. Our Canadian television EBITDA increased by $17 million, or 15%, to $124 million, while operating income increased by $16 million, or 17%, to $111 million.

      During the Fall 2002 ratings period, BBM indicated that our television stations lead the ratings in primetime. During the period from September to December 2002, the Global Television Network and our “CH” brand stations ranked first for the season in the 18 to 49 demographic winning all 16 weeks overall, and winning 14 of 16 weeks in primetime in Toronto and Vancouver. The Global Television Network and our “CH” brand stations had 10 of the top 20 programs in the 18 to 49 demographic, including the number one rated show, Survivor V, Thailand. Survivor was also the number one show across all demographics. Similarly, the Global Television Network and our “CH” brand stations led the prime time ratings in Vancouver, with 12 of the top 20 programs (BBM people meters — Toronto/ Vancouver, 18 to 49 demographic).

      Canadian television operating expenses were up by $13 million, or 5%, in the first half of the year compared to the same period last year. This primarily reflects programming, marketing and promotional costs associated with our new digital specialty channels which were on air for a full six months in fiscal 2003, compared to only two months in 2002. Additionally, analog programming costs were higher in the first six months of 2003, primarily as a result of timing of the airing of programs. This variance is expected to reverse over the back half of the year.

      Publishing and online revenue for the first six months was $599 million up slightly from the pro forma revenues of $591 million last year. The reporting period was affected negatively by a labor shutdown at The Times Colonist that began at the beginning of September and continued through the first week of November 2002.

      EBITDA from our publishing assets and online was $135 million for the six-month period, the same result as recorded for the previous year on a pro forma basis, while operating income was $105 million for each of the six months periods on a same store basis.

      Revenue at TV3 in Ireland in local currency was up 8% to €24 million compared to the same period in 2002. EBITDA increased by 14% to €7 million, compared to the same six month period last year, while operating income increased by 19% to €5 million.

      Revenues, EBITDA and operating income for the six-month period improved substantially at TV3 and TV4 in New Zealand. Revenue in local currency was 22% higher than the same period one year ago, increasing to NZ$58 million from NZ$48 million. EBITDA and operating income also showed significant improvement, increasing to NZ$9 million and NZ$7 million, respectively, from losses the year before of NZ$4 million and NZ$6 million, respectively.

      Revenues from New Zealand radio of NZ$47 million for the six-month period were 3% ahead of last year in local currency terms. EBITDA of NZ$14 million for the six months was 8% higher than the results recorded one year ago, while operating income was 9% higher at $12 million. In Canadian dollars, radio operations in New Zealand contributed EBITDA and operating income of $11 million and $10 million, respectively, in the six-month period, while New Zealand television operations reported increases in EBITDA and operating income to $7 million and $5 million, respectively, from losses the year before. Results from New Zealand were translated into Canadian dollars at an average rate of $0.7857, 19% higher than the rate of translation in the same six month period last year.

      Depreciation and amortization cost for the first half totaled $50 million, compared to $48 million for the same six months in 2002.

      Financing costs were $127 million for the six months ended February 28, 2003, compared to $140 million for the six months ended February 28, 2002, reflecting lower debt levels and interest rates. Year to date investment gains of $22 million (gain on sale of Ontario communities and dilution gain on investment in Network TEN) compare to $63 million for the first six months last year. The gain in the prior year arose on the sale of CKVU in the first quarter of 2002.

      Income taxes totaled $28 million for the first two quarters of 2003, compared to $33 million for the same period last year. The effective tax rate of approximately 25% in each comparative period compares to a statutory rate of 39%. The effective rate is affected by the existence of loss carryforwards in New Zealand not previously recognized, lower tax rates in international jurisdictions, and non-taxable investment gains. Our interest in income from Network TEN was $37 million an increase of $22 million from the same period last year.

      Television revenue at Network TEN, was A$318 million for the six months, compared to revenue of A$276 million last year. Television EBITDA at Network TEN increased by 16% to A$111 million in the first half of 2003 compared to the A$96 million during the same period last year. Operating income increased by 16% to A$105 million in the first half of 2003 compared to A$91 million during the same period in 2002. Our share of revenue, EBITDA and operating income, expressed in Canadian currency, improved by 24% to $160 million, 25% to $56 million and 26% to $53 million, respectively. The average rate of exchange of Australian dollars to Canadian dollars was 8% higher for the first six months of 2003 compared to the same period in 2002.

      Network TEN’s ratings gains made in the first quarter of fiscal 2003 continued into the second quarter and are attributable to the success of both locally produced programming such as Big Brother, and of other Australian programming, particularly sports. The stronger ratings enable Network TEN to capture an increased share of the overall television advertising market in Australia.

      Eye Corp. generated revenue of A$37 million in the first six months of 2003, down 11% from the same period last year. EBITDA and operating loss for the first six months of 2003 were A$2.6 million and a loss of A$1.3 million, up from the A$2.3 million and a loss of A$4.7 million recorded in the same period a year earlier.

      We reported net earnings of $117 million for the six month period. Net earnings reported for the first half last year were $118 million.

Fiscal 2002 Compared to Fiscal 2001

      The following is a reconciliation of operating income to EBITDA in thousands of Canadian dollars:

		Broadcasting

	Publishing		New Zealand
	and Online				Ireland
	Canada	Canada	TV	Radio	TV	Other	Total
For the year ended August 31, 2002
Operating income (loss) (EBIT)	$225,542	$165,168	$(4,512)	$14,275	$5,785	$(32,808)	$373,450
Amortization	62,486	25,924	2,574	2,086	1,869	2,661	97,600

Operating income (loss) before amortization (EBITDA)	$288,028	$191,092	$(1,938)	$16,361	$7,654	$(30,147)	$471,050

For the year ended August 31, 2001
Operating income (loss) (EBIT)	$124,651	$168,618	$(13,916)	$9,548	$(359)	$(8,559)	$279,983
Amortization	83,153	57,840	4,977	4,753	3,107	257	154,087

Operating income (loss) before amortization (EBITDA)	$207,804	$226,458	$(8,939)	$14,301	$2,748	$(8,302)	$434,070

      Our results were significantly impacted by acquisitions and divestitures in 2002 and 2001, including the following transactions:

•	the acquisition of our publishing assets including online operations in November 2000;

•	the acquisition of the remaining shares of RadioWorks effective January 2001;

•	the reorganization of our interest in TV3 Ireland in March 2001;

•	the sale of ROBTv in August 2001;

•	the sale of CFCF in September 2001;

•	the sale of CKVU in October 2001; and

•	the gain of effective control of the National Post in September 2001, when we began consolidating its financial results, and the acquisition of the remaining 50% interest not already owned in April 2002.

      We reported consolidated revenue of $2,120 million for the year ended August 31, 2002, an increase of $353 million from the revenue for the previous year. The increase in revenue was primarily attributable to the inclusion of twelve months of our publishing results in 2002 compared to the inclusion of only nine and a half months in 2001, offset in part by a decrease in revenue as a result of the sale of CKVU and the restructuring of our interest in TV3 Ireland. On a same asset basis, revenue increased by $8 million, reflecting substantial increases in Canadian television revenue, offset by decreased revenue in publishing.

      Consolidated operating expenses (including selling, general, and administrative expenses) before amortization increased $316 million to $1,649 million as a result of the inclusion of a full year of our publishing results.

      Operating income increased $93 million, or 33%, to $373 million from $280 million last year. In addition to the increased operating income resulting from the inclusion of twelve months of publishing results, $72 million of the increase resulted from the accounting policy change which discontinued the amortization of goodwill and indefinite life intangibles.

      Revenues from Canadian television were down slightly to $691 million from $701 million recorded in the previous year. This was due entirely to the sale of CKVU (Vancouver) effective August 31, 2001. On a same station basis, Canadian television revenues increased by 9% compared to $633 million in fiscal

2001. BCTV was a substantial contributor to the growth in revenue in fiscal 2002, as a result of an additional 40 hours per week of airtime inventory being available for sale following its disaffiliation with the CTV network. Operating expenses at Canadian television increased by 5% to $493 million, compared to $472 million in fiscal 2001. On a same station basis, which excluded operating expenses associated with CKVU in the previous year, the increase in operating expenses was 16% compared to fiscal 2001. The year-over-year increase reflected higher programming costs arising from the affiliation of BCTV in Vancouver with the Global Television Network, as well as substantial additional investment in programs designed to enhance future ratings performance. Examples include securing a new season of the top-ranked Survivor series, PGA golf and “big event” programming for our CH stations.

      In addition, as part of the CRTC approval, we made substantial investments in local programming at the CH stations in Victoria and Hamilton, which included enhanced news programming and daytime programming.

      Our conventional television operations in Canada continued to be the market leaders in prime time ratings. Outside of high profile sports events, Global Television ranked number one in the country’s largest English speaking markets, with 8 of the top 10 shows in Toronto and 17 of the top 20 shows in Vancouver.

      Revenues increased by 27% at Prime, our top-rated specialty cable channel, to $25 million from $19 million in fiscal 2001. The increase was attributable to a 44.9% increase in advertising sales revenue over the previous year, and an increase in the subscriber base of 6.6% over the previous year.

      We launched six specialty digital channels in September 2001. Five of the new channels ranked in the top ten of the 47 new digital channels that went on air at that time. At the close of the fiscal year, our portfolio of Canadian digital channels had approximately 2,000,000 subscribers. Revenue from the specialty digital channels for the eight months following the end of the free preview period was $4 million, with expenses of $8 million, resulting in an operating loss of $4 million.

      Global Television launched a new national news service during fiscal 2001 and attracts a substantial number of Canadian television viewers. According to the Broadcast Bureau of Measurement, an average of 773,000 adult Canadians, 18 years or older, tuned into Global National with Kevin Newman in the fall of 2001. By the spring of 2002, Global National with Kevin Newman had increased its adult audience to 802,000, overtaking the late evening CBC National newscast with Peter Mansbridge in numbers of viewers.

      Publishing and online revenues for fiscal 2002, including the National Post, were $1,270 million, an increase of $350 million from revenues of $920 million for the previous year. A 6% decline in revenues was offset by an increase attributable to the inclusion of an additional two and one-half months of operations for the publishing properties as well as the inclusion of the National Post’s operations effective September 1, 2001. Newspaper revenues were negatively affected by the impact of the September 11th tragedy on advertising expenditures and the lingering effects of a slowdown in overall advertising markets that began in April 2001. However, the decrease in advertising linage slowed and reversed through fiscal 2002. During the last four months of fiscal 2002, revenues were ahead of the corresponding months of the previous year. Consistent with the prior year, approximately 78% of newspaper revenues are derived from advertising, while circulation represents about 17% of the total.

      Compared to last year, operating expenses (including selling, general and administrative expenses) of our publishing and online operations increased by $270 million to $982 million as a result of the inclusion of a full year of operations for the publishing properties and the National Post, offset by expense reductions of $135 million. The reductions were the result of restructuring at the National Post and reduced manning at other newspapers, and an overall drop of 14% in average newsprint costs during the year. Operating costs include the start-up costs associated with the launch of the Reach Canada customer contact center in Winnipeg which deals with customer service calls for all major newspapers in the group. Operating income for the publishing group increased by $101 million, or 81%, to $226 million from $125 million in the prior year. This increase is a result of the inclusion of a full year of operations of the newspaper group compared to 9.5 months the prior year, as well as the discontinuation of amortization of goodwill and indefinite life intangibles.

      In August 2002, we sold a number of newspapers and related assets to G.T.C. Transcontinental Group Ltd. for aggregate cash proceeds of $257 million. We determined that these newspapers, which included eleven smaller market daily papers and certain community papers in Atlantic Canada and Saskatchewan, were not central to our multi-platform sales, content and promotion strategy. The newspapers and related assets included in the transaction generated approximately $94 million in revenue and $27 million in operating income in fiscal 2002.

      Our online operations include the web portal, canada.com, and other web based operations. Online revenues for the fiscal year increased by $1 million to $7.4 million compared to the previous fiscal year. We achieved substantial efficiency gains, cutting operating expenses by $14 million as a result of technical and physical integration of our online properties.

      Our 45% share of revenues at TV3 in the Republic of Ireland increased 39% to $28 million from $20 million the previous year. Our share of operating income was $6 million, compared to a small loss last year. Ratings were up 13% in prime time viewing hours, with an 18% growth in all-day ratings at TV3. Improved ratings for locally produced programming, as well as the inclusion of top-rated entertainment programming from Granada Media, contributed substantially to the continued growth at TV3.

      Revenues from TV3 and TV4 New Zealand in fiscal 2002 increased by 18% to $69 million from $58 million the previous year. In local currency revenues increased by 9% to NZ$100 million from NZ$92 million in 2001. The operating loss was $4.5 million compared to $14 million in the previous year. Results from New Zealand have been translated at an average exchange rate of $0.6910, an increase of 8% over the prior year’s rate of exchange. A combination of factors contributed to the improved results, including higher ratings, improved advertising market conditions, and higher prices for advertising. A stronger New Zealand dollar also helped to reduce the cost of imported programming.

      TV3 gained two points in ad market share to 25% compared to a 23% ad market share in the previous fiscal year. In the last quarter of the year, TV3 achieved the highest share in Auckland, New Zealand’s largest city, with an audience market share of 32%.

      CanWest Radio in New Zealand continued to make steady progress, increasing both its revenues and operating income. It recorded operating expenses of $44 million, a 4% reduction in costs from the previous year. Operating income increased by $4 million, or 50%, to $14 million from $10 million last year as a result of revenue growth and expense reductions as well as the discontinuation of amortization of goodwill and indefinite life intangibles.

      Financing costs were $255 million for the year ended August 2002, compared to $269 million in the previous year. The decrease reflects reduced interest rates and debt repayments in 2002 offset by a full twelve months of financing costs related to the acquisition of our publishing assets which occurred late in the first quarter of last year, resulting in only nine and one-half months of the carrying cost associated with the acquisition in 2001.

      Amortization of intangibles and goodwill was reduced to $18 million in 2002, compared to $89 million in the previous year as a result of the adoption of the new accounting policy under which goodwill and indefinite life intangibles are no longer amortized. Amortization of property and equipment increased to $73 million from $60 million as a result of the acquisition of our publishing assets.

      In 2002, we had investment gains, net of losses on write down of investments, of $34 million. This is comprised of a gain on the sale of CKVU of $68 million, a gain on the sale of Atlantic Canada and Saskatchewan community newspapers of $49 million offset by write downs of $86 million as a result of non temporary declines in fair value of other investments. In the previous year, the net investment gain was $29 million.

      The provision for income taxes was $48 million in 2002, compared to a tax recovery of $27 million in 2001. The effective tax rate of 31% is significantly lower than our statutory rate of 39%, primarily as a result of the non-taxable portion of gains. The previous year’s recovery included a future income tax recovery of $71 million due to reductions in federal and provincial income tax rates enacted during 2001.

      In 2002, we recorded a recovery from minority interest of $4 million, compared to a charge of $3 million in the prior year. In 2002, the credit is related to the minority interest in the National Post from September 1, 2001 to March 2002. In the prior year the charge related to the minority interest in Radio Works to January 2001.

      Our interest in the loss of Network TEN for the year was $12 million, compared to income of $53 million the previous year. Our share of earnings before Network TEN’s investment losses and write downs was $44 million in 2002, compared to $37 million in 2001, a $7 million, 19% increase. In 2002, our share of Network TEN’s non-recurring charges included a one-time income tax settlement of $17 million, a goodwill impairment loss related to Eye Corp. of $30 million, and a $9 million write down of investments to fair value. In the prior year, our share of non-recurring charges included gains on sale of investments of $29 million offset by a loss on the write down of the SCAPE investment of $13 million. Results from Network TEN have been translated at an average rate of $0.8311, up 4% from the average rate of exchange in 2001. See detailed discussion of Network TEN below.

      Our interest in losses of equity accounted affiliates was $2 million for 2002, compared to $14 million in 2001. The 2001 loss is primarily comprised of our share of the National Post losses. In 2002, the National Post was consolidated.

      We incurred a $1 million loss from currency translation, realized on distributions declared by Network TEN in 2002, compared to a $7 million loss in 2001.

      Net earnings for the year were $98 million, compared to $98 million in 2001. Adjusted earnings for 2001, excluding the amortization of goodwill and indefinite life intangibles, were $167 million.

Fiscal 2001 Compared to Fiscal 2000

      The following is a reconciliation of operating income to EBITDA in thousands of Canadian dollars:

		Broadcasting

	Publishing		New Zealand
	and Online				Ireland
	Canada	Canada	TV	Radio	TV	Other	Total
For the year ended August 31, 2001
Operating income (loss) (EBIT)	$124,651	$168,618	$(13,916)	$9,548	$(359)	$(8,559)	$279,983
Amortization	83,153	57,840	4,977	4,753	3,107	257	154,087

Operating income (loss) before amortization (EBITDA)	$207,804	$226,458	$(8,939)	$14,301	$2,748	$(8,302)	$434,070

For the year ended August 31, 2000
Operating income (loss) (EBIT)	—	$135,934	$(17,343)	$4,672	$(13,135)	$(11,440)	$98,688
Amortization	—	30,484	5,307	2,330	4,463	44	42,628

Operating income (loss) before amortization (EBITDA)	—	$166,418	$(12,036)	$7,002	$(8,672)	$(11,396)	$141,316

      Consolidated revenue increased by $1,147 million, or 185%, to $1,767 million for the year ended August 31, 2001, from $620 million in the previous year. This increase was primarily due to the acquisitions of WIC in March 2000, RadioWorks in May 2000 and our publishing assets in November 2000.

      Total operating expenses (including selling, general and administrative expenses) before amortization, increased by $854 million, or 178%, to $1,333 million for the year ended August 31, 2001, from $479 million for the same period in 2000. This increase was primarily related to the acquisitions of WIC, RadioWorks and our publishing assets.

      Operating income increased by $181 million, or 184%, to $280 million from $99 million the prior year primarily as a result of the inclusion of WIC, RadioWorks and our publishing assets. Offsetting the effects of these acquisitions were declines in operating income from Global Television Network on a same station basis and declines in operating profit from TV3 and TV4 in New Zealand.

      In Canada, revenue from television operations increased $211 million, or 43% for the year, to $701 million from $490 million in fiscal 2000. This increase was due to higher airtime revenue of $236 million as a result of the contributions from the former WIC stations. Revenue from Global Prime increased $5 million, or 37%, from the same period in 2000. On a same station basis, revenue from conventional television decreased $19 million, or 27%. This decline was primarily the result of the 2000 Olympics, which were broadcast on a competing network and delayed the commencement of the fall programming schedule.

      For Canadian television operations, total operating expenses before amortization increased by $151 million, or 46%, to $475 million, from $323 million in the prior year as a result of the acquisition of the WIC television stations.

      In New Zealand, revenue from television operations decreased $15 million, or 20%, to $58 million for the year from $73 million in fiscal 2000. Results from New Zealand have been translated at an average rate of $0.638 compared to $0.713 last year, a decline of 11% in the exchange value of the New Zealand currency. Revenue in local currency decreased to NZ$92 million, or 10%, from NZ$102 million in the prior year. The decline was primarily a result of a generally soft market environment and the impact of the Olympics in September 2000.

      In New Zealand, total operating expenses before amortization for television operations decreased $18 million, or 20%, to $67 million, from $85 million in the same period the prior year. The decline was mainly attributable to the depreciating value of the New Zealand dollar against the Canadian dollar. In local currency terms, total operating expenses before amortization increased to NZ$106 million, or 5%, from NZ$101 million in fiscal 2000.

      Revenue from radio operations in New Zealand increased $27 million, or 90%, to $57 million for the year, up from $30 million in fiscal 2000. We acquired 72% of RadioWork’s shares in May 2000 and the remaining 28% in January 2001. RadioWorks contributed $39 million to consolidated revenue in the year ended August 31, 2001. CanWest Radio NZ’s revenue in local currency was unchanged from the prior year.

      Total operating expenses before amortization for radio operations in New Zealand increased to $43 million, or 85%, from $23 million in fiscal 2000. In local currency, the increase was NZ$34 million to NZ$67 million from NZ$33 million in the same period in the prior year. The increase was primarily the result of the RadioWorks’ acquisition. Total operating expenses before amortization for RadioWorks were NZ$45 million for the year ended August 31, 2001.

      Revenue from TV3 Ireland increased $4 million, or 13%, to $31 million for the year ended August 31, 2001, from $27 million in the same period in fiscal 2000. In March 2001, we restructured our interest in TV3 Ireland. As a result, the accounting treatment was changed to a 45% proportionate consolidation from 100% consolidation in previous periods. Results from TV3 Ireland were converted to Canadian dollars at an average rate of $1.3520 for the 12 months, compared to $1.4367 for fiscal 2000, a 6% decline. On a local currency basis, TV3 Ireland’s total revenue grew 62% to €31 million for the 12 months, from €19 million for the same period in the prior year, as TV3 continued to build advertiser support.

      TV3 Ireland’s total operating expenses before amortization decreased to $28 million, from $36 million for the same period last year, reflecting the change in accounting treatment from 100% consolidated to 45% on a proportionately consolidated basis. In local currency, TV3 Ireland’s operating expenses increased by €4 million or 14% to €30 million, from €26 million in fiscal 2000.

      Revenue of $918 million from our publishing assets (excluding the National Post) was included in operations for the period from November 16, 2000 to August 31, 2001. On a same asset basis for the twelve months ended August 31, 2001, our publishing assets generated revenues of $1,188 million, compared to $1,192 million in the previous period. The decline reflected a weakening in the advertising market, which commenced in April 2001, following comparatively strong first and second quarters. Approximately 78% of revenues from our publishing assets were derived from advertising, while circulation revenues represented 17% of total revenue.

      Total operating expenses before amortization of $694 million for our newspaper group were included in operations for the year ended August 31, 2001, representing the period following the November 16, 2000 acquisition. On a same asset basis for the twelve months ended August 31, 2001, total operating expenses for the newspaper group were $876 million, which represented no material change compared to the same twelve months in 2000. A 13% year-over-year increase in newsprint prices was offset by the consolidation of regional printing operations and other cost efficiency gains.

      Amortization, including amortization of broadcast licenses, circulation, goodwill and capital assets, increased by $112 million to $154 million for the year ended August 31, 2001, from $43 million in the previous year. The increase is a result of our acquisitions of WIC, RadioWorks and our publishing assets.

      Financing expenses increased $209 million to $269 million for the year ended August 31, 2001, from $60 million in fiscal 2000. The increase reflected a higher level of debt outstanding as a result of the acquisitions of WIC in March 2000, Radio Works in May 2000, and our publishing assets in November 2000.

      Investment gains decreased $73 million to $29 million for the year ended August 31, 2001, from $101 million for the same period the previous year. For the year ended August 31, 2001, we recorded gains on the sale of investments of $8 million from the sale of publicly traded common shares of Alliance Atlantis Communications Inc., previously acquired for investment purposes, and of $31 million from the reorganization of our interest in TV3 Ireland. In fiscal 2000, we recorded a gain on the sale of our investment in publicly traded shares of CTV Inc. of $99 million. Dividend income included dividends from Ulster TV of $3 million for the year ended August 31, 2001, substantially unchanged compared to the previous year.

      Recovery of income taxes increased $69 million to $27 million for the year ended August 31, 2001, from a charge of $42 million in the previous year. The provision for income taxes reflects a future income tax recovery of $71 million related to reductions in federal and provincial income tax rates enacted during 2001.

      The net charge for minority interests increased by $5 million to $3 million, from a credit of $2 million in the same period last year. This increase was primarily the result of the depletion of the minority interest credit related to TV3 Ireland and the inclusion of a charge related to the 28% minority interest in RadioWorks until January 2001.

      Interest in earnings from Network TEN declined $20 million, or 27%, to $53 million for the year ended August 31, 2001, from $72 million in the prior year. The decline was attributable to a reduction in revenue resulting from the impact of the 2000 Olympics, broadcast on a competing network, and a generally soft advertising market following the 2000 Olympics. Network TEN and Village Roadshow discontinued SCAPE, their online partnership, in March 2001. As a result, Network TEN wrote off its investment in SCAPE in February 2001. Our share of the loss amounted to $13 million. Partially offsetting these decreases were investment gains related to the sale of certain investments and other assets by Network TEN. Our share of these gains was $29 million. Also affecting the result was a decline of 11% in the average rate of exchange of the Australian dollar.

      We incurred a $7 million loss from currency translation realized on distributions declared by Network TEN in the year ended August 31, 2001, compared to a loss of $1 million in the previous year.

      We incurred losses from equity accounted affiliates of $15 million for the year ended August 31, 2001, representing our share of net earnings from CFCF and ROBTv of $2 million offset by our 50% share of losses for the National Post.

      Net earnings decreased $79 million, or 45%, to $98 million for the year ended August 31, 2001, compared to $176 million in the same period last year.

Liquidity and Capital Resources

For the Six Months Ended February 28, 2003

      Cash flow from operations before changes in non-cash working capital amounted to $153 million for the six months ended February 28, 2003, compared with $159 million for the same period last year.

      Changes in non-cash working capital amounted to a use of funds of $22 million for the six months ended February 28, 2003 compared to a use of $74 million for the same period last year.

      On a year to date basis, capital spending totaled $12 million compared to $28 million last year. Current year capital spending reflects normal repair and replacement expenditures.

      We made principal debt repayments totaling $251 million in the first six months, including $193.5 million derived from proceeds from the sale of Ontario community newspapers. Scheduled repayments of our senior credit facility amount of $44 million over the next twelve months.

      In December, CanWest redeemed its Series 2 preference shares for cash of $57.7 million with advances from us. In January 2003, we received an interim distribution of interest and dividends from Network TEN totaling $30 million.

      Usage, including outstanding letters of credit under our credit facility at February 28, 2003 was $1,600 million.

      Total long-term debt of $2,279 million excludes $981 million in junior subordinated notes, which bear interest payable in kind through November 2005. Network TEN had drawn A$414 million of its A$700 million credit facility and had cash on hand of A$21 million at February 28, 2003.

      We have entered into currency and interest rate swaps under our senior indebtedness. The average cost of debt, including the CMI notes, after taking into account other financial instruments in place, was 10%.

      Senior secured leverage under our credit facility was 3.42 times EBITDA for the 12 months ended February 28, 2003, compared to a covenant of 4.50 times. Additionally, we had cash and short-term investments amounting to $60 million at February 28, 2003.

      On April 3, 2003, we completed the Offering. Substantially all of the proceeds were used to retire a portion of the holding company notes held by our parent.

      In March 2003, our lenders consented to an amendment to our credit facility which provides for a change in certain financial ratios that we are required to maintain in order to permit the Offering. The amendment resulted in the term credit facilities being permanently reduced by $275 million, through a draw on the revolving credit facility, which occurred in April. Pro forma for the Offering, unutilized negotiated credit at February 28, 2003 was $268 million. The amendment also resulted in the senior leverage covenant being replaced by a senior secured leverage covenant and the interest coverage covenant being relaxed to allow for the payment of interest on the notes.

For the Fiscal Year Ended August 31, 2002

      Cash flow from operations before changes in non-cash working capital was $254 million for the year ended August 31, 2002, compared to $198 million for the previous year.

      Distributions of $61 million from Network TEN were included in cash flow from operations in 2002. As a result of losses incurred in 2002, Network TEN will not make a distribution of 2002 earnings. Network TEN has adopted a policy of interim and final dividends for 2003 which will allow for a distribution to be paid early in the 2003 calendar year.

      Cash was $50 million at August 31, 2002, compared to $11 million as of August 31, 2001.

      Capital expenditures were $52 million for the year ended August 31, 2002, compared to $42 million for the previous fiscal year. Capital spending in 2002 included investment spending related to our new printing plant in Montreal, and fit-out of the digital specialty operations, Reach Canada, our contact center and our centralized business services and information technology units. Planned capital expenditures for fiscal 2003 amount to approximately $50 million, including $7 million related to the fit-out of our central services.

      Proceeds from divestitures and the sale of investments, including CFCF, CKVU and community newspapers, amounted to $477 million during 2002. In September 2001, we suspended the payment of dividends in favor of debt reduction.

      Long-term debt, including the current portion, decreased $494 million during the year ended August 31, 2002 to $2,530 million as a result of repayment of principal.

      The total credit available under our credit facility is $2,397 million, of which we had drawn approximately $1,797 million as of August 31, 2002. The facility includes revolving and non-revolving tranches with terms ranging from 6 to 8.5 years. The credit facility is collateralized by certain of our assets. In addition, we have outstanding $720 million in principal amount of senior subordinated notes maturing in 2011. The senior subordinated notes are guaranteed by certain subsidiaries.

      Total leverage under our credit facility was 5.25 times EBITDA for the year ended August 31, 2002, compared to a covenant of 5.75 times.

      In May 2002, we secured certain amendments to our senior secured credit facility which, under certain conditions, (1) allow greater flexibility to repay the CMI notes, and (2) defer the scheduled step-down of the total leverage ratio from 5.75 times to 5.50 times until February 2004.

      We have entered into currency and interest rate swaps with certain lenders under our senior indebtedness. The average cost of debt, including the CMI notes, after taking into account other financial instruments in place, was 10%.

      At August 31, 2002, the outstanding principal amount of the CMI notes payable to our parent was $934 million. These notes bear interest at 12.155% and mature in 2020.

      Our primary market risk exposures are interest rate and currency exchange rate risk. We are exposed to interest rate risk and currency exchange rate fluctuations resulting from the issuance of floating rate debt and debt denominated in U.S. dollars. In addition to monitoring the ratio of fixed-rate debt to long-term debt, we use interest rate swaps to manage the proportion of total debt that is subject to variable rates. Cross-currency swaps are used to hedge both the interest rate and the currency exposure on debt originally issued in U.S. dollars. We do not enter into any derivatives for trading purposes.

      We have fully hedged the currency exposure on all of our U.S. dollar denominated debt, and we have fixed the interest rate for the majority of our floating rate debt by entering into a combination of cross-currency swaps and interest rate swaps.

      In addition to foreign exchange rate risk on foreign currency denominated debt, we are also exposed to some currency risk as a result of having investments and carrying on business in currencies other than the Canadian dollar. All of our foreign operations are self sustaining, and therefore foreign exchange gains and losses are deferred as a separate component of shareholder’s equity. We translate the earnings of equity accounted subsidiaries and affiliates at the average rate of translation of the relevant period. We recognize deferred translation gains and losses as appropriate upon dispositions and/or distributions from such operations. Our primary currency exposure is to variations in the Australian dollar relative to the Canadian dollar as a result of our investment in Network TEN. Currently, we do not use derivative financial instruments to manage exposure to fluctuations in foreign currency exchange rates.

      Based on current operations, we believe that cash flow from operations, together with available borrowing capacity under the credit facility, will be adequate to meet our anticipated requirements for working capital, capital expenditures and interest payments.

      Although we have no current undertakings or agreements with respect to material acquisitions or investments, from time to time potential acquisitions and investments are evaluated and, to the extent permitted by the terms of senior debt instruments, we may make such acquisitions or investments should attractive opportunities arise. We expect that the funding for any such acquisitions or investments would come from working capital, borrowing under the credit facility or future credit facilities, additional equity and debt financing, entering into joint ventures or a combination of these options.

Network TEN

      We have a 57.2% economic interest in Network TEN, one of Australia’s three non-government owned national television broadcast networks. While Network TEN’s results are not consolidated into our financial statements, we receive interest payments under Network TEN’s outstanding subordinated debentures, all of which are owned by us, and dividend payments in respect of the Network TEN shares owned by us. Our prior 57.5% economic interest in Network TEN was reduced to 57.2% as a result of the exercise of certain management stock options in January and February 2003.

      Set forth below is a discussion of Network TEN’s results of operations without giving effect to our proportionate interest in Network TEN under Australian GAAP, except where expressly stated in Canadian GAAP.

Fiscal 2002 Compared to Fiscal 2001

      Network TEN television operations in Australia reported a record year in terms of revenues after significant ratings gains for its prime time schedule in both its target demographic of 16-39 year olds and other audience categories. Total television revenues increased by 16% to A$589 million from A$509 million (excluding non-recurring revenue of A$106 million), the previous year. This included a record fourth quarter for our television operations.

      Operating expenses before non-recurring items and depreciation and amortization of the Australian television operation increased by A$62 million, or 17%, to A$414 million for the year ended August 31, 2002, from A$352 million in the same period in the previous year. The increase reflected the investment in a winning program strategy that included the most watched Australian program, Big Brother, and sports programming with wide audience appeal, such as the AFL games.

      Operating income before non-recurring items increased by A$14 million, or 9%, to A$161 million from A$147 million.

      Revenues from Eye Corp., Network TEN’s out-of-home operation, increased by A$30 million, or 60%, to A$79 million for the year ended August 31, 2002, from A$49 million the previous year, which included only eight months of Eye Corp. results.

      Operating expenses before non-recurring items and depreciation and amortization at Eye Corp. increased by 67% to A$78 million, from A$46 million the previous year due to the inclusion of a full year of Eye Corp. results in 2002 compared to eight months in 2001.

      Operating loss before non-recurring items of Eye Corp. increased to A$15 million from a loss of A$11 million. The depreciation and amortization charge in 2002 of A$16 million was A$3 million higher than the previous year.

      Shortly before the end of the fiscal year, Network TEN acquired the remaining 40% of Eye Corp. for A$10 million. The potential for growth and profits in the out-of-home market remains substantial, but the difficult advertising environment at this time has affected the out-of-home industry more than other media. Acquisition of full ownership and control of the company will enable Network TEN to make the necessary realignments of management and strategy to realize further efficiencies.

      In 2002, Network TEN recorded an investment loss of A$17 million related to the write down of other investments to fair value. In 2001, Network TEN had individually significant items totaling A$30 million.

      In 2002, Network TEN recognized a goodwill impairment loss of A$172 million related to its investment in Eye Corp. The decline in fair value is attributable to the weakness in the out-of-home advertising market and certain operational issues. Amortization relating to goodwill increased to A$10 million from A$9 million the previous year. As a result of the adoption of new accounting policies under Canadian GAAP, no amortization of goodwill and indefinite life intangibles was recorded in 2002. In the previous year, amortization of A$14 million was recorded. In accordance with the new Canadian accounting policy, A$102 million was recorded as a charge against opening retained earnings, and A$70 million was charged against 2002 earnings.

      Financing expenses, excluding interest in respect of subordinated debentures, increased to A$31 million from A$22 million in the previous year, reflecting higher debt levels.

      Income tax expense increased to A$71 million in 2002, compared to A$24 million in 2001 as a result of increased taxable income, as well as the A$36 million settlement with the Australian Tax Office, as described in the following section.

      Network TEN’s earnings, excluding interest in respect of subordinated debentures, decreased to a loss of A$122 million for the year ended August 31, 2002, from earnings of A$127 million in the previous year.

Fiscal 2001 Compared to Fiscal 2000

      Total television revenues (excluding non-recurring revenue of A$106 million) decreased A$48 million, or 9%, to A$509 million for the year ended August 31, 2001, from A$557 million. Revenues of A$49 million from Eye Corp., in which Network TEN acquired a 60% controlling interest in December 2000, offset declines in television revenues.

      Operating expenses before depreciation and amortization increased A$47 million, or 13%, to A$399 million for the year ended August 31, 2001, from A$352 million for the previous year. The increase is primarily attributable to the inclusion of A$46 million in Eye Corp. operating expenses, as well as increased operating costs associated with transmission of digital broadcast signals.

      Operating income before non-recurring items decreased A$59 million, or 30%, to A$135 million from A$194 million. The reduction reflected an A$11 million operating loss from Eye Corp. and lower television operating income.

      Network TEN’s individually significant items totaled A$30 million for the year ended August 31, 2001. This included gains on sale of certain listed investments of A$59 million and sale of excess real property of A$7 million. These gains were partially offset by a loss of A$29 million resulting from the write-off of certain of Network TEN’s online investments, primarily the result of the discontinuance of its SCAPE joint ventures.

      Depreciation and amortization expenses increased by A$7 million, to A$29 million for the year ended August 31, 2001, from A$22 million in the previous year. This increase was primarily attributable to the additional amortization resulting from the acquisition of 60% of Eye Corp.

      Financing expenses, excluding interest in respect of subordinated debentures, increased to A$22 million for the year ended August 31, 2001, from A$6 million in the previous year, reflecting higher debt levels.

      Income tax expense decreased by A$10 million, to A$24 million for the year ended August 31, 2001, from A$34 million in the previous year, as a result of the reduction in earnings.

      Network TEN’s earnings, excluding interest in respect of subordinated debentures, decreased by A$29 million, or 19%, to A$127 million for the year ended August 31, 2001, from A$156 million in the previous year.

Liquidity and Capital Resources

      Cash flow from operations increased by A$4 million in the 12 months ended August 31, 2002 to A$23 million, compared to the previous year.

      Capital expenditures for replacement of capital assets were A$32 million for the year ended August 31, 2002, compared to A$23 million in the same period last year. As required by its existing broadcast license, Network TEN converted to digital signal transmission in January 2001. The total capital cost of the conversion is estimated at A$80 million, which will be expended over a five year period. In August 2002, Network TEN acquired the remaining 40% interest in Eye Corp. that it did not already own for A$10 million.

      In December 2001, Network TEN paid distributions aggregating A$139 million.

      As a result of losses incurred in 2002, Network TEN will not make a distribution of 2002 earnings. Network TEN has adopted a policy of interim and final dividends for the 2003 fiscal year. This will allow a cash distribution to be paid early in the 2003 calendar year from earnings generated in the first half of fiscal 2003.

      As of August 31, 2002, Network TEN had cash on hand of A$12 million, compared to A$22 million as of August 31, 2001.

      Network TEN’s major credit facility is with a syndicate of banks providing for operating and term credit facilities in the aggregate amount of A$700 million at August 31, 2002. The credit facility is unsecured. Outstanding loans under this credit facility totaled A$460 million on August 31, 2002.

      A longstanding dispute between Network TEN and the Australian Tax Office, or the ATO, regarding the deductibility of debenture interest paid to us was resolved in August 2002. As a result, the ATO will allow Network TEN to continue to deduct interest on its subordinated debentures until June 30, 2004. After that date, in accordance with new tax legislation in Australia that will come into effect on July 1, 2004, Network TEN will no longer be entitled to tax deductions for interest in respect of the subordinated debentures. The settlement resulted in a non-recurring income tax expense of A$36 million in 2002.

      On March 14, 2003, Network TEN completed a private placement of US$125 million principal amount of 5.38% senior unsecured notes due 2013 and used the proceeds of that private placement to refinance a portion of the debt outstanding under its existing credit facility.

Differences Between Australian GAAP, Canadian GAAP and U.S. GAAP

      The preceding discussion and analysis has been based upon financial statements prepared in accordance with Australian GAAP and certain disclosures explicitly stated in Canadian GAAP. Both Australian and Canadian GAAP differ in certain respects from United States GAAP. The significant differences relevant to us are discussed in detail in note 20 of our consolidated financial statements for the year ended August 31, 2002, note 7 of our interim consolidated financial statements and note 40 of the Network TEN consolidated financial statements.

MARKET RISK

      Our primary market risk exposures are interest rate and currency exchange rate risk. We are exposed to interest rate risk and currency exchange rate fluctuations resulting from the issuance of floating rate debt and debt denominated in U.S. dollars. In addition to monitoring the ratio of fixed rate debt to long term debt, we use interest rate swaps to manage the proportion of total debt that is subject to variable rates. Cross currency swaps are used to hedge both the interest rate and the variable rates. Cross currency swaps are used to hedge both the interest rate and the currency exposure on debt originally issued in U.S. dollars. We do not enter into any derivatives for trading purposes.

      We have fully hedged the currency exposure on all of our U.S. dollar denominated debt. After entering into a combination of cross currency and interest rate swaps, our effective pro forma fixed to floating rate debt ratio as at February 28, 2003 was 70/30.

      As of February 28, 2003, we have entered into interest rate swap contracts to pay fixed rates of interest (at an average rate of 8.91%) and receive floating rates of interest (at an average rate of 5.48%) on a notional amount of $708.2 million. The current outstanding balance on the related underlying debt is $476.9 million.

      As of February 28, 2003, we have entered into cross currency swap contracts to pay a fixed rate of interest (at an average rate of 10.27%) on a notional amount of $1,078 million and receive floating rates of interest (at an average rate of 7.74%) on a notional amount of US$425 million. The current outstanding balance on the related underlying debt is $1,066 million and US$425 million, respectively.

      On a pro forma basis as of February 28, 2003, we estimate that a 1% increase in floating interest rates would increase annual interest expense by $9 million. This estimate is based on the assumption of a constant variable rate debt and swap level and an immediate rate increase with no subsequent rate changes in the remaining term to maturity.

      The fair value of the swap contracts represents an estimate of the amount that we would receive or pay if the contracts were closed out at a market price on the balance sheet date. As of February 28, 2003, our outstanding swap contracts were in a net unrealized loss position of $131.9 million.

      As of February 28, 2003, assuming all other variables are held constant, a 10 basis point shift in the Canadian fixed yield would result in a $2.5 million change in the mark to market value of all swaps. A 10 basis point change in the value of the Canadian dollar against the U.S. dollar, assuming all other variables are held constant, would result in a $1.5 million change in the mark to market value of the cross currency swaps.

      In addition to foreign exchange rate risk on foreign currency denominated debt, we are also exposed to some currency risk as a result of having investments and carrying on business in currencies other than the Canadian dollar. All of our foreign operations are self sustaining, and therefore, foreign exchange gains and losses are deferred as a separate component of shareholder’s equity. We translate the earnings of equity accounted subsidiaries and affiliates at the average rate of translation of the relevant period. We recognize deferred translation gains and losses as appropriate upon dispositions and/or distributions from such operations. Our primary currency exposure is to variations in the Australian dollar relative to the Canadian dollar as a result of our investment in Network TEN. Currently, we do not use derivative financial instruments to manage our exposure to fluctuations in foreign currency exchange rates.

RECENT EVENTS

Sale of Shares of SBS Broadcasting S.A.

      On July 9, 2003, we sold our holding of 2,032,300 common shares of SBS Broadcasting S.A. to a U.S. institutional investor for US$16.10 per share. The net cash proceeds from the transaction, approximately US$32.7 million ($44.1 million), will be used to reduce corporate debt.

Integrated Management Structure for our Canadian Media Operations

      On January 28, 2003, we announced the implementation of a new management structure for our Canadian media business to further integrate our broadcasting and publishing operations, an important step in our multi-platform media strategy. Under the new structure, our Canadian broadcasting and publishing operations will be operated under the common leadership of Rick Camilleri, Chief Operating Officer. Gerry Noble, former President and Chief Executive Officer of our broadcasting operations, will remain with us as special advisor until August 30, 2003. We have appointed Robert Calvert as Senior Vice President, Operations, and John Burgis as Executive Vice President, Business Services and Finance. Both Robert Calvert and John Burgis have over 20 years of experience in the newspaper publishing and television broadcasting industries, respectively, largely with our Canadian media operations.

Asset Sales — Sale of Certain Community Newspapers

      On February 14, 2003, we sold our community newspapers and related assets in Ontario to Osprey Media Holdings Inc. for cash proceeds of approximately $193.5 million.

      On August 8, 2002, we sold all of our community newspapers and related assets in Atlantic Canada and Saskatchewan to G.T.C. Transcontinental Group Ltd. for cash proceeds of approximately $257 million.

      The proceeds from these sales were used to reduce debt outstanding under our credit facility.

Redemption by CanWest of its Series 2 Preference Shares

      In May 2001, through an amalgamation of subsidiaries, one of which was not wholly-owned, we acquired the 29.3% minority interest in our Global Television Network stations in British Columbia (CKVU), Manitoba (CKND) and Saskatchewan (CFRE and CFSK). Under the terms of the amalgamation agreement, a wholly-owned subsidiary received all of the shares of the amalgamated company and the minority shareholders of CanWest Broadcasting Ltd., or CBL, received Series 2 preference shares of CanWest. CanWest redeemed the Series 2 preference shares for $57.7 million in cash on December 18, 2002. The redemption was financed through a drawdown on our credit facility, the proceeds of which were distributed to CanWest. The former minority shareholders of CBL have commenced a lawsuit against CanWest and certain of its subsidiaries, which lawsuit remains ongoing. See “Business — Legal Proceedings.”

BUSINESS

Overview

      We are an international media company with interests in broadcast television, newspapers, radio, specialty cable channels and Internet websites in Canada, Australia, New Zealand, the Republic of Ireland and Northern Ireland.

      In Canada, we are a major multi-platform media company, with television, publishing, radio and Internet operations that serve common geographic areas, providing our viewers, readers and advertisers with extensive local, regional and national coverage. We own and operate the most profitable and one of the highest rated groups of television stations in Canada, including the Global Television Network, which covers approximately 96% of Canada’s English-language market. We are also the largest publisher of daily newspapers in Canada with average daily paid circulation of 1.4 million copies, representing 35% of Canada’s average daily English-language newspaper sales. In addition, we own an extensive collection of Internet websites providing content of local, regional and national interest.
      We believe the combination of our media assets in Canada provides us with a number of competitive advantages, including the ability to:

•	provide advertisers with multi-platform media advertising solutions designed to reach a mass audience or to target specific demographic or special-interest groups;

•	leverage the news and information production resources of our broadcasting, publishing and Internet operations to provide our audiences with superior depth and scope in local, regional and national coverage; and

•	cross-promote our brands, programs and other content across our various media platforms.

      We also own significant interests in media properties in other English-language markets. In Australia, we own a 57.2% economic interest in Network TEN, one of three privately-owned national television networks. In New Zealand, we own the only privately-owned national television networks, TV3 and TV4, and a leading group of radio stations, CanWest NZ Radio. Our other investments include a 45% interest in the only privately-owned television network in the Republic of Ireland, TV3, and a 29.9% interest in the highest-rated television station in Northern Ireland, UTV.

      The following chart sets forth our adjusted pro forma EBITDA by operating entity (in thousands):

			Six Months
		Year Ended	Ended
		August 31,	February 28,
Operation	Location	2002	2003

		(unaudited)
Canadian television	Canada	$191,092	$123,889
Publishing and online	Canada	235,701	124,624
TV3 and TV4	New Zealand	(1,938)	6,972
CanWest Radio NZ	New Zealand	16,361	10,747
TV3	Republic of Ireland	7,654	5,915
Corporate	Canada	(30,147)	(10,471)

Subtotal		$418,723	$261,676
Less contribution from unrestricted subsidiaries and investments included above:
TV3	Republic of Ireland	(7,654)	(5,915)
Global Prime	Canada	(13,619)	(6,017)
All Canadian Sport	Canada	1,091	—
Plus cash distributions received from investments:
Network TEN	Australia	60,984	30,212
UTV	Northern Ireland	3,241	1,533
CanWest Ireland Sales Ltd.	Republic of Ireland	2,049	965
Global Prime	Canada	—	3,462

Adjusted pro forma EBITDA		$464,815	$285,916

Business Strategy

      In the consolidating and converging media landscape, our objective is to increase our revenue and EBITDA by leveraging our media platforms and acquiring, developing and controlling content. To achieve this objective, we intend to:

•	Offer comprehensive advertising solutions. Our broad range of media platforms allows us to deliver multi-platform solutions to our advertising clients. We are able to sell flexible packages of advertising across various media in local, regional and national markets. Our Canadian television, publishing and Internet platforms provide advertisers with an effective means to reach a mass market or to target specific demographic and special interest groups. In New Zealand, our combination of a national television network and urban and rural radio networks allows us to design advertising solutions tailored to our clients’ needs.

•	Leverage content. By creating our own news and sports content and purchasing or commissioning entertainment content from our affiliates and others, we are able to supply our own platforms and syndicate our content to non-competing media outlets, reducing our effective costs. The combination of our television, publishing and Internet platforms makes us a leading owner and provider of content in Canada. Our news and information organization provides extensive resources to develop content for delivery across our multiple distribution platforms and enables us to provide complete and in-depth coverage of local, regional and national news and information to our audiences.

•	Cross-promote and co-brand our properties. The geographic overlap of our television, publishing, radio and Internet platforms enables us to cross-promote our properties in order to grow audiences, strengthen brand recognition and increase advertising revenue. For example, in Canada we use our newspapers to promote our television programs and websites. Our variety of platforms also enables us to pursue co-branding and brand extension opportunities.

•	Achieve economies of scale. Through expansion of our operations across multiple markets and media platforms, we have achieved greater purchasing power, giving us a competitive advantage in acquiring the rights to content. In addition, we can amortize the cost of content across a larger number of viewers, readers and listeners.

•	Expand operations in English-language markets. We intend to develop and acquire additional media assets in our existing markets and expand into other English-language markets. While tastes and preferences vary among each of the communities we serve, we are often able to utilize programming and other content purchased, developed or produced for one market in our other markets. In Canada, we recently launched our first radio station and have filed applications for additional radio licenses.

•	Improve efficiency and reduce operating costs. We expect to realize cost savings through the integration of our publishing assets and other acquired assets into our existing operations and through the reduction of duplicative general and administrative expenses.

Canadian Media Operations

Canadian Television Industry

      Three English-language national broadcast networks operate in Canada: the Global Television Network, the CTV television network and the Canadian Broadcasting Corporation. The Global Television Network and CTV are both privately-owned, commercial networks, while the CBC is government-owned and financed by a combination of federal government grants and commercial revenue. Several French-language networks and a number of independent stations also serve local markets. In addition to Canadian stations, Canadian viewers generally have access to U.S. stations, either directly over the air or via cable.

      Canada has a well-developed cable television market that provides viewers with a wide range of viewing alternatives. Most Canadians have access to a number of Canadian specialty cable channels as well as a number of American broadcast and cable channels. In November 2002, there were approximately 9.3 million households in Canada with cable or direct-to-home satellite services.

      A significant aspect of television broadcasting in Canada is simultaneous program substitution, or simulcasting, a regulatory requirement under which Canadian cable television systems with over 2,000 subscribers are required to substitute the local Canadian signal, including the Canadian commercials, for the broadcast of the identical program by a U.S. station when the two programs are broadcast at the same time. As a result, the local Canadian broadcaster’s signal and advertisements appear on two or more cable channels simultaneously, thereby increasing the size of the Canadian broadcaster’s audience. Direct-to-home satellite services also have program substitution obligations under these regulations. Program substitution is primarily intended to compensate Canadian broadcasters that have purchased exclusive local broadcast rights for U.S. programs for the encroachment on their market by U.S. broadcasters via cable and direct-to-home satellite services.

      Television broadcasting in Canada is subject to cable priority carriage rules, whereby cable systems with over 2,000 subscribers must carry the signals of local broadcasters as part of their basic service. The guaranteed carriage enjoyed by local television broadcasters under these rules is designed to ensure that they reach cable households and enjoy advantageous channel placement.

      Also important to television broadcasting operations is the specialty service access rules, which require cable systems with more than 6,000 subscribers operating in an English-language market to deliver each English-language specialty service licensed for the area, other than certain religious services, to the extent of available channels. Similarly, direct-to-home satellite services must, by regulation, distribute all Canadian specialty services, other than certain religious services. These rules help ensure wider carriage for Canadian specialty services than might otherwise be secured through negotiation with the cable companies.

      The CRTC has indicated that it intends to merge the licenses held by operators of multiple cable systems into a maximum of three licenses per operator in a given region. However, the CRTC has stated that rules related to the carriage of programming services and program substitution must be maintained within this regional licensing context.

      In addition, Canadian broadcasters are required to show specified percentages of programming of Canadian origin during a broadcast day and, specifically, during the evening period.

      The following table reflects the respective share of the audience in English-language markets in Canada held by major Canadian English-language networks and station groups in Fall 2002 as a percentage of both Canadian television and total television viewership:

	Share of	Share of
Network or Station Group	Canadian Television	Total Television

Global Television Network and our “CH” stations(1)	22%	15%
CTV Network	21%	14%
CBC Network	9%	6%
CHUM	9%	6%
Other broadcast stations	7%	5%
Pay & specialty cable channels	32%	23%

Total English-language Canada broadcasting	100%	72%

Source:	Bureau of Broadcast Measurement (“BBM”) sweeps, Monday to Sunday, 6:00 a.m. to 2:00 a.m. adults ages 18 to 49.

(1)	Includes our two CBC-affiliated stations, but not our specialty cable channels.

      Television broadcasting in Canada is regulated by the CRTC. Canada maintains significant restrictions on the foreign ownership of Canadian broadcast television stations and specialty cable channels. For more information, see “Regulation — Canadian Television.”

Our Television Operations

General

      We are the largest owner and operator of commercial television stations in Canada, as measured by revenue and EBITDA, with a total of 16 originating stations. Our national network of stations, the Global Television Network, includes eleven originating stations and broadcasts to all major metropolitan markets in Canada, including Toronto, Montreal, Vancouver, Ottawa, Calgary, Edmonton, Quebec and Winnipeg. Our Global Television Network stations cover an estimated 23.2 million persons, or approximately 96% of Canada’s English-language market, and is targeted to appeal to adults ages 18 to 49.

      Three of our stations operate as independents under the “CH” brand with a schedule that is distinct from our Global Television Network. Our “CH” brand stations provide us with second stations covering several of the largest markets in Canada: Toronto/ Hamilton, Vancouver/ Victoria, Ottawa/ Hull and Greater Montreal. The programming on our “CH” brand stations is targeted at the adult audience ages 25 to 54, a more mature demographic group than the 18 to 49 year old audience targeted by our Global Television Network. Our CHCH station in Hamilton and our CHEK station in Victoria also offer a broad range of local entertainment, news and information programming, while our CH-Horizon (CJNT) station in Montreal also broadcasts multi-cultural programming.

      We also own two stations affiliated with the CBC, which were acquired as part of the WIC transaction.

      We also own Global Prime, a Canadian cable specialty channel providing entertainment and information programming to the “baby boomer” generation.

      In November 2000, the CRTC awarded licenses to operate three new digital Category 1 specialty channels and 27 new digital Category 2 specialty channels to us and/or partnerships in which we have an interest. Cable and satellite service operators that offer digital services are legally required to carry Category 1 channels, and can carry Category 2 channels at their option. We launched two Category 1 services, mentv (49% owned) and Mystery TV (45% owned) and four Category 2 channels, Lonestar, DejaView, Fox Sports World Canada and Xtreme Sports, in September 2001.

      The following table sets forth the relative ranking and audience share of our originating broadcast television stations in each of their respective Demographic Market Areas or Extended Market Areas for Fall 2001/ Spring 2002:

		Stations in	Rank in	Audience
	Call Sign	DMA/EMA	DMA/EMA(1)	Share(1)

Global Television Network:
Global Ontario	CIII	14	1	12.4%
Global Quebec	CKMI	8	2	12.5%
Global Vancouver	CHAN	13	1	13.4%
Global Calgary	CICT	8	1	15.5%
Global Edmonton	CITV	8	1	15.3%
Global Winnipeg	CKND	8	2	14.0%
Global Halifax	CIHFNS	8	2	12.2%
Global Saskatoon	CFSK	7	2	11.9%
Global Regina	CFRE	7	2	11.6%
Global Saint John	CIHF-NB	8	2	9.3%
Global Lethbridge(2)(3)	CISA	9	1	18.1%
“CH” Television System:
Montreal, Quebec	CJNT	8	8	2.6%
Hamilton, Ontario(4)	CHCH	14	5	4.8%
Victoria, British Columbia	CHEK	13	5	5.3%
CBC Affiliates:
Kelowna, British Columbia	CHBC	8	3	9.1%
Red Deer, Alberta	CKRD	8	4	4.1%

(1)	Monday to Sunday, Central Prime Time (8:00 p.m. to 11:00 p.m. in all markets except Saskatchewan and Manitoba where, due to time zone differences with U.S. border stations, Central Prime Time is 7:00 p.m. to 10:00 p.m.).

For Toronto/ Hamilton and Vancouver/ Victoria: September 17, 2001 to May 26, 2002, BBM Meter Research, adults ages 18 to 49.

All other markets: Fall 2001 and Spring 2002, average BBM Sweeps, adults ages 18 to 49.

(2)	BBM Central Area.

(3)	CISA is a repeater of CICT Calgary.

(4)	Rank and Share in the Toronto/ Hamilton DMA.

Programming

      Our Global Television Network targets adults ages 18 to 49, while our “CH” brand stations target a more mature demographic, adults ages 25 to 54. The key elements of our programming strategy are:

•	purchasing exclusive Canadian broadcasting rights to entertainment programs which appeal to our target audiences;

•	maximizing simulcasting opportunities; and

•	limiting in-house production to news and sports programming.

      We aggressively promote our series and seek to develop viewer loyalty by offering a consistent programming schedule. By purchasing exclusive Canadian broadcasting rights to programming, we are able to control its distribution throughout the country. We are also able to offset programming costs through syndication to non-competing stations. We simulcast U.S.-originated programming whenever possible in order to maximize our ratings and advertising revenue.

      Substantially all of our acquired programming is purchased for national exposure in Canada and the majority of the programming is produced within Canada and the United States. In order to gain economies of scale, the programming is often purchased for multiple levels, including telecast rights for our specialty and digital television channels as well as our conventional television stations. Many of our programming agreements are for multi-year program supply. Such agreements are currently held with several major non-Canadian studios, including Sony Pictures Television (Columbia), Fox, Vivendi Universal, Paramount, CBS and NBC. These agreements require suppliers to provide, and us to buy, pre-agreed amounts of programming over one or more years. These agreements have provided price stability for our program acquisitions and have enhanced our ability to retain highly-rated U.S. network series programming and to acquire desirable new programming while, at the same time, helping to soften the effect of the very cyclical nature of most television programs.

      Both our Global Television Network and our “CH” brand stations broadcast many of the most popular programs in Canada. Among the many “hit” shows in our current program schedules are a combination of recent entrants and established programs, including Survivor, Frasier, Friends, Will and Grace, Everybody Loves Raymond, 60 Minutes, Ed, Fear Factor, The Simpsons, NYPD Blue, Dawson’s Creek, Gilmore Girls, The Practice, Boston Public, That 70’s Show, Malcolm in the Middle, Fear Factor and 24. Global Television is also Canada’s television source for world class sporting events such as NFL football (including the Super Bowl), Molson Indy, the Masters Golf Tournament and the Wimbledon Tennis Finals. In 2002, Global Television introduced Global Showcase, a series of Canadian documentaries from independent producers across all the regions of Canada. Several of the programs have aired to strong national acclaim, including On Wings and Dreams, which was nominated for a Gemini Award in 2002. Global Television’s Popstars continues to be one of the highest-rated Canadian-produced series, and two recently added Canadian hour-long action series, Mutant X and Andromeda, are also generating very positive audience reaction.

      Since launching the Global National news in September 2001, during what must rank as one of the most intense news gathering periods in the history of television (Global National anchor Kevin Newman was the first Canadian national newscaster on the air with the devastating news from New York on September 11, 2001), it has gained stature among its peers and with its audience. Global National is the second highest rated national newscast in Canada, and the audience growth continues. Global National, Canada’s only national dinner-hour newscast, has already been recognized with two Gemini nominations and two major Radio Television News Director Association awards. Strategically, Global National has enhanced the news “brand” and credibility of many of Global Television’s local television news and public affairs programs. Each of the local stations maintains local news teams which coordinate with national news bureaus in Ottawa and Calgary and international news bureaus in Washington, D.C., and London, England. Local news is in increasingly high demand in virtually all of our television markets.

Ratings

      The following table sets forth audience shares for our Global Television Network and our “CH” brand stations and those of their competitors in each of the Toronto/ Hamilton and Vancouver/ Victoria markets for the 2001 and 2002 broadcast years:

Audience Share in Selected Major Markets

	Audience Share(1)

	Prime-Time:			6AM-
	7PM-11PM(2)		Rank(3)	MIDNIGHT(2)		Rank(3)

	2002	2001	2002	2002	2001	2002

Toronto/ Hamilton(4):
Global Ontario — CIII	11.7%	13.9%	1	9.2%	10.9%	1
CTV-CFTO	10.0%	10.6%	2	9.0%	9.9%	2
CBC — CBLT	9.4%	8.5%	3	7.0%	6.0%	3
Independent — CITY	7.5%	7.7%	4	6.7%	7.1%	4
“CH” Brand — CHCH(5)	4.9%	4.9%	5	3.5%	3.6%	5
Independent — CKVR	3.2%	3.2%	6	3.0%	2.7%	6
Fox — WUTV	3.1%	4.0%	7	3.5%	4.2%	5
Rogers — CFMT	2.2%	2.1%	8	3.0%	3.0%	6
Vancouver/ Victoria(6):
Global Vancouver — CHAN(5)	13.0%	10.2%	1	12.4%	10.9%	1
CTV — CIVT	8.3%	7.3%	2	6.1%	5.7%	3
CBC — CBUT	7.6%	6.4%	3	8.0%	6.1%	2
CHUM-CKVU(7)	5.6%	12.5%	4	4.2%	9.0%	4
“CH” Brand — CHEK(5)	5.1%	5.0%	5	4.0%	4.1%	5
Independent — KVOS	1.9%	4.0%	7	2.2%	4.7%	7
CHUM — CIVI	3.1%	0.0%	6	2.4%	0.0%	6

(1)	Audience share among adults 18 to 49.

(2)	September 17, 2001 to May 26, 2002 for 2002 and September 11, 2000 to May 27, 2001 for 2001.

(3)	Based upon figures reported in this table.

(4)	Nielsen Ratings.

(5)	Acquired on March 31, 2000 and re-branded September 1, 2001.

(6)	BBM Survey.

(7)	Divested in accordance with CRTC decision effective October 31, 2001, although CKVU commenced CHUM programming as of September 1, 2001.

Advertising Sales and Revenue

      Our Canadian television operations derive their revenue primarily from the sale of broadcast air time to national, regional and local advertisers. For fiscal 2002, we derived over 80% of the advertising revenue relating to our Canadian broadcasting operations from sales to national advertisers and the balance from sales to regional and local advertisers. Under the terms of our broadcasting licenses, our Global Ontario and Global Quebec stations may sell broadcast air time only to national advertisers. Based on information published by the CRTC, we estimate our share of the Canadian English-language broadcast television advertising market was 33% in 2001.

Canadian Publishing Industry

      The Canadian newspaper industry is comprised of over 100 daily paid circulation newspapers and numerous non-daily paid and free-distribution publications. The industry is mature and is dominated by a small number of major publishers. We are the largest newspaper publisher in Canada, with 29% of average weekly circulation, ahead of Quebecor Inc. (21%), Torstar Corporation (14%), Power Corporation (9%), Bell Globemedia (6%), Osprey Media (6%) and others (15%).

      Total Canadian daily newspaper industry revenue was $3.2 billion in 2001, with 79% derived from advertising and the balance of 21% coming from circulation. Advertising revenue and, to a lesser extent, circulation revenue are cyclical and dependent upon general economic conditions. Historically, increases in advertising revenue have corresponded with periods of economic growth, while decreases have corresponded with general economic downturns and regional and local recessions. Daily newspaper advertising revenue decreased by 3%, or $80 million in 2001, following six successive years of growth from the $1.8 billion posted in 1994. Most of the losses in 2001 were attributable to declines in national and classified linage.

      Daily newspaper circulation revenue decreased slightly from $692.7 million in 1995 to $681.6 million in 2001 as price increases partially offset receding demand. The median single copy price for a weekday edition of a Canadian daily newspaper increased from $0.65 in 1995 to $0.75 in 2001, partly in an attempt by newspaper publishers to offset the impact of significant increases in newsprint prices during earlier periods. The median subscription price for seven day delivery rose 11% to $3.75 in 2002, from $3.38 in 2001. Average daily newspaper circulation declined 3.5% in 2002 to 5.0 million copies from 5.2 million copies in 2001.

Our Publishing Operations

General

      We are the largest publisher of daily newspapers in Canada, as measured by circulation, revenue and EBITDA. Our publications include 10 daily metropolitan newspapers, all of which serve markets also reached by our broadcast television signals. In addition, we own and operate several other newspapers, shopping guides and newspaper-related publications. We also own the National Post, one of Canada’s two national daily newspapers.

      Our newspapers have an average daily paid circulation of 1.4 million copies, representing 35% of Canada’s daily average English-language newspaper circulation, and an estimated average daily readership of 3.1 million people. Most of our newspapers have the highest circulation among publications in their markets. The high cost associated with starting a major daily newspaper operation constitutes a barrier to entry by potential new competitors to larger daily newspapers. While Internet advertising may become more competitive in the future, it has not yet had a significant impact on revenue or EBITDA of our publishing assets.

Circulation

      The following table provides circulation statistics for the six months ended March 31, 2003 for the major newspapers (excluding the National Post):

		Average
		Daily Paid	Market
Newspaper	CMA	Circulation	Position

The Vancouver Sun	Vancouver, British Columbia	195,161	1
The Province	Vancouver, British Columbia	166,049	2
The Gazette	Montreal, Quebec	146,170	1 (1)
Ottawa Citizen	Ottawa, Ontario	141,540	1
The Edmonton Journal	Edmonton, Alberta	134,760	1
Calgary Herald	Calgary, Alberta	120,129	1
The Windsor Star	Windsor, Ontario	76,395	1
The Times Colonist	Victoria, British Columbia	70,631 (2)	1
The Star Phoenix	Saskatoon, Saskatchewan	57,165	1
The Leader Post	Regina, Saskatchewan	50,979	1

(1)	Number one English-language newspaper; number three overall.

(2)	Circulation is for the six months ended March 31, 2003, includes the impact of a work stoppage in September and October 2002. See “— Employees.”

      The National Post is a leading Canadian national newspaper with an average daily circulation of approximately 250,400 for the six months ended March 31, 2003. The National Post was developed from The Financial Post, a daily business newspaper based in Toronto. Since its launch on October 27, 1998, the National Post has established a large national readership with attractive demographics. The National Post’s sole competitor as a national newspaper is The Globe and Mail. In Toronto, the National Post competes with the Toronto Star, The Toronto Sun and The Globe and Mail.

      The National Post is printed at our facilities in Calgary, Regina, Montreal and Ottawa, and by third-party printing contractors in Vancouver, Toronto, Halifax, and St. John’s.

Raw Material

      Newsprint comprised approximately $157 million, or 16% of the total costs of our publishing assets for the year ended August 31, 2002. Newsprint is a commodity subject to considerable price volatility. For example, the average price of newsprint decreased by 16% in the twelve months ended August 31, 2002 compared to the prior year. Subsequent to August 31, 2002 prices have increased by about 5%. The papers of our publishing assets use approximately 180,000 metric tons of newsprint per year.

Interactive Operations

      Our Internet and new media strategy is to create a strong Internet presence to leverage our content across multiple platforms and cross-promote our publishing, broadcasting and Internet operations. We intend to capitalize on the promotional capabilities of our publishing and broadcasting assets to create Canada’s leading network of local content websites. The Internet is complementary to our existing businesses and a significant potential source of revenue.

      Our Internet operations include the following:

•	canada.com

canada.com is Canada’s most comprehensive Internet network and portal, with an average of 115 million page views and 3 million unique users per month. Canada.com is a full service portal for personalized information and services including travel, automobiles (Driving), careers (Careerclick.com), sports (including hockey site Faceoff.com) finance, free e–mail, search, shopping, and many additional services. Canada.com also provides up-to-date international, national and local news coverage from over 30 of our newspapers, Global Television News, wire services, and its own interactive news bureaus. City portals offer local news, weather, and services information.

•	FP DataGroup

The Financial Post DataGroup is an unbiased source for corporate and financial information on publicly traded Canadian companies and mutual funds. FP Data Group offers a full range of financial information products both online and in print. Money managers, investment professionals, individual investors and information professionals use FP DataGroup products to make investment decisions and perform in-depth research on companies and industries.

•	Infomart

Infomart is an aggregator of same day and archival Canadian news, business information and corporate data, providing clients with access to more than 200 full-text news and business sources — from major Canadian dailies and newswires, to regional community papers, TV and radio transcripts, corporate databases, specialty trade journals and magazines. Infomart.ca provides a range of work modules that support desktop and cross-organizational research, media-monitoring, and distribution of results.

•	Other

We hold minority interests in several Internet companies, including Internet Broadcasting Systems of Minneapolis, which specializes in developing web sites for local U.S.-based television stations and their immediate markets; and LifeServ Corporation of Chicago, which provides online content and planning tools for people experiencing life events such as weddings, home-buying or having a child.

Organization and Management

      Our Canadian media operations are managed from our Canadian media operations headquarters in Toronto, Ontario. This office provides centralized services to our television stations and newspapers. Our national programming executives purchase and commission programs from U.S. and Canadian suppliers and create and promote the programming schedule for our Global Television Network, our “CH” brand stations and Global Prime. Our individual stations are responsible for local programming, which consists primarily of news and information content. Our national advertising executives coordinate national advertising sales for our television, newspaper and interactive properties. Individual stations and newspapers are responsible for local and regional advertising. Our Toronto office is responsible for broadcasting technology services, including the integration of our common on-air broadcast platforms. It also provides certain financial, regulatory, purchasing, human resources and labor relations services.

      Our newspaper publishers set editorial policy for their respective markets to ensure that our publications are responsive to local issues and meet the needs of local readers. Each publisher consults with corporate management on format changes, senior appointments, collective bargaining and significant changes in advertising and circulation rates.

      Our publications are organized into groups, which function as profit centers. Each newspaper group includes at least one daily newspaper and several shopping guides and other free publications. The publications within a particular group share press facilities, distribution services and management resources. Our newspapers are distributed to subscribers and points of purchase by independent carriers, wholesalers and dealers.

      On January 28, 2003, we announced the implementation of a new management structure for our Canadian media business to further integrate our broadcasting and publishing operations, an important step in our multi-platform media strategy. Under the new structure, our Canadian broadcasting and publishing operations will be operated under the common leadership of Rick Camilleri, Chief Operating Officer. Gerry Noble, former President and Chief Executive Officer of our broadcasting operations, will remain with us as special advisor until August 30, 2003. See “Recent Events.”

Australian Operations

Industry Overview

      Australia has five national broadcast networks and several unaffiliated local commercial stations. Two of the national broadcast networks, the Australian Broadcasting Corporation and the Special Broadcasting System, are government-owned and largely commercial-free.

      Three national networks, Seven, Nine and Network TEN, are privately-owned and broadcast commercial television to substantially all of the Australian population, including the major metropolitan areas of Sydney, Melbourne, Brisbane, Adelaide and Perth. Unaffiliated broadcasters serve rural areas and broadcast programs purchased from some or all of these three networks.

      Australia also has two major metropolitan pay television operators and one regional pay television operator, who broadcast primarily via cable and direct to home satellite delivery technologies. Pay television competes with the existing commercial free-to-air, or FTA, broadcasters for available viewing audience, but with an average household income in 2001 of A$37,000, the reach of pay television is always likely to be limited. The introduction of pay television into Australia is mirroring the experience of international markets, particularly in North America, where the impact on the FTA broadcast industry has been minimal. After seven years, only 21% of the population, or about 1.5 million households in Australia, have pay television. While pay television operators have been permitted to broadcast paid advertising since July 1997, federal legislation requires that subscription fees remain the predominant source of revenue for pay television operators.

Network TEN

      We have a 57.2% economic interest in Network TEN. Through its wholly-owned and affiliated stations, Network TEN covers 18 million people, or approximately 90% of Australia’s total population. In 1992, we organized a consortium which acquired Network TEN for total consideration of A$236.0 million. Since then, Network TEN has increased earnings by targeting selected demographic groups, expanding signal coverage and controlling operating costs.

      Network TEN owns and operates television stations in the five major capital cities of Australia, Sydney, Melbourne, Brisbane, Adelaide and Perth, and has affiliate arrangements with regional broadcasters serving regional markets.

Programming

      Network TEN sources programming material from international and Australian sources. Both prime-time and off peak schedules include a mix of local and international content, appealing predominantly to the under 40 audience. Local content regulations also place certain minimum requirements on drama, documentary and children’s programming as well as an overall domestic quota. Although Australian programming is generally more expensive to acquire than foreign programming, it generally attracts more viewers. As a result, Network TEN schedules a mix of Australian and foreign shows to maximize ratings while controlling costs.

      Network TEN purchases most of its non-Australian programming from major U.S. studios. It has acquired Australian rights to shows that are popular with its target audience, such as Charmed, Everybody Loves Raymond, Becker, Just Shoot Me, The Guardian, The Simpsons, and the Law & Order franchise. By obtaining “run of series” commitments, Network TEN ensures these series remain with the network for as long as they are produced. In addition, Network TEN enters into multi-year supply agreements with U.S. and other non-Australian production companies in order to acquire Australian rights to desirable programming at fixed prices.

      Network TEN produces news, local sports and a limited number of other programs in-house, while entertainment programs are acquired from independent Australian producers. In-house productions include the sports programs Sports Tonight and RPM, the news program Meet the Press, the afternoon children’s programs Totally Wild and Cheez TV and the breakfast program Good Morning Australia. Entertainment programs commissioned from Australian production companies include The Secret Life of Us, Big Brother, Search For A Supermodel, Neighbours, The Panel and Rove Live. For commissioned programs, Network TEN typically maintains an active role in the creative process and acquires direct interests in the residual revenue generated by these programs in markets outside Australia. Network TEN seeks sponsorship of certain of its programs by advertisers and employs on-air promotion as well as radio and print advertising to market both the network and its programming.

      Domestic production is a combination of news, sport, drama, light entertainment and children’s programming. News and some sport is produced internally, but most entertainment programming is acquired from independent producers. Australia has a large and efficient independent production sector that supplies programming to all commercial and government broadcasters.

      Network TEN is a key partner in the media consortium that won the rights to Australia’s top football league, the AFL, which began this year. Network TEN is the major broadcaster, hosting exclusive FTA coverage of the finals series, including the Grand Final. Motorsports have surged in popularity through Network TEN’s coverage of the World Motorcycle Championships, the Indy Cars, the World and Australian Rally Championships and the V8’s.

Market Share and Ratings

      Television advertising expenditures in Australia were approximately A$2.5 billion in 2001, representing approximately 33% of total major media advertising expenditures of approximately A$7.4 billion. Sydney, Melbourne, Brisbane, Adelaide and Perth, all of which are reached by Network TEN’s owned and operated stations, account for approximately 78% of all television advertising expenditures in Australia. The following table sets forth advertising market shares of Australia’s three commercial networks:

Television Advertising Market Shares

	Twelve Months Ended June 30,

Network	1998	1999	2000	2001(1)	2002

Network TEN	25%	26%	24%	23%	27%
Nine	40%	41%	41%	38%	39%
Seven	35%	33%	35%	39%	34%

Source:	Commercial Television Australia

(1)	Includes the Sydney 2000 Olympics, aired by Seven.

      Network TEN differentiates itself from other broadcasters by focusing primarily on the young adult demographic. The table below sets forth commercial network audience shares for calendar years: 16 to 39 year olds (Sunday-Saturday 6:00 pm — 10:30 pm) for each of the three national commercial networks:

Audience Share

	Twelve Months Ended December 31,

Network	1998	1999	2000(1)	2001	2002

Network TEN	32%	30%	31%	34%	37%
Nine	38%	37%	36%	33%	35%
Seven	30%	33%	33%	33%	28%

Source:	2001-2002 OzTAM television ratings; 1998-2000 AC Nielsen television ratings data

(1)	Excluding the impact of the Sydney 2000 Olympics.

Eye Corp.

      Eye Corp. is one of Australia’s premier out-of-home advertising companies. In December 2000, Network TEN acquired a 60% interest in Eye Corp. and then in August 2002 acquired the remaining 40% interest.

      Eye Corp., which was created from the consolidation of several smaller players has become the second largest out-of-home advertising company in the marketplace, following APN News and Media Limited, which management estimates controls 40% of the domestic market.

      Eye Corp.’s operations is comprised of four divisions: (i) Eye Drive, which has Australia’s second largest stable of large format outdoor signage, and includes inventory of nearly 400 sites; (ii) Eye Fly, which has more than 800 strategically located signs within all of Australia’s domestic and international air terminals, with the exception of Perth international, giving Eye Fly 98% of the Australian airport market; (iii) Eye Shop, which controls two and half thousand “eyelites” through more than 50 leading shopping centers across Australia and New Zealand; and (iv) Adval, which is a visual merchandising and point-of-sale supplier to leading retailers.

Our Economic Interest in Network TEN

      Network TEN is owned and operated by The TEN Group Pty Limited, an Australian private company. Approximately 83.9% of the ordinary shares of TEN Group are held by Ten Network Holdings Limited, a public company listed on the Australian Stock Exchange. We own approximately 14.8% of the ordinary shares of TEN Group, representing a 14.8% voting interest (the maximum voting interest that any one foreign person may own in an Australian television broadcaster under present Australian law is 15%). We also own all of the subordinated debentures and convertible debentures of TEN Group. The subordinated debentures have an aggregate principal amount of A$45.5 million and pay interest at a rate determined with reference to dividends to holders of ordinary shares. The convertible debentures have an aggregate principal amount of A$45,500 and pay interest at a market rate. The combination of our ordinary shares and subordinated debentures yield payments equivalent to approximately 57.2% of all payments made to TEN Group security holders.

      The convertible debentures are convertible, upon payment of an aggregate of A$45.5 million, into a number of ordinary shares which would represent approximately 50% of the issued and outstanding ordinary shares of TEN Group at the time of conversion. Under current regulations with respect to foreign ownership in Australia, we cannot exercise the conversion privilege.

      Under TEN Group’s corporate constitution, we are entitled to nominate three of TEN Group’s 13 directors. Other specified shareholders have the right to nominate two directors, the shareholders of Ten Holdings have the right to nominate seven directors and the remaining director is nominated by the board and serves as chair. The corporate constitution also provides for pre-emptive rights, which allow us to purchase new securities issued by TEN Group to maintain our economic interest, subject to foreign ownership restrictions under Australian law.

      The corporate constitution of TEN Group requires the distribution of annual dividends to the maximum amount permitted by law, subject to first making provisions for working capital, capital expenditures and corporate development activities, as well as compliance with the terms of any financing facilities that may be in place from time to time.

New Zealand Operations

      In New Zealand, we own TV3 and TV4, two of the four national television networks, and CanWest NZ Radio.

Television Industry Overview

      The New Zealand television industry currently consists of five national FTA networks, TV1, TV2, TV3, TV4 and Prime TV and several smaller regional broadcasters. TVNZ (which consists of TV1 and TV2) is government-owned, although it operates as a commercial enterprise. TV3 and TV4, both of which are owned and operated by us, are the only privately owned, VHF national commercial broadcast television networks in New Zealand. Prime TV, a company affiliated with Australia’s Nine Network, is a FTA service provided on UHF frequencies.

      SKY Network, the leading pay service operating in New Zealand, operates dual playout signals on both UHF terrestrial frequency and digital satellite DTH. The terrestrial service transmits seven SKY channels while the digital DTH service offers 43 channels. In total, the SKY service has approximately 36% penetration or 503,000 subscribers. Relatively few New Zealand homes have access to cable television. TV3 and TV4 have been carried on SKY Satellite since January 2000.

TV3 and TV4

      TV3 was launched in late 1989. We acquired an initial 20% stake in TV3 in December 1991 and increased our ownership to 100% in November 1997, bringing our total investment in TV3 to $125.9 million. In June 1997, TV4 was launched as a complementary national broadcaster. While TV3 targets adults ages 18 to 49, TV4 caters to a younger demographic of adults ages 15 to 39. TV3 and TV4’s signals reach approximately 98% and 75% of the New Zealand population, respectively.

Market Share and Ratings

      Television advertising expenditures in New Zealand were approximately NZ$481 million for the twelve months ended March 31, 2002, representing approximately 32% of total advertising expenditures of NZ$1.5 billion.

      The New Zealand television industry generates its revenue from the sale of advertising time. The distribution between TVNZ and TV3 and TV4 of their combined television market share (based on revenue) as estimated by management is set out below:

Advertising Market Share

	Year Ended March 31,

	2002	2001	2000	1999	1998

TV3/ TV4	25%	25%	25%	26%	30%
TVNZ	75%	75%	75%	74%	70%

      The table below sets forth audience shares of New Zealand’s commercial television networks during prime-time viewing hours:

Audience Share(1)

	Year Ended March 31,

	2002	2001	2000	1999	1998

TV3	23%	22%	23%	23%	26%
TV4	4%	3%	3%	4%	4%
TV1	30%	33%	31%	31%	30%
TV2	31%	33%	33%	32%	32%
SKY/ Other	12%	9%	10%	10%	8%

Source:	AC Nielsen

(1)	Among adults 18 to 49 (Sunday — Saturday 6:00 p.m. to 10:30 p.m.)

Programming

      TV3’s long-term programming strategy is designed to improve the ratings performance of both domestic productions and foreign series among its targeted demographic audience. This strategy has focused upon increasing the amount of local production, adding sports programming, building evenings with time blocks of compatible programming and encouraging audience loyalty by offering a regular consistent programming format. An important factor in TV3’s audience share growth has been its increased development of domestically produced programs. TV3 has developed and promoted a nightly news hour and the current affairs program 20/20 and 60 Minutes attracted funding from the government production agency, New Zealand On-Air, for developing new domestic programming. Local productions include the popular documentary series Inside New Zealand, Ground Force, Hot Property and Target.

      In September 1999, TV3 announced a major sporting rights deal which substantially increased viewership and sales and promotional opportunities. TV3 New Zealand completed a deal with pay TV operator, SKY Television that made the network New Zealand’s leading FTA sports broadcaster. Since December 1, 1999, TV3 has carried a comprehensive and exclusive FTA schedule of domestic cricket and rugby games. The deal with SKY has seen TV3 add extensive coverage of cricket test matches, one-day international cricket, Super 12 rugby matches, and the prestigious international rugby matches featuring the world famous New Zealand All-Blacks. The agreement to broadcast the cricket and rugby matches is part of a larger commercial arrangement between TV3 and SKY offering long-term benefits for both, including carriage of TV3 on SKY’s digital platform.

      The deal significantly enhances revenues and is a major draw for audiences throughout the year. It also provides all of our media operations in New Zealand with new and beneficial promotional opportunities. TV3 believes that the sports broadcasts help create a solid foundation for future growth.

      TV3 and TV4 continue to offer viewers a combination of popular U.S. and foreign programming with excellent domestic productions. Among the shows on the schedule for TV3 this season are: Third Rock from the Sun, CSI, That 70’s Show, Alias, Boston Public, Charmed and Sex and The City. TV4 offers a diverse mix of programs such as Buffy the Vampire Slayer, Angel, and 18 Wheels of Justice.

      TV3 has developed strong relationships to secure ongoing supply of foreign programming and features with distributors and major studios including Disney, Universal and Carsey-Werner. In addition, TV3 has entered into a multi-year supply agreement with FOX Studios, which provides strong movie titles and series programming.

Radio Industry Overview

      There are effectively two major groupings of stations in New Zealand, which accounted for 93% of radio revenues for the year ended December 31, 2002, as follows:

Approximate
Station Group	Revenue Share

CanWest NZ Radio	46.3%
The Radio Network (TRN)	46.3%
Others	7.4%

100%

      Radio advertising revenue in New Zealand was approximately NZ$196 million for the twelve months ended March 31, 2002, representing approximately 13% of total advertising expenditures.

      New Zealand deregulated its radio broadcasting industry in 1989. This deregulation made it easier for new broadcasters to enter the industry, removed foreign ownership restrictions, facilitated the use of new technologies and separated the government’s commercial and non-commercial radio interests. While the government issues licenses and controls technical parameters, its policy is for the radio industry to self-regulate the format, style and content of radio broadcasts, provided that broadcasters meet standards for good taste and decency and respect privacy laws. As a result of these changes, there has been a significant increase in the number of commercial radio stations operating in New Zealand, from 56 in 1989 to over 200 today.

CanWest NZ Radio

      We entered the radio business in 1997 when we acquired nine radio stations in the metropolitan markets of Auckland, Wellington, Christchurch, Dunedin and Hamilton, reaching approximately 65% of New Zealand’s population. The success of these stations resulted from developing top talent in all areas of the operation backed by extensive audience and radio media research, which experienced radio executives use to develop strong brand identities.

      During May 2000, we acquired a 72% share of RadioWorks New Zealand Limited, a New Zealand stock exchange listed national radio operator. The remaining 28% was purchased in January 2001. CanWest NZ Radio now operates four national network stations and 22 local or regional stations under the RadioWorks brand. The four national networks are Radio Pacific (AM) (a talkback format) targeted at the older demographic; Solid Gold (FM) (a classic hits format also targeted at the older demographic); The Rock (FM) (targeted to mainly males in the 18 to 34 age group; and The Edge (FM) (a contemporary station targeting a young audience with current hits). The 22 local stations cover various cities and towns across the country. They operate under specific location brand names and are mainly adult contemporary in format, targeting a “middle market” position. Management estimates RadioWorks’ signal reaches 99% of the New Zealand population.

      With the purchase of RadioWorks, CanWest NZ Radio now covers both urban and rural markets and virtually the full range of formats.

      The group has made good progress with the full integration of all radio properties. This integration process has achieved synergy benefits, including both revenue gains and cost savings.

Ratings

      In the recent September 2002 surveys of New Zealand’s largest markets, we had the number one music stations in Christchurch, Dunedin and Hamilton, and the number two music station in Wellington and the number three music station in Auckland.

Republic of Ireland and Northern Ireland Operations

      We own 45% of TV3, the only privately-owned broadcast television network in the Republic of Ireland. We also own 29.9% of UTV, the Northern Ireland affiliate of the United Kingdom’s ITV television network.

Industry Overview

      Prior to the launch of TV3 Ireland in September 1998, the Irish television industry consisted of three national networks, RTE1, Net 2 and TG4, which are all available off-air and through cable, satellite and MMDS. In addition to commercial advertising revenue, these three networks are publicly funded and operate under the auspices of RTE, the state-owned broadcast organization. TV3 Ireland is the first and only privately owned independent commercial television channel in the Republic of Ireland. TV3 targets the 15-44 age groups and is a full service FTA television network offering a mix of domestic and foreign general entertainment programming.

      In addition to the four Irish channels, the major UK terrestrial channels, each of which serves Northern Ireland, including BBCI, BBC2, ITV (Channel 3), Channel 4 and Channel 5 are available to some or all Republic of Ireland viewers off-air, satellite to cable or MMDS. In addition, Sky One and other pay services are available on cable, MMDS or satellite. In April 2002 the four Irish terrestrial channels, including TV3, were made available on the “family package” offered by Sky Digital Satellite in the Republic of Ireland. The addition of Sky satellite distribution added to the 93% terrestrial coverage of TV3, making it technically available to essentially every Republic of Ireland home.

      TV3 is viewed by approximately 34% of Northern Irish homes off-air and enjoys target audience shares equal to the other Republic of Ireland channels RTE1 and Net 2.

      Overall, approximately 59% of the Irish television households are served by cable, MMDS or satellite services, reaching up to 79% in the major urban markets, including Dublin.

      In 2001, television advertising expenditures in the Republic of Ireland were expected to have generated approximately €155 million, representing approximately 23% of total advertising expenditures of €686 million. This is supplemented by additional expenditures on advertising in Northern Ireland on services, which reach into the Republic of Ireland, which expenditures are targeted at consumers in the Republic of Ireland. This expenditure is estimated at approximately €35 million annually.

TV3

      TV3 Ireland has quickly demonstrated the need for a third mainstream station. It has filled the gap between RTE1’s older audience and Net 2’s youthful franchise. With the addition of TV3 Ireland, there has been repatriation of Irish audiences and growth in the number of people viewing Irish channels each month.

      After four years on-air, TV3 Ireland has achieved a significant share of the market, exceeding that of the established and successful British channels. In the year just completed, TV3 continued as Ireland’s second most viewed channel for its target demographic.

Peak Audience Share

Summer 2002

Network

TV3	15%
UTV	9%
RTE1	23%
Net 2	14%

Source:	AC Nielsen audience share: audience aged 15 to 44 years old (Monday to Sunday 6:00 pm — 11:30 pm) June/ July 2002

      TV3 Ireland offers a wide variety of programming, including news, factual, comedy, drama, sports and local interest programming. The schedule is a mix of domestic and foreign programming.

      TV3 Ireland’s programming is targeted to the 15 to 44 age group, audiences which are in high demand by Irish advertisers and which TV3 Ireland has proved to have been previously neglected in the Irish market. TV3 Ireland has quickly established itself with the viewing audience through the introduction of programs to the Irish market like Sex and the City, South Park, Malcolm in the Middle, and currently the most popular non-U.K. acquired series Law and Order: Special Victims Unit. The tradition of U.S. movie premieres on a Sunday evening has continued with such titles as Men in Black, Face Off, and Jackie Brown.

      In 2001, as part of the agreement by which Granada acquired an interest in TV3, two new titles moved to TV3, Coronation Street and Emmerdale, which was new to Irish broadcasting at 7:00 p.m., have improved the audience share for the 7.00 to 8.00 p.m. time-band and have greatly enhanced viewing of later programs. Other Granada products, like Heartbeat and Cold Feet, have further improved the channel. Support for TV3 Ireland’s coverage of Europe’s prime club soccer tournament, the UEFA Champions’ League has increased, with particularly good audiences for the season that began in September 2001. During 2002, TV3 also completed at four-year agreement to broadcast Ireland home international soccer matches on a taped live basis. The agreement also provides TV3 access to broadcast a minimum of five important senior domestic soccer matches each year. Coupled with the recent renewal of the Champion Leagues’ telecasts from 2003 to 2006, TV3 has a comprehensive line-up of Irish and European professional soccer to offer viewers and advertisers.

      TV3 Ireland recognizes the importance of relevant domestic programming and in 2002 invested almost twice as much in homegrown production than it did in programming acquired from outside the country. In addition to three daily news bulletins, TV3 Ireland produces Sports Tonight, Week in Review, periodic News Specials, and Ireland AM, Ireland’s first morning breakfast television service, which quickly established itself as the number one breakfast choice in Ireland. Ireland AM is a live, weekday magazine and lifestyle program. Building on its success, the program was expanded to three hours daily, now 7:00 a.m. to 10:00 a.m. Agenda, a weekly one-hour live program focusing on politics and money was again recently recognized as Ireland’s best current affairs program. TV3 has broadcast a number of Irish award ceremonies recognizing the talents of Irish actors and musicians, including The Irish Theatre Awards, and the Buzz music awards, broadcast from Belfast. As part of the strategy to build a strong inventory of Irish dramatic programs, TV3 continues to actively invest in Irish theatrical productions. TV3 invested in a re-creation of the events of “Bloody Sunday,” a pivotal event in modern Irish history, Map Maker, a modern day Irish love story, and the Irish film Watermelon, bringing total independent Irish film investment budgets to over €7 million. These movies will be broadcast on TV3 in the next few years. Other drama co-production initiatives continue to be explored.

UTV

      Headquartered in Belfast, UTV is the ITV television service provider in Northern Ireland. It first went on the air in 1958, and over the past 44 years, has firmly positioned itself as the number one regional television network in Northern Ireland. With a strong focus on meeting the distinctive viewing needs and preferences of its audience, UTV enjoys a viewing share in excess of 34% (all times) and approximately 40% in the 6 p.m. to 11 p.m. time period.

      Its strong regional identity is reflected not only in the programs being shown, but also in the tone, style and nature of the presentation of the service, which is targeted primarily at a younger demographic audience. Regional programming is the mainstay of UTV’s service and over the years has been the driver of the network’s solid ratings figures.

      UTV is also an Internet service provider under the brand “UTV Internet.” In the past few years, UTV has also invested in radio stations in both Limerick and Cork in the Republic of Ireland.

      We have a 29.9% equity interest in UTV, and do not currently have representation on the board. UTV is a public company listed on the London Stock Exchange.

Seasonality

      Our business has experienced and is expected to continue to experience significant seasonality due to, among other things, seasonal advertising patterns and seasonal influences on people’s viewing, reading and listening habits. Typically, our revenue is lowest during the fourth quarter of the fiscal year, which ends in August, and highest during the first quarter of the fiscal year.

Employees

      Our Canadian television operations employ approximately 1,934 people on a full-time and full-time equivalent basis. Approximately 57% of our Canadian broadcasting employees are employed under a total of 15 collective agreements. Four of these agreements were renegotiated in 2002, and four are in negotiation or conciliation. In 2003, three agreements will expire. Twelve of our bargaining units are with the Communications, Energy and Paperworkers Union of Canada. During 2001, this union applied to consolidate these 12 bargaining units (representing approximately 800 employees) into a single bargaining unit. This application is currently outstanding.

      We have approximately 6,006 full-time and full-time equivalent employees of our publishing assets. Approximately 50% of these employees are employed under a total of 49 collective agreements. Seven of these collective agreements expire in 2003 and are in negotiation, and 19 expire in 2004. In general, our collective agreements cover operations at individual publications or business locations, rather than multiple locations.

      Canadian newspaper operations experienced two work stoppages in 2002. Collective bargaining in Vancouver between the Pacific Newspaper Group and the CEP, Local 2000, representing 1,050 employees commenced during the month of October 2001 for the renewal of the 1998 to 2001 collective agreement. After continuous bargaining, the union engaged in strike activity on July 1, 2002 affecting the publication of The Vancouver Sun and the Province newspapers. The parties reached a settlement on July 18, 2002 and both newspapers resumed publication for the July 22, 2002 editions. The term of the new collective agreement runs to November 30, 2004. Operations at the Pacific Newspaper Group have since been without disruption and no significant labor issues have developed as a result of the dispute.

      The second work stoppage occurred in Victoria at The Times Colonist. Collective bargaining commenced in April 2002 to renew agreements that expired December 31, 2001. Four unions representing 300 employees went on strike from September 2, 2002 until a new contract was agreed upon on November 4, 2002. The term of the new collective agreement runs to December 31, 2004. Operations have returned to normal with no further disruption expected.

      In Australia, Network TEN and Eye Corp. employ approximately 1,250 full-time employees and management estimates 30% are represented by labor unions.

      In New Zealand, TV3 and TV4 have 309 employees, and CanWest NZ Radio has 560 employees. In the Republic of Ireland, TV3 has 155 employees. None of our employees in New Zealand or the Republic of Ireland are represented by trade unions.

      We employ approximately 49 people at our corporate and international offices. Our Business Services Centre employs 122 people, and Reach Canada employs 23 people and subcontracts the balance of its human resource requirements.

      Collective bargaining agreements to which we are subject vary as to the number of employees covered and content. We believe we have satisfactory relationships with unionized and non-unionized employees.

Facilities

      Our corporate head office is located in leased space located at the TD Centre, 31st Floor, 201 Portage Avenue, Winnipeg, Manitoba, Canada R3B 3L7.

      We own the administrative and studio buildings associated with television broadcasting operations in Vancouver, Victoria, Kelowna, Edmonton, Calgary, Lethbridge, Red Deer, Regina, Saskatoon, Winnipeg, Toronto and Hamilton. We also lease office and studio premises in Toronto, Ottawa, Montreal, Quebec City, Dartmouth and Saint John. We lease certain tower and transmitter facilities and a channel on the Anik-E2 satellite which is used to deliver our signal to our transmitters.

      All of our newspapers are published from premises owned by us, except The Edmonton Journal, which is published from premises occupied under a long-term sale and lease-back agreement. In addition, we print all of our publications using our own presses and related equipment, except for the National Post, which is printed in part by third parties at locations throughout Canada. We lease additional office space and warehouse space from time to time as required. We own an office facility in Toronto which serves as the headquarters for our Canadian Media Operations. Our New Zealand television operations are headquartered in Auckland, where we own a broadcast and production facility. We also lease premises for our news bureaus in Wellington and Christchurch. The majority of the transmission facilities are leased under long-term agreements. CanWest Radio NZ operates its radio stations from leased premises located in Auckland, Wellington, Christchurch, Dunedin and Hamilton. RadioWorks leases a corporate office in Auckland and studios throughout the country.

      TV3 is headquartered in Dublin, where it leases office and studio premises.

      All of our owned property has been pledged as security under our credit facility.

Intellectual Property

      We use a number of trademarks for our products and services. Many of these trademarks are registered by us in the appropriate jurisdictions. In addition, we have legal rights in the unregistered marks arising from their use. We have taken affirmative legal steps to protect our trademarks and we believe our trademarks are adequately protected.

      Television programming and motion pictures are granted legal protection under the copyright laws of the countries in which we operate, and there are substantial civil and criminal sanctions for unauthorized duplication and exhibition. The content of our newspapers and websites is similarly protected by copyright. We own copyright in each of our publications as a whole, and in all individual content items created by our employees in the course of their employment, subject to very limited exceptions. We have entered into licensing agreements with wire services, freelancers and other content suppliers on terms that are sufficient to meet the needs of our publishing operations. We believe we have taken appropriate and reasonable measures to secure, protect and maintain our rights or obtain agreements from licensees to secure, protect and maintain copyright protection of content produced or distributed by us.

      We have registered a number of domain names under which we operate websites associated with our television, publishing and Internet operations. As every Internet domain name is unique, our domain names cannot be registered by other entities as long as our registrations are valid.

Environmental Protection

      Substantially all of our operations are subject to laws and regulations concerning, among other things, emissions to the air, water and sewer discharges, handling, storage and disposal of wastes, recycling, remediation of contaminated sites or otherwise relating to protection of the environment. We believe all of our operations, including our publishing operations, are in compliance with applicable environmental protection laws and our own internal environmental compliance standards in all material respects. Ensuring environmental compliance has not given and is not expected to give rise, in the aggregate, to any material adverse financial or operational effects upon our business.

      Nevertheless, more stringent environmental laws as well as more vigorous enforcement policies or discovery of previously unknown conditions requiring remediation could result in additional costs that may have such effects.

Legal Proceedings

      On March 5, 2001, certain plaintiffs who owned a 29.3% interest in CBL filed a statement of claim against CanWest, us, certain subsidiaries, and Israel Asper. The plaintiffs claim, among other things, that the defendants have acted in a manner that is oppressive and unfairly prejudicial to the plaintiffs; have improperly favored the interests of the defendants over the interests of CBL and the plaintiffs (including the diversion of corporate opportunities); owe fiduciary duties to the plaintiffs; and have wrongly terminated certain contracts with the plaintiffs and replaced them with non-arms’ length contracts. They are seeking, among other things, damages of $345.0 million (including aggravated and punitive damages).

      While the results of litigation are inherently uncertain, we believe the allegations are substantially without merit and intend to vigorously defend against the litigation.

      At the time of the commencement of the action, we owned 70.7% of CBL and the plaintiffs owned the minority interest. CBL owned Global Television Network stations in British Columbia (CKVU), Manitoba (CKND) and Saskatchewan (CFRE and CFSK). On May 1, 2001, CBL amalgamated with one of our indirect wholly- owned subsidiaries. Under the terms of the amalgamation agreement, we received all of the shares of the amalgamated corporation and the minority shareholders of CBL received Series 2 preference shares of CanWest. CanWest redeemed the Series 2 preference shares for cash of $57.7 million on December 18, 2002.

REGULATION

Canadian Television

      Canadian television broadcasting, including specialty cable television broadcasting, is regulated principally by the Broadcasting Act (Canada). The CRTC, which, among other things, administers the Broadcasting Act, grants and reviews broadcasting licenses, approves certain changes in corporate ownership and control, and establishes and oversees compliance with regulations and policies concerning broadcasting, including various programming requirements, subject to certain directions from the federal cabinet.

      A House of Commons committee is undertaking a study of the current state and future direction of Canada’s broadcasting system and the efficacy of the Broadcasting Act in meeting policy objectives. The Committee is studying issues including media ownership, Canadian content and the administration of broadcasting policy. The Committee is expected to issue its report shortly.

Ownership and Control

      The Canadian government, through an Order-in-Council referred to as the Direction to the CRTC (Ineligibility of Non-Canadians), has directed the CRTC not to issue, amend or renew a broadcasting license to an applicant that is a non-Canadian. Canadian, a defined term within the CRTC Direction, means, among other things, a citizen or a permanent resident of Canada, a qualified corporation, a Canadian government, a non-share capital corporation the directors of which are appointed or designated by statute or governmental authorities, or a mutual insurance company, pension fund society or cooperative of which 80% of the directors or members are Canadian. A qualified corporation is one incorporated or continued in Canada, of which the chief executive officer or other presiding officer and 80% of the directors are Canadian, and not less than 80% of the issued and outstanding voting shares and not less than 80% of the votes are beneficially owned and controlled, directly or indirectly, by Canadians. In addition, in order for a subsidiary to be a qualified corporation, Canadians must beneficially own and control, directly or indirectly, not less than 66 2/3% of the issued and outstanding voting shares and not less than 66 2/3% of the votes of the parent company that controls the subsidiary and neither the parent company nor its directors or similar officers may exercise control or influence over any programming decisions of the subsidiary. There are no specific restrictions on the number of non-voting shares that may be owned by non-Canadians. Finally, an applicant seeking to acquire, amend or renew a broadcasting license must not otherwise be controlled in fact by non-Canadians, a question of fact, which may be determined by the CRTC in its discretion.

      The CRTC’s Television Broadcasting Regulations, 1987, and the Specialty Services Regulations, 1990, require the prior approval of the CRTC of any transaction that directly or indirectly results in (i) a change in effective control of the broadcasting undertaking of a licensee, (ii) a person or a person and its associates acquiring control of 30% or more of the voting interests of a licensee or of a person that has, directly or indirectly, effective control of a licensee, or (iii) a person or a person and its associates acquiring 50% of more of the issued common shares of the licensee or of a person who has direct or indirect effective control of a licensee. In addition, if a transaction results in a person or a person and its associates acquiring control of at least 20% but less than 30% of the voting interests of a licensee, or of a person that has, directly or indirectly, effective control of the licensee, the CRTC must be given notice of the transaction. If a transaction increases control to over 40%, the CRTC must be notified.

      To enable us to ensure continuing compliance with the CRTC Direction, the CRTC regulations and the conditions of our Canadian broadcasting licenses, the issue and transfer of CanWest’s preference shares, subordinate voting shares and multiple voting shares and the conversion of CanWest’s non-voting shares, multiple voting shares or preference shares into subordinate voting shares are constrained by CanWest’s articles.

Canadian Programming Content

      CRTC regulations require licensees of television stations to maintain a specified percentage of Canadian content in their programming. Television broadcasters are subject to the requirement that, over the broadcast year and over any six month period specified in the license, a minimum of 60% of the aggregate programming shown during the broadcast day (a continuous 18 hour period beginning no earlier than 6:00 a.m. and ending no later than 1:00 a.m. the following day) must be of Canadian origin.

      Canadian origin is most commonly achieved on the basis of a points system requiring that a number of creative and production staff be Canadian and that specified Canadian production expenditure levels be met. In addition, at least 50% of the aggregate programming between the hours of 6:00 p.m. and 12:00 midnight over the broadcast year must be of Canadian origin. Specialty cable television channels also have to maintain a specified percentage of Canadian content in their programming, generally set forth in their conditions of license. Broadcasters are required to broadcast a minimum of eight hours per week of priority programming during prime time (7:00 p.m. to 11:00 p.m.). Priority programming includes Canadian-produced drama, music and dance, and variety and long-form documentaries, but does not include news and information or sports programming.

Advertising

      The CRTC also regulates the quantity and content of television advertising. A television licensee may not, during any clock hour, broadcast more than twelve minutes of advertising, subject to certain exceptions for unpaid public service announcements and promotions for upcoming Canadian programs. Advertising content is regulated by various federal and provincial statutes and regulations, as well as by standards in the Canadian television broadcasting industry.

Licensing

      The CRTC has responsibility for the issuance, amendment and renewal of Canadian broadcasting licenses. A television broadcasting license grants the right to a broadcaster to transmit a television signal on a defined frequency within a defined geographic area and at a defined power level. Subject to being distributed as a “distant signal” by a distribution service such as cable or direct-to-home satellite service, it defines the geographic area capable of being reached by the broadcaster. The CRTC may also grant licenses for rebroadcast transmitters to relay a particular signal to other areas. A specialty cable television license grants the right to a broadcaster to transmit programming to the public through a distribution service such as cable or direct-to-home satellite service. Broadcasting licenses may be issued for periods not exceeding seven years and are usually renewed, except in cases of a serious breach of the conditions attached to the license or the regulations of the CRTC. The CRTC is required to hold a public hearing in connection with the issuance, suspension or revocation of a license and may hold public hearings in other circumstances.

      In order to conduct business, we must maintain our licenses in good standing. Failure to meet the terms of such licenses may result in their short-term renewal, suspension, revocation or non-renewal. Conditions may be imposed by the CRTC on broadcasting licenses that may affect the licensee’s profitability. Licensees of distribution services must also meet technical certification requirements under the Radiocommunication Act (Canada).

      All of our licenses are in good standing and we are confident of our ability to continue to satisfy the terms of all related undertakings. Licenses and their respective dates of renewal are as follows:

Station		Call Sign	Due for Renewal

Global Television Network:
Global Vancouver		CHAN	August 31, 2008
Global Halifax		CIHF	August 31, 2008
Global Saint John		CIHF-2	August 31, 2008
Global Quebec		CKMI	August 31, 2008
Global Calgary		CICT	August 31, 2008
Global Edmonton		CITV	August 31, 2008
Global Winnipeg		CKND	August 31, 2008
Global Saskatoon		CFSK	August 31, 2008
Global Regina		CFRE	August 31, 2008
Global Lethbridge		CISA	August 31, 2008
Global Ontario		CIII	August 31, 2008
“CH” Television System:
CH — Horizon Montreal, Quebec		CJNT	August 31, 2007
CHCH Hamilton, Ontario		CHCH	August 31, 2008
CHEK Victoria, British Columbia		CHEK	August 31, 2008
CBC Affiliates:
CHBC Kelowna, British Columbia		CHBC	August 31, 2008
CKRD Red Deer, Alberta		CKRD	August 31, 2008
Specialty Cable Channels:
Analog:
Global Prime	Global Prime		August 31, 2003
Digital:
mentv (49% interest)	Category 1		August 31, 2007
Mystery (45.05% interest)	Category 1		August 31, 2007
Lonestar	Category 2		August 31, 2007
DejaView	Category 2		August 31, 2007
Fox Sports World Canada	Category 2		August 31, 2007
Xtreme Sports	Category 2		August 31, 2007

      All licenses and related CRTC decisions are available for public review.

      We believe we enjoy good relations with the CRTC and all other regulatory bodies that govern our operations. All of our licenses have been renewed since the granting of our first license in 1974. The CRTC considered the license renewals of all of our Global Television Network stations in spring 2001 under new group licensing procedures. These licenses were renewed effective September 2001 for the maximum term, which is seven years.

Cross-Ownership Issues

      Although the Broadcasting Act and its regulations and policies do not require the CRTC’s approval of a broadcaster’s purchase of an unregulated media entity such as a newspaper, the CRTC may consider the issue of a cross-media ownership when granting or renewing broadcasting licenses. The CRTC has a broad mandate to regulate and supervise all aspects of the Canadian broadcasting system, to provide for and encourage the expression of a diversity of voices within the broadcasting system and to prevent or address the emergence of any undue competitive advantage on behalf of one licensee. As such, the CRTC may be concerned about the level of diversity among the media voices available in the geographic markets where cross-ownership occurs and may choose to accept safeguards or implement conditions in our licenses to ensure a level of diversity and prevent any undue competitive advantage. Whether the CRTC will be concerned about the level of diversity will depend upon a number of factors, including the definition of the relevant geographic market in which diversity is measured and the number of participants in the market. The CRTC has wide discretion in determining what constitutes the relevant market. The CRTC examined cross-ownership issues at the recently completed group license renewal hearings.

      At the renewal of our broadcasting licenses and in response to potential concerns about diversity or undue competitive advantage, the CRTC attached a condition to our group license which requires a code of conduct be followed respecting the maintenance of separate management over the television and print news operations. The CRTC could refuse to renew a license or to grant new licenses based on the concerns about diversity or undue competitive advantage.

      While there are currently no specific prohibitions on the cross-ownership of television stations and other media properties in Canada, the House of Commons committee reviewing Canada’s broadcasting system and the Broadcasting Act has indicated that it will study patterns of media ownership, cross-media ownership and vertical integration as part of its review. The committee is expected to issue its report shortly.

Canadian Publishing

      The publication of newspapers in Canada is not directly regulated by federal or provincial laws. There are, however, indirect restrictions on the foreign ownership of Canadian newspapers by virtue of certain provisions of the Income Tax Act (Canada). The Income Tax Act (Canada) limits the deductibility by Canadian taxpayers of advertising expenditures that are made in newspapers other than “Canadian issues of Canadian newspapers.” For any given publication to qualify as a Canadian issue of a Canadian newspaper, the entity that publishes it, if publicly traded, must ultimately be controlled by Canadian citizens and, if a private company, must be at least 75% owned (1) by Canadian citizens or (2) directly or indirectly by publicly-traded corporations controlled by Canadian citizens. In addition, the publication must, with limited exceptions, be printed and published in Canada and edited in Canada by individuals resident in Canada. All our newspapers qualify as “Canadian issues of Canadian newspapers” and, as a result, our advertisers generally have the right to deduct their advertising expenditures with us for Canadian tax purposes.

Australian Television

      The Broadcasting Services Act (Australia), or the BSA, regulates the commercial television industry in Australia. Under the provisions of the BSA, the Australian Broadcasting Authority, or the ABA, has responsibility for planning and licensing, programming and content standards, ownership and control of commercial broadcasting services, complaints handling and administering the allocation of broadcasting frequency spectrum.

Ownership and Control

      The BSA prohibits non-Australian persons from being in a position to exercise control, either alone or together with associates, over commercial television broadcasting licenses. “Control” is widely defined and includes the capacity to veto or exercise restraint over a substantial issue affecting the management of affairs of a corporation holding a license.

      The BSA limits foreign ownership of commercial television licenses by any one person and its associates to 15% of the shares of any television licensee or of the voting rights or rights to distributions by way of dividend or a winding up of the licensee, because the BSA deems any person who has more than 15% interest of this type to “control” the television licensee. This limit increases to 20% for a combined interest holding for two or more persons. An interest in shares, voting or distribution rights of this nature is referred to as a “company interest.” Interests of this kind are also traced on a proportionate basis through a chain of companies or other entities, so that a person with a company interest in CanWest would also be considered to have a company interest in Network TEN. In addition, if foreign persons acquired company interests directly or indirectly in other shareholders of Network TEN (including through interests in other companies such as TEN Network Holdings Limited, a company listed on the Australian Stock Exchange, those interests would be traced on a proportionate basis through those corporate chains and aggregated with those persons’ existing interests for the purposes of determining compliance with the 15% and 20% thresholds.

      The BSA also includes provisions that limit cross-ownership between commercial television licenses, radio licenses and newspapers within the same license area.

      The audience reach limitations of the BSA prevent a person from being in a position to exercise control of television licenses with a combined audience reach of more than 75% of the Australian population, although it is possible for a person to supply programming (through affiliates or otherwise) to achieve greater audience reach. Furthermore, a person must not be in a position to control more than one license in the same license area.

      In April 2000, the Australian Productivity Commission released a report recommending changes to Australian broadcast regulations. The report recommended the repeal of all restrictions on foreign investment, ownership and control in the BSA and a relaxation of cross-media ownership rules, subject to the insertion of a media-specific public interest test in the Trade Practices Act (Australia). The Commission stated that the easing of foreign ownership restrictions and the entry of competitive international capital were essential before cross-ownership restrictions were removed. The Commission also noted that the convergence of various media was making the present restrictions outmoded. The Broadcasting Services Amendment (Media Ownership) Bill is presently before Parliament for debate. There is, however, no guarantee that it will be passed due to wavering support by the independent candidates who hold the balance of power in the Australian Senate.

Content and Advertising

      The ABA imposes mandatory transmission quotas for Australian content and other more specific quotas for Australian drama, children’s programming and documentaries. A minimum of 55% of programming broadcast between 6:00 a.m. and 12:00 midnight must be “produced under Australian creative control.”

      The Australian commercial television industry is also subject to the Commercial Television Industry Code of Practice, which has been developed by Commercial Television Australia, an industry association, in conjunction with the ABA. The industry’s code pertains to matters such as the classification of programs and program promotions, the content of news and current affairs programs and the content, placement and amount of advertisements, as well as handling of complaints on code matters.

      The broadcasting of commercials and program promotions is limited under the Code of Practice to an average of 13 minutes per hour from 6:00 p.m. to 12:00 midnight and an average of 15 minutes per hour at other times. The exception to this is certain children’s programming which is regulated by the ABA’s Children’s Television Standards.

Digital Television

      The Australian government passed legislation that requires national television networks to commence broadcasting on new digital channels in all metropolitan areas beginning on January 1, 2001. Commencing no later than 2005, all over-the-air broadcasters will be required to simulcast both digital and analog services until 2008, or such time as determined by further review. Over-the-air broadcasters are not permitted to provide multiple channels or over-the-air subscription broadcasting services until at least the end of 2005. In view of this legislation and the investment and expense involved for existing broadcasters, the government has determined that no new commercial television licenses will be issued before December 31, 2006.

      Network TEN undertook a major implementation plan to establish the infrastructure and operations necessary for digital terrestrial broadcasting and commenced digital broadcasting on January 1, 2001.

General Regulatory Obligations

      In addition to the regulatory framework specific to broadcasting, the television industry is also governed by general legislation that applies to all industries. This includes the Trade Practices Act, which primarily deals with anti-competitive conduct and consumer protection, and the Foreign Acquisitions and Takeovers Act (Australia), which provides the Federal Treasurer with the power to prohibit acquisitions by foreign persons of Australian companies and assets where the acquisition is considered to be contrary to the national interest.

Licensing

      The ABA grants commercial television licenses only to companies incorporated in Australia. Commercial television licenses granted by the ABA remain in force for five years, subject to compliance with the BSA, and are renewed at the request of the license holder if the licensee is considered suitable by the ABA to continue to hold a license.

      The following table sets forth the licenses held by Network TEN and their respective dates of renewal:

	Call Sign	Due for Renewal

Sydney	TEN	2007
Melbourne	ATV	2007
Brisbane	TVO	2007
Perth	NEW	2007
Adelaide	ADS	2004

New Zealand Broadcasting

      The New Zealand broadcasting industry was deregulated in 1989. Current broadcasting laws are primarily concerned with the maintenance of broadcasting standards in New Zealand. The general approach of the New Zealand government is to allow the broadcasting industry to regulate itself, in accordance with policy objectives issued by the government.

Ownership and Control

      Current broadcasting laws do not contain restrictions on foreign ownership or cross-media ownership. Other general legislation concerning foreign investment in New Zealand may, however, have some effect on proposals by non-New Zealand persons to acquire companies in New Zealand.

Licensing and Levies

      TV3 operates under a broadcast license issued in 1995 and TV4 operates under a broadcast license issued in 1994. Both licenses were granted for a 20-year period and have similar terms and conditions. CanWest Radio NZ and RadioWorks each hold broadcasting licenses which will expire in 2011.

      Under New Zealand law, television and radio broadcasters are required to report their annual operating revenue to the New Zealand Broadcasting Standards Authority, and, if that operating revenue exceeds NZ$500,000 in any year, they are required to pay a levy of 0.051% of that revenue, plus any applicable taxes.

Programming

      Under New Zealand law, there are no fixed domestic content quotas for television or radio broadcasting. However, the Broadcasting Act 1989 requires the New Zealand Broadcasting Commission to promote domestic programming and to have regard to government policy on broadcasting. The New Zealand government has a policy of promoting programming which represents the uniqueness of New Zealand, by promoting national culture and identity.

      At the invitation of the government, the New Zealand commercial radio industry has agreed to reach a 20% domestic music quota by 2006.

Republic of Ireland Television

      Television broadcasting in the Republic of Ireland is regulated by the Commission for Communications Regulation (which, on December 1, 2002, took over the functions of the Office of the Director for Telecommunications Regulation) and the Broadcasting Commission of Ireland, or the BCI, pursuant to the Broadcasting Act, 2001, the Broadcasting Authority Acts, 1960 to 1990 and the Radio and Television Act, 1988. The broadcasting industry is also overseen principally by the Minister for Enterprise, Trade and Employment; the Minister for Communications, Marine and Natural Resources; the Broadcasting Complaints Commission; the Irish Competition Authority; and is subject to European Union Directives.

Licensing

      The Commission for Communications Regulation issues television broadcasting licenses to the BCI, which then contracts with television program service providers. Under the Broadcasting Act, 2001, TV3 is entitled to access to a digital multiplex in the event a national Digital Terrestrial Television platform is built, which would enable TV3 to supply digital and other services.

      TV3 has entered an agreement with the BCI providing TV3 with the right to operate its television service and setting forth certain restrictions on the manner in which TV3 will conduct business. The contract expires in September 2008 and provides for automatic renewal of the contract for an additional ten years unless TV3 is in breach of the contract or suffers some form of insolvency event.

Ownership and Control

      The BCI has the right to approve any changes to TV3’s memorandum and articles of association, directors and senior management. The BCI also has the right to approve material changes in the ownership of TV3 and any related shareholders agreement. The BCI must approve any transfer of TV3 shares to a person deemed to be a “media operator,” non-European Union persons and certain others. A “media operator” includes any person who is a television or radio broadcaster, a cable operator, a program production company, a newspaper, a news magazine, an advertising agency and certain other persons. There is no express regulatory prohibition on a non-European Union person controlling TV3. However, we believe it is unlikely the BCI would approve us or any other non-European Union person acquiring more than a 45% interest in TV3.

      With effect from January 1, 2002, any change of control of TV3 will also require the approval of the Irish Competition Authority (which is subject to a decision by the Minister for Enterprise, Trade and Employment) under Section 23 of the Competition Act, 2002 (which deals specifically with mergers or acquisitions involving media businesses). Again, we believe it is unlikely that the Competition Authority and/or the Minister for Enterprise, Trade and Employment would approve us or any other non-European Union person to acquire more than a 45% interest in TV3. In certain circumstances, such a transaction may be subject to the prior approval of the European Commission.

Advertising

      The BCI and other regulators regulate the quantity and content of television advertising. Under the terms of TV3’s agreement with the BCI, TV3 may broadcast commercials for an average of 15% of its broadcast day (or an average of nine minutes per hour), with a maximum of ten minutes in any single hour.

Programming

      In accordance with European Union Directives, a minimum of 50% of TV3’s programming must be of European Union origin. In addition, TV3’s agreement with the BCI requires that in 2002-2003 a minimum of 25% of its content must be of Irish origin. TV3 has consistently exceeded its Irish origin programming commitment.

Northern Ireland Television

      Commercial television broadcasting in the United Kingdom (including Northern Ireland) is regulated by the Independent Television Commission, or the ITC, under the Broadcasting Act 1990, as amended.

Licensing

      The ITC has the power to issue broadcasting licenses for the United Kingdom. UTV holds a regional license for Northern Ireland that expires on December 31, 2009.

Foreign and Cross-Media Ownership Restrictions

      Under the Broadcasting Act 1990, no license of the type held by UTV may be held or controlled by an individual who is not either (i) a national of a European Union member state and ordinarily resident within the European Community, or (ii) a national of the United Kingdom, the Isle of Man and the Channel Islands. In addition, no such licenses may be held by a body corporate which is not either (i) formed under the laws of a European Union member state and has its registered or head office or principal place of business within the European Community, or (ii) is formed under the law of the Isle of Man or the Channel Islands.

      The Broadcasting Act 1990 imposes several additional restrictions on holding or controlling broadcast licenses. These restrictions include prohibitions against (i) the ownership of multiple television stations, (ii) the cross-ownership of television stations and radio stations serving a particular market, and (iii) the cross-ownership of television stations and newspapers.

      The government of the United Kingdom has proposed a major revision to its broadcasting laws that would, among other things, reduce the regulation of television license ownership in relation to foreign ownership, cross-media ownership and ownership of multiple licenses in the same media sector that has limited our ability to compete in the region. The bill encompassing these changes is making its way though the U.K. parliamentary process and is expected to come into force at the end of 2003.

Content Quotas

      In accordance with the terms of its license, in each calendar year, a majority of UTV’s programming must be of European Union origin, a minimum of 25% of UTV’s programming must be independent productions, and a minimum of 65% of UTV’s programming must be originally commissioned or produced for UTV or another ITV affiliate. The proposed changes to U.K. broadcasting laws would also introduce additional regulation of television content.

MANAGEMENT

Directors and Executive Officers

      The following table sets forth certain information regarding our directors and senior management:

Name	Residence	Age	Position with CanWest Media Inc.

Israel Asper, O.C., O.M., Q.C., LL.D.(1)(2)	Winnipeg, Manitoba	70	Chairman of the Board of Directors
Leonard J. Asper(1)	Winnipeg, Manitoba	38	President, Chief Executive Officer and Director
Richard C. Camilleri	Toronto, Ontario	43	Chief Operating Officer (Operations)
Thomas C. Strike	Winnipeg, Manitoba	48	Chief Operating Officer (Corporate)
John E. Maguire	Winnipeg, Manitoba	49	Chief Financial Officer
Richard M. Leipsic	Winnipeg, Manitoba	52	Vice-President and General Counsel
Gail S. Asper	Winnipeg, Manitoba	42	Secretary and Director
David A. Asper(1)(3)	Winnipeg, Manitoba	44	Executive Vice President and Director
Dr. Lloyd I. Barber, C.C., LL.D.(1)(2)(3)(4)	Regina Beach, Saskatchewan	71	Director
Jalynn H. Bennett, C.M.(2)(3)(4)	Toronto, Ontario	60	Director
The Hon. Frank J. McKenna, P.C.(2)(4)	Cap Pele, New Brunswick	55	Director
Lord Black of Cross Harbour, P.C. (Can) O.C., K.C.S.G.	London, England	58	Director
F. David Radler(1)	Vancouver, B.C.	60	Director
David J. Drybrough(4)	Winnipeg, Manitoba	66	Director

(1)	Member of the Executive Committee of our Board of Directors.

(2)	Member of the Executive Compensation Committee of our Board of Directors.

(3)	Member of the Pensions Committee of our Board of Directors.

(4)	Member of the Audit Committee of our Board of Directors.

      Israel Asper is the founder of CanWest and has been its Chairman since 1997 and our Chairman since 2000. Mr. Asper was CanWest’s President and Chief Executive Officer until 1997 and has been a director of CanWest since 1984. Mr. Asper is the father of Leonard Asper, our President and Chief Executive Officer and one of our Directors; Gail Asper, our Secretary and another of our Directors; and David Asper, another of our Directors.

      Leonard J. Asper has been CanWest’s President and Chief Executive Officer since September 1999 and our President and Chief Executive Officer since 2000. Mr. Asper has also been a member of CanWest’s Board of Directors since 1997 and our Board of Directors since 2000. He joined CanWest in 1991 as Associate Counsel for the Global Television Network. He served as CanWest’s Executive Vice- President and Chief Operating Officer from October 1998 to August 1999. Prior to this, he was Director, Corporate Development.

      Richard C. Camilleri was appointed Chief Operating Officer (Operations) of CanWest and us in July 2002. Prior to his appointment, Mr. Camilleri was Chairman, President and CEO of Arius3D Inc, and prior to 2001, was President, Sony Music Entertainment.

      Thomas C. Strike was appointed Chief Operating Officer (Corporate) of CanWest and us in July 2002. Prior to his latest appointment, Mr. Strike was CanWest’s Chief Operating Officer since September 1999 and our Chief Operating Officer since 2000. Prior to that, Mr. Strike was Executive Vice President, and prior to January 1996, he was Executive Vice President and Chief Financial Officer. He is a Chartered Accountant. Prior to joining CanWest, Mr. Strike worked with Coopers & Lybrand from 1978 to 1986.

      John E. Maguire has been CanWest’s Chief Financial Officer since January 1996 and prior to that was Vice President, Finance since September 1994. Mr. Maguire has been our Chief Financial Officer since 2000. Mr. Maguire is a Chartered Accountant. Prior to joining CanWest, Mr. Maguire worked with Coopers & Lybrand from 1980 to 1987.

      Richard M. Leipsic has been CanWest’s Vice President and General Counsel since he joined CanWest in 1999. Mr. Leipsic has been our Vice President and General Counsel since 2000. From 1975 until he joined CanWest, Mr. Leipsic practiced commercial law at Pitblado, a Winnipeg-based law firm, where he was a senior partner. During his time at Pitblado, Mr. Leipsic acted as CanWest’s outside legal counsel.

      Gail S. Asper has been CanWest’s Secretary and one of its Directors since 1990, and our Secretary and one of our Directors since 2000. From 1991 to 1998, she served as CanWest’s General Counsel. Ms. Asper also acts as President of the CanWest Global Foundation, which leads CanWest’s numerous charitable activities. Ms. Asper is currently a director of the Great-West Life Assurance Co., London Life Insurance Group and London Life Insurance Co.

      David A. Asper has been one of CanWest’s Directors since 1997 and one of our Directors since 2000. Since 1998, he has been President of Daremax Enterprises, a Winnipeg- based private investment company. He is also Managing Director of Creswin Properties Ltd., a private property management and development company; Chairman of Centre Venture Development Corp., Winnipeg’s downtown development authority; and Chairman of the Winnipeg Blue Bombers Football Club. From 1997 to 1999, Mr. Asper was one of CanWest’s Executive Vice Presidents. Prior to 1997, he was Vice President, Programming of CanWest.

      Dr. Lloyd I. Barber has been one of CanWest’s Directors since 1992 and one of our Directors since 2000. He was President Emeritus of the University of Regina from 1976 to 1990. Dr. Barber also serves as a director of a Canadian chartered bank, Cominco Ltd, Greystone Capital Management, Northwest Company, Consolidated Properties, Working Ventures Canada, and Molson Inc.

      Jalynn H. Bennett has been one of CanWest’s Directors since 1998 and one of our Directors since 2000. She has been President of Jalynn H. Bennett & Associates Ltd., a Toronto- based consulting firm since 1989. Ms. Bennett also serves as a director of several Canadian companies, including a Canadian chartered bank, Sears Canada Inc. and Ontario Power Generation Inc.

      The Hon. Frank J. McKenna has been one of CanWest’s Directors since 1999 and one of our Directors since 2000. Mr. McKenna has been a member of the law firm of McInnes Cooper as Counsel since 1998. From 1987 to 1997, he was the Premier of the Province of New Brunswick. Mr. McKenna also serves as a director of several public companies, including Bank of Montreal, Noranda Inc. and Major Drilling Group International Inc.

      Lord Black of Cross Harbour has been one of CanWest’s Directors since November 2000 and one of our Directors since 2000. Since 1985, he has been Chairman of the Board and Chief Executive Officer of Hollinger Inc. Mr. Black also serves as a director of Brascan Corporation, a Canadian chartered bank and Sotheby’s Holdings, Inc.

      F. David Radler has been one of CanWest’s Directors since November 2000 and one of our Directors since 2000. Since 1995, he has been President and Chief Operating Officer of Hollinger Inc. and, since 1998, he has also served as Deputy Chairman of Hollinger Inc. Mr. Radler also serves as a director of West Fraser Timber Co. Ltd.

      David J. Drybrough was appointed director to CanWest in March 2003. He has been Vice President, Finance of Gendis Inc. since 1997. Prior to his retirement from the firm in 1997 he was a partner of Coopers & Lybrand where he served as the engagement partner in charge of the audit of CanWest for several years.

      All of our directors and senior management, other than Mr. Black, Mr. Radler, Mr. Drybrough and Mr. Camilleri have served in their respective positions since our incorporation on September 28, 2000. Mr. Black and Mr. Radler joined our Board of Directors on November 28, 2000, Mr. Drybrough joined our Board of Directors on March 6, 2003 and Mr. Camilleri was appointed to his executive role in July, 2002.

Board of Directors

      In accordance with our charter and by-laws, our Board of Directors may consist of up to 10 directors. Our Board of Directors presently consists of nine directors. Each director serves a one year term and holds office until the next annual general shareholders’ meeting or until the election of his or her successor, unless he or she resigns or his or her office becomes vacant by reason of his or her death, removal or other cause. We have no arrangements with any of our directors providing for the payment of benefits upon termination of service as director.

Board Committees

      We have four committees of our Board of Directors: the Audit Committee, the Executive Compensation Committee, the Executive Committee, and the Pensions Committee.

•	Our Audit Committee is composed entirely of independent directors. The committee is responsible for, among other things, reviewing our financial reporting procedures, internal controls and the performance of our external auditors. The committee is also responsible for reviewing quarterly financial statements and the annual financial statements prior to their approval by the Board of Directors. The members of the committee are Dr. Barber, Ms. Bennett (Chair), The Hon. Frank McKenna and Mr. Drybrough.

•	Our Executive Compensation Committee is composed of four directors. The committee makes recommendations to the Board of Directors on executive compensation, including the compensation of our President and Chief Executive Officer, and reviews other aspects of executive compensation. The members of the committee are Israel Asper, Dr. Barber, Ms. Bennett and The Hon. Frank McKenna (Chair).

•	Our Executive Committee is composed of our Chairman, our President and Chief Executive Officer and three other directors. The committee meets between meetings of the Board of Directors to review our performance and business development opportunities and make recommendations to the Board of Directors. The committee also deals with less significant matters and corporate matters of a routine nature. Matters of a significant nature must be addressed by the Board of Directors. The members of the committee are Israel Asper (Chair), David A. Asper, Leonard J. Asper, Dr. Barber and Mr. F. David Radler.

•	Our Pensions Committee is composed of three directors. The committee is responsible for overseeing matters relating to the investment policies and performance of our pension funds. The members of the committee are David Asper, Dr. Barber (Chair) and Ms. Bennett.

Compensation of Directors

      Our directors who are employees or who are otherwise retained by us or CanWest are not entitled to receive any additional compensation for serving as directors. All other directors are entitled to receive an annual director’s fee of $25,000 for serving as directors and a maximum of $1,500 for each meeting attended. The chairman of each committee of the Board of Directors is entitled to an additional $5,000 per year for acting in such capacity and directors are entitled to $1,000 per year for each committee on which they serve. All of our directors are reimbursed for travel and other reasonable expenses incurred in attending board meetings. Fees to which directors are entitled, if any, for serving as our directors are paid by CanWest.

      Directors are also entitled to participate in CanWest’s Executive Stock Option Plan. In January 2002, each non-executive director received a grant of options to purchase 7,500 subordinate voting shares of CanWest. These options, which vested immediately on grant, have a ten year term and may be exercised at a price of $11.99 per share.

Executive Compensation

      The following table details the annual and long term compensation of individuals who were, on August 31, 2002 our Chief Executive Officer and certain other executive officers, which are referred to as named executive officers, for the 2002 fiscal year:

					Long Term Compensation

Annual Compensation					Securities
					Underlying
Name and Principal				Other Annual	Options	All Other
Position with the Company	Year	Salary	Bonus	Compensation(1)	Granted	Compensation

Israel Asper	2002	$575,000	$305,180	$—	—	—
Chairman of the Board and former	2001	575,000	1,430,030	—	—	—
Executive Chairman	2000	575,000	1,744,902	—	—	—
Leonard J. Asper	2002	$540,800	$—	$—	—	—
President and Chief Executive Officer	2001	520,000	—	—	30,000	—
	2000	500,000	966,842	—	40,496	—
D. Babick(2)	2002	$600,000	$142,500	$17,766	—	—
Former President and Chief Executive	2001	525,000	142,500	24,400	—	—
Officer of Southam Publications Inc.
Gerald R. Noble(3)	2002	$602,993	$—	$—	—	—
Former President and Chief Executive	2001	658,027	141,973	—	—	—
Officer of Global Television Network Inc.	2000	382,150	33,333	30,783	126,550	—
Thomas C. Strike	2002	$500,000	$60,000	$13,278	—	—
Chief Operating Officer (Corporate)	2001	475,000	—	21,577	20,000	—
	2000	400,000	125,000	23,755	25,310	—

(1)	The value of rights and benefits for each named executive officer is less than the lesser of $50,000 and 10% of the total annual base compensation and bonuses. Amounts shown reflect imputed interest benefit on loans pursuant to CanWest’s Management Share Purchase Plan and other indebtedness.

(2)	Mr. Babick was appointed to his position on November 16, 2000. Prior to this date, Mr. Babick was not employed by us or a subsidiary of us. Effective January 27, 2003, Mr. Babick relinquished his position as President and Chief Executive Officer of Southam Publishing and was appointed as Special Advisor to the Chief Operating Officer until April 30, 2003.

(3)	Mr. Noble was appointed to his position May 1, 2000. Effective January 27, 2003, Mr. Noble relinquished his position as President and Chief Executive Officer of Global Television Network Inc. and was appointed as Special Advisor to the Chief Operating Officer.

Option Grants During the Most Recently Completed Financial Year

      Although we have not issued any stock options, our parent, CanWest, has adopted an Executive Stock Option Plan as part of its Amended and Restated Share Compensation Plan under which our directors and our eligible executives are entitled to receive options to acquire subordinate voting shares or non-voting shares of CanWest, depending upon the citizenship of the optionee. The Executive Stock Option Plan is administered by the Board of Directors of CanWest, which establishes the option price per share on the date on which options are granted. In all cases, the option price per share has been the market value of the subordinate voting shares or non- voting shares, as applicable, on the date the option was granted and in no case has the option term exceeded ten years. Options granted up to December 31, 1995 are exercisable in equal annual installments over a five year period at any time in each year unless CanWest’s

Board of Directors determines otherwise. Options granted from January 1, 1996 to January 1, 2000 vest in equal annual installments over five years in the twelfth month of each year of the option with the exception of options granted to CanWest’s directors which vest immediately, and options granted to Mr. Viner which vest in equal annual amounts over the period to July 2002. Options granted after January 1, 2000 are exercisable over a six year period with one third of the options vesting every two years. The aggregate number of subordinate voting shares and non-voting shares which have been reserved for issue under this plan, together with any subordinate voting shares and non-voting shares reserved for issue under any options for service or other employee stock purchase or option plans established from time to time, may not exceed an aggregate of approximately 13.8 million shares and no individual may hold options to purchase an aggregate number of subordinate voting shares and non-voting shares in excess of 5% of the issued and outstanding subordinate voting shares and non-voting shares at the date of the grant of the option.

      No options were granted during fiscal 2002 to our named executive officers under the Executive Stock Option Plan.

Executive Pension Benefits

Retirement Compensation Arrangement

      Certain of our senior executives are covered under a Retirement Compensation Arrangement (RCA). Under the RCA, the benefit accrual is equal to 2.25% of the executive’s Final Average Earnings multiplied by the number of years the executive has been continuously employed by us. Final Average Earnings is defined as the average of the executive’s salary plus incentive bonus for each of the three consecutive years out of the last 10 years of the executive’s employment with us during which the executive was most highly compensated. The pension is payable for the lifetime of the executive, and participants can retire as early as age 50 with a minimum of five years’ service. Pensions payable on early retirement will be reduced by 0.5% for each month that retirement occurs prior to age 62. For purposes of the RCA benefits, the Final Average Earnings is capped at $500,000. Benefits accrued under the RCA are not reduced by any social security or Canada Pension Plan benefits. The table below shows the pension amounts which would be payable upon retirement at age 62 based on various levels of compensation and service.

	Years of Credited Service
Final Average
Earnings	15	20	25	30	35

$125,000	42,187.50	56,250.00	70,312.50	84,375.00	98,437.50
150,000	50,625.00	67,500.00	84,375.00	101,250.00	118,125.00
175,000	59,062.50	78,750.00	98,437.50	118,125.00	137,812.50
200,000	67,500.00	90,000.00	112,500.00	135,000.00	157,500.00
225,000	75,937.50	101,250.00	126,562.50	151,875.00	177,187.50
250,000	84,375.00	112,500.00	140,625.00	168,750.00	196,875.00
300,000	101,250.00	135,000.00	168,750.00	202,500.00	236,250.00
400,000	135,000.00	180,000.00	225,000.00	270,000.00	315,000.00
500,000	168,750.00	225,000.00	281,250.00	337,500.00	393,750.00

      The above table is applicable to L.J. Asper, I.H. Asper, G.R. Noble and T.C. Strike. Credited service at January 1, 2003 was as follows:

Mr. L.J. Asper, 8.9 years; Mr. I.H. Asper, 30 years; Mr. G.R. Noble, 17.7 years; and Mr. T.C. Strike, 16.4 years

Supplemental Executive Retirement Arrangement

      Certain of our executives are covered under a Supplemental Executive Retirement Arrangement (SERA). Under this arrangement, the pension accrual is equal to 2% of the Executive’s Final Average Earnings multiplied by the executive’s years of credited service. Final Average Earnings is defined as the last 60 consecutive months’ earnings, which includes salary, incentive bonuses and any other compensation received by the executive from us. The pension is payable for the lifetime of the executive except that five years’ payments are guaranteed, and participants can retire as early as age 55 with a minimum of five years’ service or, its equivalent in combined age and service. Pensions payable on early retirement will be reduced by 0.33% for each month that retirement occurs prior to age 65 or, in certain cases, age 62 with 10 years service. For purposes of the SERA, credited service is capped at 30 or 35 years, depending on the circumstances. Benefits accrued under the SERA are reduced by the pension payable under the Canada Pension Plan.

	Years of Credited Service
Final Average
Earnings	15	20	25	30	35

$200,000	60,000	80,000	100,000	120,000	$140,000
250,000	75,000	100,000	125,000	150,000	175,000
300,000	90,000	120,000	150,000	180,000	210,000
350,000	105,000	140,000	175,000	210,000	245,000
400,000	120,000	160,000	200,000	240,000	280,000
500,000	150,000	200,000	250,000	300,000	350,000
600,000	180,000	240,000	300,000	360,000	420,000
700,000	210,000	280,000	350,000	420,000	490,000
800,000	240,000	320,000	400,000	480,000	560,000

      The above table is applicable to Mr. D. Babick. Mr. Babick’s retirement benefit will be based on 60% of final average remuneration after age 60 (or 50% at age 55). Mr. Babick’s credited service at January 1, 2003 was 25.9 years.

PRINCIPAL SHAREHOLDERS

      We are an indirect wholly-owned subsidiary of CanWest. As of April 30, 2003, Israel Asper, the Chairman of the Board of CanWest, beneficially owns (determined according to the rules of the SEC) 76,785,976 multiple voting shares of CanWest and 3,462,874 subordinate voting shares of CanWest, including 76,785,976 multiple voting shares and 3,462,874 subordinate voting shares owned by a company controlled by Mr. Asper and 246,359 subordinate voting shares owned indirectly by Mr. Asper through the Asper Foundation Inc. Accordingly, approximately 86% of the voting power of CanWest is controlled by Mr. Asper. Multiple voting shares are convertible into subordinate voting shares on a one-for-one basis at any time, subordinate voting shares are convertible into non-voting shares on a one-for-one basis at any time, and non-voting shares held by Canadians are convertible into subordinate voting shares on a one-for-one basis at any time. For more information see “Description of Share Capital — Share Terms.”

RELATED PARTY TRANSACTIONS

      We have entered into various transactions with management and other related parties including the following, which we believe are on substantially comparable terms as those which we could have obtained with unrelated parties on an arms’ length basis:

•	For the year ended August 31, 2002, we paid $1.6 million in aircraft lease payments to CanWest and expect to make similar payments in the future.

•	As of August 31, 2002, we had outstanding advances due from CanWest of $25.7 million. In the future, similar advances will be required to be made in accordance with the terms of the indenture governing the notes.

•	We had a non-interest bearing loan outstanding during the previous year in the principal amount of $59.5 million to CanWest Entertainment Inc., a wholly-owned subsidiary of CanWest, the proceeds of which were used to acquire Fireworks Entertainment Inc.

•	As of August 31, 2002, we had loans outstanding to Fireworks Entertainment Inc. in the principal amount of $381.3 million. The proceeds of the loans were used for production of content and related operating expenses, and to acquire a film and program library. The loan to Fireworks bears interest at the Canadian prime rate.

•	For the year ended August 31, 2002, we acquired broadcast rights for various television programs from Fireworks in the amount of $4.5 million.

      In addition, CanWest has approved stock based compensation programs, the purpose of which is to provide our employees and certain of our directors and the directors of our subsidiaries with the opportunity to participate in the growth and development of CanWest through the granting of options on CanWest shares and share purchase loans.

      In connection with the financing of the acquisition of our publishing assets, we issued the CMI notes to our immediate parent on November 16, 2000 in an aggregate principal amount of $766.8 million. See “Description of Credit Facility and Other Indebtedness — Holding Company Notes and CMI Notes.”

      In connection with the acquisition of our publishing assets, CanWest entered into a management services agreement with Ravelston Corporation, an affiliate of Hollinger. Ravelston provides advisory, consultative, procurement and administrative services to our publishing assets for an annual fee of $6.0 million.

Indebtedness of Directors and Senior Officers Under Securities Purchase Programs

      All of our employees and non-executive directors are eligible to participate in the CanWest Employee Share Purchase Plan and certain of our management employees are eligible to participate in the CanWest Management Share Purchase Plan, each of which are part of CanWest’s Amended and Restated Combined Share Compensation Plan. Participants may acquire, annually, subordinate voting shares or non-

voting shares of CanWest, depending upon the participant’s citizenship, with a purchase price equal to the market price per share of the relevant shares up to a maximum of the amount of their annual directors’ fees in the case of directors; 5% of their annual base compensation in the case of other participants in the CanWest Employee Share Purchase Plan; and 10% of their annual base compensation in the case of participants in the CanWest Management Share Purchase Plan. All participants are eligible to receive interest-free share purchase loans from CanWest. Such loans are repayable in full by December 31 of the year in which the loans were made.

      The aggregate amount outstanding to CanWest and its subsidiaries for indebtedness of present and former directors, officers and employees, in connection with the purchase of CanWest’s securities, excluding routine indebtedness, as of February 28, 2003 was approximately $369,429.

      Effective July 30, 2002, Section 402 of the Sarbanes-Oxley Act of 2002 precludes executive officers and directors of companies which are registered for trading in the United States from receiving share purchase loans from us.

Canadian Dollar Denominated Notes

      On May 17, 2001, we issued $60.7 million of our 10 5/8% senior subordinated notes due 2011 to an affiliate, CanWest Communications Corporation. These notes are substantially similar to our US$425.0 million 10 5/8% senior subordinated notes due 2011, except that the Canadian dollar denominated notes are denominated and paid in Canadian dollars and exchangeable into U.S. dollar denominated notes at the option of the holder at any time up to and including May 14, 2006 at the currency exchange rate in effect on the date of exchange. The Canadian dollar denominated notes rank pari passu in right of payment with our U.S. dollar denominated notes. As would be the case with any notes issued under the indenture governing our existing senior subordinated notes, the Canadian dollar denominated notes will be disregarded as though they were not outstanding in determining whether the holders of the required principal amount of our existing senior subordinated notes issued under that indenture have concurred in any declaration of acceleration, notice of default, direction, waiver or modification to that indenture so long as they are held by one of our affiliates, such as CanWest Communications Corporation. However, when held by any non-affiliate, the Canadian dollar denominated notes, as well as the U.S. dollar denominated notes issued in exchange therefor, will be regarded as outstanding for such purposes, meaning the aggregate principal amount of all notes issued under that indenture and held by non-affiliates will be considered in determining any such required principal amount.

Other Indebtedness to CanWest

      The aggregate amount outstanding to CanWest and its subsidiaries for indebtedness of present and former directors, officers and employees, borrowed not in connection with the purchase of our securities as of February 28, 2003, was approximately $1,257,265. This amount includes loans to Mr. Strike, Mr. Leipsic and Mr. Babick in connection with the purchase of their residences with principal amounts outstanding of $403,514, $111,893, and $550,000, respectively. The highest principal amount outstanding under these loans since September 1, 2001 was $418,514, $118,750, and $550,000, respectively. These loans are interest-free and secured by mortgages on the respective residences of the individuals concerned. Repayments of amounts outstanding under each of these loans are required in annual amounts equal to 50% of the individual’s net bonus after taxes in the case of Mr. Strike and Mr. Leipsic.

DESCRIPTION OF SHARE CAPITAL

      Our share capital presently consists of an unlimited number of authorized common shares and preference shares, issuable in series. As of the date of this prospectus, 22,785 common shares were issued and outstanding and no preference shares were issued or outstanding. All of our common shares are owned by the holding company notes issuer, our immediate parent, which in turn is wholly-owned by CanWest.

      CanWest’s share capital presently consists of an unlimited number of preference shares, issuable in series, an unlimited number of multiple voting shares, an unlimited number of subordinate voting shares and an unlimited number of non-voting shares. On February 28, 2003, 76,785,976 multiple voting shares, 98,275,564 subordinate voting shares and 2,068,159 non-voting shares were issued and outstanding. All of the multiple voting shares are held by CanWest Communications Corporation, which is controlled by Israel Asper and owned by Israel Asper and certain trusts for the benefit of members of his family. The subordinate voting shares are listed and posted for trading on The Toronto Stock Exchange under the symbol CGS.S. The non-voting shares are listed and posted for trading on the New York Stock Exchange under the symbol CWG, and on The Toronto Stock Exchange under the symbol CWG.A.

Restrictions on Ownership and Voting of Securities

      CanWest’s articles of incorporation include certain restrictions on the ownership and voting of its securities, in order to ensure CanWest’s continuing compliance with Canadian broadcasting laws and the conditions of its Canadian broadcasting licenses. Canadian broadcasting laws effectively provide that television broadcasting licenses may only be held Canadian persons. For more information, see “Regulation — Canadian Television.”

      CanWest’s articles provide, in effect, that the maximum aggregate holdings of voting shares by non-Canadian holders will be limited to 33 1/3% of the total number of voting shares of CanWest. The articles also provide that, unless the prior approval of the CRTC is obtained, the maximum holding of shares of CanWest by any single shareholder and its associates will be limited to the maximum number of shares which a person may, in the opinion of the board of directors, own, beneficially own or control, without (a) changing the effective control of CanWest’s Canadian broadcasting undertakings; (b) resulting in a person, or a person and its associates, who controls less than 30% of the issued voting shares of CanWest or any person that directly or indirectly has effective control of CanWest, having control of 30% or more of such voting shares; (c) resulting in a person, or a person and its associates, who owns less than 50% of the issued shares of CanWest or any person that directly or indirectly has effective control of CanWest, owning 50% or more of such issued shares; or (d) conflicting with the conditions of the broadcasting licenses held by CanWest or its subsidiaries concerning changes in ownership or effective control of the broadcasting undertakings.

      Prior to the issuance or transfer of a multiple voting share or a subordinate voting share, or the conversion of a non-voting share or multiple voting share into a subordinate voting share, the purchaser, transferee or converter, as the case may be, is required to submit to CanWest a declaration as to the beneficial ownership of the shares, the citizenship of the beneficial owner and such other matters as the board of directors of CanWest may deem relevant in order to determine whether CanWest is in compliance with the ownership restrictions described above.

      In the event that an issuance or transfer of shares to a shareholder would cause the shareholder to hold shares in excess of the maximum aggregate holdings or the maximum individual holdings described above, or would in the opinion of the board of directors otherwise adversely affect CanWest’s ability to qualify under any law to carry on its business or to retain any of its broadcasting licenses, then the articles of CanWest authorize the board of directors to refuse to issue a share or register a transfer of a share to such shareholder and such shareholders shall no longer be entitled to exercise the voting rights attached to any of the shares registered in their name.

Share Terms

      CanWest’s share capital has the following attributes:

Multiple Voting Shares

Voting Rights:	Ten votes per share.

Cash Dividends:	Payable at the same time and in the same amount per share as dividends payable on subordinate voting shares and non-voting shares. Subordinate to the rights of the holders of preference shares.

Stock Dividends:	Payable, at the holder’s election, in any of multiple voting shares, subordinate voting shares (provided that the holder is a Canadian holder) or non-voting shares, at the same time and in the same number of additional shares per share as stock dividends payable on the subordinate voting shares and the non-voting shares, provided that the directors may add different amounts per share to the stated capital account of each class of shares in respect of any stock dividend.

Liquidation, Dissolution or Winding-Up:	Participate rateably with the subordinate voting shares and the non-voting shares.

Conversion:	Convertible at the option of the holder into subordinate voting shares (provided that the holder is a Canadian holder) or non-voting shares on a one-for-one basis at any time.

Distributions:	CanWest may grant or distribute, to holders of multiple voting shares, options, rights or warrants to acquire, at the holder’s election, additional multiple voting shares, subordinate voting shares (provided that the holder is a Canadian holder) or non-voting shares, or securities convertible into such shares, provided that CanWest grants or distributes to holders of subordinate voting shares and non-voting shares options, rights or warrants to acquire the same number of additional shares per share or securities convertible into the same number of additional shares per share.

Anti-Dilution Protection:	None of the subordinate voting shares or non-voting shares will be subdivided, consolidated, reclassified or otherwise changed unless at the same time the multiple voting shares are changed in the same proportion or in the same manner.

Subordinate Voting Shares

Voting Rights:	One vote per share.

Cash Dividends:	Payable at the same time and in the same amount per share as dividends payable on the multiple voting shares and the non-voting shares. Subordinate to the rights of the holders of preference shares.

Stock Dividends:	Payable, at the holder’s election, in subordinate voting shares (provided that the holder is a Canadian holder) or in non-voting shares, at the same time and in the same number of additional shares per share as stock dividends payable on the multiple voting shares and the non-voting shares, provided that the directors may add different amounts per share to the stated capital account of each class of shares in respect of any stock dividend.

Liquidation, Dissolution or Winding-Up:	Participate rateably with the multiple voting shares and non-voting shares.

Restriction on Issuance and Transfer to Non-Canadians:	Subordinate voting shares may not be issued to non-Canadians. Prior to a transfer of subordinate voting shares to a non-Canadian, the transferor will be required to convert such shares into non-voting shares, failing which the transferor will be deemed to have made such a conversion.

Conversion:	Convertible at the option of the holder into non-voting shares on a one-for-one basis at any time.

Distributions:	CanWest may grant or distribute, to holders of subordinate voting shares, options, rights or warrants to acquire, at the holder’s election, additional subordinate voting shares (provided that the holder is a Canadian holder) or non-voting shares, or securities convertible into such shares, provided that CanWest grants or distributes to holders of multiple voting shares and non-voting shares options, rights or warrants to acquire the same number of additional shares per share, or securities convertible into the same number of additional shares per share.

Anti-Dilution Protection:	None of the multiple voting shares or non-voting shares will be subdivided, consolidated, reclassified or otherwise changed unless at the same time the subordinate voting shares are changed in the same proportion or in the same manner.

Non-Voting Shares

Voting Rights:	No voting rights, except where class voting is required by Canadian law, which occurs primarily where fundamental changes are proposed which affect a particular class of shares differently from another. Holders are, however, entitled notice of and to attend shareholders’ meetings.

Cash Dividends:	Payable at the same time and in the same amount per share as dividends payable on the multiple voting shares and the subordinate voting shares. Subordinate to the rights of the holders of preference shares.

Stock Dividends:	Payable in non-voting shares, at the same time and in the same number of additional shares per share as stock dividends payable on the multiple voting shares and the subordinate voting shares, provided that the directors may add different amounts per share to the stated capital account of each class of shares in respect of any stock dividend.

Liquidation, Dissolution or Winding-Up:	Participate rateably with the multiple voting shares and subordinate voting shares.

Conversion:	Convertible into subordinate voting shares on a one-for-one basis at any time upon the holder providing to CanWest a declaration, in form satisfactory to CanWest, that the holder is a Canadian holder.

Distributions:	CanWest may grant or distribute, to holders of non-voting shares, options, rights or warrants to acquire additional non-voting shares or securities convertible into such shares, provided that CanWest grants or distributes to holders of multiple voting shares and subordinate voting shares options, rights or warrants to acquire the same number of additional shares per share or securities convertible into the same number of additional shares per share.

Take-Over Bid Protection:	If an offer is made to purchase subordinate voting shares that must, by reason of requirements of applicable securities legislation or of a stock exchange, be made to all or substantially all of the holders of subordinate voting shares who are in a province or territory of Canada to which such requirements apply and such offer is not made concurrently with an offer to purchase the non-voting shares on the same terms, a holder of non-voting shares will have the right at any time during the bid to convert non-voting shares into subordinate voting shares, provided that such converted shares are deposited under the offer. These shares will automatically be reconverted into non-voting shares if they are subsequently withdrawn from the offer or not purchased by the offeror.

Anti-Dilution Protection:	None of the multiple voting shares or subordinate voting shares shall be subdivided, consolidated, reclassified or otherwise changed unless, at the same time the non-voting shares are changed in the same proportion or in the same manner.

Preference Shares	Issuable from time to time in one or more series, each series comprising the number of shares and the rights, privileges, restrictions and other conditions as may be determined by the board of directors of CanWest. The preference shares rank prior to the multiple voting shares, the subordinate voting shares and the non-voting shares with respect to payment of dividends and distributions in the event of the liquidation, dissolution or winding up of CanWest.

At February 28, 2003 there were no preference shares issued and outstanding.

Take-Over Bid Protection

      In compliance with the rules of certain Canadian stock exchanges, CanWest Communications Corporation has entered into an agreement with CanWest and Montreal Trust Company of Canada (as trustee for the holders of the subordinate voting shares), referred to as the Coattail Agreement. The Coattail Agreement provides the holders of subordinate voting shares with certain rights in the event that a take-over bid having certain characteristics is made for the multiple voting shares. A take-over bid, generally defined, is an offer to acquire outstanding equity or voting shares where, as a result of the offer, the offeror would own more than 20% of the class of shares which is the subject of the bid. Under applicable Canadian securities laws, an offer to purchase multiple voting shares would not necessarily require that an offer be made to purchase subordinate voting shares.

      The Coattail Agreement would prevent the sale, directly or indirectly, of multiple voting shares owned by CanWest Communications Corporation pursuant to a take-over bid, at a price per share in excess of 115% of the then-current market price of the subordinate voting shares. This prohibition would not apply if:

•	such sale is made pursuant to an offer to purchase multiple voting shares made to all holders of multiple voting shares and an offer identical in all material respects is made concurrently to purchase subordinate voting shares, which identical offer has no condition attached other than the right not to take-up and pay for shares tendered if no shares are purchased pursuant to the offer for multiple voting shares; or

•	there is a concurrent unconditional offer to purchase all of the subordinate voting shares at a price per share at least as high as the highest price per share paid pursuant to the take-over bid for the multiple voting shares.

      The Coattail Agreement will not prevent certain indirect sales resulting from the acquisition of shares of a corporation which, directly or indirectly, controls or is controlled by, CanWest Communications Corporation or CanWest where the transferor and transferee are members of the Asper family, the transferee is the child or grandchild of the transferor, and the sale is otherwise made in accordance with applicable law. The phrase Asper family means (i) Israel Asper, (ii) his spouse, (iii) any issue of Israel Asper (treating for this purpose any legally adopted descendant as a natural descendant), (iv) his estate, (v) any trust primarily for the issue of Israel Asper, spouses of such issue, Israel Asper himself or his spouse and (vi) any and all corporations which are directly or indirectly 100% controlled by one or more of the foregoing. The word spouse includes a person’s widow or widower.

      The Coattail Agreement will also not prevent sales of multiple voting shares, directly or indirectly, to The Asper Foundation Inc. or any other charitable foundation which is a registered charity for the purposes of the Income Tax Act (Canada), provided that a majority of the directors of the foundation at the time of the sale are one or more of a spouse, a child or grandchild, or a spouse of a child or grandchild of the transferor (where spouse includes a widow or widower), or certain indirect sales of multiple voting shares in circumstances in which the purchaser would not, as a result of the sale, hold indirectly more than 20% of the multiple voting shares.

DESCRIPTION OF CREDIT FACILITY AND OTHER INDEBTEDNESS

Credit Facility

General

      A syndicate of lenders provided us with a $2.8 billion senior secured credit facility in November 2000 to finance a portion of the purchase price of our publishing assets. The amount of unamortized credit under this facility at February 28, 2003 was $1.9 billion on a pro forma basis which was comprised of:

•	the revolving credit facility, maturing in 2006, of up to $600.0 million;

•	the tranche A facility, maturing in 2006, of up to $175.2 million;

•	the tranche B facility, maturing in 2008, of approximately $672.3 million, consisting of approximately US$421.8 million and approximately $19.1 million; and

•	the tranche C facility, a term facility, maturing in 2009, of approximately $420.1 million, consisting of approximately US$263.5 million and approximately $12.0 million.

      As of February 28, 2003, on a pro forma basis, we could have drawn an additional $98.6 million under the revolving credit facility. The revolving credit facility is also available to support up to $100.0 million in letters of credit. Advances under the revolving credit facility may be made in Canadian or U.S. dollars, with a sublimit available in Australian and New Zealand dollars, British pounds and Euros. Advances under the tranche A facility were made available in Canadian dollars and U.S. dollars. Advances under the tranche B and tranche C facilities were made available in Canadian or U.S. dollars, at the option of the lenders.

      The principal amount available under our credit facility may be increased by up to $300.0 million, subject to receipt of additional commitments.

      On February 28, 2003, on a pro forma basis, an aggregate of approximately $1,532.2 million was drawn under the credit facility and an additional $56.8 million was utilized to support letters of credit.

      In March 2003, our lenders consented to an amendment to our credit facility which provides for a change in certain financial ratios that we are required to maintain in order to permit us to consummate this Offering and use the proceeds of this Offering as contemplated in “Use of Proceeds.” The amendment resulted in the term credit facilities being permanently reduced by an amount equal to the net proceeds of this Offering through a draw on the revolving credit facility. The senior leverage covenant was replaced by a senior secured leverage covenant, and the interest coverage covenant was relaxed to allow for the payment of interest on the notes.

Interest Rates, Fees and Payments

      Advances under the revolving credit facility and the tranche A facility bear interest at either the London Interbank Offered Rate, or LIBOR, or U.S. base rate (for U.S. dollar extensions of credit) or Canadian prime rate or Bankers’ Acceptance rate, or BA (for Canadian dollar extensions of credit), plus, in each instance, an applicable margin determined by our ratio of total debt to EBITDA. The applicable margin for LIBOR advances, BA rate advances and letters of credit ranges from 0.75% when our ratio of total debt to EBITDA is less than 3.0:1 to 2.75% when the ratio is greater than 5.5:1. The applicable margin for U.S. base rate advances and Canadian prime rate advances ranges from 0.00% when our ratio of total debt to EBITDA is less than 3.0:1 to 1.75% when the ratio is greater than 5.5:1. We have agreed to pay a fronting fee to any lender issuing any letters of credit on behalf of all of the lenders under the revolving credit facility. We have also agreed to pay a fee based on the undrawn portion of the revolving credit facility ranging from 1.00% when drawings thereunder are less than one-third of the revolving credit facility to 0.50% when drawings thereunder are greater than two-thirds of the revolving credit facility.

      Borrowings under the tranche B facility bear interest at either LIBOR or BA plus 3.50% or the alternate U.S. base rate or the Canadian prime rate plus 2.50%. Borrowings under the tranche C facility bear interest at LIBOR or BA plus 3.75% or the alternate U.S. base rate or the Canadian prime rate plus 2.75%.

      We have entered into currency and interest rate swaps with certain financial institutions which are lenders under our credit facility. All of our currency exposure and a significant proportion of our interest rate exposure under our credit facility is hedged. See “Market Risk.”

Principal Repayments and Prepayments

      The revolving credit facility is repayable in full on November 15, 2006. The tranche A, tranche B and tranche C facilities are each repayable in semi-annual installments, each in a specified percentage of the outstanding debt thereunder, although in no case (even with the mandatory principal payments referred to below) will we be required to repay more than 25% of the respective amounts of the tranche B and tranche C facilities which have been drawn in U.S. dollars during the first five years of their respective terms. Subject to certain exceptions, we are required to apply 100% of the net cash proceeds of asset sales in excess of $20.0 million to repayment of borrowings under the credit facility, unless we reinvest such proceeds within specified periods. We are also required to apply 100% of the net cash proceeds from insurance settlements, subject to an exception for re-investment, and 50% of annual free cash flow in respect of any fiscal year in which our debt ratings by Moody’s Investor Services or Standard & Poor’s Ratings Service, or any successor to their ratings agency businesses, do not exceed certain minimum levels. Finally, we are required to apply 100% of the net cash proceeds of issuance of any debt which we incur (other than the notes), unless we reinvest such proceeds in our business.

      Borrowings under any of the tranche A, tranche B or tranche C facilities may be prepaid at any time, in whole or in part, at our option. Prepayments under the tranche A, tranche B and tranche C facilities may be made subject to the giving of notice and the payment of breakage costs without any penalty or bonus.

Security and Guarantees

      Borrowings under the credit facility and all hedging agreements are secured by a first ranking security interest (subject to certain permitted encumbrances) over all current and future assets of us, CanWest and each of our restricted subsidiaries to the extent practicable, guarantees of borrowings under the credit facility by CanWest and substantially all restricted subsidiaries, pledges of shares and other ownership interests in us and in all restricted subsidiaries and (to the extent practicable and not precluded by law or otherwise) in all non-restricted subsidiaries or other entities, and a protocol regarding the enforcement of the agreement governing the purchase of our publishing assets.

Covenants

      The documentation governing the credit facility contains customary covenants which restrict and limit our ability and the ability of our restricted subsidiaries with respect to, among other things:

•	Incurring indebtedness other than permitted indebtedness. We are generally only entitled to incur debt to the extent such debt is:

•	incurred under our credit facility;

•	owed by certain related parties and guarantors to one another;

•	obligations pursuant to hedging agreements;

•	outstanding under certain outstanding notes and the guarantees thereof, each in relation to the financing of the purchase of our publishing assets;

•	certain outstanding senior subordinated debt, each in relation to the financing of the purchase of our publishing assets (see “— Holding Company Notes and CMI Notes”);

•	purchase money mortgages not in excess of $25.0 million in the aggregate;

•	other specified subordinated debt;

•	debt to a maximum principal amount of $50.0 million in respect of certain permitted investments;

•	additional debt not in excess of $50.0 million; and

•	specified refinancing debt.

•	Granting encumbrances other than permitted encumbrances. We are generally only entitled to grant encumbrances, or permit them to exist, to the extent such encumbrances are:

•	for taxes or other governmental charges;

•	undetermined or inchoate;

•	reservations, limitations and conditions expressed in any original grant of real or immovable property;

•	licenses, permits and other restrictions not impairing the use of affected land;

•	title defects or irregularities not impairing the use of affected land;

•	rights vested in any governmental entity by the terms of any lease, license, grant or permit;

•	resulting from the deposit of cash or securities in connection with contracts or other arrangements;

•	given to any governmental entity in the ordinary course of business;

•	created by a judgment being contested;

•	operating leases of vehicles or equipment;

•	securing permitted purchase money mortgages;

•	relating to the property securing identified indebtedness of subsidiaries operating in New Zealand;

•	securing the credit facility;

•	securing indebtedness not in excess of $50.0 million in the aggregate relating to assets acquired through permitted investments;

•	securing indebtedness of identified related persons;

•	reserved to landlords in relation to immovable property;

•	subdivision and other agreements that do not materially impair the use of the real property subject thereto;

•	the rights of any tenant, occupant or licensee under any lease, occupancy agreement or license;

•	securing certain outstanding notes;

•	encumbrances securing specified refinancing debt; and

•	specified existing encumbrances.

•	Entering into merger or amalgamation transactions. We are generally precluded from entering into any merger or amalgamation transaction, other than among CanWest, our restricted subsidiaries and us.

•	Selling assets. We are generally not permitted to dispose of assets other than:

•	to identified related entities;

•	inventory in the ordinary course of business;

•	assets which are obsolete, redundant or of no material economic value;

•	to the extent such assets constitute substantially all of the assets of an identified related party but do not reach specified levels; and

•	identified sale-leaseback transactions.

•	Entering into certain related party transactions. We are generally not permitted to enter into transactions with identified related parties that are not on an arm’s length basis.

•	Changing the nature of our business. We are not permitted to engage in any business other than the communications business.

•	Issuing shares. With limited exceptions, we are not permitted to issue any shares or convertible securities.

•	Paying dividends or making other distributions. We are generally not permitted to pay dividends or make other distributions except:

•	to specified related persons;

•	on account of regularly scheduled payments of permitted indebtedness;

•	CanWest may pay dividends in respect of its common shares and on account of regularly scheduled payments of interest under certain notes;

•	the issuance of identified notes and subordinated debt; and

•	on account of permitted indebtedness from the proceeds of specified refinancing debt.

•	Making investments. We are generally not permitted to make investments other than:

•	pursuant to hedging agreements;

•	investments in identified related parties;

•	indebtedness and obligations incurred in the ordinary course of the communications business;

•	in connection with identified acquisitions;

•	investments up to $50.0 million in each financial year, subject to compliance with certain limitations;

•	investments in the form of shares, interest, participations or other equivalents or evidences of debt or other securities issued by a third party solely as partial consideration for the consummation of a permitted disposition or received in settlement of debts created in the ordinary course of business or in satisfaction of judgments;

•	payroll, travel and similar advances;

•	loans or advances made in the ordinary course of business to any employee in an amount not to exceed for all employees $10.0 million;

•	securities or other assets received in connection with any bankruptcy or insolvency proceeding;

•	lease, utility and other similar deposits; and

•	any acquisition of assets owned by or equity interest in any other person in consideration solely for the issuance by CanWest of any shares in its capital stock.

•	Making capital expenditures. We are precluded from making any capital expenditures in excess of 5% of the previous year’s consolidated revenue.

In addition, the documentation governing the credit facility requires CanWest to comply with the following financial covenants:

•	Total Leverage Ratio. CanWest must maintain, during each financial quarter in each financial year commencing with the financial quarter ending November 30, 2000, a ratio of total debt (as defined in the credit facility) to EBITDA (as defined in the credit facility) ranging from 6.25:1 to 5.25:1 for the financial quarters ending November 30, 2000 through February 28, 2005 and 5.25:1 for each financial quarter thereafter.

•	Senior Secured Leverage Ratio (as amended in March 2003). CanWest must maintain, during each financial quarter in each financial year, a ratio of senior secured debt (as defined in the credit facility) to EBITDA (as defined in the credit facility) of 4.25:1 for the financial quarters ending May 31, 2003 through November 30, 2003 and 4.0:1 for each financial quarter thereafter.

•	Interest Coverage Ratio (as amended in March 2003). CanWest must maintain, during each financial quarter in each financial year, a ratio of EBITDA (as defined in the credit facility) for the four financial quarters then ended to interest expense (as defined in the credit facility) of 1.75:1 for the financial quarters ending May 31, 2003 through May 31, 2004 and 2.0:1 for each financial quarter thereafter.

•	Fixed Charge Coverage Ratio. CanWest must maintain, during each financial quarter in each financial year commencing with the financial quarter ending November 30, 2000, a ratio of adjusted EBITDA (as defined in the credit facility) for the four financial quarters then ended to fixed charges (as defined in the credit facility) ranging from 1.0:1 to 1.10:1 for the financial quarters ending November 30, 2000 through February 28, 2002 and 1.10:1 for each financial quarter thereafter.

Events of Default

      The documentation governing the credit facility contains customary events of default including:

•	the non-payment of principal, interest, fees or other amounts;

•	the breach of any financial covenant (see the financial covenant ratios set forth above under “— Covenants”);

•	the making of any materially incorrect or incomplete representation or warranty;

•	the failure to perform or observe any other covenant;

•	the termination of any material agreement;

•	the occurrence of any change of control; or

•	the insolvency of any material restricted subsidiary.

      For information relating to our compliance with the applicable covenants, see “Offering Memorandum Summary — Summary Historical and Pro Forma Financial and Other Data.”

Senior Subordinated Notes Due 2011

      On May 17, 2001, we issued US$425.0 million and $60.7 million of 10 5/8% series A senior subordinated notes due 2011 to investors who met the requirements of Rule 144A under the Securities Act and “non-U.S. persons” under Regulation S of the Securities Act. On October 29, 2001, we completed an exchange offer, pursuant to which such 10 5/8% series A senior subordinated notes due 2011 were exchanged for US$425.0 million in 10 5/8% series B senior subordinated notes due 2011, which are registered under the Securities Act and evidence the same indebtedness as the 10 5/8% series A senior subordinated notes due 2011.

      Our existing senior subordinated notes are general unsecured obligations, guaranteed by substantially all of our subsidiaries and rank junior in right of payment with respect to all existing and future senior indebtedness, pari passu with all other existing and future senior subordinated indebtedness and senior in right of payment with respect to all existing and future subordinated indebtedness. Our existing senior subordinated notes will mature on May 15, 2011. Our existing senior subordinated notes bear interest at a rate of 10 5/8% per annum from May 17, 2001 until maturity. Interest is payable semi-annually in arrears on each May 15 and November 15, commencing November 15, 2001, to holders of record of our existing senior subordinated notes at the close of business on the immediately preceding May 1 and November 1, respectively.

Optional Redemption

      Our existing senior subordinated notes are redeemable at our option, in whole at any time or in part from time to time, on or after May 15, 2006 at the following redemption prices (expressed as percentages of the principal amount thereof), together, in each case, with accrued and unpaid interest, if any, to the redemption date, if redeemed during the twelve-month period beginning on May 15 of each year listed below:

Year	Percentage

2006	105.313%
2007	103.542%
2008	101.771%
2009 and thereafter	100.000%

      Notwithstanding the foregoing, we may redeem in the aggregate up to 35% of the original principal amount of our existing senior subordinated notes at any time and from time to time prior to May 15, 2004 at a redemption price equal to 110.625% of the aggregate principal amount so redeemed, plus accrued and unpaid interest, if any, to the redemption date, out of the net cash proceeds of one or more equity offerings; provided that at least 65% of the principal amount of the notes originally issued shall remain outstanding immediately after the occurrence of any such redemption and that any such redemption occurs within 90 days following the closing of any such equity offering.

Subordination

      The indebtedness represented by our existing senior subordinated notes is, to the extent and in the manner provided in the indenture governing our existing senior subordinated notes, subordinated in right of payment to the prior payment in full of all of our senior indebtedness. The holders of our senior indebtedness will be entitled to receive payment in full of all amounts due on or in respect of all of our senior indebtedness before the holders of our existing senior subordinated notes are entitled to receive or retain any payment of any kind on our existing senior subordinated notes in the event of any distribution to our creditors in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to us or our assets, liquidation, distribution or other winding up, assignment for the benefit of our creditors or marshalling of our assets.

      We also may not make any payment in respect of our existing senior subordinated notes if a payment default on our senior indebtedness occurs and is continuing, or if we breach certain covenants contained in our senior indebtedness.

      Each guarantee will, to the extent set forth in the indenture governing our existing senior subordinated notes, be subordinated in right of payment to the prior payment of the senior indebtedness of the applicable guarantor.

Certain Covenants

      The indenture governing our existing senior subordinated notes contains customary covenants, similar to the covenants contained in the indenture governing the notes, which restrict and limit our ability and the ability of our restricted subsidiaries with respect to, among other things, incurring indebtedness other than permitted indebtedness, incurring additional senior subordinated indebtedness, making certain restricted payments, creating, incurring or causing or suffering to exist any liens other than permitted liens, entering into certain transactions with affiliates, creating unrestricted subsidiaries, making certain asset sales, issuing disqualified capital stock of restricted subsidiaries, impairing a restricted subsidiary’s ability to pay dividends or make other distributions to us or other restricted subsidiaries, entering into sale and lease-back transactions, permitting a restricted subsidiary to issue additional guarantees, making certain payments in exchange for the consent of holders of our existing senior subordinated notes or entering into merger or amalgamation transactions (except among CanWest, us and our restricted subsidiaries).

      During any period of time that (i) the ratings assigned to the notes by both of the rating agencies are investment grade ratings and (ii) no default has occurred and is continuing under the indenture governing our existing senior subordinated notes, we and our restricted subsidiaries will not be subject to the provisions of the indenture governing our existing senior subordinated notes relating to our ability to incur additional indebtedness, incur additional senior subordinated indebtedness, make certain restricted payments, enter into transactions with affiliates, make certain asset sales, issue disqualified capital stock, enter into sale and lease-back transactions and enter into certain merger or amalgamation transactions.

      The indenture governing our existing senior subordinated notes contains covenants and specifies events of default which are substantially identical to those contained in the indenture governing the notes offered hereby. See “Description of the Notes.” Our existing senior subordinated notes are guaranteed by the same entities that are guaranteeing the notes offered hereby, upon substantially identical terms and conditions.

Holding Company Notes and CMI Notes

      On closing of the purchase of our publishing assets, in payment of a portion of the consideration thereof, our immediate parent issued to Hollinger an aggregate of $766.8 million (including interest in kind) of junior fixed rate subordinated notes, subject to adjustment, each consisting of a $1,000 principal amount. Our immediate parent repaid approximately $275.0 million of obligations outstanding under the holding company notes from the proceeds of our repayment of obligations under the CMI notes. The initial holders of the holding company notes have agreed not to sell them prior to May 15, 2003, except for transfers to related parties. However, the initial holders of the holding company notes have granted participation interests in the economic benefits flowing from the holding company notes to third parties. The initial holders of the holding company notes have agreed with the participation interest holders that certain waivers and amendments in connection with the holding company notes indenture will not be granted without receiving a requisite level of approval from the participation interest holders.

      The holding company notes may not be accelerated upon any event of default unless either no amounts are outstanding under the credit facility and the notes, or the administrative agent under the credit facility and the trustee under the notes have already demanded payment of amounts owing under the credit facility and the notes, or, if amounts are outstanding under the credit facility or the notes, not less than 60 days advance notice of the event of default has been given to the administrative agent under the credit facility or to the trustee under the notes. In addition, holders of the holding company notes may not receive any payments in respect of the holding company notes, from funds received by the issuer of the holding company notes from us, at maturity of the holding company notes, pursuant to any mandatory redemption or repurchase of the holding company notes, upon acceleration of the maturity of the holding company notes or at any other time when any amounts under the credit facility or the notes are then due and payable and remain outstanding and unpaid, unless all amounts outstanding under the credit facility and the notes have been paid in full in cash. Upon the occurrence and during the continuation of any event of default under the indenture governing the notes or under the credit facility (including without limitation any bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to us or our assets, liquidation, dissolution or other winding-up by us, assignment for the benefit of our creditors or marshalling of our assets or liabilities) or upon the trustee of the holding company notes receiving notice that the making of any payment on the holding company notes would result in the occurrence of such an event of default, no payment in cash, property or securities shall be made to holders of the holding company notes until such time as such event of default has been cured or waived or the notes and the debt under the credit facility have been paid in full in cash. If any holder of holding company notes receives any payment or distribution of assets of any kind or character prohibited by the foregoing provisions, then such payment or distribution will be held by the recipient in trust for the lenders under the credit facility, and will be required to be paid over and delivered immediately to the lenders under the credit facility.

      The issuer’s obligations under the holding company notes are secured only by a pledge of the shares of us held by the issuer, which ranks subordinate to the security over those shares granted in connection with the credit facility. CanWest guaranteed the obligations under the holding company notes, but only to Hollinger and not to any subsequent transferee (other than an affiliate of Hollinger) of the holding company notes.

      The principal amount of the holding company notes is payable in full on maturity, which is ten years from the date of issuance of the holding company notes. The issuer of the holding company notes may redeem the holding company notes at any time within 30 months of the date of issuance upon giving 30 days notice. The optional redemption terms of the holding company notes are subject to amendment 30 months after the date of issuance to reflect the then current market terms for indebtedness of this nature.

      For five years after the date of issuance of the holding company notes, interest on the principal amount of the holding company notes may be paid in cash, by the issuance of additional holding company notes or, for so long as Hollinger or an affiliate thereof holds the holding company notes, by the issuance of additional non-voting shares of CanWest. After five years from the date of the issuance of the holding company notes, interest is payable in cash only. Interest is payable semi-annually at a rate of 12.125%. After a material amount of the holding company notes are transferred by Hollinger or an affiliate thereof to third parties, the issuer of the holding company notes will have the right to renegotiate the interest rates payable under the holding company notes to be the lesser of 13% and the then current market rates for similar instruments issued at par by issuers having similar credit ratings as that of the issuer.

      After 30 months from the date of issuance of the holding company notes, those Hollinger entities which then hold holding company notes may, acting unanimously, require the issuer to register the holding company notes in the United States, or qualify the holding company notes in Canada, or both, for sale to the public. The issuer’s obligation to register or qualify the holding company notes is subject to certain limitations and black-out periods, including a twelve-month black-out period following the date of commencement of the last demand registration and a 90-day black-out period following the last registration or qualification of treasury securities. Further, the issuer of the holding company notes will not be obligated to register the holding company notes if it has completed two prior demand registrations, both of which have been declared effective.

      The definitive documentation governing the holding company notes contains covenants similar to the covenants relating to the existing senior subordinated notes and the notes and contains further covenants limiting, in certain circumstances, capital expenditures and investments by our publishing assets and the incurrence of certain additional debt from 24 months to 33 months after the date of issuance of the holding company notes. The definitive documentation also requires that where the lenders under the credit facility require repayment of their loans based on a change of control of CanWest, the issuer of the holding company notes will be required to make an offer to purchase the holding company notes at prices equal to 100% of the principal amount of the holding company notes, should a change of control occur during the first 30 months after the date of issuance of the holding company notes and 101% of the principal amount of the holding company notes should such change of control occur after that time.

      On closing of the acquisition of our publishing assets, we issued to our immediate parent a series of junior subordinated debentures, which we refer to as the CMI notes.

      The principal amount of the CMI notes was initially equal to the aggregate principal amount of the holding company notes and subject to the same adjustments with respect to principal amount. We repaid

$275.0 million of obligations outstanding under the CMI notes with the proceeds of the Offering. Our obligations under the CMI notes are subordinated in right of payment to our obligations under the credit facility, the existing senior subordinated notes and the notes. The CMI notes may not be accelerated upon any event of default unless either no amounts are outstanding under the credit facility, the existing senior subordinated notes and the notes, or the administrative agent under the credit facility and the trustee under the existing senior subordinated notes and the notes have already demanded payment of amounts owing under the credit facility, the existing senior subordinated notes and the notes. In addition, holders of the CMI notes may not receive any payments in respect of the CMI notes pursuant to any mandatory redemption or repurchase of the CMI notes, upon acceleration of the maturity of the CMI notes or at any other time when any amounts under the credit facility, the existing senior subordinated notes and the notes are then due and payable and remain outstanding and unpaid. Upon the occurrence and during the continuation of any event of default under the indenture governing the existing senior subordinated notes, the indenture governing the notes or under the credit facility (including without limitation any bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to us or our assets, liquidation, dissolution or other winding-up by us, assignment for the benefit of our creditors or marshalling of our assets or liabilities) or upon the trustee of the CMI notes receiving notice that the making of any payment on the CMI notes would result in the occurrence of such an event of default, no payment in cash, property or securities shall be made to holders of the CMI notes until such time as such event of default has been cured or waived or our existing senior subordinated notes, the notes and the debt under the credit facility have been paid in full in cash. If any holder of CMI notes receives any payment or distribution of assets of any kind or character prohibited by the foregoing provisions, then such payment or distribution will be held by the recipient in trust for the lenders under the credit facility, the holders of the existing senior subordinated notes and the holders of the notes and will be required to be paid over and delivered immediately to the lenders under the credit facility, holders of the existing senior subordinated notes and the notes. As long as any amounts under the credit facility, the existing senior subordinated notes or the notes are outstanding, any payment or distribution to a holder of CMI notes shall be held in trust by the holder for our benefit for a period of 60 days. If during such 60 day period we or the lenders under the credit facility, or the holders of either the existing senior subordinated notes or the notes demand repayment of such payment or distribution to us, the holders of CMI notes shall pay over and deliver such payment or distribution to us as if such payment or distribution had never been made.

      The principal amount of the CMI notes is payable in full on maturity, which is 20 years from their date of issuance. We may redeem the CMI notes, in whole or in part, at any time and from time to time at a redemption price equal to 100% of the principal amount of the CMI notes to be redeemed plus accrued and unpaid interest to the date of such redemption. We may satisfy our obligation to pay the applicable redemption price by delivering to the trustee our common shares, preferred shares that are not redeemable at the option of the holder thereof or other non-redeemable equity securities or any combination thereof as we shall determine, in which event the holders of the CMI notes shall be entitled to receive a cash payment equal to the applicable redemption price, from the proceeds of the sale of the requisite shares by the trustee. Holders of the CMI notes will not, however, be entitled to receive any shares in satisfaction of our obligation to pay the redemption price.

      Interest is payable on the CMI notes semi-annually on the last day of May and November, initially at a rate per annum equal to the interest rate payable on the holding company notes plus 0.030% and, following the maturity or redemption of all of the holding company notes, at the prime rate, as defined in the CMI notes. We have the right to defer, at any time and from time to time, subject to certain conditions, payments of interest on the CMI notes by extending the interest payment period on the CMI notes for a period of up to 40 consecutive quarterly periods provided that no extension period may extend beyond the stated maturity of the CMI notes. Except in certain limited circumstances, we shall not pay or declare dividends on any of our capital stock (except by way of stock dividend) at any time when any interest on the CMI notes is either in default or is being deferred as contemplated above. There may be multiple extension periods of varying lengths, each of up to 40 consecutive quarterly periods, throughout the term of the CMI notes, but none of the extension periods may extend beyond the stated maturity of the CMI notes. During any such extension period, interest will accrue but will not compound. We may satisfy our obligation to pay deferred interest on any applicable interest payment date by delivering shares to the trustee, in which event holders of the CMI notes shall be entitled to receive cash payments equal to the deferred interest from the proceeds of the sale of the requisite shares by the trustee. Holders of the CMI notes will not, however, be entitled to receive any shares in satisfaction of our obligation to pay such deferred interest.

Other Indebtedness

      TV3 and TV4 in New Zealand have a bank credit facility providing for demand operating loans of up to NZ$5.0 million. On February 28, 2003, there were no amounts outstanding under this facility.

      The Republic of Ireland’s TV3 has a credit facility providing for demand operating loans of up to €42.2 million maturing in July 2003. On February 28, 2003, the amount drawn under this facility was €37.1 million. The debt bears interest at floating rates. In addition, on February 28, 2003, TV3 was indebted under bank loans in the principal amount of €6.9 million, maturing in November 2003. Although TV3 is an unrestricted entity under the indenture governing the notes, these facilities are secured by a letter of credit issued against our credit facility. We had contingent obligations under outstanding letters of credit totaling approximately $41.5 million on February 28, 2003 related to the financing of TV3.

DESCRIPTION OF THE NOTES

      The initial notes were, and the exchange notes will be, issued under an indenture, dated as of April 3, 2003, by and among the Guarantors, The Bank of New York, as trustee, and us, a copy of which is filed as an exhibit to the registration statement of which this prospectus forms a part. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended, as in effect on the date of the indenture. The exchange notes are substantially identical to the terms and provisions of the initial notes, except for certain transfer restrictions and registration rights relating to the initial notes. The exchange notes represent the same indebtedness represented by the initial notes, and holders of the notes are referred to the indenture and the Trust Indenture Act for a statement of the terms and conditions of the notes. We have received an order exempting us from the provisions of the Canada Business Corporations Act, or the CBCA, including those provisions governing trust indentures. The following is a summary of the material terms and provisions of the notes. This summary does not purport to be a complete description of the notes and is subject to the detailed provisions of, and qualified in its entirety by reference to, the notes and the indenture (including the definitions contained therein).Because this is a summary, we urge you to read the indenture and the relevant portions of the Trust Indenture Act because they, and not this description, defined your rights as holders of the notes. Capitalized terms that are used but not otherwise defined herein have the meanings ascribed to them in the indenture and such definitions are incorporated herein by reference. In this description, the words “we,” “our” and “us” refer only to CanWest Media Inc., a corporation formed under the federal laws of Canada, and not any of our Subsidiaries.

Brief Description of the Notes and the Guarantees

The Notes

      The notes:

•	are our general unsecured obligations;

•	are equal in right of payment with all our Indebtedness that is not, by its terms, expressly subordinated in right of payment to the notes;

•	are effectively subordinated to all our secured Indebtedness (including the Credit Facility) to the extent of the value of the assets securing such Indebtedness;

•	are senior in right of payment to all our Indebtedness that is, by its terms, expressly subordinated in right of payment to the notes (including the Existing Senior Subordinated Notes); and

•	are unconditionally Guaranteed on a general unsecured basis by the Guarantors.

The Guarantees

      Substantially all of our present and future Restricted Subsidiaries have jointly and severally Guaranteed the notes.

      The Guarantees of the notes:

•	are general unsecured obligations of each Guarantor;

•	are equal in right of payment with all Indebtedness of each Guarantor that is not, by its terms, expressly subordinated in right of payment to the Guarantee of the notes;

•	are effectively subordinated to all secured Indebtedness of each Guarantor (including any guarantees of the Credit Facility) to the extent of the value of the assets securing such Indebtedness; and

•	are senior in right of payment to any Indebtedness of each Guarantor that is, by its terms, expressly subordinated in right of payment to the Guarantee of the notes (including guarantees of the Existing Senior Subordinated Notes).

      On February 28, 2003, after giving effect to the Offering and the use of proceeds thereof, we and the Guarantors had total Indebtedness of approximately $2,533.7 million, approximately $1,532.2 million of which would have been secured Indebtedness (which amount does not include the remaining availability of $98.6 million under our Credit Facility) and approximately $706.5 million of which would have been subordinated to the notes or the Guarantee of the notes. On February 28, 2003, our non-Guarantor Subsidiaries would have had approximately $30.8 million of Indebtedness reflected on our consolidated balance sheet. The indenture will permit us and the Guarantors to incur additional secured, pari passu and subordinated Indebtedness.

      As of the date of the indenture, not all of our Subsidiaries were “Restricted Subsidiaries.” In addition, under the circumstances described below in the definition of “Unrestricted Subsidiary,” we are permitted to designate certain of our Subsidiaries, including Restricted Subsidiaries, as “Unrestricted Subsidiaries.” Unrestricted Subsidiaries are not subject to any of the restrictive covenants in the indenture. Unrestricted Subsidiaries have not Guaranteed the notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-Guarantor Subsidiaries, these non-Guarantor Subsidiaries will pay the holders of all their debt, including their trade creditors, before they will be able to distribute any of their remaining assets to us. On a pro forma basis, the Guarantors generated 96% of our consolidated revenue in the year ended August 31, 2002 and held 99% of our consolidated assets on February 28, 2003. See note 21 to our annual consolidated financial statements and note 8 to our interim consolidated financial statements included elsewhere in this prospectus for more detail about the division of our consolidated revenue and assets between the Guarantors and the non-Guarantor Subsidiaries.

Principal, Maturity and Interest

      We initially issued notes in an aggregate principal amount of US$200 million. Additional notes may be issued from time to time, up to and including April 3, 2008, subject to the limitations set forth below under “— Material Covenants — Limitation on Additional Indebtedness.”

      The notes will mature on April 15, 2013. The notes bear interest at a rate of 7 5/8% per annum from the Issue Date until maturity. Interest is payable semi-annually in arrears on each April 15 and October 15, commencing October 15, 2003, to holders of record of the notes at the close of business on the immediately preceding April 1 and October 1, respectively. The interest rate on the notes is subject to increase, and such additional interest will be payable on the payment dates set forth above, in certain circumstances, if the notes (or other securities substantially similar to the notes) are not registered with the Commission within the time periods required by the registration rights agreement which we will enter into with the initial purchasers in connection with the offering of the notes. You should refer to the description under the heading “Exchange Offer” for a more detailed description of the circumstances under which the interest rate may increase.

Optional Redemption

      Except as set forth below or under “— Tax Redemption,” the notes are not redeemable at our option prior to April 15, 2008. Starting on that date, we may redeem the notes, at the following redemption prices (expressed as percentages of the principal amount thereof), together, in each case, with accrued and unpaid interest, if any, to the redemption date, if redeemed during the twelve-month period beginning on April 15 of each year listed below:

Year	Percentage

2008	103.813%
2009	102.542%
2010	101.271%
2011 and thereafter	100.000%

      Notwithstanding the foregoing, we may redeem in the aggregate up to 35% of the original principal amount of the notes at any time and from time to time prior to April 15, 2006 at a redemption price equal to 107.625%, of the aggregate principal amount so redeemed, plus accrued and unpaid interest, if any, to the redemption date, out of the net cash proceeds of one or more Equity Offerings; provided that at least 65% of the principal amount of the notes originally issued shall remain outstanding immediately after the occurrence of any such redemption and that any such redemption occurs within 90 days following the closing of any such Equity Offering.

      In the event of a redemption of fewer than all of the notes, the trustee shall select the notes to be redeemed in compliance with the requirements of the principal national securities exchange, if any, on which such notes are listed or, if such notes are not then listed on a national securities exchange, on a pro rata basis, by lot or in such other manner as the trustee shall deem fair and equitable. The notes will be redeemable in whole or in part upon not less than 30 nor more than 60 days’ prior written notice, mailed by first class mail to a holder’s last address as it shall appear on the register maintained by the registrar of the notes. On and after any redemption date, interest will cease to accrue on the notes or portions thereof called for redemption as long as sufficient funds to effect such redemption are deposited by us or on our behalf with the paying agent.

Additional Amounts

      All payments made by us under or with respect to the notes or any Guarantor with respect to its Guarantee will be made free and clear of and without withholding or deduction for or on account of any present or future Taxes, unless required under the laws of any Taxing Jurisdiction or by the interpretation or administration thereof. If we or any Guarantor is required to withhold or deduct any amount for or on account of Taxes from any payment made under or with respect to the notes or a Guarantee, we or such Guarantor will pay such additional amounts (“Additional Amounts”) as may be necessary so that the net amount received by each holder of notes (including Additional Amounts) after such withholding or deduction (including any deduction or withholding in respect of Additional Amounts) will not be less than the amount the holder of notes would have received if such Taxes had not been withheld or deducted; provided that no Additional Amounts will be payable with respect to a payment made to a holder of notes (to the extent any of the following exceptions apply, an “Excluded Holder”) (i) with which we or such Guarantor does not deal at arm’s length (within the meaning of the Income Tax Act (Canada)) at the time of making such payment, (ii) that is subject to the Taxes at issue by reason of its being connected with the relevant Taxing Jurisdiction otherwise than by the mere acquisition, holding or disposition of the notes or the receipt of payments thereunder, (iii) that presents any note for payment of principal more than 60 days after the later of (x) the date on which payment first became due and (y) if the full amount payable has not been received by the trustee on or prior to such due date, the date on which, the full amount payable having been so received, notice to that effect shall have been given to the holders of notes by the trustee, except to the extent that such holder of notes would have been entitled to such Additional Amounts on presenting such note for payment on the last day of the applicable 60-day period, (iv) that failed duly and timely to comply with a timely request of ours to provide information, documents or other evidence concerning such holder’s nationality, residence, entitlement to treaty benefits, identity or connection with the relevant Taxing Jurisdiction, if and to the extent that due and timely compliance with such request would have reduced or eliminated any Taxes as to which Additional Amounts would have otherwise been payable to such holder of notes but for this clause (iv), (v) on account of any estate, inheritance, gift, sales, transfer or any Tax similar to any of the foregoing Taxes, other than Documentary Taxes (as defined below), (vi) that is a fiduciary, a partnership or not the beneficial owner of any payment on a note, if and to the extent that, as a result of an applicable tax treaty, no Additional Amounts would have been payable had the beneficiary, partner or beneficial owner owned the notes directly (but only if there is no material cost or expense associated with transferring such notes to such beneficiary, partner or beneficial owner and no restriction on such transfer that is outside the control of such beneficiary, partner or beneficial owner) or (vii) any combination of the foregoing numbered clauses of this provisio. We and the Guarantors will also (i) make such withholding or deduction and (ii) remit the full amount deducted or withheld to the relevant authority in accordance with applicable law. We and the Guarantors will furnish to the trustee, or cause to be furnished to the trustee, within 30 days after the date of the payment of any Taxes due pursuant to applicable law, certified copies of tax receipts evidencing such payment by us or any such Guarantor in such form as is provided in the normal course by the taxing authority imposing such Taxes and as is reasonably available to us or any such Guarantor, as the case may be. The trustee shall make such evidence available upon the written request of any holder of notes that are outstanding on the date of any such withholding or deduction.

      We and the Guarantors will indemnify and hold harmless each holder of notes (other than an Excluded Holder) and, upon written request of any holder of notes (other than an Excluded Holder), reimburse such holder for the amount of (i) any such Taxes levied or imposed on and paid by such holder as a result of payments made under or with respect to the notes held by such holder (including payments under this clause (i)); and (ii) any Taxes levied or imposed with respect to any reimbursement under the foregoing clause (i), so that the net amount received by such holder after such reimbursement will not be less than the net amount such holder would have received if Taxes on such reimbursement had not been imposed.

      At least 30 days prior to each date on which any payment under or with respect to the notes is due and payable, if we or any Guarantor will be obligated to pay Additional Amounts with respect to such payment, we or such Guarantor will deliver to the trustee an officers’ certificate stating the fact that such Additional Amounts will be payable and specifying the amounts so payable and will set forth such other information necessary to enable the trustee to pay such Additional Amounts to holders of notes on the payment date. Whenever in the indenture or in this “Description of the Notes” there is mentioned, in any context, principal, premium, if any, interest or any other amount payable under or with respect to any note, such mention shall be deemed to include the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

      We or a Guarantor will pay any present or future stamp, court, documentary or other similar Taxes, charges or levies that arise in any Taxing Jurisdiction from the execution, delivery or registration of, or enforcement of rights under, the Indenture or any related documents, other than any such Taxes, charges or levies (i) that are imposed by reason of the holder being connected with such Taxing Jurisdiction otherwise than by the mere acquisition, holding or disposition of the notes or the receipt of payments thereunder, or (ii) that are imposed with respect to a transfer of notes by a holder (“Documentary Taxes”).

      The obligation to pay Additional Amounts and Documentary Taxes under the terms and conditions described above will survive any termination, defeasance or discharge of the Indenture.

      For a discussion of the exemption from Canadian withholding taxes applicable to payments under or with respect to the notes, see “Material Income Tax Consequences — Canadian Federal Income Tax Consequences.”

Tax Redemption

      The notes will be redeemable, in whole but not in part, at our option, upon not less than 30 nor more than 60 days’ prior written notice mailed by first class mail to each holder of notes at its address appearing on the register maintained by the registrar of the notes, at 100% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the redemption date, if we or any Guarantor is or would become obligated to pay, on the next date on which any amount would be payable with respect to the notes as the case may be, any Additional Amounts pursuant to the provisions set forth above in “— Additional Amounts” as a result of a change in, or amendment to, the laws (or any regulation or rulings promulgated thereunder) of any Taxing Jurisdiction, or any change in, or amendment to, any administrative or other official position regarding the application or interpretation of such laws, regulations or rulings (including, without limitation, a ruling by a court of competent jurisdiction), which change or amendment is announced on or after the Issue Date; provided that we or such Guarantor determines, in our business judgment, that the obligation to pay such Additional Amounts cannot be avoided by the use of reasonable measures available to us or to such Guarantor (not including substitution of the obligor under the notes). No such notice of redemption may be given later than 180 days after we first become liable to pay any Additional Amounts as a result of such change or amendment.

Material Covenants

      Set forth below are the material covenants which are contained in the indenture. During any period of time that (i) the ratings assigned to the notes by both of the Rating Agencies are Investment Grade Ratings and (ii) no default has occurred and is continuing under the indenture, we and our Restricted Subsidiaries will not be subject to the provisions of the indenture described below under “— Limitation on Additional Indebtedness,” “— Limitation on Restricted Payments,” “— Limitation on Transactions with Affiliates,” “— Limitation on Certain Asset Sales,” “— Limitation on Disqualified Capital Stock of Restricted Subsidiaries,” “— Limitation on Capital Stock of Restricted Subsidiaries,” “— Limitation on Sale and Lease-Back Transactions” and clause (3) of “— Merger, Consolidation and Sale of Assets” (collectively, the “Suspended Covenants”). In the event that we and our Restricted Subsidiaries are not subject to the Suspended Covenants with respect to the notes for any period of time as a result of the preceding sentence and, subsequently, one or both Rating Agencies withdraw their ratings or downgrade the ratings assigned to such notes below the required Investment Grade Ratings, then we and each of our Restricted Subsidiaries (except to the extent that any such Restricted Subsidiary is not subject to such covenant pursuant to the terms thereof) will thereafter again be subject to the Suspended Covenants for the benefit of such notes and compliance with the Suspended Covenants with respect to Restricted Payments made after the time of such withdrawal or downgrade will be calculated in accordance with the terms of the covenant described below under “— Limitation on Restricted Payments” as if such covenant had been in effect during the entire period of time from the date of the indenture.

Limitation on Additional Indebtedness

      We will not, and will not permit any of our Restricted Subsidiaries to, directly or indirectly, incur (as defined) any Indebtedness (including Acquired Indebtedness); provided that, if no default or Event of Default shall have occurred and be continuing at the time or as a consequence of the incurrence of such Indebtedness, we or any of our Restricted Subsidiaries may incur Indebtedness (including Acquired Indebtedness) if after giving effect to the incurrence of such Indebtedness and the receipt and application of the proceeds thereof, our Consolidated Leverage Ratio is less than 6.25 to 1; provided, further, that in no event shall the aggregate principal amount of all Indebtedness of our Restricted Subsidiaries that are not also Guarantors incurred in reliance on this paragraph, when taken together (without duplication) with the aggregate principal amount of all Permitted Indebtedness of our Restricted Subsidiaries that are not also Guarantors, at any one time outstanding exceed $50.0 million.

      Notwithstanding the foregoing, we and our Restricted Subsidiaries may incur Permitted Indebtedness; provided that such Person will not incur any Permitted Indebtedness that ranks junior in right of payment to the notes that has a maturity or mandatory sinking fund payment prior to the maturity of the notes; provided, further, that in no event shall the aggregate principal amount of all Permitted Indebtedness of our Restricted Subsidiaries that are not also Guarantors, when taken together (without duplication) with the aggregate principal amount of all Indebtedness of our Restricted Subsidiaries that are not also Guarantors incurred in reliance on the immediately preceding paragraph, at any one time outstanding exceed $50.0 million.

      We will not, directly or indirectly, in any event incur any Indebtedness that purports to be by its terms (or by the terms of any agreement governing such Indebtedness) subordinated to any other Indebtedness of ours unless such Indebtedness is also by its terms (or on the terms of any agreement governing such Indebtedness) subordinated to the notes to the same extent as such Indebtedness is subordinated to such other Indebtedness of ours.

      No Guarantor will, directly or indirectly, in any event incur any Indebtedness that purports to be by its terms (or by the terms of any agreement governing such Indebtedness) subordinated to any other Indebtedness of such Guarantor unless such Indebtedness is also by its terms (or on the terms of any agreement governing such Indebtedness) subordinated to the Guarantee of such Guarantor to the same extent as such Indebtedness is subordinated to such other Indebtedness of such Guarantor.

      Notwithstanding any other provision of this “— Limitation on Additional Indebtedness” covenant, the accrual of interest, accretion of accreted value of discount Indebtedness and payments of interest in the form of additional subordinated Indebtedness will not be deemed to be an incurrence of Indebtedness for purposes of this covenant, and the maximum amount of Indebtedness that we or a Restricted Subsidiary may incur pursuant to this “— Limitation on Additional Indebtedness” covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rates of currencies.

      For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness or is entitled to be incurred pursuant to the first paragraph of this covenant, we shall, in our sole discretion at the time such Indebtedness is incurred, classify, and may from time to time reclassify, such Indebtedness (or part thereof) in any manner that complies with this covenant and such Indebtedness (or part thereof) shall be treated as having been incurred pursuant to only one of such clauses or pursuant to the first paragraph hereof, and such Indebtedness may be divided and classified in more than one of such classifications.

Limitation on Restricted Payments

      We will not, and will not permit any of our Restricted Subsidiaries to, directly or indirectly, make any Restricted Payment, unless

(a) no default or Event of Default shall have occurred and be continuing at the time of or immediately after giving effect to such Restricted Payment;

(b) immediately after giving pro forma effect to such Restricted Payment, we could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under “— Limitation on Additional Indebtedness”; and

(c) immediately after giving effect to such Restricted Payment, the aggregate of all Restricted Payments declared or made after the Existing Senior Subordinated Notes Issue Date does not exceed the sum of (1) 100% of our Cumulative EBITDA minus 1.4 times our Cumulative Consolidated Interest Expense; plus (2) 100% of the aggregate Net Proceeds received by us from the issue or sale after the Existing Senior Subordinated Notes Issue Date of Capital Stock (other than Disqualified Capital Stock or Capital Stock of ours issued to any of our Subsidiaries) of ours or any Indebtedness or other securities of ours convertible into or exercisable or exchangeable for Capital Stock (other than Disqualified Capital Stock) of ours which have been so converted, exercised or exchanged, as the case may be; plus (3) without duplication of any amounts included in clause (c)(2) above, 100% of the aggregate Net Proceeds received by us from any equity contribution from a holder of our Capital Stock, excluding, in the case of clauses (c)(2) and (3), any Net Proceeds from an Equity Offering to the extent used to redeem the notes or the Existing Senior Subordinated Notes; plus (4) in the case of the disposition or repayment of any Investment constituting a Restricted Payment made after the Existing Senior Subordinated Notes Issue Date, an amount (to the extent not included in the computation of Consolidated Net Income) equal to the lesser of: (x) the return of capital with respect to such Investment and (y) the amount of such Investment which was treated as a Restricted Payment, in either case, less the cost of the disposition of such Investment; plus (5) so long as the Designation Amount thereof was treated as a Restricted Payment made after the Existing Senior Subordinated Notes Issue Date, with respect to any Unrestricted Subsidiary that has been redesignated as a Restricted Subsidiary after the Existing Senior Subordinated Notes Issue Date in accordance with the provisions of the indenture, our proportionate interest in an amount equal to the excess of (x) the total assets of such Subsidiary, valued on an aggregate basis at fair market value, over (y) the total liabilities of such Subsidiary, determined in accordance with GAAP (and provided that such amount shall not in any case exceed the Designation Amount with respect to such Restricted Subsidiary upon its Designation). For purposes of determining under this clause (c) the amount expended for Restricted Payments, cash distributed shall be valued at the face amount thereof and property other than cash shall be valued at its fair market value.

      The provisions of this covenant shall not prohibit

(1) the payment of any distribution within 60 days after the date of declaration thereof, if at such date of declaration such payment would comply with the provisions of the indenture;

(2) the repurchase, redemption or other acquisition or retirement of any shares of our Capital Stock or Indebtedness subordinated to the notes by conversion into, or by or in exchange for, shares of our Capital Stock (other than Disqualified Capital Stock), or out of the Net Proceeds of the substantially concurrent sale (other than one of our Subsidiaries) of other shares of our Capital Stock (other than Disqualified Capital Stock); provided, however, that any such Net Proceeds or the value of any Capital Stock issued in exchange for such shares or Indebtedness is excluded from clause (c)(2) of the preceding paragraph (and was not included therein at any time);

(3) the repurchase, redemption, repayment, retirement, defeasance or other acquisition for value of our Existing Senior Subordinated Notes;

(4) the repurchase, redemption, repayment, retirement, defeasance or other acquisition of indebtedness outstanding under the CMI Notes Indenture solely to the extent that such transaction is funded with the net proceeds, after deduction of all related fees and expenses, from the sale, lease, conveyance, disposition or other transfer of Property of or Capital Stock issued by any of TV4 Network Limited, TV3 Network Services Limited, CanWest NZ Radio Holdings Limited, Ulster Television plc, CanWest Grenada Media Holdings Limited, SBS Broadcasting S.A., or any of their Subsidiaries;

(5) the repurchase, redemption, repayment, retirement, defeasance or other acquisition for value of our Indebtedness subordinated to the notes in exchange for, by conversion into, or out of the Net Proceeds of a substantially concurrent sale or incurrence of, our Indebtedness (other than any Indebtedness owed to a Subsidiary) that is Refinancing Indebtedness;

(6) the retirement of any shares of our Disqualified Capital Stock by conversion into, or by exchange for, shares of our Disqualified Capital Stock, or out of the Net Proceeds of the substantially concurrent sale (other than to one of our Subsidiaries) of other shares of our Disqualified Capital Stock; provided, however, that any such Net Proceeds or the value of any Capital Stock issued in exchange for such shares is excluded from clause (c)(2) of the preceding paragraph (and was not included therein at any time);

(7) so long as no default or Event of Default shall have occurred and be continuing, at the time of or immediately after giving effect to such payment, (a) the repurchase, redemption, repayment, retirement, defeasance or other acquisition for value by us or any of our Restricted Subsidiaries of or (b) loans, advances, dividends or distributions to Holding Company Notes Issuer or CanWest to the extent necessary to enable Holding Company Notes Issuer or CanWest, as the case may be, to repurchase, redeem, repay, retire, defease or otherwise acquire, shares of Capital Stock (other than Disqualified Capital Stock) or options on such shares held by officers, directors or employees or former officers, directors or employees (or their estates or beneficiaries under their estates) of CanWest, us or our Restricted Subsidiaries upon the death, disability, retirement or termination of employment of such current or former officers, directors or employees pursuant to the terms of an employee benefit plan or any other agreement pursuant to which such shares of Capital Stock or options were issued; provided that the aggregate cash consideration paid or distributions or payments made pursuant to this clause (7) shall not exceed $5.0 million in any fiscal year (excluding for purposes of calculating such amount during any fiscal year an amount equal to the aggregate amount of repaid loans by us or our Restricted Subsidiaries incurred by directors, officers or employees to finance the purchase of Capital Stock (other than Disqualified Capital Stock));

(8) the payment of an annual fee of up to $6.0 million pursuant to the Management Services Agreement with the Ravelston Corporation Limited as in effect on the Existing Senior Subordinated Notes Issue Date and the reimbursement of reasonable expenses pursuant thereto and the payment of a termination fee in an aggregate amount not to exceed $45.0 million in connection with, but only upon, the termination of such Management Services Agreement;

(9) distributions to Holding Company Notes Issuer solely for the purpose of enabling Holding Company Notes Issuer to pay its reasonable operating and administrative expenses (including professional fees and expenses) and franchise taxes, the amount of which distributions in any fiscal year will not exceed $1.0 million;

(10) distributions to CanWest, 3815668 Canada Inc. or to former holders of shares of CBL, other than CanWest or its Affiliates, solely for the purpose of redeeming securities of CanWest issued in exchange therefor from such former holders in an aggregate amount not to exceed the amount of proceeds to us from the sale of television station CKVU; and

(11) other Restricted Payments in an amount not to exceed $75.0 million in the aggregate;

provided that in any calculation of the aggregate amount of Restricted Payments made subsequent to the Existing Senior Subordinated Notes Issue Date for purposes of clause (c) of the immediately preceding paragraph, amounts expended pursuant to clauses (1), (2) and (3) shall be included in such calculation.

Limitation on Liens

      We will not, and will not permit any of our Restricted Subsidiaries to, create, incur or otherwise cause or suffer to exist or become effective any Liens of any kind (other than Permitted Liens) upon any of our Property or any Property of our Restricted Subsidiaries or any shares of Capital Stock or Indebtedness of any Restricted Subsidiary which owns Property, now owned or hereafter acquired, without making, or causing the Restricted Subsidiary to make, effective provision for securing the notes or, with respect to Liens on any Guarantor’s Property, the Guarantee of such Guarantor; and

(1) if such Lien (other than a Permitted Lien) secures Indebtedness which is subordinate in right of payment to the notes or the Guarantee of such Guarantor, as the case may be, any such Lien will be subordinate to the Lien granted to holders of notes or the Guarantee of such Guarantor, as the case may be, to the same extent as such Indebtedness is subordinate in right of payment to the notes or the Guarantee of such Guarantor, as the case may be; and

(2) in all other cases, the notes or the Guarantee of such Guarantor, as the case may be, is equally and ratably secured.

Limitation on Transactions with Affiliates

      We will not, and will not permit any of our Restricted Subsidiaries to, directly or indirectly, enter into, amend or suffer to exist any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets, property or services) with any Affiliate (each an “Affiliate Transaction”) or extend, renew, waive or otherwise modify in any material respect the terms of any Affiliate Transaction entered into prior to or on the Issue Date, if the terms of such Affiliate Transaction after giving effect to such extension, renewal, replacement, waiver or other modification, taken as a whole, are more disadvantageous to the holders of notes in any material respect than the original agreement as in effect on the Issue Date unless (1) such Affiliate Transaction is between or among us, one or more of our Wholly Owned Subsidiaries, and/or one or more of our Restricted Subsidiaries that are also Guarantors; or (2) the terms of such Affiliate Transaction are fair and reasonable to us or such Restricted Subsidiary, as the case may be, and the terms of such Affiliate Transaction are at least as favorable as the terms which could reasonably be expected to be obtained by us or such Restricted Subsidiary, as the case may be, in a comparable transaction made on an arm’s-length basis between unaffiliated parties.

      In any Affiliate Transaction (or any series of related Affiliate Transactions which are similar or part of a common plan) involving an amount or having a fair market value in excess of $10.0 million which is not permitted under clause (1) above, we must obtain a resolution of the majority of the disinterested members of our Board of Directors certifying that such Affiliate Transaction complies with clause (2)

above. In any Affiliate Transaction (or any series of related Affiliate Transactions which are similar or part of a common plan) involving an amount or having a fair market value in excess of $40.0 million which is not permitted under clause (1) above, we must obtain a favorable written opinion as to the fairness, from a financial point of view, of such transaction or transactions, as the case may be, from an Independent Financial Advisor.

      The foregoing provisions shall not apply to

(1) any Restricted Payment that is not prohibited by the provisions described under “— Limitation on Restricted Payments”;

(2) any transaction pursuant to an agreement, arrangement or understanding existing on the Issue Date and described elsewhere in the offering memorandum pursuant to which the initial notes were sold and that was entered into or amended in compliance with or otherwise permitted to exist under the Existing Senior Subordinated Notes Indenture;

(3) reasonable fees and compensation paid to, and any indemnity provided to or on behalf of, any of our officers, directors or employees of or any officers, directors or employees of any of our Affiliates or of such officers, directors or employees as determined in good faith by our Board of Directors or senior management thereof;

(4) any transaction between us or any of our Restricted Subsidiaries and their Affiliates involving ordinary course investment banking, commercial banking or related activities;

(5) any transaction with any Affiliate solely in its capacity as a holder of Indebtedness or Capital Stock of ours or any of our Subsidiaries where such Affiliate is treated no more favorably than holders of such Indebtedness or such Capital Stock generally;

(6) transactions between or among us or any Restricted Subsidiary, on the one hand, and any other Person controlled by (as such term is defined in the definition of “Affiliate”) us, on the other hand, so long as (a) at least 25% of the voting securities of such other Person are beneficially owned by Persons other than us or any of our Affiliates, (b) there exists no other substantial business relationship between us and our Affiliates and the Persons who beneficially own at least 25% of the voting securities of such other Person referred to in clause (a) above, other than the transactions in question, and no such other business relationship is reasonably expected and (c) no portion of the remaining interest in such other Person is owned by a Person that controls (as such term is defined in the definition of “Affiliate”) us, or between or among such Subsidiaries or Persons;

(7) any transaction permitted by the provisions described under “— Merger, Consolidation or Sale of Assets” and

(8) any transaction, the prohibition of which, by operation of this covenant, would violate the “Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries” covenant in the Existing Senior Subordinated Notes Indenture or the indenture governing the Holding Company Notes.

Limitation on Creation of Subsidiaries

      We will not create or acquire, and will not permit any of our Restricted Subsidiaries to create or acquire, any Subsidiary other than

(1) a Restricted Subsidiary existing as of the Issue Date;

(2) a Restricted Subsidiary that is acquired or created after the Issue Date; provided, however, that each such Restricted Subsidiary must execute a Guarantee, reasonably satisfactory in form and substance to the trustee (and with such documentation relating thereto as the trustee may reasonably require, including, without limitation, a supplement or amendment to the indenture and opinions of counsel as to the enforceability of such Guarantee), pursuant to which such Restricted Subsidiary will become a Guarantor, if and to the extent required by the provisions described below under “— Limitation of Guarantees by Restricted Subsidiaries”; or

(3) an Unrestricted Subsidiary.

      As of the Issue Date, except for CGS International Holdings (Luxembourg) S.A., we will have no Restricted Subsidiaries other than the Guarantors. See “— Brief Description of the Notes and the Guarantees.”

Limitation on Certain Asset Sales

      We will not, and will not permit any of our Restricted Subsidiaries to, consummate an Asset Sale unless

(1) we or such Restricted Subsidiary, as the case may be, receives consideration at the time of such sale or other disposition at least equal to the fair market value of the assets sold or otherwise disposed of;

(2) not less than 75% of the consideration received by us or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents except to the extent such Asset Sale constitutes a Permitted Asset Swap; provided, however, that the amount of any (a) Indebtedness of ours or any Restricted Subsidiary that is actually assumed by the transferee in such Asset Sale and from which we and the Restricted Subsidiaries are fully released shall be deemed to be cash for purposes of determining the percentage of cash consideration received by us or the applicable Restricted Subsidiary and (b) notes or other similar obligations received by us or a Restricted Subsidiary from such transferee that are converted, sold or exchanged within 60 days of the related Asset Sale by us or a Restricted Subsidiary for cash shall be deemed to be cash, in an amount equal to the net cash proceeds realized upon such conversion, sale or exchange for purposes of determining the percentage of cash consideration received by us or a Restricted Subsidiary; and

(3) the Asset Sale Proceeds received by us or such Restricted Subsidiary are applied (a) to the extent we or such Restricted Subsidiary, as the case may be, elects, or is required, to prepay, repay or purchase indebtedness outstanding under the Credit Facility within 365 days following the receipt of the Asset Sale Proceeds from any Asset Sale; provided that any such repayment shall result in a permanent reduction of the commitments thereunder in an amount equal to the principal amount so repaid; or (b) to the extent of the balance of Asset Sale Proceeds after application as described above, to the extent we elect, to an investment in Property (including Capital Stock or other securities purchased in connection with the acquisition of Capital Stock or property of another Person) in compliance with “— Limitation on Conduct of Business;” provided that (i) such investment occurs or we or any such Restricted Subsidiary enters into contractual commitments to make such investment, subject only to customary conditions (other than the obtaining of financing), within 365 days following receipt of such Asset Sale Proceeds; and (ii) Asset Sale Proceeds so contractually committed are so applied within 545 days following the receipt of such Asset Sale Proceeds; and (c) if on such 365th day in the case of clauses (3)(a) and (3)(b)(i) or on such 545th day in the case of clause (3)(b)(i) with respect to any Asset Sale, the Available Asset Sale Proceeds exceed $25.0 million, we shall apply an amount equal to the Available Asset Sale Proceeds to an offer, on a pro rata basis according to principal amount, to repurchase the notes and any other Indebtedness (including, without limitation, the Holding Company Notes) (“Other Indebtedness”) that is not, by its terms, expressly subordinated in right of payment to the notes and the terms of which require an offer to purchase such other Indebtedness with proceeds from the Asset Sale, at a purchase price in cash equal to 100% of the principal amount thereof plus accrued and unpaid interest thereon, if any, to the purchase date (an “Excess Proceeds Offer”). Pending the final application of any such Available Asset Sale Proceeds, we or any such Restricted Subsidiary may temporarily reduce Indebtedness under a revolving credit facility (including by way of cash collateralized letters of credit), if any, or otherwise invest such Available Asset Sale Proceeds in Cash Equivalents. If an Excess Proceeds Offer is not fully subscribed, we may retain the portion of the Available Asset Sale

Proceeds not required to repurchase notes and use such portion for general corporate purposes or otherwise, in our sole discretion, and the amount of Available Asset Sale Proceeds shall be reset to zero.

      If we are required to make an Excess Proceeds Offer, we shall mail, within 30 days following the date specified in clause (3)(c) above, a notice to the holders of notes stating, among other things (1) that the holders of notes have the right to require us to apply the Available Asset Sale Proceeds to make an offer to repurchase such notes and the Other Indebtedness, to the extent required by the terms thereof, at a purchase price in cash equal to 100% of the principal amount thereof plus accrued and unpaid interest thereon, if any, to the purchase date; (2) the purchase date, which shall be no earlier than 30 days and not later than 45 days from the date such notice is mailed; (3) the aggregate principal amount of Other Indebtedness that will also receive an Excess Proceeds Offer; (4) the instructions that each holder of notes must follow in order to have such notes purchased; and (5) the calculations used in determining the amount of the Available Asset Sale Proceeds to be applied to the purchase of such notes and Other Indebtedness.

      In the event of the transfer of substantially all of the property and assets of ours and our Restricted Subsidiaries as an entirety to a Person in a transaction permitted under “— Merger, Consolidation or Sale of Assets,” the successor Person shall be deemed to have sold the properties and assets of ours and our Restricted Subsidiaries not so transferred for purposes of this covenant, and shall comply with the provisions of this covenant with respect to such deemed sale as if it were an Asset Sale.

      For purposes of this covenant, proceeds which are deposited in escrow or are placed in trust shall not be considered to have been received by us unless and until such time as such proceeds are released to us from such escrow or trust.

      We will comply with the requirements of Rule 14e-1 under the Exchange Act and other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of notes pursuant to an Excess Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the “Asset Sale” provisions of the indenture, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the “Asset Sale” provisions of the indenture by virtue thereof.

Limitation on Disqualified Capital Stock of Restricted Subsidiaries

      We will not permit any of our Restricted Subsidiaries to issue any Disqualified Capital Stock (except Disqualified Capital Stock issued to us or a Wholly Owned Subsidiary of us) or permit any Person (other than us or a Wholly Owned Subsidiary of ours) to hold any such Disqualified Capital Stock unless we or such Restricted Subsidiary would be entitled to incur or assume Indebtedness under “— Limitation on Additional Indebtedness” (other than Permitted Indebtedness) in the aggregate principal amount equal to the aggregate liquidation value of the Disqualified Capital Stock to be issued.

Limitation on Capital Stock of Restricted Subsidiaries

      We will not:

(1) sell, pledge, hypothecate or otherwise convey or dispose of any Capital Stock of a Restricted Subsidiary of ours (other than any such transaction resulting in a Lien which constitutes a Permitted Lien); or

(2) permit any Restricted Subsidiary to issue any Capital Stock, unless after giving effect thereto our percentage interest (direct and indirect) in the Capital Stock of such Restricted Subsidiary is at least equal to our percentage interest prior thereto and such issuance is otherwise permitted under the indenture.

The foregoing restrictions will not apply to an Asset Sale made in compliance with “— Limitation on Certain Asset Sales” above (provided that if such Asset Sale is for less than all of the outstanding Capital

Stock of any Restricted Subsidiary held by us or any of our Restricted Subsidiaries, such Asset Sale must also comply with “— Limitation on Restricted Payments” above) or the issuance of Disqualified Capital Stock in compliance with “— Limitation on Disqualified Capital Stock of Restricted Subsidiaries” above.

Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

      We will not, and will not permit any of our Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions to us or any Restricted Subsidiary (1) on its Capital Stock, or (2) with respect to any other interest or participation in, or measured by, its profits; (b) repay any Indebtedness or any other obligation owed to us or any Restricted Subsidiary; (c) make loans or advances or capital contributions to us or any of our Restricted Subsidiaries; or (d) transfer any of its properties or assets to us or any of our Restricted Subsidiaries, except in respect of any of (a) through (d) above for such encumbrances or restrictions existing under or by reason of (1) encumbrances or restrictions existing on the Issue Date that were created in compliance with or otherwise permitted to exist under the Existing Senior Subordinated Notes Indenture, to the extent and in the manner such encumbrances and restrictions are in effect on the Issue Date, (2) the indenture, the notes and the Guarantees, (3) applicable law or any applicable rule, regulation or order, (4) any encumbrance or restriction existing under the Credit Facility, (5) any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person (including any Subsidiary of the Person), so acquired, (6) customary non-assignment provisions in leases or other agreements entered into the ordinary course of business, (7) Refinancing Indebtedness; provided that such restrictions are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded, (8) customary restrictions in security agreements or mortgages securing Indebtedness of ours or a Restricted Subsidiary to the extent such restrictions restrict the transfer of the property subject to such security agreements and mortgages, (9) in the case of clause (d) only, any encumbrance or restriction pursuant to an agreement for Purchase Money Indebtedness that is permitted to be outstanding under the covenant “— Limitation on Additional Indebtedness,” or (10) customary restrictions with respect to a Restricted Subsidiary of us pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of a Restricted Subsidiary of ours.

Limitation on Conduct of Business

      We will not, and will not permit our Restricted Subsidiaries to, engage in any businesses which are not the same as or similar, related, complementary or ancillary to the Communications Business.

Limitation on Sale and Lease-Back Transactions

      We will not, and will not permit any of our Restricted Subsidiaries to, enter into any Sale and Lease-Back Transaction; provided that we or any Restricted Subsidiary may enter into a Sale and Lease-Back Transaction if:

(1) we or such Restricted Subsidiary, as applicable, could have

(a) incurred Indebtedness (other than Permitted Indebtedness) in an amount equal to the Attributable Indebtedness relating to such Sale and Lease-Back Transaction under “— Limitation on Additional Indebtedness” above; and

(b) incurred a Lien to secure such Indebtedness pursuant to “— Limitation on Liens” above;

(2) the gross cash proceeds of that Sale and Lease-Back Transaction are at least equal to the fair market value of the property sold; and

(3) the transfer of assets in that Sale and Lease-Back Transaction is permitted by, and we apply the proceeds of such transaction in compliance with, “— Limitation on Certain Asset Sales” above.

Limitation of Guarantees by Restricted Subsidiaries

      Except in respect of guarantees in effect on the Issue Date and permitted to exist under the Existing Senior Subordinated Notes Indenture and described in the offering memorandum pursuant to which the initial notes were sold in “Description of Credit Facility and Other Indebtedness — Senior Subordinated Notes Due 2011,” we will not permit any of our Restricted Subsidiaries, directly or indirectly, by way of the pledge of any intercompany note or otherwise, to assume, guarantee or in any other manner become liable with respect to any of our Indebtedness, unless, in any such case:

(1) such Restricted Subsidiary executes and delivers a supplemental indenture to the indenture, providing a Guarantee by such Restricted Subsidiary; and

(2) if any such assumption, guarantee or other liability of such Restricted Subsidiary is provided in respect of Indebtedness that is expressly subordinated to the notes, the guarantee or other instrument provided by such Restricted Subsidiary in respect of such subordinated Indebtedness shall be subordinated to the Guarantee substantially to the same extent as such Indebtedness is subordinated to the notes.

      Notwithstanding the foregoing, any such Guarantee by a Restricted Subsidiary of the notes shall provide by its terms that it shall be automatically and unconditionally released and discharged, without any further action required on the part of the trustee or any holder of notes, upon

(1) the unconditional release of such Restricted Subsidiary from its liability in respect of the Indebtedness in connection with which such Guarantee was executed and delivered pursuant to the preceding paragraph; or

(2) any sale or other disposition (by merger or otherwise) to any Person which is not a Restricted Subsidiary of a controlling interest in, or all or substantially all of the assets of, such Restricted Subsidiary; provided that

(a) such sale or disposition of such controlling interest or assets is otherwise in compliance with the terms of the indenture and

(b) such assumption, guarantee or other liability of such Restricted Subsidiary has been released by the holders of the other Indebtedness so guaranteed.

Payments for Consent

      We will not, and will not permit any of our Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid or agreed to be paid to all holders of notes which so consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or amendment.

Change of Control Offer

      Upon the occurrence of a Change of Control, we shall be obligated to make an offer to purchase (the “Change of Control Offer”) each holder’s outstanding notes at a purchase price (the “Change of Control Purchase Price”) equal to 101% of the principal amount thereof plus accrued and unpaid interest thereon, if any, to the Change of Control Payment Date in accordance with the procedures set forth below.

      Within 30 days of the occurrence of a Change of Control, we shall (1) cause a notice of the Change of Control Offer to be sent at least once to the Dow Jones News Service or similar business news services in the United States and (2) send by first-class mail, postage prepaid, to the trustee and to each holder of notes, at the address appearing in the register maintained by the registrar of the notes, a notice stating:

(a) that the Change of Control Offer is being made pursuant to this covenant and that all notes tendered will be accepted for payment;

(b) the Change of Control Purchase Price and the purchase date (which shall be a New York Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”));

(c) that any note (or portion thereof) not tendered will continue to accrue interest;

(d) that, unless we default in the payment of the Change of Control Purchase Price, any notes (or portion thereof) accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date;

(e) that holders of notes accepting the offer to have their notes purchased pursuant to a Change of Control Offer will be required to surrender their notes to the paying agent at the address specified in the notice prior to the close of business on the New York Business Day preceding the Change of Control Payment Date;

(f) that holders of notes will be entitled to withdraw their acceptance if the paying agent receives, not later than the close of business on the third New York Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder of notes, the principal amount of the notes delivered for purchase, and a statement that such holder is withdrawing its election to have such notes purchased;

(g) that holders of notes whose notes are being purchased only in part will be issued new notes equal in principal amount to the unpurchased portion of the notes surrendered;

(h) any other procedures that a holder of notes must follow to accept a Change of Control Offer or effect withdrawal of such acceptance; and

(i) the name and address of the paying agent.

      On the Change of Control Payment Date, we shall, to the extent lawful, (1) accept for payment notes or portions thereof properly tendered pursuant to the Change of Control Offer, (2) deposit with the paying agent money sufficient to pay the Change of Control Purchase Price of all notes or portions thereof so tendered and (3) deliver or cause to be delivered to the trustee notes so accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions thereof being purchased by us. The paying agent shall promptly mail to each holder of notes so accepted payment in an amount equal to the Change of Control Purchase Price for such notes, and we shall execute and issue, and the trustee shall promptly authenticate and mail to each relevant holder, a new note equal in principal amount to any unpurchased portion of the notes surrendered; provided that each such new note shall be issued in an original principal amount in denominations of US$1,000 and multiples thereof.

      The indenture further provides that (A) if we or any Restricted Subsidiary has issued any outstanding (1) Indebtedness that is, by its terms, subordinated in right of payment to the notes or the Guarantees or (2) Preferred Stock, and we or such Restricted Subsidiary is required to make a Change of Control Offer or to make a distribution with respect to such Indebtedness or Preferred Stock in the event of a Change of Control, we shall not consummate any such offer or distribution with respect to such Indebtedness or Preferred Stock until such time as we shall have paid the Change of Control Purchase Price in full to the holders of notes that have accepted our Change of Control Offer and shall otherwise have consummated the Change of Control Offer made to holders of notes and (B) we will not issue Indebtedness (not including, for greater certainty, any Acquired Indebtedness) that is subordinated in right of payment to the notes or Preferred Stock with change of control provisions requiring the payment of such Indebtedness or Preferred Stock prior to the payment of the notes in the event of a Change of Control under the indenture.

      We will not be required to make a Change of Control Offer if a third party makes the Change of Control Offer in the manner, at the time and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by us and purchases all notes or portions thereof validly tendered and not withdrawn under such Change of Control Offer.

      The existence of the right of the holders of the notes to require, subject to certain conditions, us to repurchase notes upon a Change of Control may deter a third party from acquiring us in a transaction that constitutes a Change of Control. Certain Indebtedness, and future Indebtedness, of ours may contain provisions which prohibit the purchase by us of any notes prior to their stated maturity, require obligations thereunder to be repurchased upon a Change of Control or limit or prohibit our ability to comply with our obligations under the indenture in the event of a Change of Control. If a Change of Control were to occur, we may not have sufficient available funds to make the Change of Control Offer for all notes that might be delivered by holders of the notes seeking to accept the Change of Control Offer. The failure by us to make or consummate the Change of Control Offer or to pay the Change of Control Purchase Price when due will give the trustee and the holders of the notes the rights described under “— Events of Default.”

      We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the “Change of Control” provisions of the indenture, we shall comply with the applicable securities laws and regulations and shall not be deemed to have breached our obligations under the “Change of Control” provisions of the indenture by virtue thereof. We will not amend the definition of Change of Control under the Credit Facility if such amendment would result in Canadian withholding tax being required to be withheld on payments made in respect of the notes.

Merger, Consolidation or Sale of Assets

      We will not and will not permit any of our Restricted Subsidiaries to (1) consolidate with, amalgamate with, or merge with or into another Person (whether or not we or such Restricted Subsidiary will be the continuing Person), or (2) sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of our and our Restricted Subsidiaries’ assets (as an entirety or substantially as an entirety in one transaction or a series of related transactions) to any Person unless:

(1) either we or a Restricted Subsidiary, as the case may be, is the continuing Person, or the Person (if other than us or a Restricted Subsidiary) formed by such consolidation or amalgamation or into which we or such Restricted Subsidiary, as the case may be, is merged or to which the assets of ours or such Restricted Subsidiary, as the case may be, are sold, assigned, transferred, leased, conveyed or otherwise disposed of is a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia or the laws of Canada or any province or territory thereof or, in the case of any Restricted Subsidiary, the governing jurisdiction of a Restricted Subsidiary and expressly assumes, by a supplemental indenture, executed and delivered to the trustee, in form reasonably satisfactory to the trustee, all of the obligations of us or such Restricted Subsidiary, as the case may be, under the indenture, the notes and, if applicable, the Guarantees and the obligations thereunder remain in full force and effect;

(2) immediately before and immediately after giving effect to such transaction, no default or Event of Default will have occurred and be continuing; and

(3) immediately after giving effect to such transaction on a pro forma basis we or such Person will be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) under “— Material Covenants — Limitation on Additional Indebtedness” above; provided that a Person that is a Guarantor on the Issue Date may merge into us or another Person that is a Guarantor on the Issue Date without complying with this clause (3); and provided, further, that a Person other than us may merge into another Person that is not us without complying with this clause (3) if our Consolidated Leverage Ratio immediately after giving effect to such transaction on a pro forma basis will be lower than its Consolidated Leverage Ratio immediately before giving effect to such transaction.

      In connection with any consolidation, amalgamation, merger or transfer of assets contemplated by this provision, we will deliver, or cause to be delivered, to the trustee, in form and substance reasonably satisfactory to the trustee, an officers’ certificate and an opinion of counsel, each stating that such consolidation, amalgamation, merger or transfer of assets and the supplemental indenture in respect thereto comply with this provision (but for the trustee being reasonably satisfied with the documentation to be entered into or delivered to the trustee, as the case may be, as stated above) and that all conditions precedent herein provided for relating to such transaction or transactions have been complied with.

      For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more of our Restricted Subsidiaries, the Capital Stock of which constitutes all or substantially all of our properties and assets, will be deemed to be the transfer of all or substantially all of our properties and assets.

Reports to Holders of Notes

      So long as any notes are outstanding, (a) we will furnish to the holders of notes, within the time periods specified in the Commission’s rules and regulations but whether or not required by the Commission, all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 20-F, 40-F and 6-K, as applicable, if we were required to file such Forms, or (b) so long as (i) CanWest is required to file periodic reports with the Commission under the Exchange Act and is in compliance with such requirements and (ii) we are required to make publicly available periodic reports at least quarterly and annually under applicable Canadian law and file such reports on the SEDAR® system or any successor system, then we may, in lieu of our obligation under clause (a) above, furnish to the holders of the notes, within the time periods specified in the applicable rules and regulations, all such periodic reports so required to be made publicly available, including in the case of either clause (a) or clause (b), a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by our chartered accountants; provided, that such information may be prepared in accordance with GAAP so long as it is reconciled to generally accepted accounting principles in the United States as permitted or required by the Commission for foreign private issuers.

      For as long as we have designated any of our Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of us and our Restricted Subsidiaries separate from the financial condition and results of operations of our Unrestricted Subsidiaries.

      In addition, in the event clause (a) of the second preceding paragraph applies, whether or not required by the Commission, we will file a copy of all of the information and reports referred to in the second preceding paragraph with the Commission for public availability within the time periods specified in the Commission’s rules and regulations (unless the Commission will not accept such a filing that does not contain all of the information required by the Commission rules) and make such information available to prospective investors upon request. We will also furnish to holders of notes and prospective investors upon request the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Guarantees

      The Guarantors have jointly and severally guaranteed the notes on a general unsecured basis. All payments pursuant to the Guarantees by the Guarantors will be equal in right of payment to all existing and future Indebtedness of each respective Guarantor that is not, by its terms, expressly subordinated in right of payment of such Guarantor’s Guarantee, senior in right of payment to the prior payment in full of all subordinated Indebtedness of each respective Guarantor and effectively subordinated to all secured Indebtedness of each respective Guarantor to the extent of the value of the assets securing such Indebtedness.

      The obligations of each Guarantor are limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under the indenture, result in the obligations of such Guarantor under the Guarantee (i) not constituting a fraudulent conveyance or fraudulent transfer, or (ii) not being such that such Guarantor would violate applicable financial tests under applicable federal, state, provincial or territorial law. Each Guarantor that makes a payment or distribution under a Guarantee will be entitled to a contribution from each other Guarantor in a pro rata amount based on the Adjusted Net Assets of each Guarantor.

      A Guarantor will be released from all of its obligations under its Guarantee if:

(1) (a) all of its assets or Capital Stock is sold, in each case in a transaction in compliance with “— Material Covenants — Limitation on Certain Asset Sales” above, (b) the Guarantor merges with or into, or consolidates with or amalgamates with, or transfers all or substantially all of its assets to, another Person in compliance with “— Merger, Consolidation or Sale of Assets” above, or (c) such Guarantor is designated an Unrestricted Subsidiary;

(2) such Guarantor has delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent herein provided for relating to such transaction have been complied with; and

(3) as of the date of such release any transaction to which such Guarantor had been a party that would have constituted an Affiliate Transaction, an Asset Sale or a Restricted Payment but for, or that constituted a Permitted Investment in reliance on, such Guarantor’s status as a Guarantor could be consummated as an Affiliate Transaction, Asset Sale, Restricted Payment or Permitted Investment, as the case may be, in compliance with the applicable terms of the indenture.

Events of Default

      The following events are defined in the indenture as “Events of Default”:

(1) default in payment of any principal of, or premium, if any, on the notes whether at maturity, upon redemption, required repurchase or otherwise;

(2) default for 30 days in payment when due of any interest on the notes;

(3) default by us or any Restricted Subsidiary in the observance or performance of any other covenant in the notes or the indenture for 30 days after written notice from the trustee as directed in writing by the holders of not less than 25% in aggregate principal amount of the notes then outstanding (except in the case of a default with respect to “— Change of Control” or “— Merger, Consolidation or Sale of Assets” which shall constitute an Event of Default with such notice requirement but without such passage of time requirement);

(4) failure to pay when due principal, interest or premium in an aggregate amount of $20.0 million or more with respect to any Indebtedness of ours or any of our Restricted Subsidiaries, or the acceleration of any such Indebtedness aggregating $20.0 million or more which default shall not be cured, waived or postponed pursuant to an agreement with the holders of such Indebtedness within 60 days after written notice as provided in the indenture, or such acceleration shall not be rescinded or annulled within 30 days after written notice as provided in the indenture;

(5) any final judgment or judgments which can no longer be appealed for the payment of money in excess of $20.0 million, net of any amounts covered by insurance, shall be rendered against us or any of our Restricted Subsidiaries, and shall not be waived, satisfied or discharged for any period of 60 consecutive days during which a stay of enforcement shall not be in effect;

(6) certain events involving bankruptcy, insolvency or reorganization of us or any of our Significant Subsidiaries;

(7) either our Existing Senior Subordinated Notes or the CMI Notes cease to be, by their terms, expressly subordinated in right of payment to the notes; and

(8) any of the Guarantees ceases to be in full force and effect or any of the Guarantees is declared to be null and void and unenforceable or any of the Guarantees is found to be invalid or any of the Guarantors denies its liability under its Guarantee (other than, in any such case, by reason of release of a Guarantor in accordance with the terms of the indenture).

      The indenture provides that the trustee may withhold notice to the holders of the notes of any default (except in payment of principal or premium, if any, or interest on the notes) if the trustee considers it to be in the best interest of the holders of the notes to do so.

      The indenture provides that if an Event of Default (other than an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization) shall have occurred and be continuing, then the trustee or the holders as directed in writing by not less than 25% in aggregate principal amount of the notes then outstanding may declare to be immediately due and payable the entire principal amount of all the notes then outstanding plus accrued interest to the date of acceleration and the same shall become immediately due and payable; provided, however, that after any such acceleration but before a judgment or decree based upon such acceleration is obtained by the trustee, the holders of a majority in aggregate principal amount of outstanding notes may, under certain circumstances, rescind and annul such acceleration if (1) all Events of Default, other than nonpayment of principal, premium, if any, or interest that has become due solely because of the acceleration, have been cured or waived as provided in the indenture, (2) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by reason of such declaration of acceleration, has been paid, (3) if we have paid the trustee its compensation due and payable and reimbursed the trustee for its expenses, disbursements and advances incurred prior to the date of such rescission and annulment and (4) in the event of the cure or waiver of an Event of Default of the type described in clause (6) of the above Events of Default, the trustee shall have received an officers’ certificate and an opinion of counsel that such Event of Default has been cured or waived. No such rescission shall affect any subsequent default or impair any right consequent thereto. In case an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization shall occur, the principal, premium, if any, and interest with respect to all of the notes shall be due and payable immediately without any declaration or other act on the part of the trustee or the holders of the notes.

      The holders of a majority in principal amount of the notes then outstanding shall have the right to waive any existing default or compliance with any provision of the indenture or the notes except a continuing default or Event of Default in the payment of interest on, or the principal of, the notes and to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, subject to certain limitations provided for in the indenture and under the Trust Indenture Act.

      No holder of any note will have any right to institute any proceeding with respect to the indenture or for any remedy thereunder, unless such holder shall have previously given to the trustee written notice of a continuing Event of Default and unless the holders of at least 25% in aggregate principal amount of the outstanding notes shall have made written request and offered indemnity reasonably satisfactory to the trustee to institute such proceeding as trustee, and unless the trustee shall not have received from the holders of a majority in aggregate principal amount of the outstanding notes a written direction inconsistent with such request and shall have failed to institute such proceeding within 60 days after receipt of such written notice. Notwithstanding the foregoing, such limitations do not apply to a suit instituted on such note on or after the due date expressed in such note.

Defeasance and Covenant Defeasance

      The indenture provides that we may elect either (a) to defease and be discharged from any and all of our obligations with respect to the notes (except for the obligations to register the transfer or exchange of such notes, to replace temporary or mutilated, destroyed, lost or stolen notes, to maintain an office or agency in respect of the notes and to hold monies for payment in trust) (“defeasance”), or (b) to be released from our obligations with respect to the notes under certain covenants contained in the indenture (“covenant defeasance”) upon the deposit with the trustee (or other qualifying trustee), in trust for such purpose, of money in U.S. dollars and/or non-callable U.S. government obligations, which through the payment of principal and interest in accordance with their terms will provide money, in an amount sufficient to pay the principal of, premium, if any, and interest on the notes on the scheduled due dates therefor or on a selected date of redemption in accordance with the terms of the indenture. Such a trust may only be established if, among other things,

(1) we have delivered to the trustee an opinion of (i) U.S. counsel (as specified in the indenture) (A) to the effect that neither the trust nor the trustee will be required to register as an investment company under the Investment Company Act of 1940, as amended, and (B) describing either a private ruling concerning the notes or a published ruling of the Internal Revenue Service, to the effect that holders of the notes or persons in their positions will not recognize income, gain or loss for U.S. federal income tax as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred and (ii) Canadian counsel reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for Canadian federal, provincial or territorial income tax purposes as a result of such defeasance and will be subject to Canadian federal, provincial or territorial income tax (including withholding tax) on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred;

(2) no default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy, insolvency or reorganization events are concerned, at any time in the period ending on the 91st day after the date of deposit;

(3) such defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under, the indenture or any other material agreement or instrument to which we or any of our Subsidiaries is a party or by which we or any of our Subsidiaries is bound;

(4) we shall have delivered to the trustee an officers’ certificate stating that the deposit was not made by us with the intent of preferring the holders of the notes over any of our other creditors or with the intent of defeating, hindering, delaying or defrauding any of our other creditors or others;

(5) we shall have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the defeasance or the covenant defeasance have been complied with;

(6) we shall have delivered to the trustee an opinion of counsel to the effect after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally; and

(7) certain other customary conditions precedent are satisfied.

      Notwithstanding the foregoing, the opinions of counsel required by clause (1) above with respect to a defeasance need not be delivered if all notes not theretofore delivered to the trustee for cancellation (a) have become due and payable, or (b) will become due and payable on the maturity date within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in our name, and at our expense.

Satisfaction and Discharge

      The indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the notes, as expressly provided for in the indenture) as to all outstanding notes when:

(1) either:

(a) all the notes authenticated and delivered (except lost, stolen or destroyed notes which have been replaced or paid and notes for whose payment money has been deposited in trust or segregated and held in trust by us and thereafter repaid to us or discharged from such trust) have been delivered to the trustee for cancellation; or

(b) all notes not delivered to the trustee for cancellation have become due and payable and we have irrevocably deposited or caused to be deposited with the trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the notes not delivered to the trustee for cancellation, for principal of, premium, if any, and interest on the notes to the date of deposit together with irrevocable written instructions from us directing the trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(2) we have paid all other sums payable under the indenture by us; and

(3) we have delivered to the trustee an officers’ certificate and an opinion of counsel stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been complied with.

Modification of Indenture

      From time to time, we, the Guarantors and the trustee may, without the consent of holders of the notes, amend or supplement the indenture for certain specified purposes, including providing for uncertificated notes in addition to certificated notes, and curing any ambiguity, defect or inconsistency, or making any other change that does not, in the opinion of the trustee, materially and adversely affect the rights of any holder. The indenture contains provisions permitting us, the Guarantors and the trustee, with the written consent of holders of at least a majority in principal amount of the outstanding notes, to modify or supplement the indenture, except that no such modification shall, without the written consent of each holder affected thereby,

(1) reduce the amount of notes whose holders must consent to an amendment, supplement, or waiver to the indenture;

(2) reduce the rate of or change the time for payment of interest, including defaulted interest, on any note;

(3) reduce the principal of or premium on or change the stated maturity of any note or change the date on which any notes may be subject to redemption or repurchase or reduce the redemption or repurchase price therefor;

(4) make any note payable in money other than that stated in the note;

(5) waive a default on the payment of the principal of, interest on, or redemption payment with respect to any note;

(6) make any change in any provisions of the indenture protecting the right of each holder of notes to receive payment of the principal of and interest on such note on or after the due date thereof or to bring suit to enforce such payment, or permitting holders of a majority in principal amount of notes to waive defaults or Events of Default;

(7) subordinate the notes or the Guarantees to any other Indebtedness or otherwise modify or change any provision of the indenture or the related definitions affecting the ranking of the notes or the Guarantees in a manner which adversely affects the holders of notes; or

(8) release any Guarantor from any of its obligations under its Guarantee or the indenture otherwise than in accordance with the terms of the indenture.

Compliance Certificate

      We will deliver to the trustee on or before 105 days after the end of our fiscal year and on or before 60 days after the end of each the first, second and third fiscal quarters in each year an officers’ certificate stating whether or not the signers know of any default or Event of Default that has occurred and is continuing. If they know of any such default or Event of Default, the certificate will describe the default or Event of Default, its status and the intended method of cure, if any.

The Trustee

      The trustee under the indenture will be the registrar and paying agent with regard to the notes. The indenture provides that, except during the continuance of an Event of Default, the trustee will perform only such duties as are specifically set forth in the indenture. During the existence of an Event of Default, the trustee will exercise such rights and powers as are vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

Transfer and Exchange

      Holders of the notes may transfer or exchange notes in accordance with the indenture. No service charge may be made to the holder for any registration of transfer or exchange. The registrar under the indenture may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the indenture. The registrar is not required to transfer or exchange any note selected for redemption and, further, is not required to transfer or exchange any note for a period of 15 days before selection of the notes to be redeemed.

      The registered holder of a note may be treated as the owner of it for all purposes.

Governing Law

      The indenture and the notes are governed by and construed in accordance with the internal laws of the State of New York, without giving effect to the principles of conflicts of laws to the extent the application of the laws of another jurisdiction would be required thereby.

Enforceability of Judgments

      Since substantially all of our assets are outside the United States, any judgment obtained in the United States against us, including judgments with respect to the payment of principal, premium, interest, additional interest, Additional Amounts, Change of Control Purchase Price, offer price, redemption price or other amounts payable under the notes, may not be collectible within United States.

      We have been informed by our Canadian counsel that the laws of the Provinces of Alberta, British Columbia, Manitoba, Ontario and Quebec and the federal laws of Canada applicable therein permit an action to be brought in a court of competent jurisdiction in the Provinces of Alberta, British Columbia, Manitoba, Ontario and Quebec (a “Canadian Court”) on any final, conclusive and enforceable judgment in personam of any federal or state court located in the Borough of Manhattan in the City of New York (“New York Court”) that is not impeachable as void or voidable under the internal laws of the State of New York for a sum certain in respect of the enforcement of the indenture or the notes if (i) the court rendering such judgment had jurisdiction over the judgment debtor, as recognized by a Canadian Court (and submission by us in the indenture to the non-exclusive jurisdiction of the New York Court will be sufficient for such purpose), (ii) such judgment was not obtained by fraud or in a manner contrary to natural justice or in contravention of the fundamental principles of procedure and the decision and the enforcement thereof would not be inconsistent with public policy, as such term is understood under the laws of the Provinces of Alberta, British Columbia, Manitoba and Ontario, as the case may be (or in the Province of Quebec if the outcome of the decision of the New York Court is not manifestly inconsistent with public order as understood in international relations, as that term is applied by a court of competent jurisdiction in the Province of Quebec), (iii) such judgment is not contrary to any order made by the Attorney General of Canada under the Foreign Extraterritorial Measures Act (Canada) or by the competition tribunal under the Competition Act (Canada); (iv) the enforcement of such judgment does not constitute, directly or indirectly, the enforcement of foreign revenue laws (including taxation laws), expropriatory or penal laws, (v) the action to enforce such judgment is commenced within the applicable limitation period, (vi) in the Province of Quebec, a dispute between the same parties, based on the same facts and having the same object, has not given rise to a decision rendered in the Province of Quebec, whether it has acquired the authority of a final judgment or not, or is not pending before a Quebec authority, in the first instance, or has not been decided in a third country and the decision has met the necessary conditions for recognition in the Province of Quebec, and (vii) in the Province of Quebec, the decision has not been rendered by default unless the plaintiff proves that the act of procedure initiating the proceedings was duly served on the defaulting party in accordance with the law of the place where the decision was rendered, provided that the defaulting party does not prove that, owing to the circumstances, it was unable to learn of the act of procedure initiating the proceedings or was not given sufficient time to offer its defense; (viii) a dispute between the same parties based on the same subject matter has not given rise to a decision rendered by the Canadian Court or been decided by a foreign authority and the decision meets the necessary conditions for recognition under the law of the relevant province; and (ix) no new admissible evidence is discovered and presented before the Canadian Court reaches its judgment. We have been advised by our Canadian counsel that they know of no reason, based upon public policy or order, as those terms are understood in international relations and under the laws of the Provinces of Alberta, British Columbia, Manitoba, Ontario and Quebec and the federal laws of Canada applicable therein, as that term is applied by a Canadian Court on the date hereof, for avoiding recognition of a judgment of a New York Court to enforce the indenture or the notes.

      In addition, under the Currency Act (Canada), a Canadian Court may only render judgment for a sum of money in Canadian currency, and in enforcing a foreign judgment for a sum of money in a foreign currency, a Canadian Court will render its decisions in the Canadian currency equivalent of such foreign currency.

Consent to Jurisdiction and Service

      We and the Guarantors have appointed CanWest International Corp., a Delaware corporation and an Unrestricted Subsidiary, as our respective agent for service of process in any suit, action or proceeding with respect to the indenture or the notes and for actions brought under U.S. federal or state securities laws brought in any U.S. federal or state court located in the Borough of Manhattan in The City of New York and have submitted to the non-exclusive jurisdiction of such courts. CanWest International Corp.’s address is c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808.

Certain Definitions

      Set forth below is a summary of certain of the defined terms used in the indenture. Reference is made to the indenture for the full definition of all such terms as well as any other capitalized terms used herein for which no definition is provided.

      “Acquired Indebtedness” of any Person means Indebtedness of any other Person (including an Unrestricted Subsidiary) existing at the time and continuing to exist immediately after the time such other Person becomes a Restricted Subsidiary of such Person or is merged into or consolidated or amalgamated with such Person or which is assumed in connection with the acquisition of assets from such other Person and, in each case, not incurred by such other Person in connection with, or in anticipation or contemplation of, such other Person becoming a Restricted Subsidiary or such merger, consolidation, amalgamation or acquisition.

      “Adjusted Net Assets” of any Person at any date means the lesser of the amount by which

(1) the fair value of the property of such Person exceeds the total amount of liabilities, including, without limitation, contingent liabilities (after giving effect to all other fixed and contingent liabilities) of such Person, but excluding liabilities under the Guarantee of such Person at such date; and

(2) the present fair salable value of the assets of such Person at such date exceeds the amount that will be required to pay the probable liability of such Person on its debts (after giving effect to all other fixed and contingent liabilities of such Person and after giving effect to any collection from any other Person in respect of the obligations of such Person under the Guarantee of such Person), excluding Indebtedness in respect of the Guarantee of such Person, as they become absolute and matured.

      “Affiliate” means, with respect to any specific Person, any other Person that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by,” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that, for purposes of the covenant described under “— Material Covenants — Limitation on Transactions with Affiliates” beneficial ownership of at least 20% of the voting securities of a Person, either directly or indirectly, shall be deemed to be control.

      “Asper Group” means (i) Israel Asper (“Asper”); (ii) his spouse; (iii) any lineal descendant of Asper (treating for this purpose, for greater certainty, any legally adopted descendant as a lineal descendant); (iv) the estate of any person listed in clauses (i) to (iii); (v) any trust primarily for one or more of the lineal descendants of Asper, spouses of such lineal descendants, Asper himself or any spouse or former spouse of Asper, provided that one or more of the persons listed in clauses (i) to (iii) retain dispositive control of such trust; (vi) any and all corporations which are directly or indirectly controlled by any one or more of the foregoing and (vii) any charitable trust settled by any one or more of the Persons listed in clause (i) to (iii) over which any such Person or Persons retains dispositive control; provided, that for the purposes of this definition (a) “control” of a corporation means the ownership of, or control or direction over, voting interests with more than 50% of the total voting power entitled (without regard to the occurrence of any contingency) to vote in the election of the board of directors of such corporation and the votes attached to such voting interests are sufficient, if exercised, to elect a majority of the board of directors of such corporation, (b) “spouse” includes a person’s widow or widower, and (c) “dispositive control” of a charitable trust means the control or direction over the payment or transfer of trust property to beneficiaries.

      “Asset Acquisition” means (1) an Investment by us or any Restricted Subsidiary in any other Person pursuant to which such Person shall become a Restricted Subsidiary or any Restricted Subsidiary, or shall be merged, consolidated or amalgamated with or into us or any Restricted Subsidiary, or (2) the acquisition by us or any Restricted Subsidiary of the assets of any Person (other than a Restricted Subsidiary) which constitute all or substantially all of the assets of such Person or comprise any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

      “Asset Sale” means any direct or indirect sale, issuance, conveyance, assignment, transfer, lease or other disposition, other than to us or any of our Wholly Owned Subsidiaries or Restricted Subsidiaries that are also Guarantors, in any single transaction or series of related transactions of (a) any Capital Stock of or other equity interest in any Restricted Subsidiary, or (b) any Property of ours or of any Restricted Subsidiary; provided that an Asset Sale shall not include (1) the sale, lease, conveyance, disposition or other transfer of any Property of or Capital Stock issued by any of TV4 Network Limited, TV3 Network Services Limited, CanWest NZ Radio Holdings Limited, Ulster Television plc, CanWest Grenada Media Holdings Limited, SBS Broadcasting S.A., or any of their Subsidiaries; (2) a transaction or series of related transactions for which we and our Restricted Subsidiaries or any of them receive aggregate consideration of less than $5.0 million, (3) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of us or any Restricted Subsidiary as permitted under “— Merger, Consolidation or Sale of Assets” or under “— Material Covenants — Limitation on Sales and Lease-Back Transactions,” (4) any disposition of any Cash Equivalents, (5) the sale or other disposition of inventory in the ordinary course of business, (6) any sales of property or equipment that has become worn out, obsolete or damaged or otherwise unsuitable for use in connection with the business of us or any Restricted Subsidiary, as the case may be, (7) any sale or discount of receivables in the ordinary course of business on terms customary (when taken as a whole) for transactions of such nature and (8) any transaction consummated in compliance with the covenant described under “— Material Covenants — Limitation on Restricted Payments.”

      “Asset Sale Proceeds” means, with respect to any Asset Sale, (1) cash received by us or any Restricted Subsidiary from such Asset Sale (including cash received as consideration for the assumption of liabilities incurred in connection with or in anticipation of such Asset Sale), after (a) provision for all income or other taxes measured by or resulting from such Asset Sale, (b) payment of all brokerage commissions, underwriting and other fees (including legal and accounting fees) and expenses related to such Asset Sale, (c) provision for minority interest holders in any of our Restricted Subsidiaries as a result of such Asset Sale, (d) repayment of any of our Indebtedness that is secured with the assets sold in the Asset Sale and that is required to be repaid, or any repayment of any Indebtedness outstanding under the Credit Facility that we or any Restricted Subsidiary elects to repay, in connection with such Asset Sale and (e) deduction of appropriate amounts to be provided by us or a Restricted Subsidiary as a reserve, in accordance with GAAP, against any liabilities associated with the assets sold or disposed of in such Asset Sale and retained by us or a Restricted Subsidiary after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with the assets sold or disposed of in such Asset Sale, and (2) promissory notes and other noncash consideration received by us or any Restricted Subsidiary from such Asset Sale or other disposition upon the liquidation or conversion of such notes or noncash consideration into cash.

      “Attributable Indebtedness” means, with respect to any Sale and Lease-Back Transaction, as at the time of determination, the greater of (1) the fair value of the property subject to such arrangement and (2) the present value of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Lease-Back Transaction (including any period for which such lease has been extended) or until such lease may be terminated by the lessee without penalty (or if terminable with a penalty, the aforesaid present value shall include the present value of such penalty). Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

      “Available Asset Sale Proceeds” means, with respect to any Asset Sale, the aggregate Asset Sale Proceeds from such Asset Sale that have not been applied in accordance with clauses (3)(a) or (3)(b), and that have not yet been the basis for an Excess Proceeds Offer in accordance with clause (3)(c), of the first paragraph of “— Material Covenants — Limitation on Certain Asset Sales.”

      “Board of Directors” of any Person means the board of directors, managers, management committee or other body governing the management and affairs of such Person.

      “CanWest” means CanWest Global Communications Corp., a corporation formed under the federal laws of Canada.

      “Capital Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, membership interests, partnership interests or any other participation, right or other interest in the nature of an equity interest in such Person including, without limitation, Common Stock and Preferred Stock of such Person and, with respect to us, includes any and all obligations under the CMI Notes Indenture, regardless of whether such obligations are reflected as liabilities or equity on a balance sheet prepared in accordance with GAAP, or any option, warrant or other security convertible into any of the foregoing.

      “Capitalized Lease Obligations” means with respect to any Person, Indebtedness represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP, and the amount of such Indebtedness shall be the capitalized amount of such obligations determined in accordance with GAAP.

      “Cash Equivalents” means (1) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or Canadian Government or issued by any agency or instrumentality thereof and backed by the full faith and credit of the United States or Canada, in each case maturing within one year from the date of acquisition thereof; (2) marketable direct obligations issued by any state of the United States of America, the District of Columbia or any province or territory of Canada or any political subdivision of any such state, province or territory or any agency or instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s provided that, in the event that any such obligation is not rated by S&P or Moody’s, such obligation shall have the highest rating from Dominion Bond Rating Service Limited; (3) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or a rating of at least P-1 from Moody’s or, with respect to commercial paper in Canada, at least R-1 high by Dominion Bond Rating Service Limited; (4) investments in time deposit accounts, term deposit accounts, money market deposit accounts, certificates of deposit or bankers’ acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or Canada or any U.S. or Canadian branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $500.0 million; (5) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with any bank meeting the qualifications specified in clause (4) above; and (6) investments in money market funds which invest substantially all their assets in securities of the types described in any of clauses (1) through (5) above.

      “Change of Control” means (i) CanWest ceases to own, directly or indirectly, all of our outstanding voting securities; (ii) the Asper Group ceases to beneficially own, directly or indirectly, at least 25% of the votes attached to CanWest’s securities entitled to vote for the election of the Board of Directors of CanWest; (iii) any Person or related group of Persons for purposes of Section 13(d) of the Exchange Act (other than the Asper Group or any member thereof) shall at any time be, directly or indirectly, the beneficial owner of a greater percentage of the votes attached to CanWest’s securities entitled to vote for the election of CanWest’s Board of Directors than the votes attached to CanWest’s securities entitled to vote for the election of the Board of Directors beneficially owned, directly or indirectly, by the Asper Group; (iv) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of CanWest’s or our property and assets; (v) CanWest’s or our shareholders approve any plan or proposal for the liquidation or dissolution of CanWest or us, as the case may be; (vi) any person shall cause, as a result of any proxy solicitation made otherwise than by or on behalf of management, Continuing Directors to cease to be a majority of the Board of Directors of CanWest (where “Continuing Directors” are (x) members of the original Board of Directors or (y) members appointed or whose nomination is approved by a majority of the Continuing Directors or nominated at a time that the Continuing Directors form a majority of the Board of Directors) or (vii) any other event constituting a Change of Control under the Credit Facility (unless effectively waived by the lenders thereunder).

      “CMI Notes Indenture” means the trust indenture, dated November 15, 2000, providing for the issuance of our floating rate junior subordinated debentures due November 15, 2020.

      “Commission” means the United States Securities and Exchange Commission.

      “Common Stock” of any Person means all Capital Stock of such Person that is generally entitled to (1) vote in the election of directors of such Person or (2) if such Person is not a corporation, vote or otherwise participate in the selection of the governing body, partners, managers or others that will control the management and policies of such Person.

      “Communications Business” means the media and communications businesses and activities related thereto, including television broadcasting and related businesses (such as the sale of television advertising and programming and the development, production and distribution of television and film programming), radio broadcasting and related businesses (such as sale of radio advertising and the production of radio programming), speciality or pay television, print media and related businesses, cable television, electronic media, print media, data, voice and video transmission, advertising, billboards and transmission tower rental and sales and real property rental and sales (to the extent that such rental and sales arise from lease or sale of properties used by a Person in connection with any of the foregoing media and communications businesses) and lending of money by us to any Restricted Subsidiary or by CanWest Finance Inc. to us or other Restricted Subsidiaries and including the holding of ownership interests in persons engaged in the foregoing.

      “Consolidated Interest Expense” means, with respect to any Person, for any period, the aggregate amount of interest which, in conformity with GAAP, would be set forth opposite the caption “interest expense” or any like caption on an income statement for such Person and its Restricted Subsidiaries on a consolidated basis (including, but not limited to, without duplication, (1) imputed interest included in Capitalized Lease Obligations; (2) all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing; (3) the net costs associated with Hedging Obligations; (4) amortization of other financing fees and expenses; (5) the interest portion of any deferred payment obligation; (6) amortization of discount or premium, if any; and (7) all other non-cash interest expense (other than interest paid in Capital Stock (other than Disqualified Capital Stock) of such Person and other than interest allocated to cost of sales) plus, without duplication, all net capitalized interest for such period and all interest incurred or paid under any guarantee of Indebtedness (including a guarantee of principal, interest or any combination thereof) of any Person, plus the amount of all dividends or distributions paid on Disqualified Capital Stock (other than dividends paid or payable in shares of Capital Stock (other than Disqualified Capital Stock) of such Person).

      “Consolidated Leverage Ratio” means, with respect to any Person, the ratio of (1) the sum, without duplication, of the aggregate outstanding amount of Indebtedness of such Person and its Restricted Subsidiaries as of the date of calculation (the “Transaction Date”) on a consolidated basis determined in accordance with GAAP (after giving effect on a pro forma basis to the incurrence or repayment of any Indebtedness of such Person or any of its Restricted Subsidiaries giving rise to the need to make such calculation) to (2) such Person’s EBITDA for the four full fiscal quarters (the “Four Quarter Period”) ending on or prior to the Transaction Date for which financial statements are available. For purposes of this definition, clause (2) above will be calculated after giving effect on a pro forma basis to any Asset Sales or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any EBITDA (provided that such EBITDA will be included only to the extent that Consolidated Income would be includable pursuant to the definition of “Consolidated Net Income”) (including any pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X of the Exchange Act) attributable to the assets which are the subject of the Asset Acquisition or Asset Sale during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or Asset Acquisition (including the incurrence, assumption or liability for any such Acquired Indebtedness) occurred on the first day of the Four Quarter Period. If such Person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence will give effect to the incurrence of such guaranteed

Indebtedness as if such Person or any Restricted Subsidiary of such Person had directly incurred or otherwise assumed such guaranteed Indebtedness.

      “Consolidated Net Income” means, with respect to any Person, for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided, however, that (a)(1) the equity of such Person in the Net Income of any other Person (the “other Person”) in which such Person or any of its Restricted Subsidiaries has less than a 100% interest (which interest does not cause the Net Income of such other Person to be consolidated into the Net Income of such Person in accordance with GAAP) for such period shall be included in such Person’s Consolidated Net Income only to the extent of the amount of dividends or distributions actually paid to such Person or such Restricted Subsidiary during such period (subject, in the case of a dividend or distribution to a Restricted Subsidiary, to the limitations contained in clause (b) of this definition of “Consolidated Net Income”), and (2) such Person’s equity in a net loss of any such other Person (other than an Unrestricted Subsidiary) for such period shall be included in determining such Person’s Consolidated Net Income; (b) the Net Income of any Restricted Subsidiary of such Person that is subject to any restriction or limitation on the payment of dividends or the making of other distributions shall be excluded to the extent of such restriction or limitation, except that (1) subject to the limitations contained in subclause (b)(2) of this definition of “Consolidated Net Income,” the equity of such Person in the Net Income of any such Restricted Subsidiary for such period shall be included in such Person’s Consolidated Net Income to the extent of dividends or distributions that could have been paid by such Restricted Subsidiary during such period to such Person or another Restricted Subsidiary (subject, in the case of a dividend or distribution to another Restricted Subsidiary, to the limitations contained in this clause), and (2) such Person’s equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income; (c)(1) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition, and (2) any net gain or loss during such period resulting from an Asset Sale by such Person or any of its Restricted Subsidiaries other than in the ordinary course of business shall be excluded; (d) extraordinary gains and losses during such period shall be excluded; (e) income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued) shall be excluded; and (f) in the case of a successor to such Person by consolidation, amalgamation or merger or as a transferee of such Person’s assets, any earnings of the successor entity prior to such consolidation, amalgamation, merger or transfer of assets shall be excluded.

      “Credit Facility” means the senior secured credit facilities effective as of November 7, 2000 by and among us, as borrower, CanWest, as guarantor, Canadian Imperial Bank of Commerce, as co-lead arranger, joint book runner and syndication agent, The Bank of Nova Scotia, as co-lead arranger, joint book runner and administrative agent, Bank of America Canada, as arranger and documentation agent, and the other lenders party thereto, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements or documents may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder or adding Restricted Subsidiaries as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement and related documents or any successor or replacement agreement or document and whether by the same or any other agent, lender or group of lenders.

      “Cumulative Consolidated Interest Expense” means, with respect to any Person, as of any date of determination, Consolidated Interest Expense from February 28, 2001 to the end of such Person’s most recently ended full fiscal quarter prior to such date, taken as a single accounting period.

      “Cumulative EBITDA” means, with respect to any Person, as of any date of determination, the EBITDA of such Person and its Restricted Subsidiaries from February 28, 2001 to the end of such Person’s most recently ended full fiscal quarter prior to such date, taken as a single accounting period.

      “Designation Amount” means, in respect of any Restricted Subsidiary, an amount equal to the fair market value of our aggregate Investment in such Restricted Subsidiary.

      “Disqualified Capital Stock” of any Person means any Capital Stock of such Person or a Restricted Subsidiary thereof which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the maturity date of the notes, for cash or securities constituting Indebtedness. Without limitation of the foregoing, Disqualified Capital Stock shall be deemed to include any Preferred Stock of a Person or a Restricted Subsidiary of such Person, with respect to either of which, under the terms of such Preferred Stock, by agreement or otherwise, such Person or Restricted Subsidiary is obligated to pay current dividends or distributions in cash during the period prior to the maturity date of the notes; provided, however, that Preferred Stock of a Person or any Restricted Subsidiary thereof that is issued with the benefit of provisions requiring a change of control offer to be made for such Preferred Stock in the event of a change of control of such Person or Restricted Subsidiary which provisions have substantially the same effect as the provisions of the indenture described under “Change of Control,” shall not be deemed to be Disqualified Capital Stock solely by virtue of such provisions.

      “DTC” means The Depository Trust Company, a New York corporation.

      “EBITDA” means, with respect to any Person and its Restricted Subsidiaries, for any period, an amount equal to (a) the sum of (1) the Consolidated Net Income of such Person for such period; plus (2) the provision for taxes for such period based on income or profits to the extent such income or profits were included in computing such Consolidated Net Income and any provision for taxes utilized in computing net loss under clause (1) hereof; plus (3) the Consolidated Interest Expense of such Person; provided, however, for purposes of this definition only, that dividends or distributions paid on Disqualified Capital Stock shall not be included in the definition of such Consolidated Interest Expense to the extent such dividends or distributions have not been included in the computation of such Consolidated Net Income for such period; plus (4) depreciation for such period on a consolidated basis for such Person and its Restricted Subsidiaries; plus (5) amortization of intangibles for such period on a consolidated basis for such Person and its Restricted Subsidiaries; plus (6) any other non-cash items reducing such Consolidated Net Income for such period (other than any non-cash items that represent accruals of, or reserves for, cash disbursements to be made in any future accounting period); minus (b) all non-cash items increasing such Consolidated Net Income (other than any non-cash items that were accrued in the ordinary course of business) for such period; and provided, however, that, for purposes of calculating EBITDA during any fiscal quarter, income from a particular Investment of such Person or its Restricted Subsidiaries shall be included only (x) if cash income has been received by such Person or its Restricted Subsidiaries with respect to such Investment during the previous four fiscal quarters and only to the extent such cash income was received by such Person or its Restricted Subsidiary within 90 days of first receipt of such cash distribution in respect of such Investment by an Affiliate of such Person, or (y) if the cash income derived from such Investment is attributable to Cash Equivalents.

      “Equity Offering” means an offering by CanWest or us of shares of its or our Capital Stock (however designated and whether voting or non-voting) and any and all rights, warrants or options to acquire such Capital Stock; provided, however, that in the case of an Equity Offering by CanWest, the portion of the Net Proceeds necessary to redeem the notes shall be reflected as equity on a balance sheet prepared in accordance with GAAP.

      “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended and the rules and regulations of the Commission promulgated thereunder.

      “Existing Senior Subordinated Notes” means (i) US$425,000,000 aggregate principal amount of our 10 5/8% Senior Subordinated Notes due 2011 and (ii) Cdn$60,724,000 aggregate principal amount of our 10 5/8% Senior Subordinated Notes due 2011, in each case issued under the Existing Senior Subordinated Notes Indenture (including all Exchange Notes, Private Exchange Notes and Additional Notes (as each such term is defined in the Existing Senior Subordinated Notes Indenture) which are issued from time to time, if any).

      “Existing Senior Subordinated Notes Indenture” means the indenture, dated May 17, 2001, by and among us, as issuer, the Subsidiaries of ours who are a party thereto, as guarantors, and The Bank of New York, as trustee, under which the Existing Senior Subordinated Notes were issued, as amended, supplemented, exchanged or restated from time to time.

      “Existing Senior Subordinated Notes Issue Date” means May 17, 2001.

      “fair market value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value shall be determined by our Board of Directors acting reasonably and in good faith, whose determination shall be conclusive and shall be evidenced by a resolution of our Board of Directors delivered to the trustee.

      “Foreign Restricted Subsidiary” means a Restricted Subsidiary that is organized and existing under the laws of a jurisdiction other than Canada, any province or territory thereof, the United States, any state thereof or the District of Columbia and with respect to which more than 80% of any of its sales, earnings or assets (determined on a consolidated basis in accordance with GAAP) are located in or generated or derived from operations located in jurisdictions outside Canada and the United States.

      “GAAP” means generally accepted accounting principles consistently applied as in effect in Canada on the Issue Date.

      “Guarantee” means the guarantee by each Guarantor of our obligations with respect to the notes.

      “Guarantor” means the issuer at any time of a Guarantee (so long as such Guarantee remains outstanding).

      “Hedging Obligations” means, with respect to any Person, the net payment obligations of such Person outstanding under (a) interest rate or currency swap agreements, interest rate or currency cap agreements and interest rate or currency collar agreements and (b) any other agreements or arrangements entered into in order to protect such Person against fluctuations in commodity prices, interest rates or currency exchange rates.

      “Holding Company Notes” means the subordinated notes of Holding Company Notes Issuer described in the offering memorandum pursuant to which the initial notes were sold. For additional information, see “Description of Credit Facility and Other Indebtedness — Holding Company Notes and CMI Notes.”

      “Holding Company Notes Issuer” means 3815668 Canada Inc., a corporation formed under the federal laws of Canada, all of the outstanding voting securities of which are owned, directly or indirectly, by CanWest.

      “incur” means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or other obligation as a liability on the balance sheet of such Person (and “incurrence,” “incurred,” “incurrable” and “incurring” shall have meanings correlative to the foregoing); provided that a change in GAAP that results in an obligation of such Person that exists at such time becoming Indebtedness shall not be deemed an incurrence of such Indebtedness; and provided, further, that Indebtedness otherwise incurred by a Person before it becomes a Restricted Subsidiary of ours shall be deemed to have been incurred by such Person at the time such Person becomes such a Restricted Subsidiary.

      “Indebtedness” means (without duplication), with respect to any Person, any indebtedness at any time outstanding, secured or unsecured, contingent or otherwise, which is for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), or evidenced by bonds, notes, debentures or similar instruments or representing the balance deferred and unpaid of the purchase price of any property (excluding, without limitation, any balances that constitute subscriber advance payments and deposits, accounts payable or trade payables, and other accrued liabilities arising in the ordinary course of business) if and to the extent any of the foregoing indebtedness would appear as a liability on a balance sheet of such Person prepared in accordance with GAAP, and shall also include, to the extent not otherwise included (1) any Capitalized Lease Obligations of such Person; (2) obligations secured by a Lien to which any Property owned or held by such Person is subject, whether or not the obligation or obligations secured thereby shall have been assumed; provided that, for the purposes of determining the amount of Indebtedness described in this clause, if recourse with respect to such Indebtedness is limited to such Property, the amount of such Indebtedness shall be limited to the fair market value for such Property; (3) guarantees of Indebtedness of other Persons which would be included within this definition for such other Persons (whether or not such items would appear on the balance sheet of the guarantor); (4) all obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (5) Disqualified Capital Stock of such Person or any Restricted Subsidiary thereof; (6) obligations of any such Person under any Hedging Obligations applicable to any of the foregoing (if and to the extent such Hedging Obligations would appear as a liability on a balance sheet of such Person prepared in accordance with GAAP) and (7) obligations under the CMI Notes Indenture, regardless of whether such obligations are reflected as liabilities or equity on a balance sheet prepared in accordance with GAAP; provided that if such obligations are reflected as equity on a balance sheet in accordance with GAAP, then such obligations shall be deemed Indebtedness only for purposes of the “Limitation on Additional Indebtedness” covenant but not for purposes of the definition of Consolidated Leverage Ratio. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation; provided that (1) the amount outstanding at any time of any Indebtedness issued with original issue discount is the principal amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP, (2) Indebtedness shall not include any liability for federal, state, provincial, territorial, regional, municipal, local or other taxes and (3) the amount of any Indebtedness secured by a Lien under the terms of which the recourse of the Person to which such Indebtedness is owed is limited to the Property secured by such Lien shall be the lesser of (a) the amount of such Indebtedness otherwise determined in accordance with the foregoing and (b) the fair market value, at the time of determination, of the Property subject to such Lien. For the avoidance of doubt, guarantees of (or obligations with respect to letters of credit supporting) Indebtedness otherwise included in the determination of such amount shall not also be included.

      “Independent Financial Advisor” means an investment banking firm of national reputation in the United States or Canada which, in the judgment of the majority of the disinterested members of our Board of Directors, is independent and qualified to perform the task for which it is to be engaged.

      “Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) and BBB- (or the equivalent) by Moody’s and S&P, respectively.

      “Investments” means, with respect to any Person, directly or indirectly, any advance, account receivable (other than an account receivable arising in the ordinary course of business of such Person), loan or capital contribution to (by means of transfers of Property to others, payments for Property or services for the account or use of others or otherwise), the purchase of any Capital Stock, bonds, notes, debentures, partnership or joint venture interests or other securities (other than the purchase of the notes pursuant to “Limitation on Certain Asset Sales” or “Change of Control Offer”) of, the acquisition, by purchase or otherwise, of all or substantially all of the business or assets or stock or other evidence of beneficial ownership of, any Person or the making of any investment in any Person. Investments shall exclude (a) extensions of trade credit on commercially reasonable terms in accordance with normal trade practices of such Person and (b) the repurchase of securities of any Person by such Person. For the purposes of the “Limitation on Restricted Payments” covenant, (1) Investments shall include and be valued at the fair market value of the net assets of any Restricted Subsidiary at the time that such

Restricted Subsidiary is designated an Unrestricted Subsidiary and shall exclude the fair market value of the net assets of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary and (2) the amount of any Investment shall be the original cost of such Investment plus the cost of all additional Investments by us or any of our Restricted Subsidiaries, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, reduced by the payment of distributions in cash or Cash Equivalents which constitute a return of capital in connection with such Investment; provided that the aggregate of all such reductions shall not exceed the amount of such initial Investment plus the cost of all additional Investments; provided, further, that no such payment of distributions or receipt of any such other amounts shall reduce the amount of any Investment if such payment of distributions or receipt of any such amounts would be included in Consolidated Net Income. If we or any Restricted Subsidiary sell or otherwise dispose of any Common Stock of any direct or indirect Restricted Subsidiary such that, after giving effect to any such sale or disposition, such Restricted Subsidiary shall have ceased to be a Subsidiary of ours, we shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Common Stock of such Restricted Subsidiary not sold or disposed of.

      “Issue Date” means the date the notes are first issued by us and authenticated by the trustee under the indenture.

      “Lien” means, with respect to any property or assets of any Person, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement, encumbrance, preference, priority, or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such property or assets (including, without limitation, any Capitalized Lease Obligation, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing); provided that in no event shall an operating lease that is not a Capitalized Lease Obligation or Sale and Lease-Back Transaction be deemed to constitute a Lien.

      “Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

      “Net Income” means, with respect to any Person, for any period, the net income (loss) of such Person for such period determined in accordance with GAAP.

      “Net Proceeds” means (a) in the case of any sale of Capital Stock by or equity contribution to any Person, the aggregate net proceeds received by such Person, after payment of all expenses (including, without limitation, finders’ fees, brokers’ fees, attorneys’ fees, accountants’ fees and consultants’ fees), commissions and the like incurred in connection therewith and net of all taxes paid or payable or as a result thereof, whether such proceeds are in cash or in property (valued at the fair market value thereof at the time of receipt) and (b) in the case of any exchange, exercise, conversion or surrender of outstanding securities of any kind for or into shares of our Capital Stock which is not Disqualified Capital Stock, the net book value of such outstanding securities on the date of such exchange, exercise, conversion or surrender (plus any additional amount required to be paid by the holder to such Person upon such exchange, exercise, conversion or surrender, less any and all payments made to such holders in connection therewith on account of fractional shares or otherwise and less all expenses incurred by such Person in connection therewith).

      “Permitted Asset Swap” means, with respect to any Person, a substantially concurrent exchange of assets of such Person for assets of another Person which are useful to the business of the aforementioned Person.

      “Permitted Indebtedness” means

(a) Indebtedness of ours or any of our Restricted Subsidiaries arising under or in connection with the Credit Facility in an aggregate principal amount outstanding at any time (without duplication) not to exceed $3.1 billion, less any mandatory prepayment actually made thereunder (to the extent, in the case of payments of revolving credit borrowings, that the corresponding commitments have been permanently reduced) or scheduled payments actually made thereunder

(which $3.1 billion has been effectively reduced by operation of the preceding language to $2.2 billion);

(b) Indebtedness under the notes, the indenture, the Guarantees, the Existing Senior Subordinated Notes, the guarantees of the Existing Senior Subordinated Notes and the Existing Senior Subordinated Notes Indenture;

(c) Indebtedness of ours to Holding Company Notes Issuer in a principal amount not to exceed $702.5 million after giving effect to the use of proceeds; provided, that in no event shall the aggregate principal amount of all Indebtedness incurred in reliance on this clause (c) that is outstanding at any one time exceed the aggregate principal amount of Holding Company Notes outstanding at such time;

(d) Indebtedness not covered by any other clause of this definition which is outstanding on the Issue Date and that is permitted to exist under the Existing Senior Subordinated Notes Indenture reduced by the amount of any mandatory prepayments (to the extent, in the case of payments of revolving credit borrowings, that the corresponding commitments have been permanently reduced), permanent reductions or scheduled payments actually made thereunder;

(e) Indebtedness of ours to any Wholly Owned Subsidiary or a Restricted Subsidiary that is also a Guarantor and Indebtedness of any Wholly Owned Subsidiary or a Restricted Subsidiary that is also a Guarantor to us or another Wholly Owned Subsidiary or a Restricted Subsidiary that is also a Guarantor, in each case subject to no Lien held by a Person other than us or a Wholly Owned Subsidiary or a Restricted Subsidiary that is also a Guarantor; provided, however, that:

(i) (1) if we are the obligor on such Indebtedness or (2) any Guarantor is the obligor on such Indebtedness, other than if the Indebtedness is owed to us or another Guarantor, then, in each case, such Indebtedness must be expressly subordinate in right of payment to the prior payment in full in cash of all obligations with respect to the notes, in the case of us, or the Guarantee of such Guarantor, in the case of a Guarantor;

(ii) if as of any date any Person other than us or a Wholly Owned Subsidiary or a Restricted Subsidiary that is also a Guarantor is owed any such Indebtedness or if as of any date any Person other than us or a Wholly Owned Subsidiary or a Restricted Subsidiary that is also a Guarantor holds a Lien on any Property of us or a Wholly Owned Subsidiary or a Restricted Subsidiary that is also a Guarantor in respect of such Indebtedness, such date will be deemed to be the date of incurrence of Indebtedness not constituting Permitted Indebtedness by the issuer of such Indebtedness; and

(iii) nothing in this subclause (e) shall be construed to prohibit any transaction, the prohibition of which, by operation of this definition, would violate the “Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries” covenant in the Existing Senior Subordinates Notes Indenture or the indenture governing the Holding Company Notes;

(f) Purchase Money Indebtedness and Capitalized Lease Obligations which Purchase Money Indebtedness and Capitalized Lease Obligations do not in the aggregate exceed 5% of consolidated tangible assets of ours and our Restricted Subsidiaries as of the end of the most recent fiscal quarter for which consolidated financial statements are available ending on or prior to the date of determination;

(g) Indebtedness under any letter of credit, bankers’ acceptance or similar credit transaction in an amount not to exceed $10.0 million at any one time outstanding incurred in the ordinary course of business;

(h) the incurrence by us or any Restricted Subsidiary of Hedging Obligations that are incurred in the ordinary course of business of us or such Restricted Subsidiary and not for speculative purposes; provided that, in the case of any Hedging Obligation that relates to

(i) interest rate risk, the notional principal amount of such Hedging Obligation does not exceed the principal amount of the Indebtedness to which such Hedging Obligation relates and

(ii) currency risk, such Hedging Obligation does not increase the Indebtedness of ours and our Restricted Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

(i) Indebtedness of Foreign Restricted Subsidiaries in an aggregate principal amount which, together with all other Indebtedness of such Foreign Restricted Subsidiaries outstanding on the date of such incurrence does not exceed $25.0 million (or the foreign currency denominated equivalent thereof);

(j) Indebtedness of ours or any of its Restricted Subsidiaries represented by surety or performance bonds or similar obligations provided by us or any such Restricted Subsidiary in the ordinary course of business;

(k) Indebtedness of ours or any Restricted Subsidiary arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or Restricted Subsidiary other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition; provided that the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by us and our Restricted Subsidiaries in connection with such disposition;

(l) Refinancing Indebtedness; and

(m) additional Indebtedness of ours or any of our Restricted Subsidiaries not to exceed $75.0 million in aggregate principal amount at any one time outstanding.

      “Permitted Investments” means Investments made on or after the Issue Date consisting of:

(a) Investments by us, or by a Restricted Subsidiary, in us, a Wholly Owned Subsidiary or a Restricted Subsidiary that is also a Guarantor;

(b) Investments by us, or by a Restricted Subsidiary, in a Person, if as a result of such Investment (1) such Person becomes a Wholly Owned Subsidiary or a Restricted Subsidiary that is also a Guarantor or (2) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated or wound up into, us, a Wholly Owned Subsidiary or a Restricted Subsidiary that is also a Guarantor;

(c) Investments in cash and Cash Equivalents;

(d) an Investment that is made by us or a Restricted Subsidiary in the form of any Capital Stock, bonds, notes, debentures, partnership or joint venture interests or other securities that are issued by a third party to us or such Restricted Subsidiary solely as partial consideration for the consummation of an Asset Sale that is otherwise permitted under “— Material Covenants — Limitation on Certain Asset Sales”;

(e) Capital Stock, obligations, securities or other Property received in settlement of debts created in the ordinary course of business and owing to us or any Restricted Subsidiary or in satisfaction of judgments;

(f) payroll, travel and similar advances made in the ordinary course of business for a bona fide business purpose by us or any Restricted Subsidiaries to employees of us or any such Restricted Subsidiary, as the case may be; provided that such advances are for items expected at the time of such advances to be treated as expenses for accounting purposes;

(g) loans or advances made in the ordinary course of business by us or any of our Restricted Subsidiaries to employees of us or any such Restricted Subsidiary in an amount not to exceed $10.0 million in the aggregate at any one time outstanding;

(h) securities or other property received from another Person by us or any of our Restricted Subsidiaries in connection with any bankruptcy proceeding or by reason of a composition or readjustment of any debt or a reorganization of such Person or as a result of a foreclosure, perfection or enforcement of any Lien in exchange for evidences of Indebtedness, securities or other Property of such Person held by us or any Restricted Subsidiaries, or for other liabilities or obligations of such other Person to us or any of our Restricted Subsidiaries that were created in accordance with the terms of the indenture;

(i) lease, utility and other similar deposits made in the ordinary course of business;

(j) any Investment existing on the Issue Date that is permitted to exist under the Existing Senior Subordinated Notes Indenture;

(k) Hedging Obligations entered into in the ordinary course of our or any Restricted Subsidiary’s business and not for speculative purposes;

(l) any acquisition (including by way of merger, consolidation or amalgamation) of assets or equity interests in exchange solely for Capital Stock (other than Disqualified Capital Stock) of us that otherwise complies with the terms of the indenture; and

(m) additional Investments not to exceed $75.0 million at any one time outstanding;

provided, that nothing in the subclauses (a) and (b) above shall be construed to prohibit any transaction, the prohibition of which, by operation of this definition, would violate the “Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries” covenant in the Existing Senior Subordinated Notes Indenture or the indenture governing the Holding Company Notes.

      “Permitted Liens” means:

(a) Liens on Property of, or any shares of Capital Stock of, or otherwise in respect of Acquired Indebtedness of, any Person existing at the time such Person becomes a Restricted Subsidiary of us or at the time such Person is merged into or amalgamated with us or any of our Restricted Subsidiaries; provided that such Liens (1) are not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary of us or merging into or amalgamating with us or any of our Restricted Subsidiaries and (2) do not extend to or cover any Property or Capital Stock other than those of such Person at the time such Person becomes a Restricted Subsidiary or is merged into or amalgamated with us or any of our Restricted Subsidiaries;

(b) Liens securing Indebtedness under the Credit Facility which Indebtedness is incurred pursuant to clause (a) of the definition of Permitted Indebtedness;

(c) Liens securing Refinancing Indebtedness; provided that any such Lien does not extend to or cover any Property, Capital Stock or Indebtedness other than the Property, shares or debt securing the Indebtedness so repurchased, redeemed, repaid, retired, defeased or otherwise acquired for value;

(d) Liens in favor of us or any of our Restricted Subsidiaries;

(e) Liens to secure Purchase Money Indebtedness that is otherwise permitted under the indenture, provided that (1) any such Lien is created solely for the purpose of securing Indebtedness representing, or incurred to finance, refinance or refund, the cost (including sales and excise taxes, installation and delivery charges and other direct costs of, and other direct expenses paid or charged in connection with the purchase or construction) of such Property, (2) the principal amount of the indebtedness secured by such Lien does not exceed 100% of such costs, and (3) such Lien does not extend to or cover any Property other than such item of Property and any improvements on such item;

(f) statutory liens or landlords’, carriers’, warehousemen’s, mechanics’, suppliers’, materialmen’s, repairmen’s or other like Liens including, without limitation, those Liens resulting from the deposit of cash or securities in connection with contracts, tenders or expropriation proceedings, or to secure workers’ compensation, unemployment insurance, surety or appeal bonds, costs of litigation when required by law, liens and claims incidental and public statutory obligations arising in the ordinary course of business, in each case, which do not secure any Indebtedness and with respect to amounts that are not delinquent for more than 60 days or being contested diligently and in good faith by appropriate proceedings, if a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor;

(g) Liens for taxes, rates, assessments or governmental charges or levies that are not delinquent for more than 60 days or are being contested diligently and in good faith by appropriate proceedings if adequate reserves or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor;

(h) Liens securing Capitalized Lease Obligations permitted to be incurred under clause (f) of the definition of “Permitted Indebtedness”; provided that such Lien does not extend to any Property other than that subject to the applicable underlying lease;

(i) licenses, permits, reservations, covenants, servitudes, easements, rights-of-way and rights in the nature of easements (including, without limiting the generality of the foregoing, licenses, easements, rights-of-way and rights in the nature of easements for railways, sidewalks, public ways, sewers, drains, gas or oil pipelines, steam, gas and water mains or electric light and power, or telephone and telegraph or cable television conduits, poles, wires and cables, reservations, limitations, provisos and conditions expressed in any original grant from the Crown or other grant of real or immovable property, or any interest therein) and zoning land use and building restrictions, by-laws, regulations and ordinances of federal, provincial, regional, state, municipal and other governmental authorities in respect of real property not interfering, individually or in the aggregate, in any material respect with the use of the affected real property for the ordinary conduct of the business of us or any of our Restricted Subsidiaries at such real property;

(j) undetermined or inchoate encumbrances, rights of distress and charges incidental to current operations which have not at such time been filed or exercised, which relate to obligations not yet delinquent or if delinquent, the validity of which are being contested diligently and in good faith by appropriate proceedings if adequate reserves or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor;

(k) title defects, encroachments or irregularities in title incurred in the ordinary course of business which are of a minor nature and which individually or in the aggregate do not interfere in any material respect with the use of the affected real property for the ordinary conduct of the business of us or any of our Restricted Subsidiaries at such real property;

(l) the right reserved to or vested in any governmental entity by the terms of any lease, license, franchise, grant or permit acquired by that person or by any statutory provision to terminate any such lease, license, franchise, grant or permit, or to require annual or other payments (provided, that such payments are not yet delinquent) as a condition to the continuance thereof so long as same do not individually or in the aggregate interfere in any material respect with the use of the affected real property for the ordinary conduct of the business of us or any of our Restricted Subsidiaries at such real property;

(m) subdivision agreements, site plan control agreements, development agreements, facilities sharing agreements, cost sharing agreements and other similar agreements which do not, individually or in the aggregate, interfere in any material respect with the use of the affected real property for the ordinary conduct of the business of us or any of our Restricted Subsidiaries at such real property;

(n) the rights of any co-owner, tenant, occupant or licensee under any lease, occupancy agreement or license which do not, individually or in the aggregate, interfere in any material respect with the use of the affected real property for the ordinary conduct of the business of us or any of our Restricted Subsidiaries at such real property;

(o) security given to a public utility or any governmental entity when required by such utility or governmental entity in connection with the operations of that Person in the ordinary course of its business and any inchoate Lien for public utility charges not due as at the Issue Date;

(p) Liens created by a judgment of a court of competent jurisdiction not resulting in a Default, as long as the judgment is being contested diligently and in good faith by appropriate proceedings by that Person and in connection with such proceeding there has been secured a subsisting stay of execution pending such proceeding; provided, that the aggregate amount of all such judgments (and any cash and the fair market value of any Property subject to such Liens) does not exceed $20.0 million at any time outstanding;

(q) any interest or title of a lessor, sublessor, licensee or licensor under any lease or license agreement entered into in the ordinary course of business and permitted under the indenture;

(r) hypothecs reserved to landlords in relation to immovable property to the extent only of rental obligations owing under the lease agreement relating to any such immovable property and any unregistered Lien in favor of any lessor licensor or permitter for rent to become due for other obligations or acts required under any lease permitted under the indenture;

(s) Liens and rights of setoff, combination of accounts and recoupments in favor of a bank imposed by law and incurred in the ordinary course of business on deposit accounts maintained with such bank and Cash Equivalents in such account;

(t) Liens securing Hedging Obligations permitted to be incurred under clause (h) of the definition of Permitted Indebtedness;

(u) any unregistered leases to which (i) subsection 70(2) of the Registry Act, R.S.O. 1990 applies (where there is actual possession under a lease which has a term not exceeding seven years) and (ii) paragraph 4 of subsection 44(1) of the Land Titles Act R.S.O. 1999 applies (where there is actual possession under a lease which has a term yet to run of three years or less) or similar statutory provisions of any legal registry statute of any other relevant jurisdiction which, in each case, do not individually or in the aggregate, interfere in any material respect with the use of the property subject thereto for the conduct of the business of us or any of our Restricted Subsidiaries at such real property;

(v) Liens existing on the Issue Date that are permitted to exist under the Existing Senior Subordinated Notes Indenture;

(w) Liens in favor of the trustee for its benefit and the benefit of the holders of the notes;

(x) Liens securing Indebtedness of Foreign Restricted Subsidiaries incurred in reliance on clause (i) of the definition of Permitted Indebtedness;

(y) other Liens securing obligations incurred in the ordinary course of business which obligations do not exceed $5.0 million in the aggregate at any one time outstanding; and

(z) any extensions, substitutions, replacements or renewals of the foregoing; provided, that the Liens permitted by this clause (z) shall not cover any additional Indebtedness or Property (other than like Property substituted for Property covered by such Lien).

      “Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government (including any agency or political subdivision thereof).

      “Preferred Stock” means any Capital Stock of a Person, however designated, which entitles the holder thereof to a preference with respect to dividends, distributions or liquidation proceeds of such Person over the holders of other Capital Stock issued by such Person.

      “Property” of any Person means all types of real, personal, moveable, immoveable, tangible, intangible or mixed property or other asset owned by such Person whether or not included in the most recent consolidated balance sheet of such Person and its Subsidiaries under GAAP.

      “Purchase Money Indebtedness” means any Indebtedness incurred in the ordinary course of business by a Person to finance all or any part of the cost (including the cost of construction, engineering, acquisition, installation, development or improvement) of any Property, the principal amount of which Indebtedness does not exceed the sum of (1) 100% of such cost and (2) reasonable fees and expenses of such Person incurred in connection therewith.

      “Rating Agencies” means S&P and Moody’s, or any successors to the respective rating agency business thereof.

      “Refinancing Indebtedness” means Indebtedness that renews, replaces, defeases, refunds, refinances or extends any Indebtedness permitted to be incurred by us and the Restricted Subsidiaries or any of them pursuant to the terms of the indenture, but only to the extent that (1) if the Indebtedness being refunded, refinanced, renewed, replaced, defeased or extended is subordinated in right of payment to the notes, the Refinancing Indebtedness is subordinated to the notes to at least the same extent as the Indebtedness being renewed, replaced, defeased, refunded, refinanced or extended, (2) the Refinancing Indebtedness is scheduled to mature either (a) no earlier than the Indebtedness being renewed, replaced, defeased, refunded, refinanced or extended or (b) after the maturity date of the notes, (3) the portion, if any, of the Refinancing Indebtedness that is scheduled to mature on or prior to the maturity date of the notes has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred that is equal to or greater than the Weighted Average Life to Maturity of the portion of the Indebtedness being renewed, replaced, defeased, refunded, refinanced or extended that is scheduled to mature on or prior to the maturity date of the notes, (4) such Refinancing Indebtedness is in an aggregate principal amount (or, if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of (a) the aggregate principal amount (or, if issued with original issue discount, the aggregate accreted value) of the Indebtedness being renewed, replaced, defeased, refunded, refinanced or extended and the amount of any premium reasonably necessary to accomplish such refinancing, (b) the amount of accrued and unpaid interest, if any, and premiums owed, if any, not in excess of pre-existing prepayment provisions on such Indebtedness being renewed, replaced, defeased, refunded, refinanced or extended and (c) the amount of reasonable fees, expenses and costs related to the incurrence of such Refinancing Indebtedness, and (5) such Refinancing Indebtedness is incurred by the same Person that initially incurred the Indebtedness being renewed, replaced, defeased, refunded, refinanced or extended.

      “Restricted Payment” means any of the following:

(a) the declaration or payment of any dividend or any other distribution or payment on Capital Stock of us or any Restricted Subsidiary or any payment made to the direct or indirect holders (in their capacities as such) of Capital Stock of us or any Restricted Subsidiary (other than (x) dividends or distributions payable solely in Capital Stock (other than Disqualified Capital Stock) of us or any Restricted Subsidiaries or in options, warrants or other rights to purchase such Capital Stock (other than Disqualified Capital Stock), and (y) in the case of Restricted Subsidiaries, dividends or distributions payable to us, a Wholly Owned Subsidiary or a Restricted Subsidiary that is also a Guarantor and pro rata dividends or distributions payable to the other holders of Common Stock of such Restricted Subsidiary) provided, that nothing in this subclause (a) shall be construed to prohibit any transaction, the prohibition of which, by operation of this definition, would violate the “Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries” covenant in the Existing Senior Subordinated Notes Indenture or the indenture governing the Holding Company Notes;

(b) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of us or any of our Restricted Subsidiaries (other than Capital Stock owned by us or a Restricted Subsidiary, excluding Disqualified Capital Stock) or any option, warrants or other rights to purchase such Capital Stock;

(c) the making of any principal payment on, or the purchase, defeasance, repurchase, redemption or other acquisition or retirement for value, prior to any scheduled maturity, scheduled repayment or scheduled sinking fund payment, of any Indebtedness which is subordinated in right of payment to the notes (other than subordinated Indebtedness acquired in anticipation of satisfying a scheduled sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition);

(d) the making of any Investment or guarantee of any Investment in any Person other than a Permitted Investment;

(e) any designation of a Restricted Subsidiary as an Unrestricted Subsidiary on the basis of the Investment by us therein; and

(f) forgiveness of any Indebtedness of an Affiliate of us to us or a Restricted Subsidiary.

      For purposes of determining the amount of any such Restricted Payment, cash distributed or invested shall be valued at the face amount thereof and property other than cash shall be valued at its fair market value.

      “Restricted Subsidiary” means a Subsidiary of ours other than an Unrestricted Subsidiary. Our Board of Directors may designate any Unrestricted Subsidiary or any Person that is to become a Subsidiary as a Restricted Subsidiary if immediately after giving effect to such action (and treating any Acquired Indebtedness as having been incurred at the time of such action), (1) we could have incurred at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to “— Material Covenants — Limitation on Additional Indebtedness” and (2) no default or Event of Default shall have occurred and be continuing.

      “S&P” means Standard & Poor’s Ratings Service, a division of McGraw-Hill Companies, Inc., or any successor to the rating agency business thereof.

      “Sale and Lease-Back Transaction” means any arrangement with any Person providing for the leasing by us or any Restricted Subsidiary of any real or tangible personal property, which property has been or is to be sold or transferred by us or such Restricted Subsidiary to such Person in contemplation of such leasing.

      “Securities Act” means the U.S. Securities Act of 1933, as amended and the rules and regulations of the Commission promulgated thereunder.

      “Significant Subsidiary” means any Restricted Subsidiary which is a “significant subsidiary” as defined in Rule 1-02(w) of Regulation S-X under the Securities Act.

      “Subsidiary” of any specified Person means any corporation, limited liability company, partnership, joint venture, association or other business entity, whether now existing or hereafter organized or acquired, (1) in the case of a corporation, of which more than 50% of the total voting power of the Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, officers or trustees thereof is held by such first-named Person or any of its Subsidiaries; or (2) in the case of a limited liability company, partnership, joint venture, association or other business entity, with respect to which such first-named Person or any of its Subsidiaries has the power to direct or cause the direction of the management and policies of such entity by contract or otherwise or if in accordance with GAAP such entity is consolidated with the first-named Person for financial statement purposes.

      “Taxes” means any present or future tax, duty, levy, impost, assessment or other government charge (including penalties, interest and any other liabilities related thereto) imposed or levied by or on behalf of a Taxing Authority.

      “Taxing Authority” means any government or any political subdivision or territory or possession of any government or any authority or agency therein or thereof having power to tax.

      “Taxing Jurisdiction” means any jurisdiction (or any political subdivision or taxing authority thereof or therein) in which we or a Guarantor, or any of such Person’s successors, is organized or resident for tax purposes or conducts business, or from which or through payment is made.

      “Unrestricted Subsidiary” means (1) any Subsidiary of an Unrestricted Subsidiary and (2) any of our Subsidiaries which is designated (a “Designation”) as of or after the Issue Date as an Unrestricted Subsidiary by a resolution adopted by our Board of Directors; provided that a Subsidiary may be so designated as an Unrestricted Subsidiary after the Issue Date only if (a) such Designation is in compliance with the “Limitation on Restricted Payments” covenant; (b) no Default or Event of Default has occurred and is continuing or results therefrom; and (c) neither we nor any Restricted Subsidiary will at any time

(i) provide a guarantee of, or similar credit support to, any Indebtedness of such Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness),

(ii) be directly or indirectly liable for any Indebtedness of such Subsidiary, or

(iii) be directly or indirectly liable for any other Indebtedness which provides that the holder thereof may (upon notice, lapse of time or both) declare a default thereon (or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity) upon the occurrence of a default with respect to any other Indebtedness that is Indebtedness of such Subsidiary (including any corresponding right to take enforcement action against such Subsidiary), except (A) in the case of clause (i) or (ii) to the extent

(x) that we or such Restricted Subsidiary could otherwise provide such a guarantee or incur such Indebtedness (other than as Permitted Indebtedness) pursuant to “— Material Covenants — Limitation on Additional Indebtedness” above; and

(y) the provision of such guarantee and the incurrence of such Indebtedness otherwise would be permitted under “— Material Covenants — Limitation on Restricted Payments” above; and

(B) in the case of clause (i) or (ii) in respect of guarantees and letters of credit existing on the Existing Senior Subordinated Notes Issue Date extended to Unrestricted Subsidiaries or other third parties and described in the offering memorandum pursuant to which the initial notes were sold in “— Description of Credit Facility and Other Indebtedness — Other Indebtedness.”

      The trustee shall be given prompt notice by us of each resolution adopted by our Board of Directors under this provision, together with a copy of each such resolution adopted.

      “Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding aggregate principal amount of such Indebtedness into (b) the sum of the total of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

      “Wholly Owned Subsidiary” means any Restricted Subsidiary, all of the outstanding voting securities (other than directors’ qualifying shares) of which are owned, directly or indirectly, by us.

Book-Entry, Delivery and Form

      The exchange notes will be represented by one or more notes in registered, global form without interest coupons (collectively, the “Global notes”). The Global notes will be deposited upon issuance with the trustee as custodian for the DTC, New York, New York, and registered in the name of Cede & Co., as nominee of DTC, for credit to an account of a direct or indirect participant in DTC, including the Euroclear System (“Euroclear”) and Clearstream Banking, S.A. (“Clearstream”).

      Except as set forth below, the Global notes may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See “— Exchange of Book-Entry Notes for Certificated Notes.”

      As long as DTC or its nominee is the registered holder of the Global notes, DTC or such nominee, as the case may be, will be considered the sole owner and holder of the notes represented by such Global notes for all purposes under the indenture and the notes. Transfers of beneficial interests in the Global notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Depository Procedures

      The following description of the operations and procedures of DTC are provided solely as a matter of convenience. These operations and procedures are solely within DTC’s control and are subject to its changes. We take no responsibility for these operations and procedures and urge investors to contact DTC or its participants directly to discuss these matters.

      DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between DTC Participants through electronic book-entry changes in accounts of Participants. Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of only through Participants or the Indirect Participants. The ownership interest and transfer of ownership interest of each actual purchaser of each security held by or on behalf of are recorded on the records of Participants and the Indirect Participants.

      DTC has also advised us that pursuant to procedures established by it, (a) upon deposit of the Global notes, DTC will credit the accounts of Participants designated by the initial purchasers with portions of the principal amount of the Global notes and (b) ownership of such interests in the Global notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to Participants) or by Participants and Indirect Participants (with respect to other owners of beneficial interests in the Global notes).

      Except as described below, holders of beneficial interests in the Global notes will not have notes registered in their names, will not receive physical delivery of exchange notes in certificated form and will not be considered the registered owners or holders thereof under the indenture for any purpose.

      DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date, in amounts proportionate to their respective holdings in principal amount of beneficial interests in the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will not be the responsibility of DTC, the trustee or us. Neither we nor the trustee will be liable for any delay by DTC or any of the Participants in identifying the beneficial owners of the notes, and we and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee as the registered owner of the Global notes for all purposes.

      Transfers between Participants in DTC will be effected in accordance with DTC’s procedures and will be settled in same-day funds.

      DTC has advised us that it will take any action permitted to be taken by a holder of exchange notes only at the direction of one or more Participants to whose account with DTC interests in the Global notes are credited and only in respect of such portion of the aggregate principal amount of the exchange notes as to which such Participant or Participants has or have given such direction. However, if any of the events described under “— Exchange of Book Entry Notes for Certificated Notes” occurs, DTC reserves the right to exchange the Global notes for legended notes in certificated form and to distribute such notes to Participants.

      The information in this section concerning DTC and its book-entry systems has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

      Although DTC, has agreed to the foregoing procedures to facilitate transfers of interests in the Global notes among participants in DTC, it is under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. None of us, the initial purchasers or the trustee nor any agents of ours, the initial purchasers or the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants, indirect participants or accountholders of their respective obligations under the rules and procedures governing their operations.

Exchange of Book-Entry Notes for Certificated Notes

      A Global note is exchangeable for definitive exchange notes in registered certificated form if (i) DTC (x) notifies us that it is unwilling or unable to continue as depository for the Global note and we thereupon fail to appoint a successor depository or (y) has ceased to be a clearing agency registered under the Exchange Act, (ii) we, at our option, notify the trustee in writing that we elect to cause the issuance of the exchange notes in certificated form or (iii) there shall have occurred and be continuing a Default or an Event of Default with respect to the exchange notes. In all cases, certificated exchange notes delivered in exchange for any Global note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of DTC (in accordance with its customary procedures).

Registration Rights Agreement

      We and the guarantors entered into a registration rights agreement pursuant to which we agreed, for the benefit of the holders of the notes, that we would, at our cost,

(i) within 90 days after the original issue date of the initial notes, file a registration statement with the SEC with respect to the exchange offer,

(ii) within 135 days after the original issue date of the initial notes, use our reasonable best efforts to cause the exchange offer registration statement to be declared effective under the Securities Act. Upon the exchange offer registration statement being declared effective, we will offer the exchange notes in exchange for surrender of the notes; and

(iii) keep the exchange offer open for not less than 20 business days (or longer if required by applicable law) after the date notice of the exchange offer is mailed to the holders of the initial notes.

      For each initial note surrendered to us pursuant to the exchange offer, the holder of such initial note will receive an exchange note having a principal amount equal to that of the surrendered initial note. The form and terms of the exchange notes will be substantially the same as the form and terms of the surrendered initial notes. The exchange notes will evidence the same indebtedness as, and will replace the initial notes tendered in exchange therefor and will be issued pursuant to, and entitled to the benefits of, the indenture.

      Under existing SEC interpretations, the exchange notes would in general be freely transferable after the exchange offer without further registration under the Securities Act; provided that, in the case of broker-dealers, a prospectus meeting the requirements of the Securities Act is delivered as required. We have agreed to make available, for a period of 180 days after consummation of the exchange offer, a prospectus meeting the requirements of the Securities Act to any broker-dealer for use in connection with any resale of any such exchange notes acquired as described below. A broker-dealer that delivers such a prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act, and will be bound by the provisions of the registration rights agreement (including certain indemnification rights and obligations).

      Each holder of initial notes that wishes to exchange such initial notes for exchange notes in the exchange offer will be required to make certain representations including representations that:

      • any exchange notes to be received by it will be acquired in the ordinary course of its business,

      • it has no arrangement with any person to participate in the distribution of the exchange notes, and

•	it is not an “affiliate,” as defined in Rule 405 of the Securities Act, of ours or of any of the guarantors of the notes, or if it is an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

      If the holder is not a broker-dealer, it will be required to represent that it is not engaged in, and does not intend to engage in, the distribution of the exchange notes. If the holder is a broker-dealer that will receive exchange notes for its own account in exchange for initial notes that were acquired as a result of market-making activities or other trading activities, it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes.

      In the event that applicable interpretations of the staff of the SEC do not permit us to effect such an exchange offer, or if for any other reason the exchange offer is not consummated within 165 days of the original issue date of the initial notes or, under certain circumstances, if the initial purchasers shall so request, we will, at our own expense,

      • as promptly as practicable, file a shelf registration statement covering resales of the initial notes,

•	use our best efforts to cause the shelf registration statement to be declared effective under the Securities Act, and

•	use our best efforts to keep effective the shelf registration statement until the earlier of the disposition of the initial notes covered by the shelf registration statement or two years after the original issue date of the initial notes.

      We and the guarantors of the notes will, in the event of the shelf registration statement, provide to each holder of the initial notes copies of the prospectus which is a part of the shelf registration statement, notify each such holder when the shelf registration statement for the initial notes has become effective and take certain other actions as are required to permit unrestricted resales of the initial notes. A holder of the initial notes that sells such initial notes pursuant to the shelf registration statement generally would be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement which are applicable to such a holder (including certain indemnification rights and obligations).

      If we fail to comply with the above provisions or if any registration statement fails to become effective, then, as liquidated damages, additional interest shall become payable in respect of the notes as follows:

(1) If (a) the exchange offer registration statement or shelf registration statement is not filed within 90 days after the original issue date of the initial notes or (b) notwithstanding that we have consummated or will consummate an exchange offer, we are required to file a shelf registration statement and such shelf registration statement is not filed on or prior to the date required by the registration rights agreement;

(2) If (a) an exchange offer registration statement or shelf registration statement is not declared effective within 135 days after the original issue date of the notes or (b) notwithstanding that we have consummated or will consummate an exchange offer, we are required to file a shelf registration statement and such shelf registration statement is not declared effective by the SEC on or prior to the date required by the registration rights agreement; or

(3) If either (a) we have not exchanged the exchange notes for all initial notes validly tendered in accordance with the terms of the exchange offer on or prior to 165 days after the original issue date of the initial notes or (b) the exchange offer registration statement ceases to be effective at any time prior to the time that the exchange offer is consummated or (c) if applicable, the shelf registration statement ceases to be effective at any time prior to the second anniversary of the original issue date of the initial notes (or such shorter period of time as is permitted under the registration rights agreement) (each such event referred to in clauses (1) through (3) being referred to as a registration default);

the sole remedy available to holders of the notes will be the immediate assessment of additional interest as follows: each per annum interest rate on the notes will increase at a rate of 0.50% per annum, and each per annum interest rate will increase by an additional 0.25% per annum for each subsequent 90-day period during which the registration default remains uncured, up to a maximum additional interest rate of 2.00% per annum in excess of the interest rates on the cover of this prospectus. All additional interest will be payable to holders of the notes in cash on each interest payment date, commencing with the first such date occurring after any such additional interest commences to accrue, until such registration default is cured. After the date on which such registration default is cured, the interest rates on the notes will revert to the interest rates originally borne by the notes.

      The summary herein of certain provisions of the registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement, a copy of which has been filed as an exhibit to the registration statement of which this prospectus forms a part.

MATERIAL INCOME TAX CONSEQUENCES

United States Federal Income Tax Consequences

      The following is a general discussion of the principal U.S. federal income tax consequences of the purchase, ownership and disposition of the notes to initial holders of the exchange notes that are U.S. Holders (as defined below) and that purchased initial notes at the initial offering price. This discussion is based on currently existing provisions of the Code, existing, temporary and proposed Treasury Regulations, and administrative and judicial interpretations of the Code and the Treasury Regulations, all as in effect or proposed on the date of this prospectus and all of which are subject to change, possibly with retroactive effect, or different interpretations. When we say the Code and the Treasury Regulations, we mean the U.S. Internal Revenue Code of 1986, as amended, and the regulations promulgated under the Code, respectively. This discussion does not address the tax consequences to subsequent purchasers of notes and is limited to holders who hold the notes as capital assets, within the meaning of Section 1221 of the Code. This discussion is for general information only and does not address all of the tax consequences that may be relevant to you in light of your special circumstances, such as if you are a financial institution, insurance company, tax-exempt entity, partnership or other passthrough entity, dealer in securities or a person who has hedged the risk of owning a note.

      YOU ARE URGED TO CONSULT WITH YOUR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE APPLICABILITY OF ANY U.S. FEDERAL TAX LAWS OR ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND ANY CHANGES (OR PROPOSED CHANGES) IN APPLICABLE TAX LAWS OR INTERPRETATIONS OF THOSE TAX LAWS.

U.S. Federal Income Taxation of U.S. Holders

      In this prospectus, when we say “U.S. Holder” we mean a holder of a note that is, for U.S. federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation or other entity taxable as a corporation created or organized in the United States or under the laws of the United States or of any state of the United States (or the District of Columbia), (iii) an estate the income of which is includable in gross income for U.S. federal income tax purposes regardless of its source, or (iv) a trust if a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. fiduciaries has authority to control all substantial decisions of the trust or certain trusts that have elected to be treated as U.S. persons.

Interest

      Interest paid on a note, including any Additional Amounts paid as a result of the imposition of any non-U.S. withholding taxes (see “Description of the Notes — Additional Amounts”), will be taxable to a U.S. Holder as ordinary interest income, generally at the time it is received or accrued, in accordance with such holder’s regular method of accounting for U.S. federal income tax purposes.

Sale or Other Taxable Disposition

      Upon the sale, redemption, retirement at maturity or other taxable disposition of a note, a U.S. Holder generally will recognize gain or loss equal to the difference between the sum of cash plus the fair market value of all other property received on such disposition (except to the extent such cash or property is attributable to accrued but unpaid interest that has not previously been included in the holder’s income, which amounts will be taxable as ordinary income) and such U.S. Holder’s tax basis in the note.

      Gain or loss, gain or loss recognized on the disposition of a note generally will be capital gain or loss and will be long-term capital gain or loss if, at the time of such disposition, the note had been held for more than one year. In the case of a U.S. Holder who is an individual, a maximum capital gains rate of 15% currently will apply if the note will have been held for more than one year.

Foreign Tax Credit Consequences

      Interest (including any Additional Amounts) will constitute income from sources outside the United States for U.S. foreign tax credit purposes. Under current law, payments of interest on the notes will not be subject to Canadian withholding tax. If, however, the cash interest payments on the notes become subject to Canadian withholding taxes, U.S. Holders will be treated as having actually received the amount of such taxes withheld and as having paid such amount to the Canadian taxing authorities. As a result, the amount of interest income included in gross income by a U.S. Holder will generally be greater than the amount of cash actually received by the U.S. Holder from us with respect to such interest income. A U.S. Holder may be able, subject to generally applicable limitations, to claim a foreign tax credit or take a deduction for Canadian withholding taxes imposed on interest payments (including Additional Amounts). Interest income (including Additional Amounts) generally will constitute “passive income” or “financial services income” for foreign tax credit purposes. If, however, Canadian withholding tax is imposed at a rate of 5% or more, that income will constitute “high withholding tax interest.” Except in the case of certain U.S. Holders that are not U.S. residents (as defined in Section 865 of the Code), gain or loss on the sale, redemption, retirement at maturity or other taxable disposition of a note will generally constitute U.S. source income or loss for U.S. foreign tax credit purposes.

Exchange Offer

      A U.S. Holder will not recognize taxable gain or loss for U.S. Federal income tax purposes on the exchange of initial notes for exchange notes pursuant to the exchange offer, and a U.S. Holder’s tax basis and holding period for such registered notes will be the same as for the notes immediately before the exchange.

Backup Withholding and Information Reporting

      Backup withholding and information reporting requirements may apply to certain payments of principal, premium, if any, and interest on a note and to proceeds of the sale or other disposition of a note before maturity. We, or our agents or a broker, as the case may be, will be required to withhold from any payment that is subject to backup withholding a tax (currently at a rate of 28%, subject to future adjustment) of such payment if a U.S. Holder fails to furnish its taxpayer identification number (social security or employer identification number), certify that such number is correct, certify that such U.S. Holder is not subject to backup withholding or otherwise comply with the applicable requirements of the backup withholding rules. Certain U.S. Holders, including all corporations, are not subject to backup withholding and information reporting requirements. Any amounts withheld under the backup withholding rules from a payment to a U.S. Holder will be allowed as a credit against such U.S. Holder’s U.S. federal income tax and may entitle the U.S. Holder to a refund, provided that the required information is furnished to the U.S. Internal Revenue Service.

Canadian Federal Income Tax Consequences

      The following summarizes the principal Canadian federal income tax consequences as of the date of this prospectus under the Canadian Tax Act, the Regulations and the administrative practice of the CCRA of a replacement of an initial note with an exchange note by a holder (other than an initial purchaser). When we say the Canadian Tax Act, the Regulations and the CCRA, we mean the Income Tax Act (Canada), as amended, the regulations adopted under the Canadian Tax Act and the Canada Customs and Revenue Agency, respectively. This summary is based upon the provisions of the Canadian Tax Act and the Regulations in force on the date hereof, proposed amendments to the Canadian Tax Act and the Regulations publicly announced prior to the date of this prospectus by the federal Minister of Finance and the current published administrative practices and assessing policies of the CCRA. This summary does not otherwise take into account or anticipate any other changes in law or administrative practice, whether by legislative, governmental or judicial action, nor does it take into account provincial or foreign income tax consequences. This summary of Canadian federal income tax consequences is of a general nature only and is not, and should not be construed to be, advice to you. You should consult your tax advisors for advice regarding the income tax consequences applicable to you.

      The exchange of an initial note for an exchange note will not be a taxable event for purposes of the Canadian Tax Act.

PLAN OF DISTRIBUTION

      There has previously been only a limited secondary market and no public market for the initial notes. We do not intend to apply for the listing of the notes on a national securities exchange or for their quotation through The Nasdaq Stock Market. The initial notes are eligible for trading in The PortalSM Market, an electronic screen-based system which permits the trading of eligible privately placed securities by certain qualified institutional investors which is regulated by the National Association of Securities Dealers, Inc. We have been advised by the initial purchasers that, following consummation of the exchange offer, the initial purchasers intend to make a market in the exchange notes; however, any market making may be discontinued at any time without notice. If an active public market does not develop, the market price and liquidity of the exchange notes may be adversely affected.

      If a trading market develops for the initial notes or the exchange notes, future trading prices of such securities will depend on many factors, including, among other things, prevailing interest rates, our results of operations and the market for similar securities. Depending on such factors, such securities may trade at a discount from their offering price.

      With respect to resale of exchange notes, based on an interpretation by the staff of the SEC set forth in no-action letters issued to third parties, we believe that a holder (other than a person that is an affiliate of ours within the meaning of Rule 405 under the Securities Act or “broker” or “dealer” registered under the Exchange Act) who exchanges initial notes for exchange notes in the ordinary course of business and who is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of the exchange notes, will be allowed to resell the exchange notes to the public without further registration under the Securities Act and without delivering to the purchasers of the exchange notes a prospectus that satisfies the requirements of Section 10 thereof. However, if any holder acquires exchange notes in the exchange offer for the purpose of distributing or participating in a distribution of the exchange notes, such holder cannot rely on the position of the staff of the SEC enunciated in Exxon Capital Holdings Corporation (available May 13, 1988) or similar no-action or interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction, and such secondary resale transaction must be covered by an effective registration statement containing the selling security holder information required by Item 507 of Regulation S-K if the resales are of exchange notes obtained by such holder in exchange for initial notes acquired by such holder directly from us or an affiliate of ours, unless an exemption from registration is otherwise available.

      As contemplated by the above no-action letters and the registration rights agreement, each holder accepting the exchange offer is required to represent to us in the letter of transmittal that:

•	any exchange notes to be received by it will be acquired in the ordinary course of its business;

•	it has no arrangement or understanding with any person to participate in the distribution of the exchange notes; and

•	it is not an “affiliate,” as defined in Rule 405 of the Securities Act, of ours or of any of the guarantors of the notes, or if it is an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

      The exchange offer does not qualify the exchange notes for resale in Canada. Any distribution in Canada of exchange notes will be effected solely to holders of the notes who are eligible to acquire such exchange notes pursuant to exemptions from the requirement under applicable Canadian securities legislation that we prepare and file a prospectus with the relevant Canadian securities regulatory authorities and, as a condition to the sale of their notes pursuant to the exchange offer, holders of the notes in Canada must make representations to us confirming that they are entitled under applicable Canadian provincial securities laws to acquire the exchange notes without the benefit of a prospectus qualified under such laws.

      If the holder is not a broker-dealer, it will be required to represent that it is not engaged in, and does not intend to engage in, the distribution of the exchange notes. If the holder is a broker-dealer that will receive exchange notes for its own account in exchange for initial notes that were acquired as a result of market-making activities or other trading activities, it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes.

      Any broker or dealer registered under the Exchange Act who holds initial notes that were acquired for its own account as a result of market-making activities or other trading activities (other than initial notes acquired directly from us) may exchange such initial notes for exchange notes pursuant to the exchange offer; however, such broker-dealer may be deemed an underwriter within the meaning of the Securities Act and, therefore, must deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of the exchange notes received by it in the exchange offer, which prospectus delivery requirement may be satisfied by the delivery by such broker-dealer of this prospectus. We have agreed to make available, for a period of 180 days after consummation of the exchange offer, a prospectus meeting the requirements of the Securities Act to any broker-dealer for use in connection with any resale of such exchange notes acquired as described below.

      A broker-dealer that delivers such a prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act, and will be bound by the provisions of the registration rights agreement (including certain indemnification rights and obligations).

      The information described above concerning interpretations of, and positions taken by, the SEC is not intended to constitute legal advice, and broker-dealers should consult their own legal advisors with respect to these matters.

      We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to a purchaser or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes.

      We have agreed to pay all expenses incident to the exchange offer. See “The Exchange Offer — Fees and Expenses.”

LEGAL MATTERS

      Certain legal matters will be passed upon for us by Kaye Scholer LLP, New York, New York (concerning matters of U.S. law), and Osler, Hoskin & Harcourt LLP, Toronto, Ontario (concerning matters of Canadian law). Partners of Kaye Scholer LLP and of Osler, Hoskin & Harcourt LLP own less than 1% of the outstanding subordinate voting shares and non-voting shares of CanWest.

INDEPENDENT PUBLIC ACCOUNTANTS

      Our audited consolidated financial statements as of August 31, 2002 and 2001 and for each of the three years in the period ended August 31, 2002 included in this prospectus have been audited by PricewaterhouseCoopers LLP, independent accountants, Winnipeg, Canada, as stated in their report appearing herein.

      We have also included in this prospectus the audited consolidated financial statements of the Ten Group Pty Limited as of August 31, 2002 and 2001 and for the each of the three years in the period ended August 31, 2002, which have been audited by PricewaterhouseCoopers, independent accountants, Sydney, Australia, as stated in their report appearing herein.

WHERE YOU CAN FIND MORE INFORMATION

      We have filed a registration statement on Form F-4 with the SEC with respect to the exchange notes offered under this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information in the registration statement or the exhibits and schedules that are part of the registration statement. For further information regarding us and the exchange notes we are offering, you should review the registration statement and the exhibits filed as a part of the registration statement. The exhibits to the registration statement should be referenced for the complete contents of those contracts and documents. The registration statement, including the exhibits, and the annual and current reports and other information we file with the SEC, may be inspected without charge at the public reference facilities maintained by the SEC in Room 1024, 450 Fifth Street, N.W. Washington, D.C. 20549. Copies of all or any part of the registration statement may be obtained from this office after payment of fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The registration statement is also available to you on the SEC’s website at www.sec.gov.

      We are a foreign private issuer as defined in Rule 405 of the Securities Act. As a foreign private issuer, we are exempt from the rules and regulations under the Securities Exchange Act of 1934, as amended, prescribing certain disclosure and procedural requirements for proxy solicitations and, with respect to the purchases and sales of our securities, our officers, directors and principal shareholders are exempt from the reporting and “short swing” profit recovery provisions contained in Section 16 of the Exchange Act and the rules and regulations thereunder. We have agreed to furnish to holders of notes upon request the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act. We have also agreed that, for so long as any notes remain outstanding, if (1) CanWest is required to file periodic reports with the SEC under the Exchange Act and is in compliance with such requirements and (2) we are required to make publicly available periodic reports at least quarterly and annually under applicable Canadian law and we file such reports on the SEDAR® system or any successor system, then we will furnish to the holders of notes within the time periods specified in the applicable rules and regulations, all such periodic reports so required to be made publicly available. If either we or CanWest do not file the above noted periodic reports, we will furnish to the holders of notes within the time periods specified in the SEC’s rules and regulations all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 20-F, 40-F and 6-K, if we were required to file such forms, and we will file a copy of all such information and reports with the SEC for public availability within the time periods specified in the SEC’s rules and regulations (unless the SEC will not accept such a filing that does not contain all the information required by the SEC’s rules and regulations) and make such information available to prospective investors upon request. All of the reports required as described in this paragraph will include a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by our chartered accountants. CanWest’s Exchange Act file number is 1-14148. Our Exchange Act file number is 333-13878.

CANWEST MEDIA INC.

CONSOLIDATED FINANCIAL STATEMENTS

For the 3 and 6 Months Ended February 28, 2003 and 2002

(Unaudited)

(expressed in Canadian dollars)

Revised

CANWEST MEDIA INC.

CONSOLIDATED BALANCE SHEETS

	As at

	February 28,	August 31,
	2003	2002

	(In thousand	s of
	(Unaudited)an dol	lars)

	Revised	Revised
ASSETS
Current assets
Cash	60,069	49,778
Accounts receivable	416,128	382,337
Income taxes recoverable	2,003	34,623
Inventory	15,290	19,836
Broadcast rights	112,763	98,096
Future income taxes	30,882	30,013
Other	8,314	13,231

	645,449	627,914
Investment in Network TEN	14,527	4,494
Other investments	164,141	159,181
Broadcast rights	39,601	23,172
Due from parent and affiliated companies	513,759	466,457
Property, plant and equipment	631,977	660,700
Other assets	79,195	95,294
Intangibles	1,109,017	1,096,458
Goodwill	2,451,993	2,600,244

	5,649,659	5,733,914

LIABILITIES
Current liabilities
Accounts payable	181,682	158,252
Accrued liabilities	139,112	213,070
Broadcast rights accounts payable	57,404	35,294
Deferred revenue	30,634	30,522
Current portion of long term debt	124,308	150,865

	533,140	588,003
Long term debt	2,155,158	2,379,459
Other accrued liabilities	111,254	86,217
Future income taxes	424,392	421,005

	3,223,944	3,474,684

SHAREHOLDER’S EQUITY
Equity instruments	1,417,667	1,371,442
Contributed surplus	132,953	132,953
Retained earnings	891,141	803,493
Cumulative foreign currency translation adjustments	(16,046)	(48,658)

	2,425,715	2,259,230

	5,649,659	5,733,914

The notes constitute an integral part of the consolidated financial statements.

CANWEST MEDIA INC.

CONSOLIDATED STATEMENTS OF EARNINGS

	For the Three Months Ended		For the Six Months Ended

	February 28,	February 28,	February 28,	February 28,
	2003	2002	2003	2002

	(In thousands of Canadian dollars)

	(Unaudited)
Revenue	497,131	489,552	1,084,540	1,076,749
Operating expenses	264,969	260,878	526,184	549,357
Selling, general and administrative expenses	135,244	138,436	286,550	270,153

	96,918	90,238	271,806	257,239
Amortization of intangibles	4,375	4,375	8,750	8,750
Amortization of property, plant and equipment	18,155	17,949	37,092	35,635
Other amortization	2,470	2,334	3,852	3,171

Operating Income	71,918	65,580	222,112	209,683
Financing expenses	(63,759)	(63,033)	(127,135)	(139,711)
Dividend income	—	—	1,533	1,358

	8,159	2,547	96,510	71,330
Investments gains	22,108	—	22,108	63,020
Interest rate swap loss	(8,867)	—	(8,867)	—

	21,400	2,547	109,751	134,350
Provision for income taxes	(549)	3,353	27,965	32,767

Earnings (loss) before the following	21,949	(806)	81,786	101,583
Minority interests	—	1,685	—	3,760
Interest in earnings (loss) of Network TEN	10,884	(5,243)	36,661	14,199
Interest in loss of other equity accounted affiliates	(449)	(437)	(779)	(437)
Realized currency translation adjustments	(900)	—	(900)	(1,000)

Net earnings (loss) for the period	31,484	(4,801)	116,768	118,105

The notes constitute an integral part of the consolidated financial statements.

CANWEST MEDIA INC.

CONSOLIDATED STATEMENTS OF RETAINED EARNINGS

	For the Three Months Ended		For the Six Months Ended

	February 28,	February 28,	February 28,	February 28,
	2003	2002	2003	2002

	(In thousands of Canadian dollars)

	(Unaudited)
	Revised	Revised	Revised	Revised
Retained earnings — beginning of period, as revised	874,706	873,129	803,493	808,000
Adjustment for adoption of new accounting pronouncements	—	—	—	(45,269)

Retained earnings — beginning of period, as adjusted	874,706	873,129	803,493	762,731
Net earnings (loss) for the period	31,484	(4,801)	116,768	118,105
Interest on junior subordinated floating rate debentures net of tax of $7,934 and $17,102 for the 3 and 6 months respectively (2002 — $8,824 and $19,555 for the 3 and 6 months respectively)	(15,049)	(14,159)	(29,120)	(26,667)

Retained earnings — end of period	891,141	854,169	891,141	854,169

The notes constitute an integral part of the consolidated financial statements.

CANWEST MEDIA INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Three Months Ended		For the Six Months Ended

	February 28,	February 28,	February 28,	February 28,
	2003	2002	2003	2002

	(In thousands of Canadian dollars)
	(Unaudited)
CASH GENERATED (UTILIZED) BY:
Operating activities
Net earnings (loss) for the period	31,484	(4,801)	116,768	118,105
Items not affecting cash
Amortization	27,370	27,064	54,507	52,386
Future income taxes	(2,495)	3,103	216	7,438
Interest in (earnings) loss of Network TEN	(10,884)	5,243	(36,661)	(14,199)
Interest in loss of other equity accounted affiliates	449	437	779	437
Minority interests	—	(1,685)	—	(3,760)
Interest rate swap loss	8,867	—	8,867	—
Realized currency translation adjustments	900	—	900	1,000
Investment gains	(22,108)	—	(22,108)	(63,020)
Distributions from Network TEN	30,212	60,984	30,212	60,984

	63,795	90,345	153,480	159,371
Changes in non-cash operating accounts	117,016	51,257	(22,314)	(73,875)

	180,811	141,602	131,166	85,496

Investing activities
Other investments	(3,913)	—	(4,473)	—
Proceeds from sale of other investments	—	—	—	87,000
Proceeds from divestitures	193,500	—	193,500	133,039
Purchase of property, plant and equipment	(6,794)	(14,516)	(11,742)	(28,449)
Net advances to parent and affiliated companies	(58,062)	(4,902)	(47,302)	(44,164)

	124,731	(19,418)	129,983	147,426

Financing activities
Repayment of long term debt	(237,115)	(34,152)	(250,858)	(151,080)
Net change in bank loans and advances	(27,858)	(32,987)	—	(28,999)

	(264,973)	(67,139)	(250,858)	(180,079)

Net change in cash	40,569	55,045	10,291	52,843
Cash — beginning of period	19,500	9,230	49,778	11,432

Cash — end of period	60,669	64,275	60,069	64,275

The notes constitute an integral part of the consolidated financial statements.

CANWEST MEDIA INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the 3 and 6 Months Ended February 28, 2003 and 2002
(Unaudited)

1.     Significant Accounting Policies

a) General

      The Company is an international media company with interests in broadcast television, publishing, radio, specialty cable channels, out-of-home advertising, and internet websites in Canada, Australia, New Zealand, Ireland and Northern Ireland. The Company’s operating segments include television and radio broadcasting and publishing and online operations. In Canada, the Television Broadcasting Segment includes the operation of the Global Television Network, Global Prime, and various other conventional and specialty channels. The Canadian Publishing and Online segment includes the publication of a number of newspapers including metropolitan daily newspapers, community newspapers and the National Post as well as operation of the canada.com web portal, and other web based operations. The New Zealand Television Broadcasting segment includes the operations of the TV3 and TV4 Television Networks. The New Zealand Radio Broadcasting segment includes the More FM and RadioWorks radio networks. The Irish Television Broadcasting segment includes the Company’s 45% interest in the Republic of Ireland’s TV3 Television Network. The Corporate and Other segment includes the Company’s 57.2% economic interest (57.5% to February 27, 2003) in the TEN Group Pty Limited which owns and operates Australia’s TEN Television Network (“Network TEN”) and various portfolio investments in media operations, including a 29.9% equity interest in Northern Ireland’s Ulster Television plc (“UTV”).

      The Company’s broadcast customer base is comprised primarily of large advertising companies who place advertisements with the Company on behalf of their customers. Publishing revenues, which include advertising, circulation and subscriptions are derived from a variety of sources. The Company’s advertising revenues are seasonal. Revenues and accounts receivable are highest in the first and third quarters while expenses are relatively constant throughout the year.

b) Basis of Presentation

      The consolidated financial statements are prepared in accordance with accounting principles generally accepted in Canada for interim financial statements and reflect all adjustments which are, in the opinion of management, necessary for fair statement of the results of the interim periods presented. However, these interim financial statements do not include all the information and disclosures required for annual financial statements. The accounting policies used in the preparation of these interim financial statements are the same as those used in the most recent annual financial statements. These interim statements should be read in conjunction with the most recent annual financial statements of the Company. All amounts are expressed in thousands of Canadian dollars unless otherwise noted.

c) Revision of 2003 and prior period’s information

      The Company’s 2003 and 2002 retained earnings, equity instruments, and income taxes recoverable have been revised to reflect certain adjustments to previously reported amounts. The Company has determined that interest on the junior subordinated notes was overstated in each of 2003, 2002 and 2001. These adjustments resulted in a decrease to junior subordinated notes in the amounts of $25.7 million for the six months ended February 28, 2003, and $14.7 million and $2.3 million in fiscal 2002 and 2001 respectively; an increase to retained earnings in the amounts of $15.9 million and $4.3 million for the six months ended February 28, 2003 and 2002 respectively, and $9.0 million and $1.4 million in fiscal 2002 and 2001 respectively; and a decrease in income taxes recoverable in the amounts of $9.8 million for the six months ended February 28, 2003, and $5.7 million and $0.9 million in fiscal 2002 and 2001 respectively.

CANWEST MEDIA INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2.     Acquisitions and Divestitures

      a) On February 14, 2003 the Company sold its interest in community newspapers and related assets in Southern Ontario for cash proceeds of $193.5 million. The accounting gain on this sale was $20.7 million; assets and liabilities disposed amounted to $179.6 million (including goodwill of $157.0 million) and $6.8 million, respectively.

      b) On August 8, 2002, the Company sold its interest in community newspapers and related assets in Atlantic Canada and Saskatchewan for cash proceeds of $257.0 million. The accounting gain was $48.9 million; assets and liabilities disposed amounted to $227.3 million and $19.2 million, respectively.

      c) Effective March 31, 2002, the Company acquired the remaining 50% interest in The National Post not already owned. In September 2001, the Company assumed control of The National Post and, accordingly, changed its method of accounting for The National Post to a consolidation basis from an equity basis.

      d) On October 31, 2001, the Company completed the sale of CKVU Sub Inc. and received proceeds of $133.0 million.

      e) On September 12, 2001, the Company completed the sale of CF Television Inc. and received proceeds of $87.0 million.

3.     Investment in Network TEN

      During the three months ended February 28, 2003 Network TEN issued 5.3 million shares for proceeds of $9.6 million as a result of the exercise of management stock options. This effectively diluted the Company’s economic interest in Network TEN to 57.2% from 57.5% and resulted in an investment gain of $1.4 million.

      The Company owns approximately 14.8% (15% to February 27, 2003) of the issued ordinary shares and all of the convertible debentures and subordinated debentures of Network TEN, an Australian television broadcast network. The subordinated debentures have an aggregate principal amount of A$45.5 million and pay interest based on distributions to holders of ordinary shares. The convertible debentures have an aggregate principal amount of A$45,500 and pay a market linked rate of interest. The combination of ordinary shares and subordinated debentures yield distributions equivalent to approximately 57.2% (57.5% to February 27, 2003) of all distributions paid by Network TEN. The convertible debentures are convertible, upon payment of an aggregate of A$45.5 million, into a number of ordinary shares which would represent 49.7% (50% to February 27, 2003) of the issued and outstanding shares of Network TEN at the time of conversion.

      As a result of its contractual right to representation on Network TEN’s board of directors and other factors, the Company accounts for its interest in Network TEN on the equity basis. The Company has appointed three of the thirteen members of the board of directors of Network TEN.

      The following selected consolidated financial information of Network TEN has been prepared in accordance with accounting principles generally accepted in Canada. The accounts have been translated to Canadian dollars using the current rate method.

CANWEST MEDIA INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Summary Consolidated Balance Sheets

	As at

	February 28,	August 31,
	2003	2002

Assets
Current assets	247,289	285,303
Other assets	2,141	4,825
Property, plant and equipment	83,034	71,875
Long term investments	7,348	2,188
Intangibles	259,461	246,305
Goodwill	52,606	49,304

	651,879	659,800

Liabilities and Shareholder’s Equity
Current liabilities	168,858	191,736
Long term liabilities	430,491	442,975
Subordinated debentures issued to the Company	40,154	40,154
Share capital	49,766	40,146
Deficit	(37,760)	(52,232)
Cumulative foreign currency translation adjustment	370	(2,979)

	651,879	659,800

Other Consolidated Financial Data

	For the Six Months
	Ended February 28,

	2003	2002

Cash flow from operations(1)	85,700	80,800

Distributions paid	52,500	111,900

Capital expenditures	15,000	13,000

(1)	Cash flow from operations before changes in non-cash operating accounts.

CANWEST MEDIA INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Summary Consolidated Statements of Earnings

	For the Six Months
	Ended February 28,

	2003	2002

Revenue	310,268	256,988
Operating expenses	210,735	177,202

	99,533	79,786
Amortization of property, plant, equipment and other	7,488	6,760

Operating income	92,045	73,026
Financing expenses	(42,301)	(12,298)

	49,744	60,728
Provision for income taxes	13,785	18,601

Earnings before the following	35,959	42,127
Goodwill impairment loss	—	(20,905)
Minority interests	—	2,101

Net earnings for the period	35,959	23,323
Interest in respect of subordinated debentures held by the Company	32,091	2,455

Earnings for the period before interest in respect of subordinated debentures	68,050	25,778

Summary Statements of Retained Earnings

	For the Six Months
	Ended February 28,

	2003	2002

Retained earnings (deficit) — beginning of year	(52,232)	94,142
Earnings for the period before interest in respect of subordinated debentures	68,050	25,778
Distributions paid	(53,578)	(123,984)

Deficit — end of period	(37,760)	(4,064)

      The Company’s economic interest in Network TEN’s earnings for the six months ended February 28, 2003 is $36.7 million (2002 — $14.2 million).

4.     Contingency

      On March 5, 2001, a statement of claim was filed against CanWest, the Company and certain of the Company’s subsidiaries by CanWest Broadcasting Limited’s (“CBL’s”) former minority interests requesting, among other things, that their interests in CBL be purchased without minority discount. In addition, the claim alleges the Company wrongfully terminated certain agreements and acted in an oppressive and prejudicial manner towards the plaintiffs. The lawsuit seeks damages in excess of $345 million. The Company believes the allegations are substantially without merit and not likely to have a material adverse effect on its business, financial condition or results of operation. The Company intends to vigorously defend this lawsuit.

CANWEST MEDIA INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

5.     Subsequent Events

      In April 2003, the Company issued US$200.0 million in 7.625% senior unsecured notes due April 15, 2013. The proceeds were used to finance the repayment of $275.0 million of obligations under the 12.125% junior subordinated notes issued by the Company’s parent.

      In May 2003, the Company undertook restructuring activities totaling $14.1 million in its Canadian Media operations and charged this to earnings.

      In July 2003, the Company sold certain other investments with a book value of $53.5 million for proceeds of $44.1 million.

6.     Segmented Information

      The Company operates primarily within the publishing and online and broadcasting industries in Canada, New Zealand, Ireland and Australia.

      Each segment reported below operates as a strategic business unit with separate management. Segment performance is measured primarily on the basis of operating profit. There are no significant inter-segment transactions. Segmented information in thousands of Canadian dollars is as follows:

	For the Three Months		For the Six Months
	Ended February 28		Ended February 28

	2003	2002	2003	2002

	$000	$000	$000	$000
REVENUE
Television
Canada	171,320	155,443	385,826	356,211
New Zealand — TV3 and TV4	19,242	13,124	45,453	31,487
Ireland — TV3	7,863	6,402	17,964	14,934

	198,425	174,969	449,243	402,632
Radio — New Zealand	19,165	15,037	37,010	30,341
Publications and online — Canada	279,541	299,546	599,437	644,010
Inter-segment revenue	—	—	(1,150)	(234)

TOTAL REVENUE	497,131	489,552	1,084,540	1,076,749

OPERATING PROFIT
Television
Canada	42,492	31,904	123,889	107,387
New Zealand — TV3 and TV4	(270)	(3,120)	6,973	(2,402)
Ireland — TV3	1,928	1,413	5,915	4,713

	44,150	30,197	136,777	109,698
Radio — New Zealand	5,393	4,116	10,747	8,386
Publications and online — Canada	52,959	62,442	134,753	150,145

Segment operating profit	102,502	96,755	282,277	268,229
Corporate and other	(5,584)	(6,517)	(10,471)	(10,990)

Operating profit before amortization (EBITDA)	96,918	90,238	271,806	257,239

CANWEST MEDIA INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The following is a reconciliation of operating income (EBIT) to operating income before amortization (EBITDA) in thousands of Canadian dollars:

	Publishing
	and online
	Canada	Canada

						Corporate
						and
		Broadcasting
						other	Total

					Ireland
			New Zealand
					TV

			TV	Radio
For the three months ended February 28, 2003
Operating income (loss) (EBIT)	38,281	35,999	(1,010)	4,821	1,395	(7,568)	71,918
Amortization	14,678	6,493	740	572	533	1,984	25,000

Operating profit (loss) before amortization (EBITDA)	52,959	42,492	(270)	5,393	1,928	(5,584)	96,918

For the three months ended February 28, 2002
Operating income (loss) (EBIT)	46,120	25,017	(3,784)	3,637	955	(6,365)	65,580
Amortization	16,322	6,887	664	479	458	(152)	24,658

Operating profit (loss) before amortization (EBITDA)	62,442	31,904	(3,120)	4,116	1,413	(6,517)	90,238

For the six months ended February 28, 2003
Operating income (loss) (EBIT)	105,275	110,616	5,486	9,641	4,869	(13,775)	222,112
Amortization	29,478	13,273	1,487	1,106	1,046	3,304	49,694

Operating income (loss) before amortization (EBITDA)	134,753	123,889	6,973	10,747	5,915	(10,471)	271,806

For the six months ended February 28, 2002
Operating income (loss) (EBIT)	118,415	94,868	(3,627)	7,431	3,779	(11,183)	209,683
Amortization	31,730	12,519	1,225	955	934	193	47,556

Operating income (loss) before amortization (EBITDA)	150,145	107,387	(2,402)	8,386	4,713	(10,990)	257,239

7.	U.S. GAAP Reconciliation

      These interim financial statements have been prepared in accordance with Canadian generally accepted accounting principles (“GAAP”). In certain circumstances GAAP as applied in the United States (“U.S.”) differs from Canadian GAAP. The principal differences affecting the Company are disclosed in the last annual financial statements.

Revision of 2003 and Prior Period’s Information

      The Company’s 2001 and subsequent periods net income has been revised to reflect certain adjustments to previously reported net income in accordance with US GAAP for the accounting for derivative financial instruments. The Company has determined, notwithstanding their designation as hedges and achievement of their intended economic purpose, its cross currency interest rate and interest rate swaps did not meet all the criteria for hedge accounting under FAS 133. As a result, the unrealized gains

CANWEST MEDIA INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

and losses on derivative financial instruments are included in net income as they arise whereas previously, these amounts were included in other comprehensive income. These adjustments resulted in increasing net income for the six months ended February 28, 2003 by $22.8 million (net of income taxes of ($3.7 million)) and decreasing net income for the six months ended February 28, 2002 by $7.3 million (net of income taxes of ($2.5 million)). The effect on shareholders equity resulting from this adjustment as at February 28, 2003 was an increase of $41.0 million (net of income taxes of $9.8 million) and as at August 31, 2002 an increase of $4.8 million (net of income taxes of $9.4 million). In addition, the Company determined as explained in Note 1 (c) that interest on the junior subordinated notes was incorrectly computed. This adjustment resulted in increasing net income for the six months ended February 28, 2003 by $6.9 million (net of income taxes of $4.0 million) and for the six months ended February 28, 2002 by $2.9 million (net of income taxes of $1.8 million). The effect on shareholders equity resulting from this adjustment as at February 28, 2003 was an increase of $15.9 million (net of income taxes of $9.8 million) and as at August 31, 2002 was in increase of $9.0 million (net of income taxes of $5.7 million).

	For the Six Months
	Ended February 28,

	2003	2002

	$000	$000
	Revised	Revised
Net earnings in accordance with Canadian GAAP	116,768	118,105
Pre-operating costs, net of tax of ($860) (2002 – $2,176)	1,957	(2,039)
Realization of cumulative translation adjustments, net of tax of nil	900	1,000
Integration costs related to CanWest Publications, net of tax of $109	(193)	—
Programming costs imposed by regulatory requirement, net of tax of $1,155 (2002 – $1,198)	(1,530)	(1,587)
Reclassification of interest on junior subordinated notes from equity, net of tax of $17,102 (2002 – $19,555)	(29,120)	(26,667)
Equity accounted affiliates in trust, net of tax of nil	—	3,375
Unrealized gain (loss) on interest rate and cross currency interest rate swaps net of tax of ($3,743) (2002 – ($2,477))	22,841	(7,336)

Net earnings in accordance with U.S. GAAP before cumulative effect of adoption of new accounting policies	111,623	84,851
Cumulative effect of adoption of new accounting policies, net of tax of $2,500	—	(45,269)

Net earnings in accordance with U.S. GAAP	111,623	39,582

     Statements of Comprehensive Income (Loss)

     Comprehensive Income (Loss) — Current Periods

	For the Six Months
	Ended February 28

	2003	2002

	$000	$000
	Revised	Revised
Net earnings in accordance with U.S. GAAP	111,623	39,582

Other comprehensive income (loss), net of tax:
Foreign currency translation gain	31,716	7,289

Reclassification of transition adjustment related to interest rate swaps, net of tax of $35 (2002 — $35)	57	57
Unrealized gains (losses) on securities available for sale, net of tax of nil	(58,710)	12,346

Comprehensive income	84,686	59,274

CANWEST MEDIA INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

     Other Comprehensive Income (Loss) — Accumulated Balances

		Unrealized
	Foreign	Gains	Transition
	Currency	(Losses) on	Adjustment
	Translation	Securities	on Swaps	Total

			$000	$000
	$000	$000	Revised	Revised
Balance — August 31, 2000	(85,783)	32,307	(2,577)	(56,053)
Change during 2001	6,059	(74,165)	114	(67,992)

Balance — August 31, 2001	(79,724)	(41,858)	(2,463)	(124,045)
Change during 2002	24,636	91,387	115	116,138

Balance — August 31, 2002	(55,088)	49,529	(2,348)	(7,907)
Change during 2003	31,716	(58,710)	57	(26,937)

Balance — February 28, 2003	(23,372)	(9,181)	(2,291)	(34,844)

CANWEST MEDIA INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Consolidated Balance Sheets

      Balance sheet captions restated to reflect the above items are presented below:

	February 28,	August 31,
	2003	2002

	$000	$000
	Revised	Revised
Assets
Current assets	646,385	628,862
Investment in Network TEN	14,527	4,494
Property, plant and equipment	631,977	660,700
Intangibles and goodwill	3,579,076	3,714,768
Due from parent and affiliated companies	513,759	466,457
Other investments	155,960	208,710
Other assets	176,463	186,394

	5,718,147	5,870,385

Liabilities
Current liabilities	532,987	586,670
Long term debt	3,066,464	3,320,781
Other liabilities	270,559	197,751
Future income taxes	392,219	393,950

	4,262,229	4,499,152

Shareholder’s Equity
Capital stock	437,107	437,107
Contributed surplus	132,953	132,953
Retained earnings	920,702	809,080
Accumulated other comprehensive income (loss)	(34,844)	(7,907)

	1,455,918	1,371,233

	5,718,147	5,870,385

CANWEST MEDIA INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      A reconciliation of shareholder’s equity reflecting the differences between Canadian and U.S. GAAP is set out below:

	February 28,	August 31,
	2003	2002

	$000	$000
	Revised	Revised
Shareholder’s equity in accordance with Canadian GAAP	2,425,715	2,259,230
Adjustments relating to pre-operating costs, net of tax of $2,748 (2002 — $3,608)	(4,516)	(6,473)
Programming costs imposed by regulatory requirement on business combination, net of tax of $4,367 (2002 — $3,212)	(5,788)	(4,258)
Adjustment to goodwill resulting from retroactive equity accounting of WIC upon regulatory approval, net of tax of nil	38,503	38,503
Reversal of amortization of goodwill related to future programming expenses, net of tax of nil	938	938
Integration costs related to CanWest Publications, net of tax of $936 (2002 — $827)	(1,663)	(1,470)
Adjustment to reflect losses on interest rate and cross currency swaps, net of tax of $39,491 (2002 — $35,748)	(5,242)	(28,083)
Transition adjustment on interest rate swaps, net of tax of $1,348 (2002 — $1,383)	(2,291)	(2,348)
Reclassification of junior subordinated notes to debt	(980,557)	(934,335)
Adjustment to reflect unrealized gain (loss) on other investments, net of tax of nil	(9,181)	49,529

Shareholder’s equity in accordance with U.S. GAAP	1,455,918	1,371,233

8.	Consolidating Financial Information

      The Company has entered into financing arrangements which are guaranteed by the Company and certain of its wholly-owned subsidiaries (the “Guarantor Subsidiaries”). Such guarantees are full, unconditional and joint and several.

      The following supplemental financial information sets forth, on an unconsolidated basis, balance sheets, statements of operations and cash flow information for the Company, Guarantor Subsidiaries and the Company’s other subsidiaries (the “Non-Guarantor Subsidiaries”). The supplemental financial information reflects the investments of the Company in the Guarantor and Non-Guarantor subsidiaries using the equity method of accounting.

CANWEST MEDIA INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

SUPPLEMENTAL CONSOLIDATING BALANCE SHEET

February 28, 2003

	CanWest Media Inc.	Consolidated	Non-Guarantor	Elimination
	Parent Company	Guarantors	Subsidiaries	Entries	Consolidated

	$000	$000	$000	$000	$000
ASSETS
Current Assets
Cash	(133,936)	188,319	5,686	—	60,069
Accounts receivable	1,450	404,514	10,164	—	416,128
Income taxes recoverable	5,697	(3,330)	(364)		2,003
Inventory	—	15,290	—	—	15,290
Broadcast rights	—	105,466	7,297	—	112,763
Future income taxes	—	30,882	—	—	30,882
Other	397	7,508	409	—	8,314

	(126,392)	748,649	23,192	—	645,449
Investment in Network TEN	—	14,527	—	—	14,527
Investment in equity accounted subsidiaries	1,388,671	—	—	(1,388,671)	—
Other investments	7	164,133	1	—	164,141
Broadcast rights	—	34,931	4,670	—	39,601
Due from parent and affiliated companies	3,354,359	(2,835,499)	(5,101)	—	513,759
Property, plant and equipment	16,775	610,266	4,936	—	631,977
Other assets	51,600	25,871	1,724	—	79,195
Intangibles	—	1,106,632	2,385	—	1,109,017
Goodwill	—	2,450,770	1,223	—	2,451,993

	4,685,020	2,320,280	33,030	(1,388,671)	5,649,659

LIABILITIES
Current liabilities
Accounts payable	6,697	172,672	2,313	—	181,682
Accrued liabilities	6,960	122,339	9,813	—	139,112
Broadcast rights accounts payable	—	54,089	3,315	—	57,404
Deferred revenue	—	30,634	—	—	30,634
Current portion of long term debt	93,522	—	30,786	—	124,308

	107,179	379,734	46,227	—	533,140
Long term debt	2,155,158	—	—	—	2,155,158
Other accrued liabilities	—	110,988	266	—	111,254
Future income taxes	(3,032)	424,898	2,526	—	424,392

	2,259,305	915,620	49,019	—	3,223,944

Shareholder’s Equity
Equity instruments	1,417,667	437,110	846	(437,956)	1,417,667
Contributed surplus	132,953	132,953	2,654	(135,607)	132,953
Retained earnings	891,141	849,667	(18,513)	(831,154)	891,141
Cumulative foreign currency translation Adjustments	(16,046)	(15,070)	(976)	16,046	(16,046)

	2,425,715	1,404,660	(15,989)	(1,388,671)	2,425,715

	4,685,020	2,320,280	33,030	(1,388,671)	5,649,659

Shareholder’s Equity in accordance with Canadian GAAP	2,425,715	1,404,660	(15,989)	(1,388,671)	2,425,715
Adjustments relating to pre-operating costs, net of tax of $2,748	—	(2,796)	(1,720)	—	(4,516)
Programming costs imposed by regulatory requirement on business combination, net of tax of $4,367	—	(5,788)	—	—	(5,788)
Adjustment to goodwill resulting from retroactive equity accounting of WIC upon regulatory approval, net of tax of nil	—	38,503	—	—	38,503
Reversal of amortization of goodwill related to future programming expenses, net of tax of nil	—	938	—	—	938
Integration costs related to CanWest Publications, net of tax of $936	—	(1,663)	—	—	(1,663)
Adjustment to reflect losses on interest rate and cross currency swaps, net of tax of $39,491	(5,242)	—	—	—	(5,242)
Transition adjustment on interest rate swaps, net of tax of $1,236	(2,291)	—	—	—	(2,291)
Reclassification of junior subordinated notes to debt	(980,557)	—	—	—	(980,557)
Adjustment to reflect unrealized gain on other investments, net of tax of nil	—	(9,181)	—	—	(9,181)

Shareholder’s equity in accordance with U.S. GAAP	1,437,625	1,424,673	(17,709)	(1,388,671)	1,455,918

CANWEST MEDIA INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

SUPPLEMENTAL CONSOLIDATING STATEMENT OF OPERATIONS

For the Six Months Ended February 28, 2003

	CanWest Media Inc.	Consolidated	Non-Guarantor	Elimination
	Parent Company	Guarantors	Subsidiaries	Entries	Consolidated

	$000	$000	$000	$000	$000
Revenue	—	1,050,325	34,215	—	1,084,540
Operating expenses	—	509,962	16,222	—	526,184
Selling, general and administrative expenses	4,902	275,406	6,242	—	286,550

	(4,902)	264,957	11,751	—	271,806
Amortization of intangibles	—	8,750	—	—	8,750
Amortization of property, plant and equipment	3,304	33,209	579	—	37,092
Other amortization	—	2,479	1,373	—	3,852

Operating income	(8,206)	220,519	9,799	—	222,112
Financing (expenses) income	51,509	(175,962)	(2,682)	—	(127,135)
Investment gains (losses)	(3,803)	25,911	—	—	22,108
Interest rate swap loss	(8,867)	—	—	—	(8,867)
Dividend income	—	1,533	—	—	1,533

	30,633	72,001	7,117	—	109,751
Provision for income taxes	11,578	14,662	1,725	—	27,965

Earnings before the following	19,055	57,339	5,392	—	81,786
Interest in earnings of Network TEN	—	36,661	—	—	36,661
Interest in earnings (loss) of other equity accounted affiliates	97,714	(779)	—	(97,714)	(779)
Realized currency translation adjustments	—	(900)	—	—	(900)

Net earnings for the period	116,769	92,321	5,392	(97,714)	116,768
Retained earnings — beginning of year	794,504	752,250	(18,810)	(733,440)	794,504
Dividends	—	5,096	(5,096)	—	—
Interest on junior subordinated debentures, net of tax of $21,148	(36,010)	—	—	—	(36,010)

Retained earnings — end of period	875,263	849,667	(18,514)	(831,154)	875,262

Net earnings in accordance with Canadian GAAP	116,769	92,321	5,392	(97,714)	116,768
Pre-operating costs, net of tax of ($860)	—	860	1,097	—	1,957
Realization of currency translation adjustments, net of tax of nil	—	900	—	—	900
Integration costs related to CanWest Publications, net of tax of $109	—	(193)	—	—	(193)
Programming costs imposed by regulatory requirement, net of tax of $1,155	—	(1,530)	—	—	(1,530)
Reclassification of interest on junior subordinated debentures from equity, net of tax of $17,102	(29,120)	—	—	—	(29,120)
Unrealized gain (loss) on interest rate and cross currency interest rate swaps net of tax of ($3,743)	22,841	—	—	—	22,841

Net earnings (loss) in accordance with U.S. GAAP	110,490	92,358	6,489	(97,714)	111,623

CANWEST MEDIA INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

SUPPLEMENTAL CONSOLIDATING STATEMENT OF CASH FLOWS

For the Six Months Ended February 28, 2003

	CanWest Media Inc.	Consolidated	Non-Guarantor	Elimination
	Parent Company	Guarantors	Subsidiaries	Entries	Consolidated

	$000	$000	$000	$000	$000
CASH GENERATED (UTILIZED) BY:
Operating activities
Net earnings for the period	116,769	92,321	5,392	(97,714)	116,768
Items not affecting cash Amortization	8,117	44,438	1,952	—	54,507
Future income taxes	(3,032)	1,834	1,414	—	216
Interest in earnings of Network TEN	—	(36,661)	—	—	(36,661)
Interest in (earnings) loss of other equity accounted affiliates	(97,714)	779	—	97,714	779
Realized currency translation adjustments	—	900	—	—	900
Investment (gains) losses	3,803	(25,911)	—	—	(22,108)
Interest rate swap loss	8,867	—	—	—	8,867
Distributions from Network TEN	—	30,212	—	—	30,212

	36,810	107,912	8,758	—	153,480
Changes in non-cash operating accounts	19,906	(43,885)	1,665	—	(22,314)

	56,716	64,027	10,423	—	131,166

Investing Activities
Other investments	—	(4,473)	—	—	(4,473)
Proceeds from divestitures	—	193,500	—	—	193,500
Purchase of property, plant and equipment	(3,524)	(8,158)	(60)	—	(11,742)
Advances to parent and affiliated companies	77,133	(124,435)	—	—	(47,302)

	73,609	56,434	(60)	—	129,983

Financing Activities
Dividends paid	—	5,096	(5,096)	—	—
Repayment of long term debt	(248,958)	—	(1,900)	—	(250,858)

	(248,958)	5,096	(6,996)	—	(250,858)

Net change in cash	(118,633)	125,557	3,367	—	10,291
Cash — beginning of period	(15,303)	62,762	2,319	—	49,778

Cash — end of period	(133,936)	188,319	5,686	—	60,069

CANWEST MEDIA INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

SUPPLEMENTAL CONSOLIDATING STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED FEBRUARY 28, 2002

	CanWest Media Inc.	Consolidated	Non-Guarantor	Elimination
	Parent Company	Guarantors	Subsidiaries	Entries	Consolidated

	$000	$000	$000	$000	$000
Revenue	—	972,509	104,240	—	1,076,749
Operating expenses	—	476,440	72,917	—	549,357
Selling, general and administrative expenses	5,606	234,007	30,540	—	270,153

	(5,606)	262,062	783	—	257,239
Amortization of intangibles	—	8,750	—	—	8,750
Amortization of property, plant and equipment	35	32,387	3,213	—	35,635
Other amortization	—	1,663	1,508	—	3,171

	(5,641)	219,262	(3,938)	—	209,683
Financing (expenses) income	80,688	(216,551)	(3,848)	—	(139,711)
Investment income and gains	—	63,020	—	—	63,020
Dividend income	—	1,358	—	—	1,358

	75,047	67,089	(7,786)	—	134,350
Provision for income taxes	30,751	1,778	238	—	32,767

Earnings before the following	44,296	65,311	8,024	—	101,583
Minority interest	—	—	3,760	—	3,760
Interest in earnings of Network TEN	—	14,199	—	—	14,199
Interest in earnings (loss) of other equity accounted affiliates	73,809	(437)	—	(73,809)	(437)
Realized currency translation adjustments	—	(1,000)	—	—	(1,000)

Net earnings for the period	118,105	78,073	(4,264)	(73,809)	118,105
Retained earnings — beginning of period	806,574	906,697	(74,280)	(832,417)	806,574
Adjustment for the adoption of new accounting pronouncement	(45,269)	(45,269)	—	45,269	(45,269)
Interest on junior subordinated debentures — net of tax of $21,398	(29,550)	—	—	—	(29,550)

Retained earnings — end of period	(849,860)	939,501	(78,544)	(860,957)	849,860

Net earnings in accordance with Canadian GAAP	118,105	78,073	(4,264)	(73,809)	118,105
Pre-operating costs, net of tax of $2,176	—	(4,216)	2,177	—	(2,039)
Realization of currency translation adjustments, net of tax of nil	—	1,000	—	—	1,000
Programming costs imposed by regulatory requirement, net of tax of $1,198	—	(1,587)	—	—	(1,587)
Equity accounted affiliates in trust, net of tax of nil	—	3,375	—	—	3,375
Reclassification of interest on junior subordinated notes from equity, net of tax of $19,555	(26,667)	—	—	—	(26,667)
Unrealized gain (loss) on interest rate and cross currency swaps net of tax of ($2,477)	(7,336)	—	—	—	(7,336)

Net earnings in accordance with U.S. GAAP before cumulative effect of adoption of new accounting policy	84,102	76,645	(2,087)	(73,809)	84,851
Cumulative effect of adoption of new goodwill and intangibles accounting policy, net of tax of $2,500	(45,269)	(45,269)	—	45,269	(45,269)

Net earnings in accordance with U.S. GAAP	38,833	31,376	(2,087)	(28,540)	39,582

CANWEST MEDIA INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

SUPPLEMENTAL CONSOLIDATING STATEMENT OF CASH FLOWS

For the Six Months Ended February 28, 2002

	CanWest Media Inc.	Consolidated	Non-Guarantor	Elimination
	Parent Company	Guarantors	Subsidiaries	Entries	Consolidated

	$000	$000	$000	$000	$000
CASH GENERATED (UTILIZED) BY:
Operating activities
Net earnings for the period	118,105	78,073	(4,264)	(73,809)	118,105
Items not affecting cash Amortization	4,865	42,800	4,721	—	52,386
Future income taxes	—	7,314	124	—	7,438
Interest in earnings of Network TEN	—	(14,199)	—	—	(14,199)
Interest in (earnings) loss of other equity accounted affiliates	(73,809)	437	—	73,809	437
Minority interests	—	—	(3,760)	—	(3,760)
Realized currency translation adjustments	—	1,000	—	—	1,000
Investment gains	—	(63,020)	—	—	(63,020)
Distributions from Network TEN	—	60,984	—	—	60,984

	49,161	113,389	(3,179)	—	159,371
Changes in non-cash operating accounts	3,539	(90,923)	13,509	—	(73,875)

	52,700	22,466	10,330	—	85,496

Investing Activities
Proceeds from sale of investments	—	87,000	—	—	87,000
Proceeds from divestitures	—	133,039	—	—	133,039
Purchase of property, plant and equipment	(5,181)	(22,904)	(364)	—	(28,449)
Advances to parent and affiliated companies	99,721	(143,885)	—	—	(44,164)

	94,540	53,250	(364)	—	147,426

Financing Activities
Repayment of long term debt	(148,193)	—	(2,887)	—	(151,080)
Net change in bank loans and advances	—	(28,999)	—	—	(28,999)

	(148,193)	(28,999)	(2,887)	—	(180,079)

Net change in cash	(953)	46,717	7,079	—	52,843
Cash — beginning of period	—	9,808	1,624	—	11,432

Cash — end of period	(953)	56,525	8,703	—	64,275

CANWEST MEDIA INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

SUPPLEMENTAL CONSOLIDATING BALANCE SHEET

AUGUST 31, 2002
Revised

	CanWest		Non-
	Media Inc.	Consolidated	Guarantor	Elimination
	Parent Company	Guarantors	Subsidiaries	Entries	Consolidated

	$000	$000	$000	$000	$000
ASSETS
Current Assets
Cash	(15,303)	62,762	2,319	—	49,778
Accounts receivable	803	368,630	12,904	—	382,337
Income taxes recoverable	2,842	32,288	(507)		34,623
Inventory	—	19,836	—	—	19,836
Broadcast rights	—	90,193	7,903	—	98,096
Future income taxes	—	30,013	—	—	30,013
Other	1,218	11,559	454	—	13,231

	(10,440)	615,281	23,073	—	627,914
Investment in Network TEN	—	4,494	—	—	4,494
Investment in equity accounted subsidiaries	1,253,792	—	—	(1,253,792)	—
Other investments	7	159,173	1	—	159,181
Broadcast rights	—	19,359	3,813	—	23,172
Due from parent and affiliated companies	3,431,492	(2,913,040)	(51,995)	—	466,457
Property, plant and equipment	16,555	634,478	9,667	—	660,700
Other assets	67,796	24,479	3,019	—	95,294
Intangibles	—	1,093,274	3,184	—	1,096,458
Goodwill	—	2,599,021	1,223	—	2,600,244

	4,759,202	2,236,519	(8,015)	(1,253,792)	5,733,914

LIABILITIES
Current liabilities
Accounts payable	—	154,609	3,643	—	158,252
Accrued liabilities	2,334	201,014	9,722	—	213,070
Broadcast rights accounts payable	—	34,511	783	—	35,294
Deferred revenue	—	30,522	—	—	30,522
Current portion of long term debt	122,822	—	28,043	—	150,865

	125,156	420,656	42,191	—	588,003
Long term debt	2,374,816	—	4,643	—	2,379,459
Other accrued liabilities	—	85,951	266	—	86,217
Future income taxes	—	423,041	(2,036)	—	421,005

	2,499,972	929,648	45,064	—	3,474,684

Shareholder’s Equity
Equity instruments	1,371,442	437,110	1,246	(438,356)	1,371,442
Contributed surplus	132,953	132,953	2,654	(135,607)	132,953
Retained earnings	803,493	785,195	(56,708)	(728,487)	803,493
Cumulative foreign currency translation Adjustments	(48,658)	(48,387)	(271)	48,658	(48,658)

	2,259,230	1,306,871	(53,079)	(1,253,792)	2,259,230

	4,759,202	2,236,519	(8,015)	(1,253,792)	5,733,914

Shareholder’s Equity in accordance with Canadian GAAP	2,259,230	1,306,871	(53,079)	(1,253,792)	2,259,230
Adjustments relating to pre-operating costs — net of tax of $3,608	—	(3,656)	(2,817)	—	(6,473)
Programming costs imposed by regulatory requirement on business combination net of tax of $3,212	—	(4,258)	—	—	(4,258)
Adjustment to goodwill resulting from retroactive equity accounting of WIC upon regulatory approval — net of tax of nil	—	38,503	—	—	38,503
Reversal of amortization of goodwill related to future programming expenses, net of tax of nil	—	938	—	—	938
Integration costs related to CanWest Publications net of tax of $827	—	(1,470)	—	—	(1,470)
Adjustment to reflect losses on interest rate and cross currency swaps net of tax of $24,640	(28,083)	—	—	—	(28,083)
Transition loss on interest rate swaps, net of tax of $1,293	(2,348)	—	—	—	(2,348)
Reclassification of junior subordinated notes to debt	(934,335)	—	—	—	(934,335)
Adjustment to reflect unrealized gain on other investments net of tax of nil	—	49,529	—	—	49,529

Shareholder’s equity in accordance with U.S. GAAP	1,294,464	1,386,457	(55,896)	(1,253,792)	1,371,233

CANWEST MEDIA INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CANWEST MEDIA INC.

CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED AUGUST 31, 2002, 2001 and 2000

(expressed in Canadian dollars)

(Revised)

AUDITORS’ REPORT

To the Directors of CanWest Media Inc.

We have audited the consolidated balance sheets of CanWest Media Inc. as at August 31, 2002 and August 31, 2001 and the consolidated statements of earnings, retained earnings and cash flows for each of the years in the three year period ended August 31, 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with Canadian and United States generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at August 31, 2002 and August 31, 2001 and the results of its operations and its cash flows for each of the years in the three year period ended August 31, 2002 in accordance with Canadian generally accepted accounting principles.

Our previous report dated November 1, 2002 has been withdrawn and the financial statements have been revised for the revisions referred to in notes 9(b) and 20 under the heading Revision of 2002 and prior year’s information.

Chartered Accountants

Winnipeg, Canada
November 1, 2002, except for note 18 which is as of April 3, 2003 and the revision to notes 9(b) and 20, which are as of June 6, 2003.

Comments by Auditors on Canada-U.S. Reporting Difference

In the United States, reporting standards for auditors require the addition of an explanatory paragraph when there are changes in accounting principles that have a material effect on the comparability of the Company’s financial statements, such as the changes described in note 1 to the consolidated financial statements. Our report to the directors dated November 1, 2002, except as to note 18, which is as of December 18, 2002, is expressed in accordance with Canadian reporting standards which do not require a reference to such changes in accounting principles in the auditors’ report when the changes are properly accounted for and adequately disclosed in the financial statements.

Chartered Accountants

Winnipeg, Canada
November 1, 2002, except for note 18 which is as of December 18, 2002.

CANWEST MEDIA INC.

CONSOLIDATED BALANCE SHEETS

As at August 31

	2002	2001

	$000	$000
	Revised	Revised
ASSETS
Current assets
Cash	49,778	11,432
Accounts receivable	382,337	344,865
Income taxes recoverable	34,623	4,204
Inventory	19,836	30,817
Broadcast rights	98,096	96,385
Future income taxes	30,013	33,243
Other	13,231	16,922

	627,914	537,868
Investment in Network TEN	4,494	107,210
Other investments	159,181	412,112
Broadcast rights	23,172	8,335
Due from parent and affiliated companies	466,457	408,310
Property, plant and equipment	660,700	689,175
Other assets	95,294	110,711
Intangibles	1,096,458	1,080,412
Goodwill	2,600,244	2,797,167

	5,733,914	6,151,300

LIABILITIES
Current liabilities
Bank loans and advances	—	28,999
Accounts payable	158,252	124,395
Accrued liabilities	213,070	258,990
Broadcast rights accounts payable	35,294	22,953
Deferred revenue	30,522	31,396
Current portion of long term debt	150,865	116,500

	588,003	583,233
Long term debt	2,379,459	2,907,527
Other accrued liabilities	86,217	88,809
Future income taxes	421,005	427,316

	3,474,684	4,006,885

SHAREHOLDER’S EQUITY
Equity instruments	1,371,442	1,277,756
Contributed surplus	132,953	132,953
Retained earnings	803,493	808,000
Cumulative foreign currency translation adjustments	(48,658)	(74,294)

	2,259,230	2,144,415

	5,733,914	6,151,300

The notes constitute an integral part of the consolidated financial statements.

Signed on behalf of the Board

Director	Director

CANWEST MEDIA INC.

CONSOLIDATED STATEMENTS OF EARNINGS

For the Years Ended August 31

	2002	2001	2000

	$000	$000	$000
Revenue	2,120,344	1,767,306	620,269
Operating expenses	1,108,942	965,515	391,967
Selling, general and administrative expenses	540,352	367,721	86,986

	471,050	434,070	141,316
Amortization of intangibles and goodwill	17,500	89,319	20,077
Amortization of property, plant and equipment	73,430	59,528	18,276
Other amortization	6,670	5,240	4,275

	373,450	279,983	98,688
Financing expenses	(255,006)	(268,843)	(59,813)
Investment gains net of write-down of investments	33,843	28,630	101,213
Dividend income	3,241	2,952	2,688

	155,528	42,722	142,776
Provision for (recovery of) income taxes	47,610	(27,280)	41,757

Earnings before the following	107,918	70,002	101,019
Minority interests	4,330	(3,196)	2,174
Interest in earnings (loss) of Network TEN	(11,815)	52,567	72,194
Interest in earnings (loss) of other equity accounted affiliates	(1,523)	(14,491)	2,286
Realized currency translation adjustments	(1,000)	(7,200)	(1,300)

Net earnings for the year	97,910	97,682	176,373

The notes constitute an integral part of the consolidated financial statements.

CANWEST MEDIA INC.

CONSOLIDATED STATEMENTS OF RETAINED EARNINGS

For the Years Ended August 31

	2002	2001	2000

	$000	$000	$000
	Revised	Revised
Retained earnings — beginning of year, as revised	808,000	755,549	594,008
Adjustment for adoption of new accounting pronouncements	(45,269)	(329)	(15,161)

Retained earnings, beginning of year, as adjusted	762,731	755,220	578,847
Net earnings for the year	97,910	97,682	176,373
Interest on junior subordinated debentures net of tax of $36,538 (2001-$28,900)	(57,148)	(44,902)	—

Retained earnings — end of year	803,493	808,000	755,220

The notes constitute an integral part of the consolidated financial statements.

CANWEST MEDIA INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended August 31

	2002	2001	2000

	$000	$000	$000
CASH GENERATED (UTILIZED) BY:
Operating activities
Net earnings for the year	97,910	97,682	176,373
Items not affecting cash
Amortization	107,542	165,128	45,908
Future income taxes	11,210	(97,006)	(25,080)
Interest in loss (earnings) of Network TEN	11,815	(52,567)	(72,194)
Interest in loss (earnings) of equity accounted affiliates	1,523	14,491	(2,286)
Minority interests	(4,330)	3,196	(2,174)
Realized currency translation adjustments	1,000	7,200	1,300
Write-off of deferred financing fees	—	17,900	—
Write-down of program inventory	—	—	12,566
Investment gains net of write-down of investments	(33,843)	(28,630)	(101,787)
Distributions from Network TEN	60,984	71,096	75,259

	253,811	198,490	107,885
Changes in non-cash operating accounts	(67,088)	(7,747)	20,382

	186,723	190,743	128,267

Investing activities
Acquisitions	—	(2,007,291)	(517,819)
Other investments	(5,187)	(1,733)	(119,454)
Proceeds from sale of investments	87,000	64,045	224,782
Proceeds from divestitures	390,059	32,454	—
Purchase of property, plant and equipment	(52,272)	(41,736)	(8,228)
Advances to parent and affiliated companies	(45,275)	(150,064)	(260,472)

	374,325	(2,104,325)	(681,191)

Financing activities
Issuance of long term debt	—	3,862,600	618,329
Repayment of long term debt	(493,703)	(2,030,988)	—
Net change in bank loans and advances	(28,999)	23,739	(28,488)

	(522,702)	1,855,351	589,841

Net change in cash	38,346	(58,231)	36,917
Cash — beginning of year	11,432	69,663	32,746

Cash — end of year	49,778	11,432	69,663

The notes constitute an integral part of the consolidated financial statements.

CANWEST MEDIA INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended August 31, 2002 and 2001
(expressed in Canadian dollars)

1.     Significant Accounting Policies

On September 28, 2000, CanWest Media Inc. (the “Company”) was created as a wholly-owned subsidiary of CanWest Global Communications Corp. (“CanWest”) solely to acquire 100% of the common shares of Global Television Network Inc. (“GTNI”), a wholly-owned subsidiary of CanWest. This transaction has been accounted for on a “continuity of interests” basis. The results of operations for periods prior to creation of the Company are presented as those of the Company in a manner similar to a pooling of interests. Accordingly, these consolidated financial statements present the operations of the Company on a continuity of interests basis which is identical to the financial position and results of operations of GTNI for those periods presented.

The Company is an international media company with interests in broadcast television, publishing, radio, specialty cable channels and internet websites in Canada, Australia, New Zealand, Ireland and Northern Ireland. The Company’s operating segments include television and radio broadcasting, out of home advertising and publishing and online operations. In Canada, the Television Broadcasting segment includes the operation of the Global Television Network, Global Prime and various other conventional and specialty channels. The Canadian Publishing and Online segment includes the publication of a number of newspapers, including metropolitan daily newspapers, community newspapers and the National Post, as well as operation of the canada.com web portal, and other web based operations. The New Zealand Television Broadcasting segment includes the operations of the TV3 and TV4 Television Networks. The New Zealand Radio Broadcasting segment includes the More FM Radio and RadioWorks Networks. The Irish Television Broadcasting segment includes the Company’s 45% interest in the Republic of Ireland’s TV3 Television Network. The Corporate and Other segment includes the Company’s 57.5% economic interest in the TEN Group Pty Limited, which owns and operates Australia’s TEN Television Network (“Network TEN”) and various portfolio investments in media operations, including a 29.9% equity interest in Northern Ireland’s Ulster Television plc (“UTV”).

The Company’s broadcast customer base is comprised primarily of large advertising companies who place advertisements with the Company on behalf of their customers. Publishing revenues include advertising, circulation and subscriptions which are derived from a variety of sources. The Company’s advertising revenues are seasonal. Revenues are highest in the first and third quarters while expenses are relatively constant throughout the year.

A summary of significant accounting policies followed in the preparation of these consolidated financial statements is as follows:

Basis of Presentation

The consolidated financial statements are prepared in accordance with generally accepted accounting principles in Canada. All amounts are expressed in Canadian dollars unless otherwise noted. A reconciliation to accounting principles generally accepted in the United States is provided in note 20.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries, and the Company’s pro rata 45% share of the assets, liabilities, and results of operations of TV3 Ireland from March 28, 2001, the date when it ceased to be a subsidiary and became a jointly controlled enterprise.

Investments

The Company accounts for its investment in Network TEN, mentv, Mystery, ROBTv (to the date of its sale on August 31, 2001) and CF Television Inc. (to the date of its sale on September 12, 2001) using the

CANWEST MEDIA INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

equity method. The Company’s accounting for its investment in The National Post Company is described in note 2.

Other investments are recorded at the lower of cost and net realizable value. A provision for loss in value of other investments is made when a decline in current market values is considered other than temporary.

Broadcast Rights

The Company has entered into various agreements for the rights to broadcast certain television programs. The Company records a liability for broadcast rights and the corresponding asset when films and programs are available for telecast. Broadcast rights are charged to operations as programs are telecast over the anticipated period of use. Broadcast rights are carried at the lower of unamortized cost and net recoverable value based on discounted future cash flows.

Foreign Currency Translation

The Company’s operations in Australia, New Zealand and Ireland represent self-sustaining foreign operations, and the respective accounts have been translated into Canadian dollars in accordance with the current rate method. Assets and liabilities are translated at the exchange rates prevailing at the balance sheet dates, and revenue and expenses are translated on the basis of average exchange rates during the periods. Any gains or losses arising from the translation of these accounts are deferred and included as a component of shareholder’s equity as cumulative foreign currency translation adjustments. An applicable portion of these deferred gains and losses is included in the determination of net earnings when there is a reduction of the net investment.

Property, Plant and Equipment

Property, plant and equipment are recorded at cost. Amortization is provided over the assets’ estimated useful lives on a straight line basis at the following annual rates:

Buildings	2 1/2% - 5%
Machinery and equipment	4% - 33 1/3%
Leasehold and land improvements	2 1/2% - 20%

Intangible Assets

Broadcast licences, newspaper mastheads, circulation and other intangible assets are recorded at their cost which represents fair market value at the date of acquisition.

Circulation and other finite life intangibles are amortized over periods from 5 to 40 years. Intangibles with indefinite lives are not subject to amortization and are tested for impairment annually. Impairment of indefinite life intangibles is tested by comparing the fair value of the intangible assets to its carrying value.

Goodwill

Goodwill represents the cost of acquired businesses in excess of the fair value of net identifiable assets acquired. Effective September 1, 2001, goodwill is not subject to amortization, whereas previously goodwill was amortized over a 40 year period. Goodwill is tested for impairment annually by comparing the fair value of goodwill assigned to a particular reporting unit to its carrying value.

Pre-operating Costs

Pre-operating costs incurred in new business undertakings are deferred prior to the commencement of commercial operations, which is generally the time at which subscriber revenues commence. Pre-operating costs are amortized over a period of five years.

CANWEST MEDIA INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Revenue Recognition

Revenue derived from broadcasting activities consists primarily of the sale of airtime which is recognized at the time commercials are broadcast. Circulation and advertising revenue from publishing activities is recognized in income when the newspaper is delivered. Subscription revenue is recognized on a straight-line basis over the term of the subscription.

Amounts received or receivable and not yet recognized as revenue are included in deferred revenue.

Income Taxes

The asset and liability method is used to account for income taxes. Under this method, future income tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amount and the tax bases of assets and liabilities. Future income tax assets and liabilities are measured using substantively enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on future income tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Future income tax assets are recognized to the extent that realization is considered more likely than not.

Income taxes on unremitted earnings of Network TEN are provided at rates applicable to distributions. Income taxes on unremitted earnings of foreign operations other than Network TEN are not provided as such earnings are expected to be indefinitely reinvested.

Inventory

Inventory, consisting primarily of printing material, is valued at the lower of cost and net realizable values.

Pension Plans and Post Retirement Benefits

The Company maintains a number of defined benefit and defined contribution pension plans. For the defined benefit plans, the pension expense is determined using the projected benefit method pro rated based on service. For the defined contribution plans, the pension expense is the Company’s contribution to the plan. The Company also maintains post retirement benefit plans, for certain of its employees, the cost of which is expensed as benefits are earned by the employees.

Cash and Cash Equivalents

For the purpose of the statements of cash flows, cash includes cash and short term investments with maturities at the date of purchase of up to three months.

Financial Instruments

The Company uses various financial instruments to reduce its exposure to fluctuations in interest rates and U.S. currency exchange rates. The Company does not hold or issue any derivative financial instruments for speculative trading purposes. The interest differential to be paid or received under interest rate swap agreements is recognized as an adjustment to interest expense. The Company translates its U.S. denominated debt that is hedged by cross currency swaps at the rate implicit in the swap agreement.

Stock Based Compensation

The Company has share based compensation plans under which options of its parent company, CanWest, are issued to certain employees. These options are granted by CanWest with exercise prices equal to the market value of the underlying stock on the date of grant. No compensation expense is recognized from stock options granted by CanWest to the employees of the Company.

CANWEST MEDIA INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Use of Estimates

The preparation of financial statements in accordance with generally accepted accounting principles requires the Company to make estimates and assumptions that affect reported amounts of assets, liabilities, revenue and expenses, and disclosure of contingencies. Future events could alter such estimates in the near term.

The Company operates in highly competitive markets. The Company has estimated the useful lives of intangible assets and the value of goodwill based on historical customer patterns, industry trends and existing competitive factors. Significant long term changes in these factors could result in a material impairment of the value and life of intangible assets and goodwill.

Changes in Accounting Policies

      (a) Income taxes

On September 1, 2000 the Company adopted the recommendations of the Canadian Institute of Chartered Accountants (CICA) Handbook Section 3465, Income Taxes, which replaced the deferral method with the asset and liability method of tax allocation. The Company has applied the change retroactively, restating prior years. The cumulative effect of the change was to reduce opening retained earnings at September 1, 2000 by $0.3 million, decrease the Investment in Network TEN by $7.9 million, increase goodwill by $417.5 million, decrease other assets by $1.7 million, and increase future income tax liabilities by $408.2 million. Net earnings for the year ended August 31, 2000 were increased by $14.9 million.

      (b) Business combinations, intangibles and goodwill

In July 2001, the Accounting Standards Board of the CICA issued Handbook Section 1581, Business Combinations, and Handbook Section 3062, Goodwill and Other Intangibles.

Under the new Section 1581, all business combinations initiated after June 30, 2001, must be accounted for as a purchase. In addition, the standards require classification of carrying amounts of goodwill and other intangibles related to purchase business combinations in accordance with the new definitions of intangibles. The standard requires intangibles assets to be recognized separately from goodwill if an asset arises from contractual or other legal rights, or is separable. These provisions are applicable to business combinations consummated after June 30, 2001 and for any recognized intangibles acquired in a business combination prior to July 1, 2001 when Section 3062 is first applied. This section was adopted by the Company on September 1, 2001 and applied prospectively.

On September 1, 2001, the Company adopted the new Handbook Section 3062, Goodwill and Other Intangibles. As a result of adopting the new standard, goodwill and certain intangibles with indefinite lives, including newspaper mastheads and broadcast licences are no longer amortized. Circulation and other intangibles are amortized for periods from 5 to 40 years. As a result of applying the new standards, no impairments in intangibles with indefinite lives or goodwill have been identified at the Company or any of its subsidiaries. However, an initial goodwill impairment was identified by Network TEN in its reporting unit, Eye Corp, resulting in a charge to the Company’s retained earnings of $45.3 million (net of income tax recoveries of $2.5 million). In addition, as a result of events occurring after the beginning of 2001, a goodwill impairment of $30.2 million (net of income taxes recoveries of $2.0 million) has been reflected in the Company’s interest in loss of Network TEN in the Company’s statement of earnings for the period ended August 31, 2002 (see note 3).

This change in accounting policy has been applied prospectively commencing September 1, 2001. The table below provides a reconciliation of previously reported 2001 and 2000 earnings to net earnings adjusted to exclude amortization of goodwill and intangible assets with indefinite lives.

CANWEST MEDIA INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	2002	2001	2000

	$000	$000	$000
Reported net earnings	97,910	97,682	176,373
Amortization of goodwill and indefinite life intangibles, net of tax $11,975 for the year ended August 31, 2001 (2000 — $9,106)	—	62,868	11,810
Amortization of goodwill and indefinite life intangibles in equity accounted affiliates, net of tax of nil	—	6,211	4,225

Net earnings adjusted to exclude amortization expense recognized in 2001 and 2000	97,910	166,761	192,408

Proposed Accounting Policies

Foreign Currency Translation and Hedging Relationships

In November 2001, the Accounting Standards Board of the CICA approved amendments to CICA Handbook Section 1650, Foreign Currency Translation and a new accounting Guideline, Hedging Relationships. The amendments to Section 1650, applicable for the Company in fiscal 2003 with retroactive application, eliminate the deferral and amortization method for unrealized translation gains and losses on non current monetary assets and liabilities and require the disclosure of exchange gains and losses included in net income. The Guideline, applicable for the Company in fiscal 2004, deals with the identification, documentation and designation and effectiveness of hedges. The impact of implementing these changes is not expected to be significant.

2.	Acquisitions and Divestitures

Acquisitions

(a)	Effective March 31, 2002, the Company acquired the remaining 50% interest in The National Post Company not already owned. The purchase price consisted of cash and other consideration in the form of agreements and undertakings, exchanged by the parties, which had a nominal value. In addition, the vendor agreed to provide $22.5 million to fund losses and cash requirements of The National Post Company to March 31, 2002. In September 2001, the Company assumed control of the National Post, therefore, the Company changed its method of accounting for the National Post to a consolidation basis from an equity basis.

(b)	In May 2001, through an amalgamation of CanWest Broadcasting Ltd. (“CBL”), the 29.34% minority interest in CBL was exchanged for 21,783 Series 2 preference shares of CanWest, rendering CBL a wholly owned subsidiary of CanWest and the Company. The redemption and conversion value of the shares is based on valuations which have not been finally determined and was estimated at $50.0 million. At August 31, 2002, the estimated redemption and conversion value is $54.7 million. The Company issued 21,783 common shares to CanWest in consideration for CanWest issuing shares to the minority interest in CBL.

(c)	In January 2001, the Company acquired the shares of RadioWorks that it did not already own. The cost to acquire this 28% interest was $21.8 million. In May 2000, the company acquired a 72% interest in RadioWorks for cash of $52 million.

(d)	On November 16, 2000, the Company acquired substantially all of the Canadian newspaper and other Canadian media assets, including a 50% interest in the National Post (“CanWest Publications”), of Hollinger International Inc. and certain of its affiliates (“Hollinger”) for consideration of approximately $3.1 billion, including certain costs related to the acquisition.

The purchase price is subject to adjustment based on the working capital of CanWest Publications at August 31, 2000 and the results of its operations from September 1, 2000 to November 16, 2000. The amount of such adjustment is subject to negotiation between the parties and has not been finally

CANWEST MEDIA INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

determined. When finalized, the working capital adjustment payable or refundable will increase or decrease the amount of goodwill recorded on acquisition.

The Company partially financed the acquisition and refinanced certain existing credit facilities by entering into a new senior secured credit facility, of which the Company had drawn approximately $2.5 billion at closing. In addition, the Company issued US$425.0 million and $60.7 million in senior subordinated notes, and approximately $767.0 million in subordinated notes payable to Hollinger. The Company also issued 2.7 million Series 1 preferred shares and 24.3 million non-voting shares to Hollinger.

During the year ended August 31, 2002, the Company adjusted the allocation of the purchase price based on valuations of intangibles which were completed in the year. This resulted in an increase in newspaper mastheads, circulation and other intangibles, reduction in goodwill and an increase in the future tax liability. The prior period was restated to reflect this reallocation.

The Company accounted for these acquisitions using the purchase method. As such, the results of operations reflect the revenues and expenses of the acquired operations since the dates of acquisition.

(e)	Effective March 31, 2000 the Company acquired all of the shares in WIC Western International Communications Inc. that it did not hold. The net cash consideration paid and debt assumed amounted to $465.7 million.

CANWEST MEDIA INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      A summary of the fair value of the assets acquired is as follows:

	2002	2001

	National	CanWest
	Post(1)	Publications(2)	RadioWorks	CBL	Total

	$000	$000	$000	$000	$000
Current assets	50,257	324,382	—	—	324,382
Property, plant and equipment	12,436	537,053	—	—	537,053
Other investments	—	101,561	—	—	101,561
Other assets	—	67,412	—	—	67,412
Circulation and other intangibles	10,700	129,300	—	—	129,300
Newspaper mastheads and broadcast licences	35,000	330,000	—	25,466	355,466
Goodwill	62,987	2,101,619	16,928	—	2,118,547

Total assets	171,380	3,591,327	16,928	25,466	3,633,721

Current liabilities	(50,665)	(294,856)	—	—	(294,856)
Other accrued liabilities	—	(10,000)	—	—	(10,000)
Future income taxes	(14,600)	(158,587)	—	—	(158,587)
Minority interests	(22,500)	—	4,842 (3)	24,534 (3)	29,376

Total liabilities	(87,765)	(463,443)	4,842	24,534	(434,067)

	83,615	3,127,884	21,770	50,000	3,199,654

Consideration:
Cash	—	1,985,521	21,770	—	2,007,291
Shares	—	375,516	—	50,000	425,516
Note payable	—	766,847	—	—	766,847
Carrying value of The National Post Company investment at date of acquisition	83,615	—	—	—	—

	83,615	3,127,884	21,770	50,000	3,199,654

(1)	The remaining 50% interest at acquisition of control, September 1, 2001.

(2)	Including a 50% interest in the National Post.

(3)	The allocation of consideration to minority interests represents the extinguishment of those interests.

Divestitures

(a)	On August 8, 2002, the Company sold its interest in community newspapers and related assets in Atlantic Canada and Saskatchewan for cash proceeds of $257.0 million. The accounting gain on this sale was $48.9 million; assets and liabilities disposed amounted to $227.3 million and $19.2 million, respectively.

(b)	On October 31, 2001, the Company completed the sale of CKVU Sub Inc., and received proceeds of $133.0 million. The accounting gain on the sale was $67.7 million; assets and liabilities disposed amounted to $84.1 million and $18.8 million, respectively.

(c)	On September 12, 2001, the Company completed the sale of CF Television Inc., and received proceeds of $87.0 million. No gain or loss arose from this transaction; assets and liabilities disposed amount to $87.0 million and nil, respectively.

CANWEST MEDIA INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(d)	On August 31, 2001 the Company sold its 50% interest in ROBTv for $30.0 million. No gain or loss arose from this sale; assets and liabilities disposed amount to $30.0 million and nil,

respectively.

(e)	On March 28, 2001, the Company restructured its controlling interest in TV3 Ireland through a series of transactions, which included: (i) the repayment by TV3 Ireland of loans made by the Company and another minority investor, (ii) the exercise of certain call options by the Company and (iii) the acquisition by Granada Media plc of a 45% interest in TV3 Ireland from the Company and another minority investor. The Company received cash, net of the call price and including repayment of loans made to TV3 Ireland of $32.5 million and recorded a gain on disposition of $30.7 million. The Company and Granada Media plc also entered into a joint venture agreement to jointly control TV3 Ireland. As a result, effective March 28, 2001, the Company began to proportionately consolidate its 45% interest in TV3 Ireland.

3.     Investment in Network Ten

The Company owns approximately 15% of the issued ordinary shares and all of the convertible debentures and subordinated debentures of Network TEN, an Australian television broadcast network. The subordinated debentures have an aggregate principal amount of A$45.5 million and pay interest based on distributions to holders of Network TEN’s ordinary shares. The convertible debentures have an aggregate principal amount of A$45,500 and pay a market linked rate of interest. The combination of ordinary shares and subordinated debentures yield distributions equivalent to approximately 57.5% of all distributions paid by Network TEN. The convertible debentures are convertible, upon payment of an aggregate of A$45.5 million, into a number of ordinary shares which would represent 50% of the issued and outstanding shares of Network TEN at the time of conversion.

As a result of its contractual right to representation on Network TEN’s board of directors and other factors, the Company accounts for its interest in Network TEN on the equity basis. The Company has appointed three of the thirteen members of the board of directors of Network TEN.

The following selected consolidated financial information of Network TEN has been prepared in accordance with accounting principles generally accepted in Canada. The accounts have been translated to Canadian dollars using the current rate method.

Summary Consolidated Balance Sheets

	2002	2001

	$000	$000
Assets
Current assets	285,303	192,460
Other assets	4,825	7,893
Property, plant and equipment	71,875	61,967
Long term investments	2,188	17,516
Intangibles	246,305	245,721
Goodwill	49,304	215,615

	659,800	741,172

Liabilities and Shareholders’ Equity
Current liabilities	191,736	194,813
Other long term liabilities	442,975	251,390
Minority interest	—	54,433
Subordinated debentures issued to the Company	40,154	40,154

CANWEST MEDIA INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	2002	2001

	$000	$000
Share capital	40,146	40,146
Retained earnings (deficit)	(52,232)	177,251
Cumulative foreign currency translation adjustment	(2,979)	(17,015)

	659,800	741,172

     Other Consolidated Financial Data

	2002	2001	2000

	$000	$000	$000
Cash flow from operations(1)	75,000	105,000	139,000

Distributions paid	111,900	130,000	138,000

Capital expenditures	25,700	18,600	14,300

Summary Consolidated Statements of Earnings

	2002	2001	2000

	$000	$000	$000
Revenue	555,653	445,179	495,479
Operating expenses	411,904	324,999	318,223

	143,749	120,180	177,256
Amortization of intangibles and goodwill	—	10,802	7,348
Amortization of property, plant and equipment and other	15,130	9,329	4,832

	128,619	100,049	165,076
Investment income and gains net of write-down of investments	(17,221)	26,427	—
Financing expenses	(28,270)	(71,343)	(76,391)
Goodwill impairment loss(2)	(56,114)	—	—

	27,014	55,133	88,685
Provision for income taxes(3)	59,511	19,328	30,521

Earnings (loss) before the following	(32,497)	35,805	58,164
Minority interests	4,737	4,354	—
Interest in earnings of equity accounted affiliates	—	940	1,284

Net earnings (loss) for the year	(27,760)	41,099	59,448
Interest in respect of subordinated debentures held by the Company	5,370	56,697	74,519

Earnings (loss) for the period before interest in respect of subordinated debentures(4)	(22,390)	97,796	133,967

CANWEST MEDIA INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Summary Statement of Retained Earnings

	2002	2001	2000

	$000	$000	$000
Retained earnings — beginning of year as previously reported	177,251	220,853	220,724
Adjustment for adoption of new accounting pronouncements(2)	(83,109)	—	—

Retained earnings — beginning of year as adjusted	94,142	220,853	220,724
Earnings (loss) for the year before interest in respect of subordinated debentures	(22,390)	97,796	133,967
Distributions paid	(123,984)	(141,398)	(133,838)

Retained earnings (deficit) — end of period	(52,232)	177,251	220,853

(1)	Cash flow from operations before changes in non-cash operating accounts.

(2)	On December 18, 2000 Network TEN acquired 60% of Eye Corp. for A$189.9 million. Under Australian generally accepted accounting principles (“GAAP”), on February 28, 2002 the Eye Corp. goodwill has been written down by A$137.5 million to A$113.8 million. In August 2002, Network TEN determined that there was a further impairment of Eye Corp. goodwill which resulted in an additional write down of A$40.9 million. Under Canadian GAAP in accordance with the adoption of CICA Handbook Section 3062, the Eye Corp. goodwill impairment has been recorded as a charge of $83.1 million to retained earnings as of September 1, 2001 with a further goodwill impairment loss of $56.1 million recorded as a charge to net earnings for the year ended August 31, 2002. Under Canadian GAAP, the fair value of Eye Corp. has been determined on a discounted cash flow basis. The decline in fair value is attributable to weaknesses in the out of home advertising market and to certain operational issues.

(3)	Network TEN has been in dispute with the Australian Tax Office (“ATO”) regarding the deductibility of debenture interest paid to the Company since 1997. Network TEN reached an agreement with the ATO during 2002. Under the agreement Network TEN will be entitled to deduct debenture interest until June 30, 2004. The settlement resulted in a non recurring income tax expense charge of A$36.2 million to Network TEN in the year ended August 31, 2002.

(4)	The Company’s economic interest in Network TEN’s earnings (loss) for the year ended August 31, 2002 is $(11.8) million (2001 — $52.6 million, 2000 — $72.2 million).

At August 31, 2002, the Company’s share of undistributed earnings of Network TEN was nil, (August 31, 2001 — $101.9 million). The Company estimates that the market value of the Company’s investment in Network TEN, based on quoted market rates for Ten Network Holdings Limited at August 31, 2002, was approximately $842 million (August 31, 2001 — $810 million).

CANWEST MEDIA INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

4.     Other Investments

	2002		2001

		Market		Market
	Cost	Value(1)	Cost	Value(1)

	$000	$000	$000	$000
Investments in publicly traded companies — at cost
Ulster Television plc(2)	92,006	148,340	92,006	95,109
Other	55,980	49,175	115,440	70,483

	147,986	197,515	207,446	165,592

Investments in private companies — at cost	8,602		34,052
Investments — on an equity basis	2,593		170,614

	159,181		412,112

During 2002, the Company wrote down the value of various other investments by $85.5 million to reflect the non temporary decline in market value.

(1)	Market values are based on quoted closing prices at August 31. The Company considers the excess of cost over market value to be a temporary decline in value, the result of short term market volatility.

(2)	The Company’s 29.9% equity interest is accounted for at cost, as the Company has not been successful in its attempts to gain board representation or to influence UTV’s management.

5.     Property, Plant and Equipment

Property, plant and equipment are classified as follows:

	2002

		Accumulated
	Cost	Amortization	Net

	$000	$000	$000
Land	60,002	—	60,002
Buildings	170,302	36,630	133,672
Machinery and equipment	648,706	197,498	451,208
Leasehold and land improvements	26,785	10,967	15,818

	905,795	245,095	660,700

	2001

		Accumulated
	Cost	Amortization	Net

	$000	$000	$000
Land	61,409	—	61,409
Buildings	212,497	35,426	177,071
Machinery and equipment	584,552	143,083	441,469
Leasehold and land improvements	16,418	7,192	9,226

	874,876	185,701	689,175

CANWEST MEDIA INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

6.     Intangibles and Goodwill

	2002

		Accumulated
	Cost	Amortization	Net

	$000	$000	$000
Intangibles
Finite life:
Circulation and other	140,000	26,972	113,028

Indefinite life:
Broadcast licences	706,031	81,091	624,940
Newspaper mastheads	365,000	6,510	358,490

	1,071,031	87,601	983,430

Total intangibles	1,211,031	114,573	1,096,458

Goodwill	2,720,382	120,138	2,600,244

	2001

		Accumulated
	Cost	Amortization	Net

	$000	$000	$000
Intangibles
Finite life:
Circulation and other	129,300	9,471	119,829

Indefinite life:
Broadcast licences	726,574	89,481	637,093
Newspaper mastheads	330,000	6,510	323,490

	1,056,574	95,991	960,583

Total intangibles	1,185,874	105,462	1,080,412

Goodwill	2,925,131	127,964	2,797,167

(a)	The divestiture of CKVU resulted in decreases in broadcast licences and goodwill of $22.4 million and $44.8 million respectively.

(b)	Sale of community newspapers and related assets in Atlantic Canada and Saskatchewan resulted in a decrease of goodwill of $187.9 million.

(c)	Acquisition of the remaining 50% interest in the National Post resulted in a net increase of goodwill of $47 million.

(d)	Changes in the currency translation rates used to translate the balances of goodwill and broadcast licences resulted in net increases in the balances of $2.2 million and $10.3 million respectively.

(e)	The resolution of an income tax issue related to a period prior to an acquisition resulted in a $13.4 million reduction in goodwill.

(f)	Amortization of circulation and other intangibles was $17.5 million for the year ended August 31, 2002.

CANWEST MEDIA INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

7.     Long Term Debt

	Interest		Interest
	Rate(1)	2002	Rate(1)	2001

		$000		$000
Term bank loans(2)	9.73%	1,791,938	9.14%	2,286,018
Senior subordinated notes(3)	7.8%	705,700	9.08%	703,585
Term and demand loan €21,375 (2001 — IRE£16,505)(4)	5.8%	32,686	5.32%	29,486
Term and demand loan (2001 — NZ$7,275)	—	—	6.50%	4,938

Long term debt		2,530,324		3,024,027
Less portion due within one year		(150,865)		(116,500)

Long term portion		2,379,459		2,907,527

(1)	The weighted average interest rate giving effect to interest rate swaps.

(2)	Credit facilities provide for revolving and term loans in the maximum amounts of $600,000,000 and $1,796,500,000 respectively. At August 31, 2002, the Company had drawn on availabilities under all of its term facilities, including U.S. dollar loans of US$705,765,000 and had no amounts drawn under revolving facilities. The revolving credit facility matures in November 2006. The amount of credit available under $1,796,500,000 of the term facilities decreases periodically until maturity between November 2006 and May 2009. Additional term facilities of $15,000,000, of which no amount was drawn at August 31, 2002, mature in August 2005. The loans bear interest at floating rates, and are collateralized by certain assets of the Company.

Up to $30,000,000 of the revolving credit facility is available on an operating basis, of which no amount was utilized at August 31, 2002.

(3)	The senior subordinated notes mature on May 15, 2011 and bear interest at 10.625% and include loans of US$425,000,000 and Canadian dollar loans of $60,724,000. Most of the Canadian dollar loans are held by the majority shareholder of CanWest. The notes rank junior to the Company’s senior credit facility and are guaranteed by certain subsidiaries of the Company.

(4)	These credit facilities provide for demand bank loans at August 31, 2002 in the maximum amount of €47,500,000 (2001 — IRE£46,086,000). The debt bears interest at floating rates and is secured by a letter of credit provided by the Company.

The Company has entered into various cross currency interest rate and interest rate swaps resulting in fixed interest costs on its senior indebtedness, in the principal amount of $1,796,500,000 at August 31, 2002 at rates ranging from 5.7% to 6.63%, plus a margin, for terms matching the maturity of the loans. (At August 31, 2001 the Company had fixed $1,884,000,000 at interest rates ranging from 5.7% to 6.73% plus a margin). In addition, the Company has entered into swaps resulting in floating rates on the US$425,000,000 senior subordinated notes.

The Company is subject to covenants under certain of the credit facilities referred to above, including thresholds for leverage and interest coverage, and is also subject to certain restrictions under negative covenants.

CANWEST MEDIA INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Principal payments in respect of long-term debt over the next five years are:

Year Ended August 31,	$000

2003	150,865
2004	132,070
2005	166,113
2006	204,800
2007	192,027

In addition to the facilities described above, the Company has additional operating loan facilities payable on demand of NZ$5,000,000 at floating rates. As at August 31, 2002, the Company’s indebtedness under these facilities was nil (2001 — $728,000).

8.     Business Combination Restructuring Accruals

At August 31, 2000, the Company had restructuring accruals of $113.1 million related to the acquisition and integration of WIC Western International Communications Ltd. (“WIC”). This balance was made up of approximately $75 million in required regulatory benefits, payable over a 6-year period, $12.5 million in severance costs, $10.0 million related to integration and rebranding of WIC and $15.6 million in other restructuring costs.

During 2001, the Company recorded restructuring accruals of $43.0 million related to the acquisition and restructuring of its publishing operations. Restructuring activities include the centralization of certain call centers, integration of the Company’s interactive and news and editorial operations, and centralization of business, finance and information technology functions. This balance was made up of $23.8 million in involuntary severance costs, and $19.2 million in other restructuring costs.

In the year ended August 31, 2002, the Company established a restructuring accrual of $7.0 million related to its acquisition and restructuring of the National Post. This balance is primarily related to involuntary severance costs and contract cancellation costs.

For the year ended August 31 2002, expenditures charged to the restructuring accruals were $43.9 million (August 31, 2001 — $19.5 million). As at August 31, 2002, an aggregate balance of $99.7 million remains accrued for future expenditures.

9.     Equity Instruments

(a) The authorized and issued capital stock of the Company is as follows:

Authorized

      An unlimited number of common shares.

      An unlimited number of preference shares.

Issued

	2002	2001

	$000	$000
	Revised	Revised
22,785 common shares	437,107	437,107
Junior subordinated notes, due November 15, 2020	934,335	840,649

	1,371,442	1,277,756

During the year ended August 31, 2001, the Company issued 22,785 common shares to its parent, one of which was issued upon incorporation, and 999 in exchange for all of the outstanding shares of GTNI, which have been recorded at the paid up value of the GTNI shares of $11,591,000. One common share

CANWEST MEDIA INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

was issued for $375,516,000 in November 2000, in connection with the acquisition of CanWest Publications, one common share was issued in March 2001 in connection with the restructuring of TV3 Ireland, and in April 2001 the Company issued 21,783 common shares to CanWest as consideration for the Series 2 preference shares issued by CanWest as consideration to the minority interests on the amalgamation of CBL.

The junior subordinated notes were issued to the Company’s parent on November 16, 2000 for $766,846,716 in connection with the financing of the acquisition of CanWest Publications. These junior subordinated notes bear interest at 12.155%, which under certain conditions could vary subject to a maximum limit of 13.03%. Additional junior subordinated notes were issued in satisfaction of interest. The Company has the option of settling all principal and interest obligations under the junior subordinated notes with shares, and therefore the debentures and associated interest have been classified as equity instruments.

(b) Revision of 2002 and prior year’s information

The Company’s 2002 and 2001 retained earnings, equity instruments, and income taxes recoverable have been revised to reflect certain adjustments to previously reported amounts. The Company has determined that interest on the junior subordinated notes was overstated in each of fiscal 2002 and 2001. These adjustments resulted in a decrease to junior subordinated notes in the amounts of $14.7 million and $2.3 million in 2002 and 2001 respectively; an increase to retained earnings in the amounts of $9.0 million and $1.4 million in 2002 and 2001 respectively; and a decrease in income taxes recoverable in the amounts of $5.7 million and $0.9 million in 2002 and 2001 respectively.

10.     Cumulative Translation Adjustments

The cumulative foreign currency translation adjustments account reflects the net changes in the respective book values of the Company’s investments in self-sustaining foreign operations due to exchange rate fluctuations since the respective dates of their acquisition or start-up.

The changes in this account arise from changes in the Australian, New Zealand, Irish and Euro currencies relative to the Canadian currency, and changes in the Company’s net investment in the book values of international operations.

Changes in this account were as follows:

	2002	2001	2000

	$000	$000	$000
Deferred loss, beginning of year	74,294	87,553	36,795
Deferred foreign currency exchange gain during the year	(24,636)	(6,059)	52,058
Realization of translation loss due to distributions	(1,000)	(7,200)	(1,300)

Deferred loss, end of year	48,658	74,294	87,553

The balance of cumulative translation adjustments at the end of the year represents net unrealized losses (gains) as follows:

	2002	2001	2000

	$000	$000	$000
Australian dollar	8,120	19,759	19,688
New Zealand dollar	40,266	55,467	67,508
Irish punt	—	(932)	357
Euro	272	—	—

	48,658	74,294	87,553

CANWEST MEDIA INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

11.     Income Taxes

The Company’s provision for income taxes reflects an effective income tax rate which differs from the combined Canadian statutory rate as follows:

	2002	2001	2000

	$000	$000	$000
Income taxes at combined Canadian statutory rate of 38.7% (2001 — 41.3%, 2000 — 43.7%)	60,127	17,644	62,393
Non-taxable portion of capital gains	(17,044)	(11,716)	(16,418)
Effect of valuation allowance on future tax assets	(3,552)	—	—
Effect of income tax losses not recognized	—	—	4,552
Non-deductible amortization expense	6,766	30,980	—
Effect of foreign income tax rates differing from Canadian income tax rates	(1,924)	(995)	6,360
Large corporations tax	3,250	1,788	293
Effect of substantially enacted income tax rate change on future tax balances	—	(70,573)	(14,832)
Other	(13)	5,592	(591)

Provision for (recovery of) income taxes	47,610	(27,280)	41,757

      An analysis of earnings before tax by jurisdiction follows:

	2002	2001	2000

	$000	$000	$000
Canada	137,566	10,907	169,371
Foreign	17,962	31,815	(26,595)

Earnings before tax	155,528	42,722	142,776

      An analysis of the provision for (recovery of) current and future income taxes by jurisdiction follows:

	2002	2001	2000

	$000	$000	$000
Current income taxes
Canada	38,455	69,523	65,868
Foreign	302	203	968

	38,757	69,726	66,836

Future income taxes
Canada	8,703	(94,544)	(24,926)
Foreign	150	(2,462)	(153)

	8,853	(97,006)	(25,079)

Provision for income taxes	47,610	(27,280)	41,757

CANWEST MEDIA INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Significant components of the Company’s future income tax assets and liabilities are as follows:

	2002	2001

	$000	$000
Future tax assets
Non-capital loss carryforwards	61,399	38,187
Accounts payable and other accruals	45,417	63,192
Pension and post retirement benefits	—	5,660
Less: valuation allowance	(20,717)	(10,840)

Total future tax assets	86,099	96,199

Future tax liabilities
Tax depreciation in excess of book depreciation	52,845	71,476
Pension obligations	14,823	—
Intangible assets	398,157	404,983
Other assets	11,266	13,813

Total future tax liabilities	477,091	490,272

Net future tax liability	390,992	394,073
Current net future tax asset	30,013	33,243

Net long term future tax liability	421,005	427,316

As at August 31, 2002, the Company had non capital loss carry forwards for income tax purposes of $197,592,000, that expire as follows: 2006 — $1,769,000, 2007 — $9,397,000, 2008 — $55,245,000, 2009 — $39,396,000, 2010 and thereafter — $91,785,000.

12.     Statements of Cash Flows

The following amounts comprise the net change in non-cash operating accounts included in the statements of cash flows:

	2002	2001	2000

	$000	$000	$000
Cash generated (utilized) by
Accounts receivable	(36,426)	93,424	38,422
Broadcast rights	(16,548)	(55,674)	31,817
Inventory	12,342	(7,342)	—
Other current assets	977	(8,788)	4,747
Other assets	(1,195)	24,878	—
Accounts payable and accrued liabilities	(67,947)	(35,769)	(44,586)
Deferred revenue	(4,120)	1,494	—
Income taxes payable	33,904	(14,154)	30,533
Broadcast rights accounts payable	11,925	(5,816)	(40,551)

	(67,088)	(7,747)	20,382

The following amounts were paid on account of interest and income taxes:

	2002	2001	2000

	$000	$000	$000
Interest	258,719	237,264	62,152
Income taxes	23,005	72,923	49,128

CANWEST MEDIA INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

13.     Retirement Assets and Obligations

Information on the Company’s pension and post retirement benefit plans follows:

			Post Retirement
	Pension Benefits		Benefits

	2002	2001	2002	2001

	$000	$000	$000	$000
Plan Assets
Fair value — beginning of year	220,346	96,351	—	—
Plan assets acquired	8,163	132,425	—	—
Investment income	3,739	(2,444)	—	—
Employer contributions	3,699	609	400	—
Employee contributions	5,800	4,475	—	—
Benefits, refund of contributions and administrative expenses	(7,027)	(11,070)	(400)	—

Fair value — end of year	234,720	220,346	—	—

Plan Obligations
Accrued benefit obligation — beginning of year	226,361	77,704	35,121	5,816
Obligation acquired	8,084	132,425	—	26,927
Accrued interest on benefits	18,252	13,814	2,503	1,959
Current service cost	15,174	10,586	1,198	419
Past service costs	11,868	—	—	—
Benefits, refund of contributions	(7,027)	(10,499)	(400)	—
Experience loss	4,900	2,331	2,744	—

Accrued benefit obligation — end of year	277,612	226,361	41,166	35,121

The Company’s accrued benefit asset is determined as follows:
Plan deficit	(42,892)	(6,015)	(41,166)	(35,121)
Unamortized net actuarial loss (gain)	41,662	21,069	2,752	—
Unamortized transitional obligation (asset)	(5,573)	(5,029)	4,938	5,377
Unamortized past service costs	11,542	—	—	—
Valuation allowance	(916)	(1,002)	—	—

Accrued plan asset	3,823	9,023	(33,476)	(29,744)

CANWEST MEDIA INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The valuation allowance represents the amount of surplus not recognized on the Company’s balance sheet.

The Company’s benefit expense is determined as follows:

	Pension Benefits			Post Retirement Benefits

	2002	2001	2000	2002	2001	2000

	$000	$000	$000	$000	$000	$000
Current service cost	15,174	10,586	1,806	1,198	419	—
Employee contributions	(5,800)	(4,475)	(456)	—	—	—
Accrued interest on benefits	18,252	13,814	2,790	2,503	1,959	—
Expected return on plan assets	(19,174)	(16,451)	(3,432)	—	—	—
Amortization of transitional (asset) obligation	(358)	(358)	—	439	439	—
Amortization of past service costs	527	—	—	—	—	—
Amortization of net experience losses	57	—	—	—	—	—
Changes in valuation allowance	(86)	(61)	(419)	—	—	—

Benefit expense	8,592	3,055	289	4,140	2,817	—
Employer contribution to the defined contribution plan	1,552	463	463	—	—	—

Total pension and post retirement benefit expense	10,144	3,518	752	4,140	2,817	—

Significant actuarial assumptions in measuring the Company’s accrued benefit obligations are as follows:

Discount rate	6.75- 7.25%	7.25%	7.25%	7.25%	7.00%	7.00%
Expected long-term rate of return on pension plan assets	7.00- 7.25%	7.25- 8.00%	7.25%	7.00%	7.00%	7.00%
Rate of compensation increase	3.50- 4.00%	4.00%	4.00%	4.00%	4.00%	4.00%
14.     Related Party Balances and Transactions

Due from parent and affiliated companies consist of the following:

	2002	2001

	$000	$000
Due from parent, CanWest — non-interest bearing	25,651	32,289
Due from various affiliated companies —
CanWest Entertainment Inc. — non-interest bearing	59,516	59,516
Fireworks Entertainment Inc. — bearing interest at prime	381,290	316,505

Due from parent and affiliated companies	466,457	408,310

The Company has entered into the following transactions with related parties. The related parties are the parent of the Company and other affiliates:

	2002	2001	2000

	$000	$000	$000
Operating expenses — acquisition of broadcast rights — Fireworks Entertainment Inc.	4,475	4,516	356
Interest income — Fireworks Entertainment Inc.	12,872	18,534	3,298
Interest expense — CanWest	—	2,613	9,298
Management fee expense — CanWest	—	7,600	9,000
Operating lease expense — CanWest	1,600	—	—

CANWEST MEDIA INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

All transactions occur at the exchange amount agreed to by the parties.

15.     Financial Instruments

Financial instruments consist of the following:

	2002		2001

	Carrying	Fair	Carrying	Fair
	Value	Value	Value	Value

	$000	$000	$000	$000
	Revised	Revised	Revised	Revised
Short term assets	466,738	466,738	360,501	360,501
Other investments	159,181	208,710	412,112	407,392
Short term liabilities	406,616	406,616	435,337	435,337
Long term debt	2,530,324	2,474,324	3,024,027	2,929,963
Other long term liabilities	86,217	86,217	88,809	88,809
Unrealized net loss on interest rate swaps	—	56,000	—	94,064
Due from parent and affiliated companies	466,457	466,457	408,310	408,310

The fair value of short term assets and liabilities, which include, cash, accounts receivable, income taxes recoverable, bank loans and advances, accounts payable and accrued liabilities and broadcast rights accounts payable approximate their fair value due to the short term nature of these financial instruments.

The fair value of other investments is primarily based on quoted market prices for publicly traded securities, and the most recent purchase transactions and agreements for non-listed securities.

The fair value of long term debt subject to floating interest rates approximates the carrying value. The fair value of long term debt subject to fixed interest rates is estimated by discounting future cash flows, including interest payments, using rates currently available for debt of similar terms and maturity.

The fair values of other long term liabilities including business combination restructuring accruals and broadcast rights accounts payable approximates their carrying values.

The fair values of unrealized net loss on interest rate and cross currency interest rate swaps are based on the amounts at which they could be settled based on estimates of market rates.

Credit risk

The Company is exposed to credit risk, primarily in relation to accounts receivable. Exposure to credit risk for advertiser accounts receivable is affected by the concentration of individual balances with large advertising agencies. The Company performs regular credit assessments of its customers and provides allowances for potentially uncollectable accounts receivable.

Interest rate risk

The Company manages its exposure to fluctuations in interest rates through the use of interest rate and cross currency interest rate swap agreements more fully described in note 7.

CANWEST MEDIA INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

16.     Jointly Controlled Enterprise

The following amounts included in the consolidated financial statements represent the company’s proportionate interest in TV3 Ireland.

	2002	2001

	$000	$000
Balance sheets
Assets
Current assets	9,329	7,106
Long term assets	12,732	12,801

	22,061	19,907

Liabilities
Current liabilities	32,906	5,700
Long term liabilities	4,643	29,486

	37,549	35,186

Statements of earnings
Revenue	25,643	9,542
Expenses	24,630	8,051

Net earnings	1,013	1,491

Statements of cash flows
Cash generated (utilized) by:
Operating activities	(1,936)	207
Investing activities	(130)	(227)
Financing activities	2,903	334

Net increase in cash	837	314

17.     Commitments and Contingencies

(a)	The Company has entered into various agreements for the right to broadcast certain feature films and syndicated television programs in the future. These agreements, which range in term from one to five years, generally commit the Company to acquire specific programs or films or certain levels of future productions. The acquisition of these broadcast rights is contingent on the actual production and/or the airing of the programs or films. Management estimates that at August 31, 2002 these agreements will result in future annual program and film expenditures of $250 million to $277 million.

(b)	The Company’s future minimum payments under the terms of its operating lease commitments are as follows:

2003	25,155,937
2004	22,332,208
2005	20,070,564
2006	16,946,527
2007	14,692,948

(c)	On March 5, 2001, a statement of claim was filed against CanWest, the Company and certain of the Company’s subsidiaries by CBL’s former minority interests requesting, among other things, that their interests in CBL, be purchased without minority discount. In addition, the claim alleges the Company

CANWEST MEDIA INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

wrongfully terminated certain agreements and acted in an oppressive and prejudicial manner towards the plaintiffs. The lawsuit seeks damages in excess of $345 million. The Company believes the allegations are substantially without merit and not likely to have a material adverse effect on its business, financial condition or results of operation. The Company intends to vigorously defend this lawsuit.

(d)	The Company is involved in various legal matters arising in the ordinary course of business. The resolution of these matters is not expected to have a material adverse effect on the Company’s financial position, results of operations or cash flows.

18.     Subsequent Event

Subsequent to the end of the 2002 fiscal year, the Company’s parent, CanWest, elected to redeem all of its outstanding Series 2 Preference Shares recorded at $50.0 million for an aggregate redemption price of $57.7 million. The shares were redeemed on December 18, 2002, and the Company financed the redemption through its senior credit facility.

In February 2003, the Company sold its interest in community newspapers and related assets in Southern Ontario for cash proceeds of $193.5 million. The accounting gain on this sale was $20.7; assets and liabilities disposed amounted to $179.6 million (including goodwill of $157.0 million) and $6.8 million respectively.

In April 2003, the Company issued US$200 million in 7.625% senior unsecured notes due April 15, 2013. The proceeds were used to finance the repayment of $275 million of obligations under the 12.125% junior subordinated notes issued by the Company’s parent.

19.     Segmented Information

The Company operates primarily within the publishing and online and broadcasting industries in Canada, New Zealand, Ireland and Australia.

Each segment reported below operates as a strategic business unit with separate management. Segment performance is measured primarily on the basis of net income before tax in each jurisdiction. There are no significant inter-segment items. Segmented information in Canadian dollars is as follows:

CANWEST MEDIA INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Publishing					Corporate
	and Online	Broadcasting

						and
	Canada	Canada	New Zealand		Ireland	Other	Consolidated

			TV	Radio

	$000	$000	$000	$000	$000	$000	$000
Revenue from external customers
2002	1,270,336	691,888	69,079	60,724	28,317	—	2,120,344
2001	919,923	701,027	58,436	56,864	31,056	—	1,767,306
2000	—	489,896	72,983	29,981	27,409	—	620,269
Operating profit (loss) before amortization
2002	288,028	191,092	(1,938)	16,361	7,654	(30,147)	471,050
2001	207,804	226,458	(8,939)	14,301	2,748	(8,302)	434,070
2000	—	166,418	(12,036)	7,002	(8,672)	(11,396)	141,316
Amortization of intangibles and goodwill
2002	17,500	—	—	—	—	—	17,500
2001	50,504	33,645	2,246	2,834	61	29	89,319
2000	—	16,217	2,198	1,441	192	29	20,077
Amortization of capital assets and other
2002	44,986	25,924	2,574	2,086	1,869	2,661	80,100
2001	32,649	24,195	2,731	1,919	3,046	228	64,768
2000	—	14,267	3,109	889	4,271	15	22,551
Financing expenses (revenue)
2002	238,521	125,170	261	188	1,728	(110,862)	255,006
2001	227,464	113,751	104	234	3,374	(76,084)	268,843
2000	—	59,745	(213)	106	2,970	(2,795)	59,813
Investment gains and dividend income net of write-downs
2002	—	—	—	—	—	37,084	37,084
2001	—	—	—	—	—	31,582	31,582
2000	—	—	—	—	—	103,901	103,901
Earnings (loss) before taxes
2002	(12,979)	31,898	(4,898)	14,087	3,809	123,611	155,528
2001	(100,046)	42,536	(14,298)	9,314	(3,733)	108,949	42,722
2000	—	76,189	(17,130)	4,566	(16,105)	95,256	142,776

CANWEST MEDIA INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Publishing					Corporate
	and Online	Broadcasting

						and
	Canada	Canada	New Zealand		Ireland	Other	Consolidated

			TV	Radio

	$000	$000	$000	$000	$000	$000	$000
Capital expenditures
2002	17,063	14,392	1,518	1,207	479	17,613	52,272
2001	21,932	16,465	2,163	1,090	86	—	41,736
2000	—	11,156	189	637	2,635	—	14,617
Property, plant and equipment
2002	490,932	122,956	22,635	8,481	4,183	11,513	660,700
2001	523,381	130,211	22,099	8,781	4,288	415	689,175
Intangibles
2002	478,439	491,157	47,657	75,333	2,219	1,653	1,096,458
2001	450,239	513,807	43,851	70,020	1,330	1,165	1,080,412
Goodwill
2002	1,920,333	604,752	19,613	54,323	1,223	—	2,600,244
2001	2,060,559	662,733	19,613	53,039	1,223	—	2,797,167
Total assets
2002	3,219,846	1,588,000	141,677	150,176	21,530	612,685	5,733,914
2001	3,360,423	1,721,356	133,018	141,761	21,950	772,792	6,151,300
Reconciliation of net earnings before taxes to net earnings — year ended August 31, 2002
Earnings (loss) before income tax	(12,979)	31,898	(4,898)	14,087	3,809	123,611	155,528
(Provision for) recovery of income taxes	(8,731)	(6,595)	42	94	(612)	(31,808)	(47,610)
Minority interests	4,330	—	—	—	—	—	4,330
Interest in loss of Network TEN	—	—	—	—	—	(11,815)	(11,815)
Interest in loss of other equity accounted affiliates	—	(1,523)	—	—	—	—	(1,523)
Realized translation adjustments	—	—	—	—	—	(1,000)	(1,000)

Net earnings (loss) for the year	(17,380)	23,780	(4,856)	14,181	3,197	78,988	97,910

Reconciliation of net earnings before taxes to net earnings — year ended August 31, 2001
Earnings (loss) before income tax	(100,046)	42,536	(14,298)	9,314	(3,733)	108,949	42,722
(Provision for) recovery of income taxes	18,304	35,099	2,821	(614)	269	(28,599)	27,280
Minority interests	—	(2,531)	—	(665)	—	—	(3,196)
Interest in earnings of Network TEN	—	—	—	—	—	52,567	52,567
Interest in earnings (loss) of other equity accounted affiliates	(16,385)	1,894	—	—	—	—	(14,491)
Realized translation adjustments	—	—	—	—	—	(7,200)	(7,200)

Net earnings (loss) for the year	(98,127)	76,998	(11,477)	8,035	(3,464)	125,717	97,682

CANWEST MEDIA INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Publishing					Corporate
	and Online	Broadcasting

						and
	Canada	Canada	New Zealand		Ireland	Other	Consolidated

			TV	Radio

	$000	$000	$000	$000	$000	$000	$000
Reconciliation of net earnings before taxes to net earnings — year ended August 31, 2000
Earnings (loss) before income tax	—	76,189	(17,130)	4,566	(16,105)	95,256	142,776
(Provision for) recovery of income taxes	—	(12,008)	988	(1,285)	1,754	(31,206)	(41,757)
Minority interests	—	(2,607)	—	(268)	5,049	—	2,174
Interest in earnings of Network TEN	—	—	—	—	—	72,194	72,194
Interest in earnings of WIC	—	2,286	—	—	—	—	2,286
Realized translation adjustments	—	—	—	—	—	(1,300)	(1,300)

Net earnings (loss) for the year	—	63,860	(16,142)	3,013	(9,302)	134,944	176,373

20.     United States Accounting Principles

These consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles (“GAAP”). In certain aspects GAAP as applied in the United States (“U.S.”) differs from Canadian GAAP.

Principal Differences Affecting the Company

Comprehensive Income

Comprehensive income, defined as all changes in equity other than those resulting from investments by owners and distributions to owners, must be reported under U.S. GAAP. There is no similar requirement under Canadian GAAP.

Pre-operating Costs

In the U.S., pre-operating costs are expensed in the period incurred. In accordance with Canadian GAAP, the Company defers pre-operating costs until commencement of commercial operations and amortizes the deferred costs over a period of five years.

Foreign Currency Translation

In the U.S., distributions from self-sustaining foreign operations do not result in a realization of the cumulative translation adjustments account. Realization of such foreign currency translation adjustments occurs only upon the sale of all or a part of the investment giving rise to the translation adjustments. In accordance with Canadian GAAP, reductions in the net investment in self-sustaining foreign operations result in a proportionate reduction in the cumulative foreign currency translation adjustment accounts.

Programming Commitments

Under Canadian GAAP, certain programming commitments related to an acquisition imposed by regulatory requirements were accrued in the purchase equation. Under U.S. GAAP, these costs are expensed as incurred.

Equity Accounted Affiliates

Under U.S. GAAP, investments placed in trust due to regulatory requirements must be accounted for at cost. Under Canadian GAAP, these investments are accounted as cost, equity or consolidated investments based on the level of influence that the investor has over the investment.

CANWEST MEDIA INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Investment in WIC on an Equity Basis

Under Canadian GAAP, the investment in WIC was accounted for using the equity method during the period that this investment was held in trust pending completion of the regulatory approval process. Under US GAAP, the investment was accounted for on a cost basis then, as a result of receiving approval to complete the purchase of WIC, the Company changed its method of accounting for WIC to the equity method. The change in accounting policy was retroactively applied as required under APB Opinion No. 18, The Equity Method of Accounting for Investments in Common Stock. Effective July 6, 2000, the Company consolidated its investment in WIC for both Canadian and US GAAP purposes.

Impairment of Long-Lived Assets

Under U.S. GAAP, the Company recognizes an impairment loss on property, equipment and broadcast licences and circulation if the undiscounted expected future cash flows are less than the carrying value. The impairment loss recognized would be an amount equal to the difference between the carrying amount and the fair vale of the assets. Under Canadian GAAP, the impairment loss would be in the amount equal to the difference between the carrying amount and the undiscounted expected future cash flows.

Under U.S. GAAP, goodwill associated with assets acquired in a purchase business combination is included in impairment evaluations of other long-lived assets when event or circumstances exist that indicate the carrying value of those assets may not be recoverable. In addition, impairments of goodwill would be recognized when a review indicates that the goodwill will not be recoverable, as determined based on projected income and cash flows on a undiscounted basis from the underlying operations. In such circumstances, the goodwill will be reduced to the estimated recoverable amount. Under Canadian GAAP, prior to the acquisition of WIC and CanWest Publications, the Company has not had any significant goodwill arising on its acquisitions.

The Company regularly assesses the carrying value of its assets and has determined that there is no impairment in long-lived assets at this time.

Investment in Marketable Securities

In the U.S., investment assets classified as “available for sale” are carried at market, and unrealized temporary gains and losses are included, net of tax, in accumulated comprehensive income. In accordance with Canadian GAAP, the Company carries its investment in marketable securities at lower of cost and net realizable value. A provision for loss in value of marketable securities is made when a decline in market value is considered other than temporary.

Effect of Tax Rate Changes

Under U.S. GAAP, changes in tax rates are applied to reduce or increase future income tax assets or liabilities when the proposed tax rate change has received legislative approval. Under Canadian GAAP, tax rate changes are applied when the change in tax rate is considered substantively enacted.

Cash Flow Statement

The Canadian accounting standard for the preparation of cash flow statements is consistent with the guidance provided under IAS 7, and accordingly, the cash flow statements presented herein have not been reconciled to U.S. GAAP under the accommodation provided by the Securities and Exchange Commission of the United States (“SEC”).

Proportionate Consolidation

In the U.S., investments in jointly controlled entities are accounted as equity investments. Canadian GAAP requires the accounts of jointly controlled enterprises to be proportionately consolidated. This accounting difference applies to the Company’s investment in TV3 Ireland.

CANWEST MEDIA INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Accounting for Derivative Instruments and Hedging Activities

Under U.S. GAAP, entities are required to recognize all derivative instruments as either assets or liabilities in the balance sheet and measure those instruments at fair value. The changes in fair value of the derivative are included in the statement of earnings. Under Canadian GAAP, hedging derivatives are eligible for hedge accounting if certain criteria are met. Non-hedging derivatives are recognized at their fair value as either assets or liabilities.

Debt Classification

Effective for 2002, in accordance with new requirements under Canadian GAAP which are consistent with US GAAP, the Company has classified all debt maturing in the following twelve months as current if refinancing was not in place. Previously under Canadian GAAP, debt which the Company intended to refinance was classified as long term. For 2001 under US GAAP this debt was reclassified as current.

Classification of Equity

Under Canadian GAAP, the Company’s junior subordinated notes are classified as equity instruments because the Company has the option of settling all principal and interest obligations with shares of the Company. Under U.S. GAAP, these debentures are classified as debt in accordance with their legal form.

Cumulative Effect of the Prospective Adoption of New Accounting Pronouncements

Under U.S. GAAP, the transitional impairment of goodwill related to Network TEN is recorded as a charge to net earnings in accordance with Statement of Financial Accounting Standard No. 142, Goodwill and Other Intangibles, where as under Canadian GAAP it is recorded as a charge to opening retained earnings. The principles and methods for computing impairment in accordance with FAS 142 are similar to those prescribed under Canadian GAAP as described in notes 1 and 3.

Integration Costs Related to CanWest Publications

Under Canadian GAAP, certain integration costs related to the CanWest Publications acquisition were accrued in the purchase equation. Under US GAAP, these costs are expensed as incurred.

Revision of 2002 and prior years’ information

The Company’s 2001 and subsequent periods net income and shareholders’ equity have been revised to reflect certain adjustments to previously reported net income and shareholders’ equity in accordance with US GAAP for the accounting for derivative financial instruments. The Company has determined, notwithstanding their designation as hedges and achievement of their intended economic purpose, its cross currency interest rate and interest rate swaps did not meet all of the criteria for hedge accounting under FAS 133. As result, the unrealized gains and losses on derivative financial instruments are included in net income as they arise, whereas previously these amounts were included in other comprehensive income. These adjustments resulted in increasing net income for 2002 by $27.5 million (net of income taxes of $1.3 million), decreasing net income for 2001 by $55.6 million (net of income taxes of $37.0 million). The effect on shareholders equity resulting from this adjustment as at August 31, 2002 was an increase of $4.8 million (net of income taxes of $9.4 million) and as at August 31, 2001 a decrease of $5.9 million (net of income taxes of $2.5 million). In addition, the Company determined as explained in Note 9 (b) that interest on the CMI notes was computed incorrectly. This adjustment resulted in increasing net income for 2002 by $7.6 million (net of income taxes of $4.8 million) and for 2001 by $1.4 million (net of income taxes of $0.9 million). The effect on shareholders equity resulting from this adjustment as at August 31, 2002 was an increase of $9.0 million (net of income taxes of $5.7 million) and as at August 31, 2001 an increase of $1.4 million (net of income taxes of $0.9 million).

CANWEST MEDIA INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

New Accounting Standards

a) Accounting for Asset Retirement Obligations

In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 143, Accounting for Asset Retirement Obligations. FAS 143 requires that an asset retirement obligation be recognized as a liability, measured at fair value, in the period in which the obligation is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long lived assets and amortized to expense over the assets useful life. FAS 143 is effective for financial statements issued for fiscal years beginning after June 15, 2002. The Company is currently considering the impact of FAS 143.

b) Accounting for the Impairment or Disposal of Long-Lived Assets

In fiscal 2003, the Company will adopt new standards approved by the Financial Accounting Standards Board, Statement of Financial Accounting Standard No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. The Standard requires that an impairment loss should be recognized if the carrying amount of a long-lived asset is not recoverable and exceeds its fair value for assets in use. For long-lived assets classified as held for sale they should be measured at the lower of their carrying amount or fair value less cost to sell. The standard also changes the criteria for classification of operating results as discontinued operations. FAS 144 is effective for financial statements prepared beginning on or after December 15, 2001. The Company is currently considering the impact of FAS 144.

c) Technical Corrections

In April 2002, Statement of Financial Accounting Standard No. 145 was issued rescinding the requirement to include gains and losses on the settlement of debt as extraordinary items. FAS 145 is applicable for fiscal years beginning on or after May 15, 2002. The standard has been adopted by the Company with no impact.

d) Accounting for Costs Associated with Exit or Disposal Activities

In June, 2002, Statement of Financial Accounting Standard No. 146 was issued. The standard requires that liabilities for exit or disposal activity costs be recognized and measured at fair value when the liability is incurred. This standard is effective for disposal activities initiated after December 31, 2002.

CANWEST MEDIA INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Reconciliation of Financial Statements

Consolidated Statements of Earnings

The following is a reconciliation of net earnings reflecting the differences between Canadian and U.S. GAAP:

	2002	2001	2000

	$000	$000	$000
	Revised	Revised
Net earnings in accordance with Canadian GAAP	97,910	97,682	176,373
Pre-operating costs — net of tax of $1,331 (2001 — $1,175, 2000 — $544)	(100)	3,337	2,788
Realization of cumulative translation losses — net of tax of nil	1,000	7,200	1,300
Reversal of amortization of goodwill related to future programming costs imposed by regulatory requirement on business combination, net of tax of nil	—	938	—
Programming costs imposed by regulatory requirement, net of tax of $2,438 (2001 — $774)	(3,232)	(1,026)	—
Integration costs related to CanWest Publications net of tax of $827	(1,470)	—	—
Equity accounted affiliates in trust, net of tax of nil	3,375	(3,375)	—
Reclassification of interest on junior subordinated notes from equity net of tax of $36,537 (2001 — $28,900)	(57,148)	(44,902)	—
Timing of tax rate enactment	—	14,832	(14,832)
Investment in WIC on an equity basis net of tax of nil (2001 — nil, 2000 — $22,452)	—	—	47,045
Amortization of WIC goodwill adjustment resulting from retroactive equity accounting of WIC upon regulatory approval net of tax of nil	—	(1,576)	—
Unrealized gains (losses) on interest rate and cross currency swaps net of tax of $1,268 (2001 — $37,016)	27,535	(55,618)	—

Net earnings in accordance with U.S. GAAP before cumulative effect of adoption of new accounting policy	67,870	17,492	212,674
Cumulative effect of adoption of new goodwill and intangibles accounting policy net of tax of $2,500	(45,269)	—	—

Net earnings in accordance with U.S. GAAP	22,601	17,492	212,674
Amortization of goodwill and indefinite life intangibles net of tax of 2001 — $11,975 (2000 — $9,106)	—	63,506	11,810
Amortization of goodwill and indefinite life intangibles in equity accounted affiliates net of tax of nil	—	6,211	4,225

Net earnings in accordance with U.S. GAAP adjusted to exclude amortization expense recognized in 2001 and 2000	22,601	87,209	228,709

CANWEST MEDIA INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Statements of Comprehensive Income (Loss)

Comprehensive Income (Loss) — Current Periods

	2002	2001	2000

	$000	$000	$000
	Revised	Revised
Net earnings in accordance with U.S. GAAP	22,601	17,492	212,674

Other comprehensive income, net of tax:
Foreign currency translation gain	24,636	6,059	(52,058)

Reclassification of transition adjustment related to interest rate swaps net of tax of $69 (2001-$70)	115	114	—

Unrealized gains (losses) on securities available for sale, net of tax of nil (2001 — $5,755, 2000 — $3,624)	31,387	(73,178)	36,460
Reversal of unrealized loss (gains) on sale of security available for sale, net of tax of nil (2001 — $486, 2000 — $2,529)	60,000	(987)	(7,332)

	91,387	(74,165)	29,128

Comprehensive income (loss)	138,739	(50,500)	184,480

Other Comprehensive Income (Loss) — Accumulated Balances

		Unrealized
	Foreign	Gains	Transition
	Currency	(Losses) on	Adjustment
	Translation	Securities	on Swaps	Total

			$000	$000
	$000	$000	Revised	Revised
Balance — August 31, 2000	(85,783)	32,307	—	(53,476)
Transition adjustment on swaps	—	—	(2,577)	(2,577)
Change during 2001	6,059	(74,165)	114	(67,992)

Balance — August 31, 2001	(79,724)	(41,858)	(2,463)	(124,045)
Change during 2002	24,636	91,387	115	116,138

Balance — August 31, 2002	(55,088)	49,529	(2,348)	(7,907)

CANWEST MEDIA INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Consolidated Balance Sheets

Balance sheet captions restated to reflect the above items are presented below:

	August 31,

	2002	2001

	$000	$000
	Revised	Revised
Assets
Current assets	628,862	537,868
Investment in Network TEN	4,494	107,210
Property, plant and equipment	660,700	689,175
Intangibles and goodwill	3,714,768	3,895,644
Due from parent and affiliated companies	466,457	408,310
Other investments	208,710	366,879
Other assets	186,394	121,417

	5,870,385	6,126,503

Liabilities
Current liabilities	586,670	641,116
Long-term debt	3,320,781	3,685,624
Other liabilities	197,751	165,349
Future income taxes	393,950	401,921

	4,499,152	4,894,010

Shareholder’s Equity
Capital stock	437,107	437,107
Contributed surplus	132,953	132,953
Retained earnings	809,080	786,478
Accumulated other comprehensive income (loss)	(7,907)	(124,045)

	1,371,233	1,232,493

	5,870,385	6,126,503

CANWEST MEDIA INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

A reconciliation of shareholder’s equity reflecting the differences between Canadian and U.S. GAAP is set out below:

	For the Years Ended
	August 31,

	2002	2001

	$000	$000
	Revised	Revised
Shareholder’s equity in accordance with Canadian GAAP	2,259,230	2,144,415
Adjustments relating to pre-operating costs — net of tax of $3,608 (2001 — $2,277)	(6,473)	(6,373)
Programming costs imposed by regulatory requirement on business combination net of tax of $3,212 (2001 — $774)	(4,258)	(1,026)
Adjustment to goodwill resulting from retroactive equity accounting of WIC upon regulatory approval — net of tax of nil	38,503	38,503
Reversal of amortization of goodwill related to future programming expenses, net of tax of nil	938	938
Integration costs related to CanWest Publications net of tax of $827	(1,470)	—
Adjustment to reflect losses on interest rate and cross currency swaps net of tax of $35,748 (2001 — $37,016)	(28,083)	(55,618)
Equity accounted affiliates in trust net of tax of nil	—	(3,376)
Transition adjustment on interest rate swaps, net of tax of $1,383 (2001-$1,452)	(2,348)	(2,463)
Reclassification of junior subordinated notes to debt	(934,335)	(840,649)
Adjustment to reflect unrealized gain (loss) on other investments net of tax of nil (2001 — nil)	49,529	(41,858)

Shareholder’s equity in accordance with U.S. GAAP	1,371,233	1,232,493

Allowance for Doubtful Accounts and Bad Debt Provision

Included in accounts receivable at August 31, 2002 is an allowance for doubtful accounts of $13,652,000 (2001 — $14,289,000).

Included in operating expenses for the year ended August 31, 2002 are bad debt expense of $5,662,000 (2001 — $7,334,000, 2000 — recovery of $300,000).

Accounts Payable and Accrued Liabilities

Included in accrued liabilities for the year ended August 31, 2002 is accrued salaries of $62,211,000 (2001 — $57,006,000).

Rent Expense

Included in operating expenses for the year ended August 31, 2002 is rent expense of $17,338,000 (2001 — $11,863,000, 2000 — $8,102,000).

Amortization of Intangibles

Amortization expense related to existing finite life intangibles will be $17.5 million per year to 2005, $8.8 million and $1.5 million in 2006 and 2007 respectively.

CANWEST MEDIA INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

21.	Consolidating Financial Information

The Company has entered into financing arrangements which are guaranteed by the Company and certain of its wholly-owned subsidiaries (the “Guarantor Subsidiaries”). Such guarantees are full, unconditional and joint and several.

The following supplemental financial information sets forth, on an unconsolidated basis, balance sheets, statements of operations and cash flow information for the Company, Guarantor Subsidiaries and the Company’s other subsidiaries (the “Non-Guarantor Subsidiaries”). The supplemental financial information reflects the investments of the Company in the Guarantor and Non-Guarantor subsidiaries using the equity method of accounting. As indicated in note 1 for the year ended August 31, 2000 the results of the Company reflect results identical to those of GTNI on a continuity of interests basis. As of September 28, 2000, when the Company was created, results reflect the actual results of the Company.

CANWEST MEDIA INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

SUPPLEMENTAL CONSOLIDATING BALANCE SHEET

August 31, 2002
Revised

	CanWest Media Inc.	Consolidated	Non-Guarantor	Elimination
	Parent Company	Guarantors	Subsidiaries	Entries	Consolidated

	$000	$000	$000	$000	$000
ASSETS
Current Assets
Cash	(15,303)	62,762	2,319	—	49,778
Accounts receivable	803	368,630	12,904	—	382,337
Income taxes recoverable	2,842	32,288	(507)	—	34,623
Inventory	—	19,836	—	—	19,836
Broadcast rights	—	90,193	7,903	—	98,096
Future income taxes	—	30,013	—	—	30,013
Other	1,218	11,559	454	—	13,231

	(10,440)	615,281	23,073	—	627,914
Investment in Network TEN	—	4,494	—	—	4,494
Investment in equity accounted subsidiaries	1,253,792	—	—	(1,253,792)	—
Other investments	7	159,173	1	—	159,181
Broadcast rights	—	19,359	3,813	—	23,172
Due from parent and affiliated companies	3,431,492	(2,913,040)	(51,995)	—	466,457
Property, plant and equipment	16,555	634,478	9,667	—	660,700
Other assets	67,796	24,479	3,019	—	95,294
Intangibles	—	1,093,274	3,184	—	1,096,458
Goodwill	—	2,599,021	1,223	—	2,600,244

	4,759,202	2,236,519	(8,015)	(1,253,792)	5,733,914

LIABILITIES
Current Liabilities
Accounts payable	—	154,609	3,643	—	158,252
Accrued liabilities	2,334	201,014	9,722	—	213,070
Broadcast rights accounts payable	—	34,511	783	—	35,294
Deferred revenue	—	30,522	—	—	30,522
Current portion of long term debt	122,822	—	28,043	—	150,865

	125,156	420,656	42,191	—	588,003
Long term debt	2,374,816	—	4,643	—	2,379,459
Other accrued liabilities	—	85,951	266	—	86,217
Future income taxes	—	423,041	(2,036)	—	421,005

	2,499,972	929,648	45,064	—	3,474,684

Shareholder’s Equity
Equity instruments	1,371,442	437,110	1,246	(438,356)	1,371,442
Contributed surplus	132,953	132,953	2,654	(135,607)	132,953
Retained earnings	803,493	785,195	(56,708)	(728,487)	803,493
Cumulative foreign currency translation adjustments	(48,658)	(48,387)	(271)	48,658	(48,658)

	2,259,230	1,306,871	(53,079)	(1,253,792)	2,259,230

	4,759,202	2,236,519	(8,015)	(1,253,792)	5,733,914

CANWEST MEDIA INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

SUPPLEMENTAL CONSOLIDATING BALANCE SHEET — (Continued)
August 31, 2002
Revised

	CanWest Media Inc.	Consolidated	Non-Guarantor	Elimination
	Parent Company	Guarantors	Subsidiaries	Entries	Consolidated

	$000	$000	$000	$000	$000
Shareholder’s Equity in accordance with Canadian GAAP	2,259,230	1,306,871	(53,079)	(1,253,792)	2,259,230
Adjustments relating to pre-operating costs — net of tax of $3,608	—	(3,656)	(2,817)	—	(6,473)
Programming costs imposed by regulatory requirement on business combination net of tax of $3,212	—	(4,258)	—	—	(4,258)
Adjustment to goodwill resulting from retroactive equity accounting of WIC upon regulatory approval — net of tax of nil	—	38,503	—	—	38,503
Reversal of amortization of goodwill related to future programming expenses, net of tax of nil	—	938	—	—	938
Integration costs related to CanWest Publications net of tax of $827	—	(1,470)	—	—	(1,470)
Adjustment to reflect losses on interest rate and cross currency swaps net of tax of $35,748	(28,083)	—	—	—	(28,083)
Transition adjustment on interest rate swaps net of tax of $1,383	(2,348)	—	—	—	(2,348)
Reclassification of junior subordinated notes to debt	(934,335)	—	—	—	(934,335)
Adjustment to reflect unrealized gain on other investments net of tax of nil	—	49,529	—	—	49,529

Shareholder’s equity in accordance with U.S. GAAP	1,294,464	1,386,457	(55,896)	(1,253,792)	1,371,233

CANWEST MEDIA INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

SUPPLEMENTAL CONSOLIDATING STATEMENT OF OPERATIONS

For the Year Ended August 31, 2002
Revised

	CanWest Media Inc.	Consolidated	Non-Guarantor	Elimination
	Parent Company	Guarantors	Subsidiaries	Entries	Consolidated

	$000	$000	$000	$000	$000
Revenue	—	2,046,669	73,675	—	2,120,344
Operating expenses	—	1,066,135	42,807	—	1,108,942
Selling, general and administrative expenses	9,628	515,390	15,334	—	540,352

	(9,628)	465,144	15,534	—	471,050
Amortization of broadcast licenses, goodwill and circulation	—	17,500	—	—	17,500
Amortization of property, plant and equipment	2,356	68,033	3,041	—	73,430
Other amortization	—	2,994	3,676	—	6,670

	(11,984)	376,617	8,817	—	373,450
Financing (expenses) income	129,153	(373,371)	(10,788)	—	(255,006)
Investment gains net of write-down of investments	—	33,843	—	—	33,843
Dividend income	—	3,241	—	—	3,241

	117,169	40,330	(1,971)	—	155,528
Provision for (recovery of) income taxes	33,338	16,281	(2,009)	—	47,610

Earnings before the following	83,831	24,049	38	—	107,918
Minority interest	—	4,330	—	—	4,330
Interest in loss of Network TEN	—	(11,815)	—	—	(11,815)
Interest in earnings of equity accounted affiliates	14,079	(1,523)	—	(14,079)	(1,523)
Realized currency translation adjustments	—	(1,000)	—	—	(1,000)

Net earnings for the year	97,910	14,041	38	(14,079)	97,910
Retained earnings — beginning of year	806,574	876,133	(54,456)	(821,677)	806,574
Adjustment for the adoption of new accounting pronouncement	(45,269)	(45,269)	—	45,269	(45,269)
Dividends	—	(59,710)	(2,290)	62,000	—
Interest on junior subordinated debentures — net of tax of $41,373	(64,711)	—	—	—	(64,711)

Retained earnings — end of year	794,504	785,195	(56,708)	(728,487)	794,504

Net earnings in accordance with Canadian GAAP	97,910	14,041	38	(14,079)	97,910
Pre-operating costs net of tax of $1,331	—	(3,656)	3,556	—	(100)
Realization of currency translation adjustments net of tax of nil	—	1,000	—	—	1,000
Integration costs related to CanWest Publications net of tax of $827	—	(1,470)	—	—	(1,470)
Programming costs imposed by regulatory requirement, net of tax of $2,438	—	(3,232)	—	—	(3,232)
Equity accounted affiliates in trust, net of tax of $nil	—	3,375	—	—	3,375
Reclassification of interest on junior subordinated debentures from equity net of tax of $36,537	(57,148)	—	—	—	(57,148)
Unrealized gain (loss) on interest rate and cross currency interest rate swaps net of tax of $1,268	27,535	—	—	—	27,535

Net earnings (loss) in accordance with U.S. GAAP before cumulative effect of adoption of new accounting policy	68,297	10,058	3,594	(14,079)	67,870
Cumulative effect of adoption of new goodwill and intangibles accounting policy net of tax of $2,500	—	(45,269)	—	—	(45,269)

Net earnings (loss) in accordance with U.S. GAAP	68,297	(35,211)	3,594	(14,079)	22,601

CANWEST MEDIA INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

SUPPLEMENTAL CONSOLIDATING STATEMENT OF CASH FLOWS

For the Year Ended August 31, 2002

	CanWest Media Inc.	Consolidated	Non-Guarantor	Elimination
	Parent Company	Guarantors	Subsidiaries	Entries	Consolidated

	$000	$000	$000	$000	$000
CASH GENERATED (UTILIZED) BY:
Operating activities
Net earnings for the year	97,910	14,041	38	(14,079)	97,910
Items not affecting cash Amortization	12,298	88,527	6,717	—	107,542
Future income taxes	—	11,060	150	—	11,210
Interest in loss of Network TEN	—	11,815	—	—	11,815
Interest in loss (earnings) of equity accounted affiliates	(14,079)	1,523	—	14,079	1,523
Minority interests	—	(4,330)	—	—	(4,330)
Realized translation adjustments	—	1,000	—	—	1,000
Investment gains net of write-down of investments	—	(33,843)	—	—	(33,843)
Distributions from Network TEN	—	60,984	—	—	60,984

	96,129	150,777	6,905	—	253,811
Changes in non-cash operating accounts	4,061	(73,790)	2,641	—	(67,088)

	100,190	76,987	9,546	—	186,723

Investing Activities
Other investments	—	(4,400)	(787)	—	(5,187)
Proceeds from sale of investments	—	87,000	—	—	87,000
Proceeds from divestitures	—	390,059	—	—	390,059
Purchase of property, plant and equipment	(18,735)	(33,058)	(479)	—	(52,272)
Advances to parent and affiliated companies	329,650	(374,925)	—	—	(45,275)

	310,915	64,676	(1,266)	—	374,325

Financing Activities
Dividends paid	62,000	(59,710)	(2,290)	—	—
Repayment of long term debt	(488,408)	—	(5,295)	—	(493,703)
Net change in bank loans and advances	—	(28,999)	—	—	(28,999)

	(426,408)	(88,709)	(7,585)	—	(522,702)

Net change in cash	(15,303)	52,954	695	—	38,346
Cash — beginning of year	—	9,808	1,624	—	11,432

Cash — end of year	(15,303)	62,762	2,319	—	49,778

CANWEST MEDIA INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

SUPPLEMENTAL CONSOLIDATING BALANCE SHEET

August 31, 2001
Revised

	CanWest Media Inc.	Consolidated	Non-Guarantor	Elimination
	Parent Company	Guarantors	Subsidiaries	Entries	Consolidated

	$000	$000	$000	$000	$000
ASSETS
Current Assets
Cash	—	3,480	7,952	—	11,432
Accounts receivable	4,725	313,820	26,320	—	344,865
Income taxes recoverable	(730)	11,784	(6,850)	—	4,204
Inventory	—	30,817	—	—	30,817
Broadcast rights	—	86,301	10,084	—	96,385
Future income taxes	—	33,542	(299)	—	33,243
Other	5,875	10,644	403	—	16,922

	9,870	490,388	37,610	—	537,868
Investment in Network TEN	—	107,210	—	—	107,210
Investment in equity accounted subsidiaries	1,308,781	—	—	(1,308,781)	—
Other investments	—	412,111	1	—	412,112
Broadcast rights	—	3,635	4,700	—	8,335
Due from parent and affiliated companies	3,773,446	(3,356,125)	(9,011)	—	408,310
Property, plant and equipment	—	663,802	25,373	—	689,175
Other assets	88,442	13,575	8,694	—	110,711
Intangibles	—	1,055,037	25,375	—	1,080,412
Goodwill	—	2,749,084	48,083	—	2,797,167

	5,180,539	2,138,717	140,825	(1,308,781)	6,151,300

LIABILITIES
Current Liabilities
Bank loans and advances	—	28,999	—	—	28,999
Accounts payable	—	119,655	4,740	—	124,395
Accrued liabilities	27,061	221,246	10,683	—	258,990
Broadcast rights accounts payable	—	22,189	764	—	22,953
Deferred revenue	—	31,396	—	—	31,396
Current portion of long term debt	116,500	—	—	—	116,500

	143,561	423,485	16,187	—	583,233
Long term debt	2,892,563	(23,017)	37,981	—	2,907,527
Other accrued liabilities	—	88,543	266	—	88,809
Future income taxes	—	410,894	16,422	—	427,316

	3,036,124	899,905	70,856	—	4,006,885

Shareholder’s Equity
Equity instruments	1,277,756	437,110	1,370	(438,480)	1,277,756
Contributed surplus	132,953	26,097	106,856	(132,953)	132,953
Retained earnings	808,000	850,831	(39,189)	(811,642)	808,000
Cumulative foreign currency translation adjustments	(74,294)	(75,226)	932	74,294	(74,294)

	2,144,415	1,238,812	69,969	(1,308,781)	2,144,415

	5,180,539	2,138,717	140,825	(1,308,781)	6,151,300

CANWEST MEDIA INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

SUPPLEMENTAL CONSOLIDATING BALANCE SHEET — (Continued)
Revised

	CanWest Media Inc.	Consolidated	Non-Guarantor	Elimination
	Parent Company	Guarantors	Subsidiaries	Entries	Consolidated

	$000	$000	$000	$000	$000
Shareholder’s Equity in accordance with Canadian GAAP	2,144,415	1,238,812	69,969	(1,308,781)	2,144,415
Adjustments relating to pre-operating costs — net of tax of $2,277	—	—	(6,373)	—	(6,373)
Programming costs imposed by regulatory requirement on business combination net of tax of $774	—	(1,026)	—	—	(1,026)
Adjustment to goodwill resulting from retroactive equity accounting of WIC upon regulatory approval — net of tax of $nil	38,503	—	—	—	38,503
Reversal of amortization of goodwill related to future programming expenses, net of tax of nil	—	938	—	—	938
Adjustment to reflect losses on interest rate and cross currency swaps net of tax of $37,016	(55,618)	—	—	—	(55,618)
Equity accounted affiliates in trust net of tax of nil	—	(3,375)	—	—	(3,375)
Transition adjustment on interest rate swap, net of tax of $1,452	(2,463)	—	—	—	(2,463)
Reclassification of junior subordinated notes to debt	(840,649)	—	—	—	(840,649)
Adjustment to reflect unrealized gain (loss) on other investments net of tax of $nil	—	(44,960)	3,102	—	(41,858)

Shareholder’s equity in accordance with U.S. GAAP	1,284,188	1,190,389	66,698	(1,308,781)	1,232,494

CANWEST MEDIA INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

SUPPLEMENTAL CONSOLIDATING STATEMENT OF OPERATIONS

For the Year Ended August 31, 2001
Revised

	CanWest		Non-
	Media Inc.,	Consolidated	Guarantor	Elimination
	Parent Company	Guarantors	Subsidiaries	Entries	Consolidated

	$000	$000	$000	$000	$000
Revenue	—	1,594,387	172,919	—	1,767,306
Operating expenses	—	828,224	137,291	—	965,515
Selling, general and administrative expenses	(913)	359,483	9,151	—	367,721

	913	406,680	26,477	—	434,070
Amortization of intangibles and goodwill	—	87,404	1,915	—	89,319
Amortization of property, plant and equipment	—	54,060	5,468	—	59,528
Other amortization	—	2,172	3,068	—	5,240

	913	263,044	16,026	—	279,983
Financing (expenses) income	69,974	(331,986)	(6,831)	—	(268,843)
Investment income and gains	—	28,630	—	—	28,630
Dividend income	—	2,952	—	—	2,952

	70,887	(37,360)	9,195	—	42,722
Provision for (recovery of) income taxes	29,630	(62,456)	5,546	—	(27,280)

Earnings before the following	41,257	25,096	3,649	—	70,002
Minority interest	—	(3,196)	—	—	(3,196)
Interest in earnings of Network TEN	—	52,567	—	—	52,567
Interest in earnings of equity accounted affiliates	56,425	(14,491)	—	(56,425)	(14,491)
Realized currency translation adjustments	—	(7,200)	—	—	(7,200)

Net earnings for the year	97,682	52,776	3,649	(56,425)	97,682
Retained earnings — beginning of year	755,549	753,870	5,257	(759,127)	755,549
Adjustment for the adoption of new accounting pronouncement	(329)	(3,910)	—	3,910	(329)
Dividends	—	48,095	(48,095)	—	—
Interest on junior subordinated debentures — net of tax of $29,812	(46,328)	—	—	—	(46,328)

Retained earnings — end of year	806,574	850,831	(39,189)	(811,642)	806,574

Net earnings in accordance with Canadian GAAP	97,682	52,776	3,649	(56,425)	97,682
Pre-operating costs net of tax of $1,175	—	—	3,337	—	3,337
Realization of currency translation adjustments net of tax of nil	—	7,200	—	—	7,200
Reversal of amortization of goodwill related to future programming expenses imposed by regulatory requirement on business combination, net of tax of nil	—	938	—	—	938
Programming costs imposed by regulatory requirement, net of tax of $774	—	(1,026)	—	—	(1,026)
Equity accounted affiliates in trust, net of tax of nil	—	(3,375)	—	—	(3,375)
Reclassification of interest on junior subordinated notes from equity net of tax of $28,900	(44,902)	—	—	—	(44,902)
Timing of tax rate enactment	—	14,832	—	—	14,832
Amortization of WIC goodwill adjustment resulting from retroactive equity accounting of WIC upon regulatory approval net of tax of nil	—	(1,576)	—	—	(1,576)
Unrealized gain (loss) on interest rate and cross currency interest rate swaps, net of tax of $37,016	(55,618)	—	—	—	(55,618)

Net earnings in accordance with U.S. GAAP	(2,838)	69,769	6,986	(56,425)	17,492
Amortization of goodwill and indefinite life intangibles net of tax of $11,975	—	61,591	1,915	—	63,506
Amortization of goodwill and indefinite life intangibles in equity accounted affiliates net of tax of nil	—	6,211	—	—	6,211

Net earnings in accordance with U.S. GAAP adjusted to exclude amortization expense recognized in 2001	(2,838)	137,571	8,901	(56,425)	87,209

CANWEST MEDIA INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

SUPPLEMENTAL CONSOLIDATING STATEMENT OF CASH FLOWS

For the Year Ended August 31, 2001

	CanWest Media Inc.	Consolidated	Non-Guarantor	Elimination
	Parent Company	Guarantors	Subsidiaries	Entries	Consolidated

	$000	$000	$000	$000	$000
CASH GENERATED (UTILIZED) BY:
Operating activities
Net earnings for the year	97,682	52,776	3,649	(56,425)	97,682
Items not affecting cash
Amortization	6,583	149,945	8,600	—	165,128
Future income taxes	—	(89,476)	(7,530)	—	(97,006)
Interest in earnings of Network TEN	—	(52,567)	—	—	(52,567)
Interest in loss (earnings) of equity accounted affiliates	(56,425)	14,491	—	56,425	14,491
Minority interests	—	3,196	—	—	3,196
Realized translation adjustments	—	7,200	—	—	7,200
Write-off of deferred financing fees	17,900	—	—	—	17,900
Investment income and gains	—	(28,630)	—	—	(28,630)
Distributions from Network TEN	—	71,096	—	—	71,096

	65,740	128,031	4,719	—	198,490
Changes in non-cash operating accounts	(12,481)	(16,927)	21,661	—	(7,747)

	53,259	111,104	26,380	—	190,743

Investing Activities
Acquisitions	—	(2,007,291)	—	—	(2,007,291)
Other investments	—	52,090	(52,090)	—	—
Proceeds from sale of investments	—	64,045	—	—	64,045
Proceeds from divestitures	—	32,454	—	—	32,454
Purchase of broadcast facilities and licenses	—	(1,106)	(627)	—	(1,733)
Purchase of property, plant and equipment	—	(41,118)	(618)	—	(41,736)
Advances to parent and affiliated companies	(3,062,322)	2,851,733	60,525	—	(150,064)

	(3,062,322)	950,807	7,190	—	(2,104,325)

Financing Activities
Dividends paid	—	48,095	(48,095)	—	—
Issuance (repayment) of long-term debt	3,009,063	(1,166,721)	(10,730)	—	1,831,612
Net change in bank loans and advances	—	24,682	(943)	—	23,739

	3,009,063	(1,093,944)	(59,768)	—	1,855,351

Net change in cash	—	(32,033)	(26,198)	—	(58,231)
Cash — beginning of year	—	35,513	34,150	—	69,663

Cash — end of year	—	3,480	7,952	—	11,432

CANWEST MEDIA INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

SUPPLEMENTAL CONSOLIDATING STATEMENT OF OPERATIONS

For the Year Ended August 31, 2000

	CanWest Media Inc.,	Consolidated	Non-Guarantor	Elimination
	Parent Company	Guarantors	Subsidiaries	Entries	Consolidated

	$000	$000	$000	$000	$000
Revenue	398,145	100,815	177,360	(56,051)	620,269
Operating expenses	215,459	79,430	152,629	(55,551)	391,967
Selling, general and administrative expenses	48,797	27,004	11,185	—	86,986

	133,889	(5,619)	13,546	(500)	141,316
Amortization of intangibles and goodwill	7,601	14,371	1,589	(3,484)	20,077
Amortization of property, plant and equipment	9,129	1,489	7,658	—	18,276
Other amortization	—	1,194	3,081	—	4,275

	117,159	(22,673)	1,218	2,984	98,688
Financing expenses	61,662	(7,191)	5,342	—	59,813
Investment income	—	(101,213)	—	—	(101,213)
Dividend income	(2,473)	(215)	—	—	(2,688)

	57,970	85,946	(4,124)	2,984	142,776
Provision for income taxes	20,791	14,702	6,264	—	41,757

Earnings before the following	37,179	71,244	(10,388)	2,984	101,019
Minority interest	—	—	2,174	—	2,174
Interest in earnings of Network TEN	—	72,194	—	—	72,194
Interest in earnings of other equity accounted affiliates	139,194	1,786	—	(138,694)	2,286
Realized currency translation adjustments	—	(1,300)	—	—	(1,300)

Net earnings for the year	176,373	143,924	(8,214)	(135,710)	176,373
Retained earnings — beginning of year	594,008	419,016	13,238	(432,254)	594,008
Adjustment for adoption of new accounting pronouncement	(15,161)	(20,122)	—	20,122	(15,161)

Retained earnings — end of year	755,220	542,818	5,024	(547,842)	755,220

Net earnings in accordance with Canadian GAAP	176,373	143,924	(8,214)	(135,710)	176,373
Pre-operating costs net of tax of $544	—	—	2,788	—	2,788
Tax rate change not enacted	—	(14,832)	—	—	(14,832)
Realization of currency translation adjustments net of tax of nil	—	1,300	—	—	1,300
Investment in WIC on an equity basis net of tax of $22,452	47,045	—	—	—	47,045

Net earnings in accordance with U.S. GAAP	223,418	130,392	(5,426)	(135,710)	212,674
Amortization of goodwill and indefinite life intangibles net of tax of $9,106	—	10,221	1,589	—	11,810
Amortization of goodwill and indefinite life intangibles in equity accounted affiliates net of tax of nil	—	4,225	—	—	4,225

Net earnings (loss) in accordance with U.S. GAAP adjusted to exclude amortization expense recorded in 2000	223,418	144,838	(3,837)	(135,710)	228,709

CANWEST MEDIA INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

SUPPLEMENTAL CONSOLIDATING STATEMENT OF CASH FLOWS

For the Year Ended August 31, 2000

	CanWest Media Inc.	Consolidated	Non-Guarantor	Elimination
	Parent Company	Guarantors	Subsidiaries	Entries	Consolidated

	$000	$000	$000	$000	$000
CASH GENERATED (UTILIZED) BY:
Operating activities
Net earnings for the year	176,373	143,924	(8,214)	(135,710)	176,373
Items not affecting cash
Amortization	13,106	22,953	9,849	—	45,908
Future income taxes	6,897	(37,039)	5,062	—	(25,080)
Interest in earnings of Network TEN	—	(72,194)	—	—	(72,194)
Interest in earnings of equity accounted subsidiaries	(135,710)	—	(2,286)	135,710	(2,286)
Minority interests	1,738	(1,738)	(2,174)	—	(2,174)
Realized currency translation adjustments	—	1,300	—	—	1,300
Loss on write-down of program inventory	—	12,566	—	—	12,566
Gain on sale of other investments	—	(101,787)	—	—	(101,787)
Distributions from Network TEN	—	75,259	—	—	75,259

	62,404	43,244	2,237	—	107,885
Changes in non-cash operating accounts	(8,089)	33,902	(5,431)	—	20,382

	54,315	77,146	(3,194)	—	128,267

Investing Activities
Acquisitions	—	(465,727)	(52,092)	—	(517,819)
Proceeds from disposition of other investments	—	224,782	—	—	224,782
Other investments	(21,182)	(147,697)	49,425	—	(119,454)
Purchase of property and equipment	(22,649)	22,649	(8,228)	—	(8,228)
Advances to affiliated companies	(593,587)	66,009	(5,401)	272,507	(260,472)

	(637,418)	(299,984)	(16,296)	272,507	(681,191)
Financing Activities
Issuance (redemption) of capital stock	—	272,773	(266)	(272,507)	—
Issuance (repayment) of long-term debt	597,084	(8,569)	29,814	—	618,329
Net change in bank loans and advances	(8,671)	(20,554)	737	—	(28,488)

	588,413	243,650	30,285	(272,507)	589,841

Net change in cash	5,310	20,812	10,795	—	36,917
Cash — beginning of year	—	9,391	23,355	—	32,746

Cash — end of year	5,310	30,203	34,150	—	69,663

THE TEN GROUP PTY LIMITED

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED AUGUST 31, 2002
(expressed in Australian dollars)

THE TEN GROUP PTY LIMITED AND CONTROLLED ENTITIES

INDEPENDENT AUDITORS’ REPORT

TO THE MEMBERS OF THE TEN GROUP PTY LIMITED

Scope

We have audited the accompanying consolidated balance sheets of The Ten Group Pty Limited and its controlled entities as of 31 August, 2002 and 2001, and the related consolidated profit and loss statements and statements of cash flows for each of the three years in the period ended 31 August 2002. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards in Australia and the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Audit Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of The Ten Group Pty Limited and its controlled entities at 31 August 2002 and 2001 and the results of their operations and cash flows for each of the three years in the period ended 31 August 2002, in conformity with accounting principles generally accepted in Australia.

Accounting principles generally accepted in Australia vary in certain significant respects from accounting principles generally accepted in the United States of America. The application of accounting principles generally accepted in the United States of America would have affected the determination of consolidated shareholders’ equity and financial position, as of 31 August 2002 and 2001 and the determination of the consolidated results of operations for each of the three years ended 31 August 2002 to the extent summarized in Note 40 to the consolidated financial statements.

PRICEWATERHOUSECOOPERS
Chartered Accountants

Sydney, Australia

10 October 2002, except for note 40 which is dated 26 February 2003.

THE TEN GROUP PTY LIMITED AND CONTROLLED ENTITIES

STATEMENTS OF FINANCIAL PERFORMANCE

For the Year Ended 31 August 2002

	Note		2002	2001	2000

			$’000	$’000	$’000
Revenue from ordinary activities	2		667,012	664,157	556,635

Television costs			(446,110)	(401,061)	(357,080)
Out Of Home costs			(272,214)	(65,683)	—
Ventures costs			—	(31,099)	(4,413)
Borrowing costs	3(b	)	(37,335)	(93,263)	(87,786)
Share of net profit of associates and joint ventures accounted for using the equity method	26		916	588	—

Profit from ordinary activities before related income tax expense			(87,751)	73,639	107,356
Income tax expense relating to ordinary activities	4(a	)	(70,530)	(23,822)	(33,559)

Net profit from ordinary activities after related income tax expense			(158,281)	49,817	73,797
Net (profit)/loss attributable to outside equity interests			29,790	5,451	—

Net profit attributable to members of the parent entity	24		(128,491)	55,268	73,797

Increase in asset revaluation reserve	23		751,400	—	—
Net exchange difference on translation of financial report of foreign controlled entities			(81)	18	—

Total changes in equity from non-owner related transactions attributable to the members of the parent entity			622,828	55,286	73,797

The above statements of financial performance should be read in conjunction with the accompanying notes.

THE TEN GROUP PTY LIMITED AND CONTROLLED ENTITIES

STATEMENTS OF FINANCIAL POSITION

As at 31 August 2002

	Note		2002	2001

			$’000	$’000
Current Assets
Cash	5		11,799	21,769
Receivables	6		116,124	103,251
Inventories	7		127,638	110,669
Current tax receivables	4	(b)	63,716	11,234
Other	8		12,029	7,531

Total Current Assets			331,306	254,454

Non-Current Assets
Receivables	9		2,116	4,649
Inventories	12		1,565	1,590
Investments accounted for using the equity method	10		2,888	2,384
Other financial assets	11		2,553	19,050
Property, plant and equipment	13		84,779	75,829
Intangibles	14		1,159,707	624,655
Deferred tax assets	4	(c)	8,270	2,708
Other	15		626	5,009

Total Non-Current Assets			1,262,504	735,874

Total Assets			1,593,810	990,328

Current Liabilities Payables	16		159,958	225,596
Interest-bearing liabilities	17		29,247	28,292
Current tax liabilities	4	(b)	—	—
Provisions	18		40,737	122,940

Total Current Liabilities			229,942	376,828

Non-Current Liabilities
Payables	19		26,521	20,532
Interest-bearing liabilities	20		510,111	344,256
Deferred tax liabilities	4	(d)	32,042	8,456
Provisions	21		1,971	3,165

Total Non-Current Liabilities			570,645	376,409

Total Liabilities			800,587	753,237

Net Assets			793,223	237,091

Equity
Contributed equity	22		45,500	45,500
Reserves	23		752,266	947
Retained earnings	24		(4,468)	124,023

Total parent entity interest			793,298	170,470
Outside equity interests in controlled entities	30		(75)	66,621

Total Equity			793,223	237,091

      The above statements of financial position should be read in conjunction with the accompanying notes.

THE TEN GROUP PTY LIMITED AND CONTROLLED ENTITIES

STATEMENTS OF CASH FLOWS

For the Year Ended 31 August 2002

	Note		2002	2001	2000

			$’000	$’000	$’000
Cash and its equivalents
Cash at hand	5		65	69	59
Cash at bank	5		11,734	21,700	38,250
Bank overdraft	17		(1,791)	(1,084)	—

At end of period			10,008	20,685	38,309
At commencement of period			20,685	38,309	21,562

Net cash (outflow)/inflow for the year			(10,677)	(17,624)	16,747

Represented by:
Cash Flows from operating activities
Receipts from customers			745,199	610,972	584,687
Payments to suppliers and employees			(609,867)	(521,070)	(424,072)
Dividends received			346	1,959	1,849
Interest received			933	1,424	1,240
Interest paid			(25,503)	(18,897)	(3,094)
Income tax paid
General			(51,858)	(55,043)	(22,277)
Tax settlement			(36,158)	—	—

Net cash flow from operating activities	36		23,092	19,345	138,333

Cash Flows from financing activities
Dividend paid			(66,221)	(73,797)	(67,370)
Debenture interest paid			(66,221)	(73,797)	(67,370)
Debenture interest — withholding tax			(6,622)	(7,380)	(6,737)
Amounts paid re: Tax Dispute*			(16,972)	—	—
Bank loan
Drawdown			538,000	526,435	120,000
Repayment			(372,359)	(282,804)	(70,000)

Net cash flow from financing activities			9,605	88,657	(91,477)

Cash Flows from investment activities
Acquisition of property, plant and equipment			(25,490)	(23,120)	(20,027)
Proceeds on disposal of property, plant and equipment			326	13,282	1,313
Purchases of equity investments			—	—	(8,601)
Payment for controlled entities (net of cash acquired)	25(b	)	(10,000)	(184,711)	—
Payment for Out of Home investments and site acquisitions			(6,361)	—	—
Payment for intangible licence rights			—	(1,000)	—
Sale of equity investments			142	91,682	134
Advances/(repayments)
Associated companies and joint ventures			11	(12,173)	—
Directors of controlled entities			(1,017)	1,017	—
Other related parties			(1,138)	(7,766)	—
Other			153	(2,837)	(2,928)

Net cash flow from investment activities			(43,374)	125,626)	(30,109)

Net cash (outflow)/inflow for the year			(10,677)	(17,624)	16,747

*	Amount received from the ATO on 6 September 2002.

The above statements of cash flows should be read in conjunction with the accompanying notes.

THE TEN GROUP PTY LIMITED AND CONTROLLED ENTITIES

NOTES TO THE FINANCIAL STATEMENTS

For the Year Ended 31 August 2002

1 Statement of Significant Accounting Policies

This general purpose financial report has been prepared in accordance with Accounting Standards, other authoritative pronouncements of the Australian Accounting Standards Board, Urgent Issues Group Consensus Views and the Corporations Act 2001.

It is prepared in accordance with the historical cost convention except for certain assets which are at valuation. The accounting policies adopted are consistent with those of the previous year. Comparative information has been reclassified where appropriate to enhance comparability.

(a) Principles of Consolidation

The consolidated financial statements incorporate the assets, liabilities and results of all entities controlled by the Ten Group Pty Limited (“the Company”) as detailed in Note 25 to the financial statements. The Ten Group Pty Limited and its controlled entities together are referred to in this financial report as the consolidated entity. The financial statements of controlled entities are included from the date control commences until the date control ceases.

All inter-company transactions are eliminated in full. Outside equity interests in the equity and results of the entities that are controlled by the Company are shown as a separate item in the consolidated financial statements.

(b) Income Tax

Tax effect accounting has been adopted, whereby income tax expense has been calculated on pre-tax accounting profits after adjustment for permanent taxation differences. The tax effect of timing differences which occur where items are assessed or deducted for income tax purposes in a period different to that for accounting, is shown in the Provision for Deferred Income Tax and Future Income Tax Benefit, as applicable, at taxation rates applicable when such timing differences are expected to reverse, to the extent that realisation of the Future Income Tax Benefit is considered beyond reasonable doubt. The Future Income Tax Benefit relating to tax losses is not carried forward as an asset unless the benefit is virtually certain of realisation.

(c) Receivables and Revenue Recognition

Revenue is recognised at fair value of the consideration received net of the amount of goods and services tax (GST). Revenue from core operating activities consists of advertising and media revenues.

Advertising and media revenues are disclosed after making allowance for commissions paid to advertising agencies.

Collectability of trade debtors is reviewed on an ongoing basis. Debts which are known to be uncollectable are written off.

The gross proceeds of non-current asset sales are included as revenue at the date control of the asset passes to the buyer, usually when an unconditional contract of sale is signed. The gain or loss on disposal is calculated as the difference between the carrying amount of the asset at the time of disposal and the net proceeds on disposal.

THE TEN GROUP PTY LIMITED AND CONTROLLED ENTITIES

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

(d) Inventories

Television Program Rights

Television programs which are available for broadcast are recognised as an asset and stated at cost. Series programs are written off in full upon initial airing. Features are amortised over their estimated useful lives. The carrying values of television program rights are reviewed on a periodic basis and, where required, written down to their recoverable amount. Television programs at balance date for which the telecast licence period has commenced or will commence in the succeeding year has been classified as a current asset.

Other Inventories

All other inventories are carried at the lower of cost and net realisable value.

(e) Plant and Equipment

Depreciation or amortisation is provided on fixed assets other than freehold land so as to write off the cost of the assets progressively over their estimated remaining useful lives. The straight line method of calculating depreciation is applied. The cost of the freehold land and buildings is supported by independent valuations conducted at least once every three years. Estimates of remaining useful lives are made on a regular basis for all assets. The expected useful lives are as follows:

	2002	2001	2000

Buildings	40 years	40 years	40 years
Plant and Equipment	3 to 10 years	3 to 10 years	3 to 10 years

The cost of leasehold improvements is amortised over the unexpired period of the lease or the estimated useful life of the improvement, whichever is the shorter.

(f) Intangibles

Television Licences

Television licences are measured at fair value based on a directors’ valuation and are supported by an independent valuation received from Grant Samuel & Associates Pty Limited in October 2002. Revaluations are made with sufficient regularity to ensure that the carrying amount of television licences does not differ materially from fair value at the reporting date. Annual assessments are made by the directors, supplemented by independent assessments at least every three years. The revaluation increments are credited directly to the asset revaluation reserve.

The television licences continue to be subject to Government legislation and regulation by the Australian Broadcasting Authority (“ABA”). The Directors have no reason to believe that the licences will not be renewed in due course.

No amortisation is provided against these assets as the Directors believe that the television licences do not have a limited useful life.

THE TEN GROUP PTY LIMITED AND CONTROLLED ENTITIES

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

Change in Accounting Policy for Television Licences

The policy of revaluation was adopted with effect from 31 August 2002. The previous policy was to carry television licences in the financial statements at cost. The new policy was adopted to provide more relevant information about the television licences.

The change in accounting policy resulted in an increase of $751,401,000 in the consolidated carrying amount of television licences as at 31 August 2002, with a corresponding increase in the consolidated asset revaluation reserve and consolidated total assets, net assets and total equity. The change had no effect on revenues or expenses in the statement of financial performance.

If the new accounting policy had always been applied, the carrying amount of the television licences in the 2001 financial statements would have been $1,077,823,131 and the asset revaluation reserve would have been $752,331,109. This means there would have been nil impact on the 2002 financial statements if this accounting policy had always been applied.

Other Licences

Other licences represent capitalised outdoor site leases. These licences are being amortised on a straight line basis over the term of the site leases (approximately 20 to 40 years).

Goodwill

Goodwill represents the excess of the purchase consideration plus incidental costs over the fair value of the identifiable net assets acquired. Goodwill is being amortised on a straight line basis over 20 years.

Directors review goodwill at each reporting date and recognise it as an expense to the extent that future benefits are no longer probable.

(g) Investments

Controlled entities

Investments in controlled entities are carried in the Company’s financial statements at the lower of cost and recoverable amount.

Associates

Investments in associates are carried in the Company’s financial statements at the lower of cost and recoverable amount.

Investments in associates are detailed in Note 26 and comprise those investments where the consolidated entity exercises significant influence but not control.

Information determined in accordance with the equity method of accounting is detailed in Note 26 to the financial statements in respect of material investments in associated companies. The consolidated entity’s equity accounted share of the associates’ net profit or loss is recognised in the consolidated statement of financial performance from the date significant influence commences until the date significant influence ceases.

(h) Leases

Operating leases

Operating leases are those leases under which the lessor effectively retains substantially all the risks and benefits incident to ownership of leased non-current assets.

THE TEN GROUP PTY LIMITED AND CONTROLLED ENTITIES

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

Finance Leases

Finance leases are capitalised. A lease asset and a lease liability equal to the present value of the minimum lease payments are recorded at the inception of the lease.

Lease liabilities are reduced by repayments of principal. The interest components of the lease payments are expensed. Contingent rentals are expensed as incurred.

(i) Recoverable Amount of Non-Current Assets Valued on Cost Basis

The recoverable amount of an asset is the net amount expected to be recovered through the net cash inflows arising from its continued use and subsequent disposal.

Where the carrying amount of a non-current asset is greater than its recoverable amount the asset is written down to its recoverable amount. The write down is recognised as an expense in the reporting period in which it occurs. Where the net cash inflows are derived from a group of assets working together, recoverable amount is determined on the basis of the relevant group of assets.

(j) Payables

These amounts represent liabilities for goods and services provided to the consolidated entity prior to the end of the financial period and which are unpaid. The amounts are unsecured and are usually paid within 30 days of recognition.

(k) Employee Entitlements

Liabilities for wages and salaries and annual leave are recognised, and are measured as the amount unpaid at the reporting date at current pay rates in respect of employees’ services up to that date.

A liability for long service leave and Indonesian statutory severance entitlements is recognised, and measured as the present value of expected future payments to be made in respect of services provided by employees up to the reporting date. Consideration is given to expected future wage and salary levels including related on-costs, experience of employee departures and periods of service.

(l) Intercompany Loans

Loans between members of the consolidated entity have no specified terms of repayment but where it is unlikely that such amounts will be repayable within 12 months the advances have been included, as appropriate, in non-current assets or liabilities.

(m) Cash

For purposes of the Statement of Cash Flows, cash includes cash management deposits at call net of outstanding overdrafts.

(n) Interest Bearing Securities

Interest bearing deposits and borrowings are stated at cost with interest income or expense brought to account in the periods to which they relate. Interest expense is accrued at the contracted rate and included in “Payables”.

THE TEN GROUP PTY LIMITED AND CONTROLLED ENTITIES

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

(o) Borrowing Costs

Borrowing costs are recognised as expenses in the period in which they are incurred. Borrowing costs include interest on bank overdrafts, finance lease charges, short-term and long-term borrowings and ancillary costs incurred in connection with arrangement of borrowings.

So as to hedge some or all of the financial exposure of the long-term borrowings at variable market determined interest rates, the consolidated entity enters into interest swap contracts. The costs of such contracts are brought to account in the periods to which they relate and are included in interest expense.

(p) Program Development

The consolidated entity’s long term commitment to program planning and development requires significant expenditure on an infrequent basis. Accordingly, where appropriate, amounts are set aside as a charge against revenue to reflect more properly the ongoing nature of these expenses in the periods in which they accrue.

(q) Acquisition of Assets

The cost method of accounting is used for all acquisitions of assets, regardless of whether shares or other assets are acquired. Cost is determined as the fair value of the assets given up at the date of acquisition plus costs incidental to the acquisition.

Where settlement of any part of cash consideration is deferred, the amounts payable in the future are discounted to their present value as at the date of the acquisition. The discount rate used is the rate at which a similar borrowing could be obtained under comparable terms and conditions.

A liability for restructuring costs is recognised as at the date of acquisition of an entity or part thereof when there is a demonstrable commitment to a restructuring of the acquired entity and a reliable estimate of the amount of the liability can be made.

(r) Foreign Currency Translation

(i) Transactions

Foreign currency transactions are translated at the rate applicable at the date of the transaction. At balance date amounts payable and receivable are translated at rates of exchange current at that date. All realised and unrealised currency translation gains and losses are brought to account in the statement of financial performance.

(ii) Translation of Controlled Foreign Entities

The assets and liabilities of foreign operations, including associates and joint ventures, that are self-sustaining are translated at the rates of exchange ruling at balance date. Equity items are translated at historical rates. The statements of financial performance are translated at a weighted average rate for the year. Exchange differences arising on translation are taken directly to the foreign currency translation reserve.

THE TEN GROUP PTY LIMITED AND CONTROLLED ENTITIES

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

2 Revenue From Ordinary Activities

	2002	2001	2000

	$’000	$’000	$’000
Revenue from Operating Activities
Provision of services	665,555	551,174	549,844
Revenue from Outside the Operating Activities
Dividends
Other	66	5,702	4,239
Interest
Other	923	1,354	1,240
Gross proceeds on sale of listed investments	142	92,645	—
Gross proceeds on sale of property, plant and equipment	326	13,282	1,312

Total Revenue from Ordinary Activities	667,012	664,157	556,635

3 (Loss)/ Profit From Ordinary Activities Before Income Tax Expense

	Note	2002	2001	2000

		$’000	$’000	$’000
(a) Individually significant items included in profit from ordinary activities before related income tax expense
Write down of goodwill and other charges		(178,421)	(3,711)	—
Net profit on sale of listed investments		—	58,626	—
Net profit on sale of land and buildings		—	6,989	—
Writeoff of capitalised costs		(3,493)	—	—
Write down of unlisted online investments		—	(26,877)	—
Write down of listed investments		(16,522)	(2,366)	—
Restructure and relocation costs		—	(2,779)	—

		(198,436)	29,882	—

(b) (Loss)/ Profit from ordinary activities before income tax expense has been arrived at after charging/(crediting) the following items:
Net profit on sale of property, plant and equipment		(317)	(17)	77
Net profit on sale of investments		(142)	—	—
Foreign currency losses — realised		27	—	50
Net bad and doubtful debts, including movements in provision for doubtful debts		794	(14)	(469)
Operating lease rentals
Minimum lease payments		49,134	39,548	16,441
Contingent rental expense		6,112	6,185	—
Borrowing costs
Subordinated debentures	33	6,825	71,271	81,998
Other		30,530	21,992	5,788

		37,355	93,263	87,786

THE TEN GROUP PTY LIMITED AND CONTROLLED ENTITIES

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

	Note	2002	2001	2000

		$’000	$’000	$’000
Depreciation and amortisation of property, plant & equipment
Plant and equipment		15,722	9,359	5,132
Leasehold improvements		161	75	43
Buildings		253	252	261
Leased plant and equipment		117	995	—
Amortisation
Goodwill		10,043	9,342	—
Other intangibles		711	501	—
Capitalised digital costs		1,543	1,019	—

THE TEN GROUP PTY LIMITED AND CONTROLLED ENTITIES

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

4 Income Tax

	2002	2001	2000

	$’000	$’000	$’000
(a) Income tax expense

The prima facie tax payable at 30% (34% 10 months to June 2001; 30% 2 months to August 2001) (2000: 36% 10 months to June 2000; 34% 2 months to August 2000) on the profit from ordinary activities is reconciled to income tax expense as follows:

(Loss)/ Profit from ordinary activities before related income tax expense	(87,751)	73,639	107,356

Prima facie tax payable	(26,326)	24,298	38,323
Increase in income tax expense is due to:
Non-recurring tax settlement expenses	36,158	—	—
Non deductible expenditure
Amortisation	3,226	3,248	—
Writedown of goodwill	51,735	—	—
Writedown of listed investments	4,957	710	—
Other	1,356	875	—
Tax rate change	—	—	279
Prior year adjustments	—	553	—
Decrease in income tax expense is due to:
Non assessable income	—	—	(829)
Prior year adjustments	(576)	—	(2,688)
Dividend rebate	—	(1,478)	(1,526)
Benefit of tax losses of prior years recouped	—	(1,421)	—
Tax rate change	—	(2,963)	—

Income tax expense attributable to profit from ordinary activities	70,530	23,822	33,559

Income tax expense attributable to profit from ordinary activities comprises:
Non-recurring tax settlement expense	36,158	—	—
Provision for tax	16,766	(1,228)	42,004
Movement in deferred tax balances	18,023	24,935	(8,445)
Prior year underprovision	(417)	115	—

	70,530	23,822	33,559

(b) Current tax (receivables)/liabilities
Provision for income tax	(63,716)	(11,234)

THE TEN GROUP PTY LIMITED AND CONTROLLED ENTITIES

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

	2002	2001	2000

	$’000	$’000	$’000
(c) Deferred tax assets
Future income tax benefit
Future income tax benefit comprises:
Timing differences	8,270	2,708
Items with common maturity offset against provision for deferred income tax	—	—

	8,270	2,708

(d) Deferred tax liabilities
Provision for deferred income tax
Provision for deferred income tax comprises:
Timing differences	32,042	8,456
Items with common maturity offset against future income tax benefit	—	—

	32,042	8,456

      The future income tax benefit shown in Note 4(c) includes $4.4m attributable to tax losses.

	2002	2001	2000

	$’000	$’000	$’000
The potential future income tax benefit relating to tax losses not brought to account is:	1,071	429	—

      The benefit for tax losses will only be obtained if:

(i)	The consolidated entity derives future assessable income of a nature and of an amount sufficient to enable the benefit from the deductions for the losses to be realised;

(ii)	the consolidated entity continues to comply with the conditions for deductibility imposed by tax legislation; and

(iii)	no changes in tax legislation adversely affect the consolidated entity in realising the benefit from the deductions for the losses.

	Note	2002	2001

		$’000	$’000
5 Cash
Cash on hand		65	69
Cash at bank		11,734	21,700

	31	11,799	21,769

THE TEN GROUP PTY LIMITED AND CONTROLLED ENTITIES

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

	Note	2002	2001

		$’000	$’000
6 Receivables (Current)
Trade debtors		127,426	112,602
Provision for doubtful debts and advertising credits		(11,677)	(10,032)

		115,749	102,570

Loans and advances
Associated companies	33	2	2
Directors of controlled entities	33	—	17
Other		373	662

		375	681

	31	116,124	103,251

7 Inventories (Current)
Program rights		126,503	109,106
Other inventories		1,135	1,563

		127,638	110,669

8 Other Assets (Current)
Prepayments and sundry debtors		12,029	6,017
Capitalised costs		—	1,514

		12,029	7,531

9 Receivables (Non-Current)
Other receivables		—	81
Loans and advances
Associated companies	33	791	681
Joint venture entities	33	—	138
Related entities	33	—	665
Directors of controlled entities	33	350	350
Other		975	2,734

	31	2,116	4,649

10 Investments Accounted For Using The Equity Method
Associates	26,33	2,888	2,384

THE TEN GROUP PTY LIMITED AND CONTROLLED ENTITIES

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

	Note	2002	2001

		$’000	$’000
11 Other Financial Assets
Investments in listed securities
Cost		16,522	18,888
Provision for diminution		(16,522)	(2,366)

		—	16,522

Investments in unlisted securities
Associated companies	33	2,119	2,119
Other		434	409

		2,553	19,050

12 Inventories (Non-Current)
Program rights		1,565	1,590

13 Property, Plant and Equipment
Freehold land
At cost		5,188	5,135

		5,188	5,135

Freehold buildings
At cost		9,461	9,016
Accumulated depreciation		(1,748)	(1,495)

		7,713	7,521

Leasehold improvements
At cost		3,414	1,580
Accumulated amortisation		(549)	(388)

		2,865	1,192

Plant and equipment
At cost		159,237	137,320
Accumulated depreciation		(94,830)	(80,062)

		64,407	57,258

Leased Plant and Equipment
At cost		6,541	6,541
Accumulated amortisation		(1,935)	(1,818)

		4,606	4,723

Total property, plant and equipment
Net book value		84,779	75,829

THE TEN GROUP PTY LIMITED AND CONTROLLED ENTITIES

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

2002

$’000
Reconciliations
Reconciliations of the carrying amounts for each class of property, plant and equipment are set out below:
Freehold land
Balance at beginning of year	5,135
Additions	53

Balance at end of year	5,188

Freehold buildings
Balance at beginning of year	7,521
Additions	445
Depreciation	(253)

Balance at end of year	7,713

Leasehold improvements
Balance at beginning of year	1,192
Additions	1,834
Amortisation	(161)

Balance at end of year	2,865

Plant and equipment
Balance at beginning of year	57,258
Additions	23,155
Disposals	(284)
Depreciation	(15,722)

Balance at end of year	64,407

Leased plant and equipment
Balance at beginning of year	4,723
Amortisation	(117)

Balance at end of year	4,606

THE TEN GROUP PTY LIMITED AND CONTROLLED ENTITIES

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

	Note		2002	2001

			$’000	$’000
14 Intangibles
Television licences — cost	1(f	)	1,077,822	326,422
Other Licences — cost			29,500	42,117
Accumulated amortisation			(1,200)	(501)

			28,300	41,616

Goodwill — cost			245,421	265,959
Writedown of goodwill			(172,451)	—
Accumulated amortisation			(19,385)	(9,342)

			(53,585)	256,617

			1,159,707	624,655

15 Other Assets (Non-Current)
Capitalised costs			—	3,522
Other			626	1,487

			626	5,009

16 Payables (Current)
Trade creditors			145,430	143,973
Unearned income			4,135	3,853
Loans from
Directors of controlled entities	33		—	1,034
Other			—	2,750
Accrued interest
Related entity	33		6,825	72,835
Other			3,568	1,151

	31		159,958	225,596

17 Interest-Bearing Liabilities (Current)
Bank loans	31		23,000	1,436
Bank overdraft	31		1,791	1,084
Commercial bills	31		3,000	24,565
Lease liabilities	29,31		987	1,207
Other loans			469	—

			29,247	28,292

THE TEN GROUP PTY LIMITED AND CONTROLLED ENTITIES

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

	Note	2002	2001

		$’000	$’000
18 Provisions (Current)
Dividend	31,38	—	66,221
Employee entitlements		13,234	11,343
Restructuring		—	1,974
Surplus lease space		441	657
Deferred Settlement		3,000	14,743
Other		24,062	28,002

		40,737	122,940

19 Payables (Non-Current)
Trade creditors		26,256	20,075
Loans
Related entities		265	—
Other		—	457

	31	26,521	20,532

20 Interest-Bearing Liabilities (Non-Current)
Bank loan	31	460,000	295,000
Debentures
Subordinated	31,33	45,500	45,500
Convertible	31,33	45	45
Lease liabilities	29,31	4,566	3,711

		510,111	344,256

21 Provisions (Non-Current)

	2002	2001

	$’000	$’000
Employee entitlements	1,971	2,313
Other	—	852

	1,971	3,165

22 Contributed Equity

Paid up capital
455,000,000 ordinary shares fully paid (2001: 455,000,000)	45,500	45,500

      Holders of ordinary shares are entitled to receive dividends as declared from time to time and are entitled to one vote per share at shareholders’ meetings.

      In the event of winding up of the Company ordinary shareholders rank after all creditors and are fully entitled to any proceeds of liquidation.

THE TEN GROUP PTY LIMITED AND CONTROLLED ENTITIES

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

23 Reserves

	2002	2001

	$’000	$’000
Asset revaluation	752,329	929
Foreign currency translation	(63)	18

	752,266	947

Movements during the year
Asset revaluation
Balance at beginning of year	929	929
Increment on revaluation of television licences	751,400	—

Balance at end of year	752,329	929

Foreign currency translation
Balance at beginning of year	18	—
Net translation adjustment	(81)	18

Balance at end of year	(63)	18

Nature and purpose of reserves

Asset Revaluation

The asset revaluation reserve includes the net revaluation increments and decrements arising from the revaluation to independent valuations in 1995 of land and buildings and a Directors’ valuation of television licences in 2002.

Foreign Currency Translation

The foreign currency translation reserve records the foreign currency differences arising from the translation of self-sustaining foreign operations, as disclosed in accounting policy note 1(r)(ii).

24 Retained Earnings

	2002	2001

	$’000	$’000
Retained earnings at beginning of year	124,023	134,976
Net profit attributable to members of the parent entity	(128,491)	55,268
Dividends proposed	—	(66,221)

Retained earnings at end of year	(4,468)	124,023

THE TEN GROUP PTY LIMITED AND CONTROLLED ENTITIES

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

25 Controlled Entities

	Ordinary Share
	Consolidated
	Entity Interest

	2002	2001

	%	%
(a) Particulars in relation to controlled entities
Parent entity
The Ten Group Pty Limited
Controlled entities
Ten Pay TV Pty Limited(i)	100	100
Network Ten Pty Limited(i)	100	100
Network Ten (Sydney) Pty Limited(i)	100	100
Network Ten (Melbourne) Pty Limited(i)	100	100
Network Ten (Brisbane) Pty Limited(i)	100	100
Television & Telecasters (Properties) Pty Limited(i)	100	100
Network Ten Nominees Pty Limited	100	100
Caprice Pty Limited(i)	100	100
Network Ten (Adelaide) Pty Limited(i)	100	100
Chartreuse Pty Limited(i)	100	100
Network Ten (Perth) Pty Limited(i)	100	100
Ten Ventures Pty Limited	100	100
Ten Online Pty Limited	100	100
Eye Corp Pty Limited	100	60
Eye Corp Australia Pty Limited(ii)	100	60
Eye Fly (Sydney) Pty Limited(ii)	100	60
Eye Drive Sydney No. 2 Pty Limited(ii)*	100	60
Pimington Pty Limited(ii)*	100	60
Olympic Murals 2000 Pty Limited(ii)*	100	60
Boyd Outdoor Advertising Pty Limited(ii)*	100	60
Eye Digital Pty Limited(ii)	100	60
NLD Pty Limited(ii)	100	60
Australian Airport Advertising Pty Limited(ii)	100	60
Eye Corp Airport Advertising Pty Limited(ii)	100	60
Eye Drive Sydney Pty Limited(ii)	100	60
NLD Mall Media Pty Limited(ii)	100	60
Eye Nex Corp Pty Limited(ii)	100	60
Eye Corp Asia Limited	100	60
Eye Corp Limited	100	60
PT Netra Estha Muda	95	57
PT Agung Bali	67	41
PT Eye Corp(iii)	—	—
Eye Corp Media Pty Limited(ii)	100	60
Adval Holdings Pty Limited(ii)	100	60
Adval Australia Pty Limited(ii)	100	60

      All the above controlled entities are incorporated in Australia, except for the following:

-	Eye Corp Asia Limited (incorporated in Mauritius);
-	Eye Corp Limited (incorporated in Myanmar); and
-	PT Netra Estha Muda, PT Agung Bali and PT Eye Corp (incorporated in Indonesia).

(i)	Refer to Note 37 for details of The Ten Group Pty Limited Deed of Cross Guarantee.
(ii)	Refer to Note 37 for details of the Eye Corp Pty Limited Deed of Cross Guarantee.
(iii)	Eye Corp Asia Limited has a 100% beneficial ownership interest in PT Eye Corp.

*	In liquidation

THE TEN GROUP PTY LIMITED AND CONTROLLED ENTITIES

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

(b) Acquisition of controlled entities

During the financial year the Ten Group Pty Limited acquired the remaining 40% of the voting shares of Eye Corp Pty Limited and its controlled entities. During the previous financial year, the Ten Group Pty Limited purchased 60% of the voting shares of Eye Corp Pty Limited and its controlled entities. Details of the acquisitions are as follows:

	2002	2001

	$’000	$’000
Fair value of net assets of entity acquired:
Property, plant and equipment	8,990	21,914
Future income tax benefit	2,752	2,924
Cash assets	—	5,235
Inventories	480	1,249
Trade debtors	5,622	17,892
Investments	1,167	1,825
Intangibles	29,874	26,500
Other assets	3,677	5,377
Bank overdraft	(215)	—
Bank loans- secured	(9,200)	(25,522)
Trade creditors	(7,955)	(33,339)
Net loans payable	(20,194)	(24,723)
Other provisions	(4,998)	(19,005)

	10,000	(19,673)
Outside equity interests at acquisition	—	71,956

	10,000	(91,629)
Goodwill on acquisition	—	281,575

Consideration (cash)	10,000	189,946

	2002	2001

	$’000	$’000
Consideration	10,000	189,946
Cash acquired	—	(5,235)

Outflow of cash	10,000	184,711

26	Investments Accounted For Using the Equity Method

	2002	2001

	$’000	$’000
Share of net profits accounted for using the equity method included in the statement of financial performance
Associates	916	588

THE TEN GROUP PTY LIMITED AND CONTROLLED ENTITIES

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

Investments in equity accounted associates

					Consolidated
			Ownership		Amount of
			Interest		Investment
	Principal	Balance
Name	Activity/Note	Date	2002	2001	2002	2001

			%	%	$’000	$’000
Held by Eye Corp Pty Limited Big Tree Sdn Bhd	(i )	31 Dec	30	30	2,888	2,384

      The principal activities of the associated companies are:

      (i) Outdoor advertising

	2002	2001

	$’000	$’000
Results of associates
Share of associates’ profit from ordinary activities before income tax expense	1,390	846
Share of associates’ income tax expense relating to profit from ordinary activities	(474)	(258)

Share of associates’ net profit	916	588

Share of post-acquisition retained profits and reserves attributable to associates
Retained profits
Share of associates’ retained profits at beginning of year	588	—
Share of associates’ net profits accounted for using the equity method	916	588

Share of associates’ retained profits at end of year	1,504	588

Foreign Currency Translation Reserve
Share of associates’ reserve at beginning of year	21	—
Share of increment in associates’ reserve	(128)	21

Share of associates’ asset revaluation reserve at end of year	(107)	21

Movements in carrying amount of investments
Carrying amount at the beginning of the financial year	2,384	—
Investments in associates acquired during the year	—	1,775
Share of associates’ net profit	916	588
Dividends received/receivable	(284)	—

	3,016	2,363
Share of increment in associates’ asset revaluation reserves	(128)	21

Carrying amount at the end of the financial year	2,888	2,384

Summary financial position of associates
The consolidated entity’s share of aggregate assets and liabilities of associates is as follows:
Current assets	1,459	1,198
Non-current assets	3,645	3,585

Total assets	5,104	4,783

Current liabilities	(2,216)	(2,399)
Non-current liabilities	—	—

Total liabilities	(2,216)	(2,399)

Net assets	2,888	2,384

There were no commitments or contingencies in respect of associates at the end of the financial year.

THE TEN GROUP PTY LIMITED AND CONTROLLED ENTITIES

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

27 Directors’ Remuneration

	2002	2001	2000

	$’000	$’000	$’000
Income paid or payable, or otherwise made available, to Directors of the Company and controlled entities by entities in the consolidated entity and related parties in connection with the management of affairs of the parent entity or its controlled entities.	4,835	2,453	1,247

The number of Directors of the Company whose income from the Company or any related party falls within the following bands:

			2002	2001	2000

$’000		$’000
0	—	10	2	6	6
10	—	20	7	8	7
20	—	30	2	—	—
30	—	40	1	—	—
50	—	60	1	—	—
150	—	160	—	—	1
190	—	200	—	1	—
590	—	600	1	—	—
970	—	980	—	—	1
1,160	—	1,170	—	1	—
1,180	—	1,190	1	—	—
1,320	—	1,330	1	—	—

28 Auditors’ Remuneration

	2002	2001	2000

	$’000	$’000	$’000
Audit and other assurance services:
Auditors of the Company — PwC
- Audit or review of financial reports	434	266	161
- Other audit related work	98	40	—
- Other assurance services	292	576	—

	824	882	161

Other services:
Auditors of the Company - PwC
- Advisory services	23	80	65
- Taxation	745	508	472

	768	588	537

	1,592	1,470	698

THE TEN GROUP PTY LIMITED AND CONTROLLED ENTITIES

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

29 Commitments

	Note	2002	2001

		$’000	$’000
(a) Capital expenditure commitments
Amounts contracted but not provided for:
No later than one year		4,166	6,993
Later than one year and not later than five years		—	820

		4,166	7,813

(b) Program expenditure commitments
Amounts contracted but not provided for:
No later than one year		77,767	57,707
Later than one year and not later than five years		13,721	58,544

		91,488	116,251

(c) Non-cancellable Operating lease commitments
Minimum lease payments contracted but not provided for:
No later than one year		39,643	46,829
Later than one year and not later than five years		91,274	127,694
Later than five years		34,246	50,988

		165,163	225,511

(d) Finance lease commitments
Finance lease commitments are payable:
No later than one year		1,370	1,257
Later than one year and not later than five years		4,579	3,777

		5,949	5,034
Less: Total future minimum sub lease payments receivable		396	116

		5,553	4,918

Represented by:
Current	17	987	1,207
Non-current	20	4,566	3,711

		5,553	4,918

(e) Superannuation

The consolidated entity contributes superannuation benefits to numerous, but solely accumulation-type superannuation funds including personal, award based and the company administered fund at various percentages of salary pursuant to employee contracts and statutory obligations.

The assets of the company administered fund are at all times sufficient to satisfy all benefits that would have been payable in the event of the termination of the fund, and voluntary or compulsory termination of employment by each employee.

THE TEN GROUP PTY LIMITED AND CONTROLLED ENTITIES

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

30 Outside Equity Interests

	2002	2001

	$’000	$’000
Outside equity interests in controlled entities comprise:
Interest in share capital	104	72,922
Interest in reserves	(3)	12
Interest in retained profits at the end of the financial year	(176)	(6,313)

Total outside equity interests	(75)	66,621

31 Financial Instruments

		Floating
		Interest	1 Year or	1 to 5	More Than	Non-Interest
	Note	Rate	Less	Years	5 Years	Bearing	Total

		$’000	$’000	$’000	$’000	$’000	$’000
2002
Financial assets
Cash	5	11,734	—	—	—	65	11,799
Receivables	6,9	—	—	—	—	118,240	118,240
Investments	11	—	—	—	—	434	434

		11,734	—	—	—	118,739	130,473

Financial liabilities
Payables	16,19	—	—	—	—	186,479	186,479
Bank overdrafts and loans	17,20	484,791	—	—	—	—	484,791
Commercial bills	17	3,000	—	—	—	—	3,000
Subordinated debentures	20	45,500	—	—	—	—	45,500
Convertible debentures	20	45	—	—	—	—	45
Lease liabilities	17,20	—	987	4,566	—	—	5,553

		533,336	987	4,566	—	186,479	725,368

Net financial assets (liabilities)		(521,602)	(987)	(4,566)	—	(67,740)	(594,895)

Interest rate swaps*		—	50,000	165,000	50,000	—	265,000

Weighted average interest rate							5.8%

THE TEN GROUP PTY LIMITED AND CONTROLLED ENTITIES

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

		Floating
		Interest	1 Year or	1 to 5	More Than	Non-Interest
	Note	Rate	Less	Years	5 Years	Bearing	Total

		$’000	$’000	$’000	$’000	$’000	$’000
2001
Financial assets
Cash	5	21,700	—	—	—	69	21,769
Receivables	6,9	—	—	—	—	107,900	107,900
Investments	11	—	—	—	—	16,931	16,931

		21,700	—	—	—	124,900	146,600

Financial liabilities
Payables	16,19	—	—	—	—	246,128	246,128
Bank overdrafts and loans	17,20	297,520	—	—	—	—	297,520
Commercial bills	17	24,565	—	—	—	—	24,565
Subordinated debentures	20	45,500	—	—	—	—	45,500
Convertible debentures	20	45	—	—	—	—	45
Lease liabilities	17,20	—	1,207	3,711	—	—	4,918
Dividends payable	18	—	—	—	—	66,221	66,221

		367,630	1,207	3,711	—	312,349	684,897

Net financial assets (liabilities)		(345,930)	(1,207)	(3,711)	—	(187,449)	(538,297)

Interest rate swaps*		—	25,000	125,000	50,000	—	200,000

Weighted average interest rate							5.3%

*	Notional principal amounts

      The terms and conditions of financial instruments at balance date are:

	Security	Facility	Period to Maturity

		$’000
Bank loan	Unsecured	700,000	3 years
Commercial Bills	Secured	3,000	91 days — Note (iii)
Bank Loan	Secured	23,000	Rolling 7 day term — Note (iii)
Bank overdraft	Secured	2,500	On demand — Note (iii)
Subordinated debentures	Unsecured	45,500	41 years — Note (i)
Convertible debentures	Unsecured	45	36 years — Note (ii)
Swap contracts	Unsecured	265,000	Up to 9 years

Notes:

(i)	The 45,500,000 subordinated debentures of $1 each fully paid have a base interest rate of 15%. The rate of interest paid will be adjusted to the rate of dividend distribution (grossed up for Australian non-resident interest withholding tax to the extent such dividends are franked) should the dividend distribution amount exceed the base rate in any year. An equivalent amount of interest is also payable in the same proportion to any additional dividend distributions that may be paid from retained earnings. The notes cannot be redeemed until 30 December 2042, except to the extent that convertible debentures have to be converted.

THE TEN GROUP PTY LIMITED AND CONTROLLED ENTITIES

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

Since inception of the subordinated debentures, The Ten Group Pty Limited, has claimed a tax deduction for the interest paid on the debentures each year. As part of the settlement reached with the Australian Taxation Office during the year, The Ten Group Pty Limited will receive debenture interest tax deductions until 30 June 2004.

(ii)	The 455,000 convertible debentures of $1.01 each partly paid to 10 cents have a market linked interest rate and can each be converted to 1,000 ordinary shares at the option of the debenture holder in certain circumstances within 45 years from date of issue.

(iii)	The Eye Corp Pty Limited consolidated entity has granted a fixed and floating charge over all assets as security for the commercial bills, bank loan and bank overdraft.

Off-Balance Sheet Financial Assets and Liabilities:

Except for the interest rate swap contracts, the consolidated entity has no other off-balance sheet financial assets and liabilities.

Interest Rate Risk Exposures:

The consolidated entity enters into interest rate swaps to manage cash flow risks associated with the interest rates on borrowings that are floating. Interest rate swaps allow the consolidated entity to swap floating rate borrowings into fixed rates.

Credit Risk Exposures:

The credit risk on financial assets of the consolidated entity which have been recognised in the balance sheet is the carrying amount, net of any provisions for doubtful debts.

Net Fair Value of Financial Assets and Liabilities:

The net fair value of financial assets and liabilities of the consolidated entity is their carrying value. For equity investments, the net fair value is an assessment by the Directors based on any special circumstances pertaining to a particular investment.

THE TEN GROUP PTY LIMITED AND CONTROLLED ENTITIES

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

32 Employee Entitlements

	2002	2001

	$’000	$’000
Number of employees
Number of employees at year end	1,289	1,243

The Ten Executive Option Plan

The Ten Executive Option Plan involves the issue of options in Ten Network Holdings Limited to executives and senior management of the Company and its controlled entities. The total number of options that may be issued have been limited to 5% of the issued capital of The Ten Group Pty Limited. At balance date total options issued amounted to 17,855,000. A total of 3,125,000 of these options are exercisable subject to performance hurdles at a price of $1.92 per share over the following year. A total of 4,475,000 of these options are exercisable subject to performance hurdles at a price of $2.11 per share over the following three years. A total of 500,000 of these options are exercisable subject to performance hurdles at a price of $2.09 per share over the following four years. A total of 1,505,000 of these options are exercisable subject to performance hurdles at a price of $2.41 per share over the next four years. A total of 750,000 of these options are exercisable subject to performance hurdles at a price of $2.25 per share over the next five years. A total of 7,500,000 of these options are exercisable on certain nominated dates at a price of $1.90 per share over the next ten years. All issued options are also subject to various vesting date arrangements. As of the date of this report, 8,127,000 options may be exercised, due to hurdle and vesting date preconditions having been met. As of the date of this report no options have been converted into shares.

Directors have had regard to the particular capital structure of the Company and Ten Network Holdings Limited and have implemented arrangements to ensure that dilution arising from the issue of new shares in Ten Network Holdings Limited under the terms of the Plan are matched at the Company level.

The Ten Employee Award Plan

This plan was established as a reward and incentive plan for employees of The Ten Group Pty Limited and its controlled entities. A controlled entity contributed $1,000 per employee in 1998 for the on-market purchase of shares of Ten Network Holdings Limited on behalf of each employee. Although the shares are registered in the name of each employee, these shares are restricted from being traded for a period of three years from the date of grant, except for the termination of the employee or hardship circumstances. The plan is also designed to accommodate further contributions by The Ten Group Pty Limited and its controlled entities, however there is no commitment by the Company to make future contributions.

The Ten Employee Savings Plan

The Ten Employee Savings Plan was established as a mechanism for employees of the Company and its controlled entities for the purchase of shares in Ten Network Holdings Limited. Employees may set aside amounts from their remuneration and reward arrangements for the on-market purchase of such shares.

THE TEN GROUP PTY LIMITED AND CONTROLLED ENTITIES

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

33 Related Party Information

	Note	2002	2001

		$’000	$’000
Ownership interest in related entities
Associated companies — equity accounted	10,26	2,888	2,384
— other	11	2,119	2,119

		5,007	4,503

Dividends
Dividends to controlling entities		—	55,424

Amounts receivable from/(payable to) related entities
Associated companies
Receivable	6,9	793	683

Joint venture entities
Receivable	9	—	138

Related entities
Receivable	9	—	665
Payable	16	(6,825)	(72,835)
Subordinated debentures	20	(45,500)	(45,500)
Convertible debentures	20	(45)	(45)

		(52,370)	(117,715)

      The amount of interest ultimately payable is dependent on the amount of any dividend paid.

THE TEN GROUP PTY LIMITED AND CONTROLLED ENTITIES

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

Financial transactions with related entities

Entity’s Name	Note	Nature of Transaction at Normal Commercial Terms

Between controlled entities:
Network Ten Pty Limited	2	Interest on loans $26.4m (2001-$26.4m)
Eye Corp Pty Limited	2	Interest on loans $3.2m (2001-$0.8m)
Eye Corp Pty Limited		Purchase of Out-of-Home advertising by Network Ten Pty Limited of $0.7m (2001-$nil)
Eye Corp Pty Limited		Rental income charged by Network Ten Pty Limited, Network Ten (Adelaide) Pty Limited, and Network Ten (Perth) Pty Limited of $0.2m (2001- $nil)
Network Ten Pty Limited	3	Debt collection fee revenue of $79.4m (2001- $nil) Management fees of $425.9m (2001-$296.2m)
Network Ten (Adelaide) Pty Limited	3	Debt collection fee revenue of $10.1m (2001- $nil) Management fees of $29.9m (2001-$15.9m)
Network Ten (Perth) Pty Limited	3	Debt collection fee revenue of $13.2m (2001- $nil) Management fees of $36.2m (2001-$18.7m)
With related entities:
CanWest Global Communications Corp. (Group)	3	Interest on subordinated and convertible debentures $6.8m (2001-$71.3m)

Contracts with Directors

During the financial year, Competitive Foods Australia Limited entered into agreements in respect of the purchase of television airtime (through an advertising agency) from a controlled entity on normal commercial terms and conditions. Mr JJ Cowin, a Director of the Company, is Chairman of, and has a substantial interest in, Competitive Foods Australia Limited.

Also during the financial year, Investec Wentworth Pty Limited provided the consolidated entity with corporate consultancy services on normal commercial terms and conditions. Mr GH Levy, a Director of the Company, is a director of Investec Wentworth Pty Limited.

Loans to/from Directors

Loans to Directors of controlled entities disclosed in Notes 6 and 9 are secured and mature in two years or on the date of employment termination. No interest is payable on the loans and there have been no repayments in the current period.

Loans provided by Directors disclosed in Note 16 have been provided on normal terms and conditions.

Network Agreements

The Company has networking agreements with a number of its controlled entities whereby advertising revenues derived by those controlled entities are assigned to the Company. Revenues assigned by those controlled entities totalled $513.3m (2001: $438.9m). Management fees payable by the Company to controlled entities under the agreements totalled $492.1m (2001: $330.8m). Debt collection fees are also collected by the Company totalling $102.7m (2001: $nil).

THE TEN GROUP PTY LIMITED AND CONTROLLED ENTITIES

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

Controlling Entities

The ultimate parent entity in the wholly owned group is The Ten Group Pty Limited. The ultimate parent entity is Ten Network Holdings Limited, a company listed on the Australian Stock Exchange, which at 31 August 2002 had a beneficial interest of 83.73% (2001:83.70%) and an economic interest of 41.865% (2001:41.85%).

34 Contingent Liabilities

General

As part of its normal operations as a television broadcaster, the consolidated entity has received writs for defamation and various claims for damages. At balance date, the aggregate of all such claims will not give rise to any material liability.

      Details and estimates of other maximum amounts of contingent liabilities are as follows:

	2002	2001

	$’000	$’000
Unsecured guarantees by the parent entity and consolidated entity in respect of leases of controlled entities	39,053	46,419
Secured guarantees by a controlled entity, Eye Corp Pty Limited, in respect of leases of certain of its controlled entities. The guarantees are secured by a fixed and floating charge over all assets of the Eye Corp Pty Limited consolidated entity	1,768	21,072

	40,821	67,491

No material losses are anticipated in respect of any of the above contingent liabilities.

35 Segment Information

Business Segments

The consolidated entity is organised into the following divisions by service type.

Television

Operation of commercial television licences TEN-10 (Sydney), ATV-10 (Melbourne), TVQ-10 (Brisbane), ADS-10 (Adelaide) and NEW-10 (Perth).

Out of Home

Advertising media outside the home environment.

Ventures

Investments in the online industry.

Geographical Segments

The consolidated entity operates principally within Australia.

Inter-Segment Transactions

Segment revenues, expenses and results include transactions between segments. Such transactions are priced on an “arms-length” basis and are eliminated on consolidation.

THE TEN GROUP PTY LIMITED AND CONTROLLED ENTITIES

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

Primary Reporting — Business Segments

				Eliminations/
	Television	Out of Home	Ventures	Unallocated	Consolidated
2002	$’000	$’000	$’000	$’000	$’000

Revenue
Sales to external customers	587,453	78,102	—	—	665,555
Inter-segment sales	171	667	—	(838)	—

Total sales revenue	587,624	78,769	—	(838)	665,555
Other revenue	1,172	143	142	—	1,457

Total revenue	588,796	78,912	142	(838)	667,012

Result
Segment result before non-recurring items	161,095	(15,036)	142	—	146,201
Non-recurring items	(20,015)	(178,421)	—	—	(198,436)

Segment result	141,080	(193,457)	142	—	(52,235)
Share of associates’ profit/(loss)					916
Borrowing costs					(37,355)
Interest revenue					923

Profit (loss) before tax					(87,751)
Income tax expense (includes non-recurring tax settlement expenses of $36.2m)					(70,530)

Net profit (loss)					(158,281)

Depreciation and amortisation	12,496	16,054	—	—	28,550
Other non-cash expenses	16,522	169,540	—	—	186,062

Assets
Segment assets	1,451,437	137,366	—	—	1,588,803
Investments in associates	2,119	2,888	—	—	5,007

Consolidated total assets					1,593,810

Liabilities
Segment liabilities	731,547	69,040	—	—	800,587

Acquisitions of non-current assets	20,509	5,004	—	—	25,513

THE TEN GROUP PTY LIMITED AND CONTROLLED ENTITIES

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

2001	Television	Out of Home	Ventures	Consolidated

	$’000	$’000	$’000	$’000
Revenue
Sales to external customers	501,823	49,359	—	551,182
Inter-segment sales	—	—	—	—

Total sales revenue	501,823	49,359	—	551,182
Other revenue	7,102	49	—	7,151
Non-recurring revenue	105,824	—	—	105,824

Total revenue	614,749	49,408	—	664,157

Result
Segment result before non-recurring items	147,498	(10,562)	(1,858)	135,078
Non-recurring items	65,615	(6,490)	(29,243)	29,882

Segment result	213,113	(17,052)	(31,101)	164,960
Share of associates’ profit/(loss)				588
Borrowing costs				(93,263)
Interest revenue				1,354

Profit before tax				73,639
Income tax expense				(23,822)

Net profit				49,817

Depreciation and amortisation	8,800	12,743	—	21,543
Other non-cash expenses	11,189	—	29,243	40,432

Assets
Segment assets	637,116	350,371	457	987,944
Investments in associates	—	2,384	—	2,384

Consolidated total assets				990,328

Liabilities
Segment liabilities	649,477	76,603	27,157	753,237

Acquisitions of non-current assets	18,852	4,405	—	23,257

2000

Revenue
Sales to external customers	549,844	—	—	549,844
Inter-segment sales	—	—	—	—

Total sales revenue	549,844	—	—	549,844
Other revenue	6,791	—	—	6,791

Total revenue	556,635	—	—	556,635

Result
Segment result before non-recurring items	189,489	—	4,413	193,902

Segment result				193,902
Share of associates’ profit/(loss)				—
Borrowing costs				(87,786)
Interest revenue				1,240

Profit before tax				107,356
Income tax expense				(33,559)

Net profit				73,797

Depreciation and amortisation	5,436	—	—	5,436
Other non-cash expenses	—	—	—	—

THE TEN GROUP PTY LIMITED AND CONTROLLED ENTITIES

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

36     Notes to the Statements of Cash Flows

	2002	2001	2000

	$’000	$’000	$’000
Reconciliation of profit from ordinary activities after income tax to net cash flow from operating activities
Net (loss)/profit from ordinary activities after related tax expense	(158,281)	49,817	73,797

Non-cash revenue	(916)	(4,331)	(4,560)
Non-cash expenses	28,550	20,524	12,368
Dividends from associates	280	—	—
Profit on sale of non-current assets	(459)	(65,632)	(77)
Writedown of Out Of Home goodwill and other assets	178,422	—	—
Writedown of non-current assets	20,015	29,243	—
Debenture interest	6,825	71,271	81,998
Amount (paid)/refunded from provisions	(10,111)	(879)	1,778
Net increase/(decrease) in tax provisions	(17,486)	(31,222)	11,282
Net increase/(decrease) in accrued revenue and expense items in payables/(receivables)	(23,747)	(49,446)	(38,253)

	23,092	19,345	138,333

Non Cash Financing and Investing Activities

During the year Ten Network Holdings Limited issued 150,000 shares to Copplemere Pty Limited in consideration for the acquisition by Ten Network Holdings Limited from Coplemere Pty Limited of 150,000 shares in The Ten Group Pty Limited Pursuant to the relevant exchange deeds detailed in the Prospectus. This resulted in Ten Network Holdings Limited’s issued capital increasing to 380,964,092 shares and the number of shares it owns in The Ten Group Pty Limited increasing to 380,964,092 representing an increase in its voting interest in The Ten Group Pty Limited from 83.723% to 83.728%.

37 Deed of Cross Guarantee

There are two separate Deeds of Cross Guarantee within the consolidated entity. The Ten Group Pty Limited is the holding company under the first of the Deeds and those wholly owned subsidiaries party to The Ten Group Pty Limited Deed are listed in Note 25(a), reference note (i).

Eye Corp Pty Limited is the holding company under the second Deed of Cross Guarantee and those wholly owned subsidiaries party to the Eye Corp Pty Limited Deed are listed in Note 25(a), reference note (ii).

The controlled entities party to the Deeds of Cross Guarantee have been granted relief from the necessity to prepare a financial report and directors’ report under Class Order 98/1418 issued by the Australian Securities and Investments Commission. Under the Deeds of Cross Guarantee each of the companies party to each of the Deeds guarantees the debts of the other named companies.

An abridged consolidated statement of financial performance and consolidated statement of financial position, comprising The Ten Group Pty Limited and controlled entities which are a party to The Ten

THE TEN GROUP PTY LIMITED AND CONTROLLED ENTITIES

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

Group Pty Limited Deed, after eliminating all transactions between parties to the Deed of Cross Guarantee, at 31 August is set out below:

	2002	2001

	$’000	$’000
Abridged Statement of financial performance
(Loss)/ Profit from ordinary activities before income tax	(67,335)	115,910
Income tax expense relating to ordinary activities	(72,247)	(25,422)

(Loss)/ Profit from ordinary activities after related income tax expense	(139,582)	90,488
Profit/(loss) from extraordinary items after related income tax expense	—	—

Net profit	(139,582)	90,488
Retained profits at the beginning of year	161,675	137,408
Adjustment to retained profits at beginning of year on initial adoption of AASB 1041 Revaluations of Non-Current Assets	—	—
Reduction in retained profits on share buy-back	—	—
Aggregate of amounts transferred from reserves	—	—

	22,093	227,896
Dividends provided or paid	—	66,221

Retained profits at end of year	22,093	161,675

Statement of financial position
Cash assets	11,799	17,606
Receivables	147,241	116,139
Inventories	126,503	109,106
Current tax receivable	65,542	13,139
Other	3,883	3,909

Total current assets	354,968	259,899

Receivables	30,517	31,619
Inventories	1,565	1,590
Investments accounted for using the equity method	—	—
Other financial assets	27,528	208,587
Property, plant and equipment	62,698	53,098
Intangibles	1,077,823	326,422
Deferred tax assets	—	—
Other	—	3,522

Total non-current assets	1,200,131	624,838

Total assets	1,555,099	884,737

Payables	143,137	205,588
Interest-bearing liabilities	—	—
Current tax liabilities	—	—
Provisions	24,155	100,317

Total current liabilities	167,292	305,905

THE TEN GROUP PTY LIMITED AND CONTROLLED ENTITIES

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

	2002	2001

	$’000	$’000
Payables	28,326	19,977
Interest-bearing liabilities	505,545	340,545
Deferred tax liabilities	32,042	8,456
Provisions	1,971	1,749

Total non-current liabilities	567,884	370,727

Total liabilities	735,176	676,632

Net assets	819,923	208,105

Contributed equity	45,500	45,500
Reserves	752,330	930
Retained earnings	22,093	161,675

Total Equity	819,923	208,105

38 Dividends

Dividends proposed or paid by the Company are:

	Cents Per	Total Amount		Tax Rate for	Percentage
	Share	$’000	Date of Payment	Franking Credit	Franked

2002
Final — ordinary dividend proposed	—	—	n/a	n/a	n/a
Final — ordinary dividend paid	14.2	66,221	20 December 2001	30%	100%
2001
Final — ordinary dividend proposed	14.2	66,221	20 December 2001	30%	100%
Final — ordinary dividend paid	16.2	73,797	20 December 2000	34%	100%

	The Company

	2002	2001	2000

	$’000	$’000	$’000
Dividend franking account
Franking credits (30%) available for the subsequent financial year	37,488	8,970	33,220

The above amounts represent the balances of the franking accounts as at the end of the financial year, adjusted for:

(a)	franking credits that will arise from the payment of income tax payable as at the reporting date;

(b)	franking debits that will arise from the payment of dividends proposed or provided as at the reporting date;

(c)	franking credits that will arise from the receipt of dividends recognised as receivables at reporting date; and

(d)	franking credits that may be prevented from being distributed in the subsequent year.

THE TEN GROUP PTY LIMITED AND CONTROLLED ENTITIES

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

Legislation took effect on 1 July 2002, under which the amount recorded in the franking account is the amount of income tax paid rather than franking credits based on after tax profits. Amounts debited to the franking account in respect of dividends paid after 30 June 2002 will be the franking credits attaching to those dividends rather than the gross amount of the dividends. In accordance with this legislation, the franking account balances as at 30 June 2002 have been converted so that the franking account reflects from 1 July 2002, tax paid amounts rather than franking credits based on after tax profits.

39 Subsequent Events

At the date of this report, no matters or circumstances have arisen since balance date that has significantly affected or may significantly affect:

•	the operations in financial years subsequent to 31 August 2002 of the consolidated entity and the entities it controls from time to time; or

•	the results of those operations; or

•	the state of affairs in financial years subsequent to 31 August 2002 of the consolidated entity.

40 United States Generally Accepted Accounting Principles

The consolidated financial statements of The Ten Group Pty Limited are prepared in accordance with Generally Accepted Accounting Principles applicable in Australia (“AUS GAAP”) (refer Note 1), which differ in some respects from Generally Accepted Accounting Principles in the United States (“US GAAP”).

The following are reconciliations of the net profit and shareholders’ equity applying US GAAP. This summary is not intended to be a comprehensive US GAAP report. All amounts are in Australian dollars.

(a) Revaluation of Non-Current Assets

Under AUS GAAP the consolidated entity may revalue certain assets from time to time to amounts supported by independent valuations. The revaluation increments and decrements are included in the consolidated entity’s asset revaluation reserve. Revalued buildings are depreciated over their estimated useful lives to the entity (land is not depreciated). Under US GAAP, revaluations of land and buildings, and profit and loss on sale of revalued buildings, are adjusted to reinstate the historical cost basis for US GAAP purposes.

(b) Intangible Assets

Under AUS GAAP, amounts paid on the acquisition of television licenses are not amortised. Under US GAAP, in the years prior to 2002, these intangible assets were amortised on a straight-line basis over forty years. Upon adoption of SFAS 142 on September 1, 2001, the Company deemed these licenses to have an indefinite life and therefore ceased amortisation (see note 40(m) for further discussion on the adoption of SFAS 142).

(c) Dividends

Under AUS GAAP, dividends declared after balance sheet date and prior to the approval of the financial statements are accrued for in the financial statements. Under US GAAP, provisions for dividends are only recognised as liabilities if the dividends are formally declared prior to the balance sheet date.

THE TEN GROUP PTY LIMITED AND CONTROLLED ENTITIES

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

(d) Investment Securities

Under AUS GAAP, shares in listed securities (refer note 11) are carried at original cost unless a permanent diminution in the value of an equity security occurs. In circumstances where there has been a permanent diminution the loss is taken to the profit and loss statement. For US GAAP purposes, the Company, in accordance with SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” classifies its quoted equity securities as available-for-sale. Accordingly, the securities are carried at fair value with changes in fair value (net of tax) being recorded as an item of other comprehensive income until realised. Realised gains and losses on securities classified as available-for-sale, along with the associated deferred tax, are recorded in earnings in the year of sale based on the specific identification of each individual security sold. A decline in the fair value of available-for-sale securities below cost that is deemed other than temporary is charged to earnings, resulting in the establishment of a new cost basis for the security.

(e) Executive Option Plan

Under AUS GAAP, no charge attributable to the options issued under the Ten Executive Option Plan has been recognised in the profit and loss statements. Under US GAAP, the Company, as permitted by SFAS No. 123, “Accounting for Stock Based Compensation,” follows the provisions of Accounting Principles Board Opinion (“APB”) No. 25, “Accounting for Stock Issued to Employees,” and related provisions in accounting for compensation expense related to the issuance of stock options. Under APB No. 25, the Ten Executive Option Plan would be treated as a variable stock award plan and, as such, the compensation expense recognised over the life of the plan would be adjusted in each accounting period for changes in the quoted market price of the shares. Compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company’s stock at the measurement date over the exercise price, multiplied by the number of options issued. The total compensation cost is amortised over the service (vesting) period.

(f) Purchase Price Allocation

Under AUS GAAP a deferred tax asset was not recognised on the acquisition of a number of controlled entities on the basis that the test for recognition had not been satisfied. US GAAP required deferred tax amounts to be recorded in purchase combinations if it is “more likely than not” that those amounts will be realised. Recognition of such deferred tax asset created negative goodwill, which the Company has proportionately allocated against certain non-current assets.

(g) Developing Business

Under AUS GAAP, costs incurred in the development of major new activities are capitalised until the operations have commenced on a commercial basis. Thereafter, these costs are amortised over the period that benefits are expected to be received. In 1999/2000, the Company invested in a joint venture which capitalised its development costs on this basis. In the following year, these costs were fully written off under AUS GAAP upon the closure of the joint venture. Under US GAAP, expenditures not satisfying the criteria for deferral are charged to operating income in the period incurred.

(h) Capitalised Costs

Under AUS GAAP material items of expenditure relating to the introduction of digital television are capitalised to the extent that management consider that it is probable that future economic benefits embodied in the expenditure will eventuate and can be reliably measured. Under US GAAP such development costs are written off as incurred.

THE TEN GROUP PTY LIMITED AND CONTROLLED ENTITIES

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

(i) Comprehensive Income

SFAS No. 130, “Reporting Comprehensive Income” requires the reporting and display of comprehensive income and its components in financial statements. Comprehensive income consists of net income and other gains and losses affecting shareholders’ equity that, under US GAAP are excluded from net income.

(j) Deferred Tax

Under AUS GAAP, the Company follows the liability method of tax-effect accounting. For US GAAP purposes, the Company utilises SFAS 109 “Accounting for Income Taxes”. In addition to the deferred tax asset recognised in respect of business combinations, as described in note 40(f), the deferred tax effects of the various differences between US GAAP and AUS GAAP are also recorded.

(k) Derivative Instruments

Under AUS GAAP derivative instruments are recognized in the financial statements to the extent described in note 31. For US GAAP purposes, SFAS 133 “Accounting for Derivative Instruments and Hedging Activities” became applicable on September 1, 2000 and requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as a hedge and changes in the fair value of the hedge recorded as a component of other comprehensive income. The Ten Group Pty has not designated its interest rate swaps as hedges in accordance with SFAS 133 and as a result the changes in the fair value are required to be recognized in earnings for US GAAP purposes.

(l) Cash Flow Statement

The preparation of the Company’s Australian GAAP consolidated cash flow statement does not differ in any material respect from the preparation under US GAAP.

(m) Goodwill and Other Intangible Assets

On September 1, 2001, the Company adopted Statement of Financial Accounting Standards No. 142 “Goodwill and Other Intangible Assets” (“SFAS 142”) for USGAAP reporting purposes. In accordance with SFAS 142, the Company ceased amortizing goodwill and other indefinite lived intangibles upon adoption. Historically, the Company had classified amortization of goodwill and other intangibles as a non-operating expense. In accordance with SFAS 142, 2001 results have not been restated for the effects of ceasing goodwill amortization.

The adoption of SFAS 142 required the performance of a goodwill impairment test upon adoption. As of September 1, 2001, the Company had approximately $257 million of goodwill related to the acquisition of Eye Corp., in 2000. As the carrying amount of this goodwill exceeded its fair value it was determined to be impaired by $102 million. A charge was therefore recorded as the cumulative effect of a change in accounting principle in the Statement of Operations for the year ended August 31, 2002 to reduce the goodwill to its recoverable amount.

SFAS 142 further requires the performance of an impairment test for goodwill and other indefinite lived intangibles on an annual basis and between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. The remaining goodwill carrying value of $155 million was determined to be further impaired by $70 million and a charge was recorded as a non-operating expense to reduce the goodwill to its recoverable amount.

THE TEN GROUP PTY LIMITED AND CONTROLLED ENTITIES

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

The application of accounting principles generally accepted in the United States, as described above, would have had the following approximate effect on consolidated net income and stockholders’ equity.

	2002	2001	2000

	(A$’000)	(A$’000)	(A$’000)
Net income as reported in the profit and loss statements under AUS GAAP	(128,491)	55,268	73,797
Adjustments required to accord with US GAAP
Depreciation expense(a)	56	56	205
Intangible assets — amortisation expense(b)	—	(6,776)	(6,776)
Executive Option Plan(e)	(568)	3,192	(2,720)
Developing business(g)	—	2,021	(2,021)
Capitalised costs(h)	5,036	(748)	(4,288)
Increase in profit on sale of revalued assets(a)	—	1,059	—
Fair value of financial instruments(k)	2,302	(3,774)	—
Amortisation of goodwill(m)	10,043	—	—
Additional writedown of goodwill to recoverable amount(m)	(10,043)	—	—
Tax effect of adjustments(j)	2,218	(2,211)	2,380

Net income under US GAAP	(123,883)	48,087	60,577

Other comprehensive income:
Unrealised holding gains on available-for-sale securities (net of tax)	4,708	(16,555)	4,855

Comprehensive income	(119,175)	31,532	65,432

Shareholders’ equity as reported in the balance sheet under AUS GAAP	793,298	170,470	181,405
Adjustments required to accord with US GAAP
Revaluation of assets — current year(a)	(751,400)	—	—
Revaluation of assets — prior years(a)	130	130	(929)
Accumulated depreciation — PPE(a)	12,909	12,853	12,795
Accumulated amortisation — Intangibles(b)	(50,629)	(50,629)	(43,853)
Dividends proposed(c)	—	66,221	73,797
Equity securities(d)	—	(6,726)	58,026
Developing business(g)	—	—	(2,021)
Capitalised costs(h)	—	(5,036)	(4,288)
Fair value of financial instruments(k)	(1,472)	(3,774)	—
Amortisation of goodwill(m)	10,043
Additional writedown of goodwill to recoverable amount(m)	(10,043)
Tax effect of adjustments(j)	19,660	23,895	17,986

Shareholders’ equity under US GAAP	22,496	207,404	292,918

THE TEN GROUP PTY LIMITED AND CONTROLLED ENTITIES

DIRECTORS’ DECLARATION

      The directors declare that the financial statements and notes set out on pages F-63 to F-101:

(a)	comply with Accounting Standards and other mandatory professional reporting requirements;

(b)	give a true and fair view of the company’s and consolidated entity’s financial position as at 31 August 2002 and of their performance, as represented by the results of their operations and their cash flows, for the financial year ended on that date; and

(c)	accounting principles generally accepted in Australia vary in certain significant respects from accounting principles generally accepted in the United States of America. The application of accounting principles generally accepted in the United States of America would have affected the determination of consolidated shareholders’ equity and financial position, as of 31 August 2002 and 2001 and the determination of the consolidated results of operations for each of the three years ended 31 August 2002 to the extent summarised in Note 40 to the consolidated financial statements.

      In the directors’ opinion:

(a)	there are reasonable grounds to believe that the company will be able to pay its debts as and when they become due and payable; and

(b)	at the date of this declaration, there are reasonable grounds to believe that the Company and the subsidiaries identified in Note 25(a), reference note (i), will be able to meet any obligations or liabilities to which they are, or may become, subject by virtue of the deed of cross guarantee between the Company and those subsidiaries pursuant to ASIC Class Order 98/1418.

      SIGNED at Sydney on 10 October 2002 except for note 40 which is dated 26 February 2003, in accordance with a resolution of the Directors.

(signed) NG FALLOON
Director

CanWest Media Inc.

Offer to Exchange All Outstanding US$200,000,000

Principal Amount of
7 5/8% Senior Notes due 2013
for US$200,000,000 Principal Amount of
7 5/8% Senior Notes due 2013
That Have Been Registered Under the
Securities Act of 1933

PROSPECTUS

No dealer, salesperson or other person is authorized

to give any information or to represent anything not contained in this prospectus.
You must not rely on any unauthorized information or representations.
This prospectus is an offer to exchange only the initial notes for the exchange notes in accordance with the terms included in this prospectus, but only under circumstances and in jurisdictions where it is lawful to do so.
The information contained in this prospectus is current only as of its date.
Until                     , 2003, all dealers that effect transactions in these securities, whether or not participating in this exchange offer, may be required to deliver a prospectus.
This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

      Under the Canada Business Corporations Act, or the CBCA, a corporation may indemnify a present or former director or officer of such corporation or a person who acts or acted at the corporation’s request as a director or officer of another corporation of which the corporation is or was a shareholder or creditor, and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of his being or having been a director or officer of such corporation and provided that the director or officer acted honestly and in good faith with a view to the best interests of the corporation, and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that his conduct was lawful. Such indemnification may be made in connection with a derivative action only with court approval. A director or officer is entitled to indemnification from the corporation as a matter of right in respect of all costs, charges and expenses reasonably incurred by him in connection with the defense of a civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of the corporation if he was substantially successful on the merits in his defense of the action or proceeding and fulfilled the conditions set forth above.

      In accordance with the CBCA, our by-laws, a copy of which is filed as Exhibit 3.2 to this registration statement, provide that we must indemnify a director or officer of ours, a former director or officer of ours or any person who acts or acted at our request as a director of officer of a body corporate of which we are or were a shareholder or creditor (or a person who undertakes or has undertaken any liability on behalf of us or at our request on behalf of any such body corporate),and such director or officer’s heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment reasonably incurred by such director or officer in respect of any civil, criminal or administrative action or proceeding to which such director or officer has been made a party by reason of being or having been a director or officer of us or such body corporate (or by reason of having undertaken such liability); and that we must with the approval of a court indemnify a person in respect of a derivative action to which such person is made a party by reason of being or having been a director or officer of ours or such body corporate against all costs, charges and expenses reasonably incurred by such director or officer in connection with such action if (1) such director or officer acted honestly and in good faith with a view to our best interests, and (2) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, such director or officer had reasonable grounds for believing that his or her conduct was lawful.

      Our by-laws also provide that we must, without requiring the approval of a court, indemnify any such director or officer in respect of a derivative action who has been substantially successful on the merits in the defense of any civil, criminal or administrative action or proceeding to which such person is made a party by reason of being or having been a director or officer of ours or a body corporate of which we are or were a shareholder or creditor, against all costs, charges and expenses reasonably incurred by such person in respect of such action or proceeding, provided that such person has fulfilled the conditions set forth above.

      Our policy of directors’ and officers’ liability insurance which insures directors and officers for losses as a result of claims based upon any error, misstatement, misleading statement, act, omission, neglect or breach of duty committed, attempted or allegedly committed or attempted as directors and officers of us, including liabilities arising under the Securities Act, and also reimburses us for payments made pursuant to the indemnity provisions under the Securities Act.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

*Item 21.	Exhibits and Financial Statement Schedules

Exhibit No.	Exhibit

1.1	Purchase Agreement, dated as of March 31, 2003, among CanWest Media Inc., the Guarantors identified therein, Salomon Smith Barney Inc., CIBC World Markets Corp., Scotia Capital (USA) Inc., BMO Nesbitt Burns Corp., RBC Dominion Securities Corporation, Banc of America Securities LLC and TD Securities (USA) Inc.*
1.2	Purchase Agreement, dated May 10, 2001, among CanWest Media Inc., the Guarantors identified therein, CIBC World Markets Corp., Salomon Smith Barney Inc., Banc of America Securities LLC, Scotia Capital (USA) Inc., BMO Nesbitt Burns Corp., RBC Dominion Securities Corp. and TD Securities (USA) Inc.(2)
3.1	Articles of Incorporation of CanWest Media Inc., as amended(2)
3.2	By-laws of CanWest Media Inc.(2)
3.3	Articles of Incorporation of 2846551 Canada Inc., as amended(2)
3.4	By-laws of 2846551 Canada Inc.(2)
3.5	Articles of Incorporation of 3919056 Canada Ltd.*
3.6	By-laws of 3919056 Canada Ltd.*
3.7	Articles of Incorporation of Apple Box Productions Sub Inc., as amended(2)
3.8	By-laws of Apple Box Productions Sub Inc.(2)
3.9	Articles of Incorporation of BCTV Holdings Inc., as amended(2)
3.10	By-laws of BCTV Holdings Inc.(2)
3.11	Articles of Continuance of Calgary Herald Group Inc.(2)
3.12	By-laws of Calgary Herald Group Inc.(2)
3.13	Articles of Continuance of CanWest — Montreal R.P. Holdings Inc.(2)
3.14	By-laws of CanWest — Montreal R.P. Holdings Inc.(2)
3.15	Articles of Continuance of CanWest — Windsor R.P. Holdings Inc.(2)
3.16	By-laws of CanWest — Windsor R.P. Holdings Inc.(2)
3.17	Articles of Incorporation of CanWest Finance Inc./ Financiere CanWest Inc., as amended(2)
3.18	By-laws of CanWest Finance Inc./ Financiere CanWest Inc.(2)
3.19	Statuts De Constitution of CanWest Global Broadcasting Inc./ Radiodiffusion CanWest Global Inc., as amended(2)
3.20	Code of General By-laws of CanWest Global Broadcasting Inc./ Radiodiffusion CanWest Global Inc., as amended(2)
3.21	Articles of Amalgamation of CanWest Interactive Inc.*
3.22	By-Laws of CanWest Interactive Inc.*
3.23	Articles of Incorporation of CanWest International Communications Inc., as amended(2)
3.24	By-laws of CanWest International Communications Inc.(2)
3.25	Articles of Incorporation of CanWest International Management Inc., as amended(2)
3.26	By-laws of CanWest International Management Inc.(2)
3.27	Articles of Incorporation of CanWest Irish Holdings (Barbados) Inc., as amended(2)
3.28	By-laws of CanWest Irish Holdings (Barbados) Inc.(2)
3.29	Articles of Incorporation of CanWest Media Sales Limited, as amended(2)
3.30	By-laws of CanWest Media Sales Limited(2)
3.31	Notice of Adoption, Alteration, or Revocation of Constitution and Constitution of CanWest NZ Radio Holdings Limited, as amended(2)
3.32	Articles of Continuance and Articles of Amendment of CanWest Publications Inc.*
3.33	By-Laws of CanWest Publications Inc.*
3.34	Articles of Association of CGS Debenture Holding (Netherlands) B.V.(2)

Exhibit No.	Exhibit

3.35	Articles of Association of CGS International Holdings (Netherlands) B.V.(2)
3.36	Articles of Association of CGS NZ Radio Shareholding (Netherlands) B.V.(2)
3.37	Articles of Association of CGS NZ TV Shareholding (Netherlands) B.V.(2)
3.38	Articles of Association of CGS Shareholding (Netherlands) B.V.(2)
3.39	Articles of Incorporation of CHBC Holdings Inc., as amended(2)
3.40	By-laws of CHBC Holdings Inc.(2)
3.41	Articles of Incorporation of CHEK Holdings Inc., as amended(2)
3.42	By-laws of CHEK Holdings Inc.(2)
3.43	Articles of Amalgamation of Clarinet Music Inc.(2)
3.44	By-laws of Clarinet Music Inc.(2)
3.45	Articles of Continuance of Edmonton Journal Group Inc.(2)
3.46	By-laws of Edmonton Journal Group Inc.(2)
3.47	Articles of Incorporation and Articles of Amendment of Fox Sports World Canada Holdco Inc.*
3.48	By-Laws of Fox Sports World Canada Holdco Inc.*
3.49	Articles of Incorporation of Global Centre Inc., as amended(2)
3.50	By-laws of Global Centre Inc., as amended(2)
3.51	Articles of Amalgamation of Global Communications Limited(2)
3.52	By-laws of Global Communications Limited(2)
3.53	Articles of Amalgamation of Global Television Centre Ltd.(2)
3.54	By-laws of Global Television Centre Ltd.(2)
3.55	Articles of Continuance of Global Television Network Inc., as amended(2)
3.56	By-laws of Global Television Network Inc.(2)
3.57	Amended and Restated Limited Partnership Agreement of Global Television Network Quebec, Limited Partnership/ Reseau de Television Global Quebec, Societe en Commandite*
3.58	Articles of Incorporation and Articles of Amendment of Global Television Specialty Networks Inc.*
3.59	By-Laws of Global Television Specialty Networks Inc.*
3.60	Articles of Incorporation and Articles of Amendment of Lonestar Holdco Inc.*
3.61	By-Laws of Lonestar Holdco Inc.*
3.62	Articles of Continuance of Lower Mainland Publishing Group Inc.(2)
3.63	By-laws of Lower Mainland Publishing Group Inc.(2)
3.64	Articles of Continuance of Montreal Gazette Group Inc.(2)
3.65	By-laws of Montreal Gazette Group Inc.(2)
3.66	Articles of Continuance of Multisound Publishers Ltd., as amended(2)
3.67	By-laws of Multisound Publishers Ltd., as amended(2)
3.68	Articles of Continuance of Nanaimo Daily News Group Inc.(2)
3.69	By-laws of Nanaimo Daily News Group Inc.(2)
3.70	Articles of Incorporation of ONtv Holdings Inc., as amended(2)
3.71	By-laws of ONtv Holdings Inc.(2)
3.72	Articles of Continuance of Ottawa Citizen Group Inc.(2)
3.73	By-laws of Ottawa Citizen Group Inc.(2)
3.74	Articles of Continuance of Pacific Newspaper Group Inc.(2)
3.75	By-laws of Pacific Newspaper Group Inc.(2)
3.76	Articles of Continuance of Port Alberni Times Group Inc.(2)
3.77	By-laws of Port Alberni Times Group Inc.(2)
3.78	Articles of Incorporation and Articles of Amendment of ReachCanada Contact Centre Limited*
3.79	By-Laws of ReachCanada Contact Centre Limited*

Exhibit No.	Exhibit

3.80	Articles of Continuance of Regina Leader Post Group Inc.(2)
3.81	By-laws of Regina Leader Post Group Inc.(2)
3.82	Articles of Incorporation and Articles of Amendment of RetroVista Holdco Inc.*
3.83	By-Law No. 1 of RetroVista Holdco Inc.*
3.84	Articles of Continuance of Saskatoon StarPhoenix Group Inc.(2)
3.85	By-laws of Saskatoon StarPhoenix Group Inc.(2)
3.86	Articles of Continuance of Southam Digital Inc.(2)
3.87	By-laws of Southam Digital Inc.(2)
3.88	Articles of Incorporation of Studio Post & Transfer Sub Inc., as amended (2)
3.89	By-laws of Studio Post & Transfer Sub Inc.(2)
3.90	Notice of Adoption, Alteration, or Revocation of Constitution and Constitution of TV3 Network Services Limited (2)
3.91	Notice of Adoption, Alteration, or Revocation of Constitution and Constitution of TV4 Network Limited, as amended (2)
3.92	Articles of Continuance of Vancouver Island Newspaper Group Inc., as amended(2)
3.93	By-laws of Vancouver Island Newspaper Group Inc.(2)
3.94	Articles of Continuance of Victoria Times Colonist Group Inc.(2)
3.95	By-laws of Victoria Times Colonist Group Inc.(2)
3.96	Articles of Continuance and By-laws of Western Communications Inc.(2)
3.97	Articles of Incorporation of WIC Mobile TV Inc., as amended(2)
3.98	By-laws of WIC Mobile TV Inc.(2)
3.99	Articles of Incorporation of WIC Television Production Sub Inc., as amended(2)
3.100	By-laws of WIC Television Production Sub Inc.(2)
3.101	Articles of Continuance of Windsor Star Group Inc.(2)
3.102	By-laws of Windsor Star Group Inc.(2)
3.103	Articles of Incorporation and Articles of Amendment of Xtreme Sports Holdco Inc.*
3.104	By-Laws of Xtreme Sports Holdco Inc.*
4.1	Indenture, dated as of April 3, 2003, among CanWest Media Inc., the Guarantors named therein and The Bank of New York, as Trustee*
4.2	Indenture, dated as of May 17, 2001, among CanWest Media Inc., the Guarantors named therein and The Bank of New York, as Trustee(2)
4.3	Registration Rights Agreement, dated as of April 3, 2003, among CanWest Media Inc., the Guarantors named therein, Salomon Smith Barney Inc., CIBC World Markets Corp., Scotia Capital (USA) Inc., BMO Nesbitt Burns Corp., RBC Dominion Securities Corporation, Banc of America Securities LLC and TD Securities (USA) Inc.*
4.4	Registration Rights Agreement, dated as of May 17, 2001, among CanWest Media Inc., the Guarantors named therein, CIBC World Markets Corp., Salomon Smith Barney Inc., Banc of America Securities LLC, Scotia Capital (USA) Inc., BMO Nesbitt Burns Corp., RBC Dominion Securities Corp. and TD Securities (USA) Inc.(2)
4.5	Guarantee, dated as of April 3, 2003, executed by the Guarantors identified therein
4.6	Guarantee, dated as of May 17, 2001, executed by the Guarantors identified therein(2)
4.7	7 5/8% Senior Note due 2013, in the original principal amount of US$470,000, executed by CanWest Media Inc. in favor of Cede & Co.*
4.8	7 5/8% Senior Note due 2013, in the original principal amount of US$199,530,000, executed by CanWest Media Inc. in favor of Cede & Co.*
4.9	Form of 7 5/8% Series B Senior Note due 2013 of CanWest Media Inc.*
4.10	10 5/8% Series B Senior Subordinate Note due 2011, in the original principal amount of US$195,000, executed by CanWest Media Inc. in favor of Cede & Co.*
4.11	10 5/8% Series B Senior Subordinate Note due 2011, in the original principal amount of US$424,805,000, executed by CanWest Media Inc. in favor of Cede & Co.*

Exhibit No.	Exhibit

4.12	10 5/8% Senior Subordinated Note due 2011, in the original principal amount of Cdn$60,724,000, executed by CanWest Media Inc. in favor of CanWest Communications Corporation.(2)
4.13	Letter of Representations, dated as of April 3, 2003, among CanWest Media Inc., The Bank of New York, as agent, and The Depository Trust Company*
4.14	Letter of Representations, dated as of May 17, 2001, among CanWest Media Inc., The Bank of New York, as agent, and The Depository Trust Company(2)
4.15	Letter dated April 3, 2003, from The Bank of New York, as trustee under the Indenture, dated as of May 17, 2001, among CanWest Media Inc., the Guarantors named therein and The Bank of New York, as Trustee, to Salomon Smith Barney Inc., CIBC World Markets Corp., Scotia Capital (USA) Inc., BMO Nesbitt Burns Corp., RBC Dominion Securities Corp., Banc of America Securities LLC and TD Securities (USA) Inc.*
4.16	Demand Registration Rights Agreement, dated as of May 17, 2001, among CanWest Media Inc., CanWest Communications Corporation and the Guarantors named therein(2)
5.1	Opinion of Osler, Hoskin & Harcourt LLP
5.2	Opinion of Kaye Scholer LLP
5.3	Opinion of Russell McVeagh
5.4	Opinion of Nauta Dutilh
5.5	Opinion of Chancery Chambers
5.6	Opinion of Fasken Martineau Dumoulin LLP
5.7	Opinion of Tory’s
5.8	Opinion of Pitblado
8.1	Opinion of Kaye Scholer LLP as to certain tax matters
10.1	License Agreement #2000-13, dated October 6, 2000, between CanWest Global Broadcasting Inc. and Fireworks Distributing Corporation(2)
10.2	Development Letter Agreement, dated as of August 31, 1999, between CanWest Global Broadcasting Inc. and Fireworks Media Inc.(2)
10.3	License Agreement #2000-12, dated August 16, 2000, between CanWest Global Broadcasting Inc. and Fireworks Distributing Corporation(2)
10.4	Letter Agreement, dated as of August 25, 2000, between Global Television Network Inc. and Fireworks Entertainment(2)
10.5	Television License Agreement, dated November 20, 2000, between CanWest Entertainment International Distribution and TV3 Network Service Ltd.(2)
10.6	Television License Agreement, dated November 20, 2000, between CanWest Entertainment International Distribution and TV3 Network Services Ltd.(2)
10.7	Standard Television Agreement, dated August 12, 1998, between CanWest Global Broadcasting Inc. and Fireworks Entertainment Inc., as amended(2)
10.8	Transaction Agreement, dated July 30, 2000, among Hollinger International Inc., Southam Inc. (n/k/a Hollinger Canadian Publishing Holdings Co.), Hollinger Canadian Newspapers, Limited Partnership and HCN Publications Company and CanWest Global Communications Corporation(2)
10.9	Amending Agreement to the Transaction Agreement, dated November 15, 2000, among Hollinger International Inc., Southam Inc. (n/k/a Hollinger Canadian Publishing Holdings Co.), Hollinger Canadian Newspapers, Limited Partnership and HCN Publications Company and CanWest Global Communications Corporation(2)
10.10	Services Agreement, dated as of November 15, 2000, among CanWest Global Communications Corporation, The National Post Company and Hollinger International Inc.(2)
10.11	Transition Services Agreement, dated as of November 15, 2000, among CanWest Global Communications Corporation, Hollinger Canadian Newspapers G.P. Inc. and Hollinger Canadian Operating Company(2)

Exhibit No.	Exhibit

10.12	Services Agreement, dated as of November 15, 2000, among CanWest Global Communications Corporation, Hollinger Canadian Newspapers G.P. Inc. and Hollinger Canadian Operating Company(2)
10.13	Employee Interim Services Agreement, dated as of November 15, 2000, among Hollinger International Inc., Hollinger Canadian Newspapers, Limited Partnership and CanWest Global Communications Corporation(2)
10.14	Pension and Employee Benefit Plans Agreement, dated as of November 15, 2000, among Hollinger International Inc., Southam Inc. (n/k/a Hollinger Canadian Publishing Holdings Co.), Hollinger Canadian Newspapers, Limited Partnership, HCN Publications Company, Hollinger Canadian Operating Company ULC and CanWest Global Communications Corporation(2)
10.15	Asset Transfer Agreement, dated November 15, 2000, between 3815668 Canada Inc. and CanWest Media Inc.(2)
10.16	Trust Indenture, dated as of November 15, 2000, between CanWest Media Inc. and CanWest Global Communications Corporation(2)
10.17	Credit Agreement, dated as of November 7, 2000, among CanWest Media Inc., as borrower, CanWest Global Communications Corp., as guarantor, the financial institutions identified on the signature pages thereto, as lenders, Canadian Imperial Bank of Commerce, as co-lead arranger, joint bookrunner and syndication agent, The Bank of Nova Scotia, as co-lead arranger, joint bookrunner and administrative agent, and Bank of America Canada, as arranger and documentation agent(2)
10.18	Collateral Covenant Agreement, dated as of November 16, 2000, among each of the parties listed in Schedule “A” thereto, as guarantors, and The Bank of Nova Scotia, as administrative agent(2)
10.19	Form of Guarantee among each of the entities listed in Exhibit 99.3 hereto, as guarantors, The Bank of Nova Scotia, as administrative agent and the persons listed as lenders in the Credit Agreement dated November 7, 2000 (included in Exhibit 10.17)(2)
10.20	Form of Securities Pledge Agreement between each of the entities listed in Exhibit 99.4 hereto and The Bank of Nova Scotia, as administrative agent(2)
10.21	Form of Security Agreement between each of the entities listed in Exhibit 99.5 hereto and The Bank of Nova Scotia, as administrative agent.(2)
10.22	Form of Note Pledge Agreement between each of the entities listed in Exhibit 99.6 hereto and The Bank of Nova Scotia, as administrative agent(2)
10.23	Southam Executive Retirement Plan, dated as of June 6, 1994, between Southam Inc. (n/k/a Hollinger Canadian Publishing Holdings Co.) and Don Babick(2)
10.24	Amendment to Southam Executive Retirement Plan, dated as of June 29, 1994, between Southam Inc. (n/k/a Hollinger Canadian Publishing Holdings Co.) and Don Babick(2)
10.25	Share Purchase Agreement, dated as of November 8, 1999, between CanWest Global Communications Corp. and Cathton Holdings Ltd.(2)
10.26	Amended and Restated Master Agreement, dated November 8, 1999, among CanWest Global Communications Corp., Shaw Communications Inc., Corus Entertainment Inc. and WIC Western International Communications Ltd.(2)
10.27	Proposed Purchase of Corus Class B Shares, dated as of February 18, 2000, among Liberty CJR Inc., Corus Entertainment Inc., Shaw Communications Inc., CanWest Global Communications Corp., and WIC Western International Communications Ltd.(2)
10.28	Amalgamation Agreement, dated as of March 27, 2000, between WIC Western International Communications Ltd. and CW Newco Inc.(2)
10.29	Management Services Agreement, dated as of November 15, 2000, among The Ravelston Corporation Limited, CanWest Global Communications Corporation and The National Post Company(2)
10.30	Amended and Restated Partnership Agreement, dated as of November 15, 2000, among Global Communications Limited, NP Holdings Company and 3048510 Nova Scotia Company(2)
10.31	Asset Transfer Agreement, dated November 15, 2000, between CanWest Media Inc. and Global Television Network Inc.(2)

Exhibit No.	Exhibit

10.32	Asset Transfer Agreement, dated November 15, 2000, between Global Television Network Inc. and Global Communications Limited(2)
10.33	Variation Deed, entered into in August 1998, among CanWest Global Communications Corp., CGS International Holdings (Netherlands) B.V., CGS Shareholding (Netherlands) B.V., CGS Debenture Holding (Netherlands) B.V., The Ten Group Pty. Limited, Ten Network Holdings Limited, Telecasters North Queensland Limited, TNQ Television Limited, Donholken Pty. Limited, Selli Pty. Limited, Turnand Pty. Limited and Numeration Pty. Limited(2)
10.34	Deed of Guarantee and Indemnity, dated as of November 7, 2000, among CanWest Television NZ Limited, TV3 Network Services Limited, TV4 Network Limited, Global Television Properties Limited, CanWest NZ Television Holdings Limited, CanWest NZ Finance Limited, CanWest NZ Radio Holdings Limited, CanWest Radio NZ Limited and Media Investments Limited and The Bank of Nova Scotia(2)
10.35	Share Pledge Agreement, dated November 13, 2000, between CGS International Holdings (Netherlands) B.V. and The Bank of Nova Scotia(2)
10.36	Form of Deed of Mortgaged Shares between each of the entities listed in Exhibit 99.7 hereto and The Bank of Nova Scotia(2)
10.37	Form of Charge between each of the entities listed in Exhibit 99.8 hereto and The Bank of Nova Scotia(2)
10.38	Form of Pledge Agreement by each of the entities listed in Exhibit 99.9 hereto in favor of The Bank of Nova Scotia(1)
10.39	Form of Exchange Agent Agreement between CanWest Media Inc. and The Bank of New York, as exchange agent(2)
10.40	Share Purchase Agreement, dated April 12, 2001, among L.R. Sherman, CanWest Television Inc., CHUM Limited and Global Television Network Inc.(3)
10.41	Amalgamation Agreement, dated as of September 1, 2001, among Global Communications Limited, CanWest Broadcasting (2001) LTD., CanWest Television Inc., CanWest Properties Limited, and 4434129 Manitoba LTD., formerly 3649091 Canada LTD.(1)
10.42	Amending Agreement to the Senior Secured Credit Facilities, dated as of September 5, 2001, among CanWest Media Inc., as borrower, CanWest Global Communications Corp., as guarantor, the financial institutions identified on the signature pages thereto, as lenders, Canadian Imperial Bank of Commerce, as co-lead arranger, joint bookrunner and syndication agent, The Bank of Nova Scotia, as co-lead arranger, joint bookrunner and administration agent, and Bank of America Canada, as arranger and documentation agent(1)
10.43	Retirement Compensation Arrangement Plan, dated January 1, 2002, approved on behalf of CanWest Global Communications Corp.(1)
10.44	Retirement Compensation Arrangement Trust Agreement, dated as of February 7, 2002, between CanWest Global Communications Corp. and Royal Trust Corporation of Canada(1)
10.45	General Conveyance, dated as of March 31, 2002, between NP Holdings Company and Global Television Network Inc.(1)
10.46	Letter Agreement, dated May 22, 2002, between CanWest Global Communications Corp. and Richard C. Camilleri(1)
10.47	Amending Agreement No. 2 to the Senior Secured Credit Facilities, dated as of July 15, 2002, among CanWest Media Inc., as borrower, CanWest Global Communications Corp., as guarantor, the financial institutions identified on the signature pages thereto, as lenders, The Bank of Nova Scotia, as co-lead arranger, joint bookrunner and administrative agent, Canadian Imperial Bank of Commerce, as co-lead arranger, joint bookrunner and syndication agent, and Bank of America, N.A., as arranger and documentation agent(1)
10.48	Supplemental Indenture, dated as of August 6, 2002, between CanWest Media Inc. and The Bank of New York(1)
10.49	Letter Agreement, dated August 6, 2002, between CanWest Global Communications Corp. and TV3 Television Network Limited(1)
10.50	Share Purchase Agreement, dated August 8, 2002, among Global Communications Limited, G.T.C. Transcontinental Group LTD., and CanWest Global Communications Corp.(1)
10.51	Letter Agreement, dated January 8, 2003, between CanWest Media Inc. on behalf of CanWest Publications Inc. and Donald Babick(1)

Exhibit No.	Exhibit

10.52	Share Purchase Agreement, dated January 24, 2003, among Global Communications Limited, CanWest Global Communications Corp., and Osprey Media Holdings Inc.(1)
10.53	Letter Agreement, dated February 3, 2003, between CanWest Global Communications Corp. on behalf of Global Television Network Inc. and Gerry Noble(1)
10.54	Non-Competition, Non-Solicitation, and Confidentiality Agreement, dated as of February 14, 2003, between CanWest Global Communications Corp. and Global Communications Limited, and Osprey Media Holdings Inc.(1)
10.55	Form of Amended and Restated Advertising Representation Agreement, dated February 14, 2003, between each of the entities listed in Exhibit 99.10 and CanWest Media Sales Limited(1)
10.56	Form of Amended and Restated CanWest News Services Agreement, dated February 14, 2003, between each of the entities listed in Exhibit 99.11 and CanWest Publications Inc.(1)
10.57	Pension and Employee Benefit Plans Agreement, dated as of February 14, 2003, among Global Communications Limited, CanWest Global Communications Corp., and Osprey Media Holdings Inc.(1)
10.58	Transitional Services Agreement, dated February 14, 2003, between CanWest Publications Inc. and Osprey Media Holdings Inc.(1)
10.59	Form of Amended and Restated CanWest Editorial Services Agreement, dated February 14, 2003, between each of the entities listed in Exhibit 99.12 and CanWest Publications Inc.(1)
10.60	Form of Amended and Restated Electronic Distribution Agreement, dated February 14, 2003, between each of the entities listed in Exhibit 99.13 and Infomart Limited(1)
10.61	Second Supplemental Indenture, dated as of February 27, 2003, among CanWest Media Inc., each of the guarantors identified therein and The Bank of New York.*
10.62	Third Supplemental Indenture, dated as of April 23, 2003, among CanWest Media Inc., each of the guarantors identified therein and The Bank of New York.*
10.63	Amending Agreement No. 3 to the Senior Secured Credit Facilities, dated as of March 27, 2003, among CanWest Media Inc., as borrower, CanWest Global Communications Corp., as guarantor, the financial institutions identified on the signature pages thereto, as lenders, The Bank of Nova Scotia, as co-lead arranger, joint bookrunner and administrative agent, Canadian Imperial Bank of Commerce, as co-lead arranger, joint bookrunner and syndication agent, and Bank of America, N.A., as arranger and documentation agent*
10.64	Form of Exchange Agent Agreement between CanWest Media Inc. and The Bank of New York, as exchange agent*
12.1	Computation of Ratio of Earnings to Fixed Charges*
21.1	Subsidiaries of the Registrant*
23.1	Consent of PricewaterhouseCoopers LLP, Winnepeg, Manitoba, Canada
23.2	Consent of PricewaterhouseCoopers, Sydney, Australia
23.3	Consent of Osler, Hoskin & Harcourt LLP (included in Exhibit 5.1)
23.4	Consent of Kaye Scholer LLP (included in Exhibit 5.2)
23.5	Consent of Russell McVeagh (included in Exhibit 5.3)
23.6	Consent of Nauta Dutilh (included in Exhibit 5.4)
23.7	Consent of Chancery Chambers (included in Exhibit 5.5)
23.8	Consent of Fasken Martineau Dumoulin LLP (included in Exhibit 5.6)
23.9	Consent of Tory’s (included in Exhibit 5.7)
23.10	Consent of Pitblado (included in Exhibit 5.8)
23.11	Consent of Kaye Scholer LLP (included in Exhibit 8.1)
24.1	Power of Attorney for CanWest Media Inc.*
24.2	Power of Attorney for 2846551 Canada Inc.*
24.3	Power of Attorney for 3919056 Canada Ltd.*
24.4	Power of Attorney for Apple Box Productions Sub Inc.*
24.5	Power of Attorney for BCTV Holdings Inc.*
24.6	Power of Attorney for Calgary Herald Group Inc.*

Exhibit No.	Exhibit

24.7	Power of Attorney for CanWest — Montreal R.P. Holdings Inc.*
24.8	Power of Attorney for CanWest — Windsor R.P. Holdings Inc.*
24.9	Power of Attorney for CanWest Finance Inc./ Financiere CanWest Inc.*
24.10	Power of Attorney for CanWest Global Broadcasting Inc./ Radiodiffusion CanWest Global Inc.*
24.11	Power of Attorney for CanWest Interactive Inc.*
24.12	Power of Attorney for CanWest International Communications Inc.*
24.13	Power of Attorney for CanWest International Management Inc.*
24.14	Power of Attorney for CanWest Irish Holdings (Barbados) Inc.*
24.15	Power of Attorney for CanWest Media Sales Limited*
24.16	Power of Attorney for CanWest NZ Radio Holdings Limited*
24.17	Power of Attorney for CanWest Publications Inc.*
24.18	Power of Attorney for CGS Debenture Holding (Netherlands) B.V.*
24.19	Power of Attorney for CGS International Holdings (Netherlands) B.V.*
24.20	Power of Attorney for CGS NZ Radio Shareholding (Netherlands) B.V.*
24.21	Power of Attorney for CGS NZ TV Shareholding (Netherlands) B.V.*
24.22	Power of Attorney for CGS Shareholding (Netherlands) B.V.*
24.23	Power of Attorney for CHBC Holdings Inc.*
24.24	Power of Attorney for CHEK Holdings Inc.*
24.25	Power of Attorney for Clarinet Music Inc.*
24.26	Power of Attorney for Edmonton Journal Group Inc.*
24.27	Power of Attorney for Fox Sports World Canada Holdco Inc.*
24.28	Power of Attorney for Global Centre Inc.*
24.29	Power of Attorney for Global Communications Limited*
24.30	Power of Attorney for Global Television Centre Ltd.*
24.31	Power of Attorney for Global Television Network Inc.*
24.32	Power of Attorney for Global Television Network Quebec, Limited Partnership/ Reseau de Television Global Quebec, Societe en Commandite*
24.33	Power of Attorney for Global Television Specialty Networks Inc.*
24.34	Power of Attorney for Lonestar Holdco Inc.*
24.35	Power of Attorney for Lower Mainland Publishing Group Inc.*
24.36	Power of Attorney for Montreal Gazette Group Inc.*
24.37	Power of Attorney for Multisound Publishers Ltd.*
24.38	Power of Attorney for Nanaimo Daily News Group Inc.*
24.39	Power of Attorney for ONtv Holdings Inc.*
24.40	Power of Attorney for Ottawa Citizen Group Inc.*
24.41	Power of Attorney for Pacific Newspaper Group Inc.*
24.42	Power of Attorney for Port Alberni Times Group Inc.*
24.43	Power of Attorney for ReachCanada Contact Centre Limited*
24.44	Power of Attorney for Regina Leader Post Group Inc.*
24.45	Power of Attorney for RetroVista Holdco Inc.*
24.46	Power of Attorney for Saskatoon StarPhoenix Group Inc.*
24.47	Power of Attorney for Southam Digital Inc.*
24.48	Power of Attorney for Studio Post & Transfer Sub Inc.*
24.49	Power of Attorney for TV3 Network Services Limited*
24.50	Power of Attorney for TV4 Network Limited*
24.51	Power of Attorney for Vancouver Island Newspaper Group Inc.*
24.52	Power of Attorney for Victoria Times Colonist Group Inc.*

Exhibit No.	Exhibit

24.53	Power of Attorney for Western Communications Inc.*
24.54	Power of Attorney for WIC Mobile TV Inc.*
24.55	Power of Attorney for WIC Television Production Sub Inc.*
24.56	Power of Attorney for Windsor Star Group Inc.*
24.57	Power of Attorney for Xtreme Sports Holdco Inc.*
25.1	Statement of Eligibility on Form T-1 of Trustee under the Indenture, dated as of April 3, 2003, among CanWest Media Inc., the Guarantors named therein and The Bank of New York, as Trustee*
99.1	Form of Letter of Transmittal*
99.2	Form of Notice of Guaranteed Delivery*
99.3	List of entities party to the form of agreement in Exhibit 10.19(2)
99.4	List of entities party to the form of agreement in Exhibit 10.20(2)
99.5	List of entities party to the form of agreement in Exhibit 10.21(2)
99.6	List of entities party to the form of agreement in Exhibit 10.22(2)
99.7	List of entities party to the form of agreement in Exhibit 10.36(2)
99.8	List of entities party to the form of agreement in Exhibit 10.37(2)
99.9	List of entities party to the form of agreement in Exhibit 10.38(1)
99.10	List of entities party to the form of agreement in Exhibit 10.55(1)
99.11	List of entities party to the form of agreement in Exhibit 10.56(1)
99.12	List of entities party to the form of agreement in Exhibit 10.59(1)
99.13	List of entities party to the form of agreement in Exhibit 10.60(1)
99.14	Appointment of Agent for Service of Process*

*	Previously filed.

(1)	Previously filed as an Exhibit to the Annual Report on Form 20-F of CanWest Media Inc. for the fiscal year ended August 31, 2002, filed on February 28, 2003, SEC File Number 333-13878, and incorporated by reference herein.

(2)	Previously filed as an Exhibit to the Registration Statement Form F-4 of CanWest Media Inc. filed on September 4, 2001, SEC File Number 333-00000, and incorporated by reference herein.

(3)	Previously filed as an Exhibit to the Annual Report on Form 20-F of CanWest Media Inc. for the fiscal year ended August 31, 2001, filed on February 28, 2002, SEC File Number 333-13878, and incorporated by reference herein.

Item 22.	Undertakings

      (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      (b) The undersigned registrant hereby undertakes:

(i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means; and

(ii) to arrange or provide for a facility in the U.S. for the purpose of responding to such requests.

The undertaking in subparagraph (i) above include information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

SIGNATURES

      Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winnipeg, Manitoba, Canada, on July 16, 2003.

CANWEST MEDIA INC.

By:	/s/ PAMELA A. HARROD

Name: Pamela A. Harrod

Title: Assistant Secretary

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Leonard Asper	Director, President and Chief Executive Officer (principal executive officer)	July 16, 2003

* John Maguire	Chief Financial Officer (principal financial and accounting officer)	July 16, 2003

* Dr. Lloyd I. Barber	Director	July 16, 2003

Jalynn H. Bennett	Director	July 16, 2003

* The Hon. Frank J. McKenna	Director	July 16, 2003

Lord Black of Cross Harbour	Director	July 16, 2003

F. David Radler	Director	July 16, 2003

* David J. Drybrough	Director	July 16, 2003

* Israel Asper	Director, Executive Chairman	July 16, 2003

* By/s/ PAMELA A. HARROD Name: Pamela A. Harrod Attorney-in-Fact

SIGNATURES

      Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winnipeg, Manitoba, Canada, on July 16, 2003.

2846551 CANADA INC.

By:	*

Name: Leonard J. Asper

Title:	Director, Chairman of the Board and President

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Leonard Asper	Director, Chairman of the Board and President	July 16, 2003

* Thomas Strike	Director, Vice President	July 16, 2003

* John Maguire	Chief Financial Officer (principal financial and accounting officer)	July 16, 2003

* By/s/ PAMELA A. HARROD Name: Pamela A. Harrod Attorney-in-Fact

SIGNATURES

      Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winnipeg, Manitoba, Canada, on July 16, 2003.

3919056 CANADA LTD.

By:	/s/ PAMELA A. HARROD

Name: Pamela A. Harrod
Title: Secretary

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Richard M. Leipsic	Director, President (principal executive officer and principal financial and accounting officer)	July 16, 2003

/s/ PAMELA A. HARROD Pamela A. Harrod	Director, Secretary	July 16, 2003

* By/s/ PAMELA A. HARROD Name: Pamela A. Harrod Attorney-in-Fact

SIGNATURES

      Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winnipeg, Manitoba, Canada, on July 16, 2003.

APPLE BOX PRODUCTIONS SUB INC.

By:	*

Name: Richard Leipsic
Title: Director, Secretary

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Richard Leipsic	Director, Secretary	July 16, 2003

* Thomas Strike	Director, President (principal executive officer)	July 16, 2003

* John Maguire	Vice President (principal financial and accounting officer)	July 16, 2003

* By/s/ PAMELA A. HARROD Name: Pamela A. Harrod Attorney-in-Fact

SIGNATURES

      Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winnipeg, Manitoba, Canada, on July 16, 2003.

BCTV HOLDINGS INC.

By:	*

Name: Richard Leipsic
Title: Director, Secretary

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Richard Leipsic	Director, Secretary	July 16, 2003

* Thomas Strike	Director, President (principal executive officer)	July 16, 2003

* John Maguire	Vice President (principal financial and accounting officer)	July 16, 2003

* By/s/ PAMELA A. HARROD Name: Pamela A. Harrod Attorney-in-Fact

SIGNATURES

      Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winnipeg, Manitoba, Canada, on July 16, 2003.

CALGARY HERALD GROUP INC.

By:	/s/ PAMELA A. HARROD

Name: Pamela A. Harrod
Title: Assistant Secretary

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Richard Leipsic	Director, Secretary	July 16, 2003

* Thomas Strike	President (principal executive officer)	July 16, 2003

/s/ PAMELA A. HARROD Pamela A. Harrod	Director, Assistant Secretary	July 16, 2003

* John Maguire	Vice President (principal financial and accounting officer)	July 16, 2003

* By/s/ PAMELA A. HARROD Name: Pamela A. Harrod Attorney-in-Fact

SIGNATURES

      Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winnipeg, Manitoba, Canada, on July 16, 2003.

CANWEST – MONTREAL R.P. HOLDINGS INC.

By:	/s/ PAMELA A. HARROD

Name: Pamela A. Harrod
Title: Assistant Secretary

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Richard Leipsic	Director, Secretary	July 16, 2003

* Thomas Strike	President (principal executive officer)	July 16, 2003

/s/ PAMELA A. HARROD Pamela A. Harrod	Director, Assistant Secretary	July 16, 2003

* John Maguire	Vice President (principal financial and accounting officer)	July 16, 2003

* By/s/ PAMELA A. HARROD Name: Pamela A. Harrod Attorney-in-Fact

SIGNATURES

      Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winnipeg, Manitoba, Canada, on July 16, 2003.

CANWEST – WINDSOR R.P. HOLDINGS INC.

By:	/s/ PAMELA A. HARROD

Name: Pamela A. Harrod
Title: Assistant Secretary

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Richard Leipsic	Director, Secretary	July 16, 2003

* Thomas Strike	President (principal executive officer)	July 16, 2003

/s/ PAMELA A. HARROD Pamela A. Harrod	Director, Assistant Secretary	July 16, 2003

* John Maguire	Vice President (principal financial and accounting officer)	July 16, 2003

* By/s/ PAMELA A. HARROD Name: Pamela A. Harrod Attorney-in-Fact

SIGNATURES

      Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winnipeg, Manitoba, Canada, on July 16, 2003.

CANWEST FINANCE INC./ FINANCIERE CANWEST INC.

By:	*

Name: John Maguire

Title:	Officer-at-Large (principal financial and accounting officer)

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Thomas Strike	Director, President and Secretary (principal executive officer)	July 16, 2003

* John Maguire	Officer-at-Large (principal financial and accounting officer)	July 16, 2003

* By/s/ PAMELA A. HARROD Name: Pamela A. Harrod Attorney-in-Fact

SIGNATURES

      Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winnipeg, Manitoba, Canada, on July 16, 2003.

CANWEST GLOBAL BROADCASTING INC./ RADIODIFFUSION CANWEST GLOBAL INC.

By:	/s/ RICHARD LEIPSIC

Name: Richard Leipsic
Title: Director, Secretary

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Leonard Asper	President (principal executive officer)	July 16, 2003

* Thomas Strike	Director, Vice President	July 16, 2003

* John Maguire	Vice President (principal financial and accounting officer)	July 16, 2003

* By/s/ PAMELA A. HARROD Name: Pamela A. Harrod Attorney-in-Fact

SIGNATURES

      Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winnipeg, Manitoba, Canada, on July 16, 2003.

CANWEST INTERACTIVE INC.

By:	/s/ PAMELA A. HARROD

Name: Pamela A. Harrod
Title: Secretary

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Leonard Asper	President (principal executive officer)	July 16, 2003

* Richard M. Leipsic	Director, Vice-President	July 16, 2003

/s/ PAMELA A. HARROD Pamela A. Harrod	Director, Secretary	July 16, 2003

* John Maguire	Vice President (principal financial and accounting officer)	July 16, 2003

* By/s/ PAMELA A. HARROD Name: Pamela A. Harrod Attorney-in-Fact

SIGNATURES

      Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winnipeg, Manitoba, Canada, on July 16, 2003.

CANWEST INTERNATIONAL COMMUNICATIONS INC.

By:	*

Name: Yale H. Lerner
Title: Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Yale H. Lerner	Director, Chief Executive Officer (principal executive officer)	July 16, 2003

* Barbara O’Gorman	President (principal financial and accounting officer)	July 16, 2003

* Thomas Strike	Director	July 16, 2003

* C. Michael Taylor	Director	July 16, 2003

* Andrew C. Ferreira	Director	July 16, 2003

* Trevor A. Carmichael	Director	July 16, 2003

* By/s/ PAMELA A. HARROD Name: Pamela A. Harrod Attorney-in-Fact

SIGNATURES

      Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winnipeg, Manitoba, Canada, on July 16, 2003.

CANWEST INTERNATIONAL MANAGEMENT INC.

By:	*

Name: Yale H. Lerner
Title: Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Yale H. Lerner	Director, Chief Executive Officer (principal executive officer)	July 16, 2003

* Barbara O’Gorman	President (principal financial and accounting officer)	July 16, 2003

* Thomas Strike	Director	July 16, 2003

* C. Michael Taylor	Director	July 16, 2003

* Andrew C. Ferreira	Director	July 16, 2003

* Trevor A. Carmichael	Director	July 16, 2003

* By/s/ PAMELA A. HARROD Name: Pamela A. Harrod Attorney-in-Fact

SIGNATURES

      Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winnipeg, Manitoba, Canada, on July 16, 2003.

CANWEST IRISH HOLDINGS (BARBADOS) INC.

By:	*

Name: Yale H. Lerner
Title: Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Yale H. Lerner	Director, Chief Executive Officer (principal executive officer)	July 16, 2003

* Barbara O’Gorman	President (principal financial and accounting officer)	July 16, 2003

* Thomas Strike	Director	July 16, 2003

* C. Michael Taylor	Director	July 16, 2003

* Andrew C. Ferreira	Director	July 16, 2003

* Trevor A. Carmichael	Director	July 16, 2003

* By/s/ PAMELA A. HARROD Name: Pamela A. Harrod Attorney-in-Fact

SIGNATURES

      Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winnipeg, Manitoba, Canada, on July 16, 2003.

CANWEST MEDIA SALES LIMITED

By:	/s/ RICHARD LEIPSIC

Name: Richard Leipsic

Title:	Director, Vice President

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Leonard Asper	Director, President and Chairman of the Board (principal executive officer)	July 16, 2003

* Thomas Strike	Director, Vice President	July 16, 2003

* John Maguire	Vice President (principal financial and accounting officer)	July 16, 2003

* By/s/ PAMELA A. HARROD Name: Pamela A. Harrod Attorney-in-Fact

SIGNATURES

      Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winnipeg, Manitoba, Canada, on July 16, 2003.

CANWEST NZ RADIO HOLDINGS LIMITED

By:	*

Name: Thomas Strike

Title: Director

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Leonard Asper	Director	July 16, 2003

* Peter Crossan	Director and Chief Financial Officer (principal financial and accounting officer)	July 16, 2003

* Brent G. Impey	Director and Chief Executive Officer (principal executive officer)	July 16, 2003

* Richard Friesen	Director	July 16, 2003

* Thomas Strike	Director	July 16, 2003

* By/s/ PAMELA A. HARROD Name: Pamela A. Harrod Attorney-in-Fact

SIGNATURES

      Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winnipeg, Manitoba, Canada, on July 16, 2003.

CANWEST PUBLICATIONS INC.

By:	*

Name: John Maguire

Title:	Vice President (principal financial and accounting officer)

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Richard M. Leipsic	Director	July 16, 2003

/s/ PAMELA A. HARROD Pamela A. Harrod	Director	July 16, 2003

* Thomas Strike	President (principal executive officer)	July 16, 2003

* John Maguire	Vice President (principal financial and accounting officer)	July 16, 2003

* By/s/ PAMELA A. HARROD Name: Pamela A. Harrod Attorney-in-Fact

SIGNATURES

      Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winnipeg, Manitoba, Canada, on July 16, 2003.

CGS DEBENTURE HOLDING (NETHERLANDS) B.V.

By:	*

Name: Thomas Strike
Title: Managing Director A

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Thomas Strike	Managing Director A	July 16, 2003

* J. Bradley Unsworth	Managing Director A (principal executive officer and principal financial and accounting officer)	July 16, 2003

* Joan N. Fogerty-Edwards	Managing Director B	July 16, 2003

* By/s/ PAMELA A. HARROD Name: Pamela A. Harrod Attorney-in-Fact

SIGNATURES

      Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winnipeg, Manitoba, Canada, on July 16, 2003.

CGS INTERNATIONAL HOLDINGS (NETHERLANDS) B.V.

By:	*

Name: Thomas Strike
Title: Managing Director A

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Thomas Strike	Managing Director A	July 16, 2003

* J. Bradley Unsworth	Managing Director A (principal executive officer and principal financial and accounting officer)	July 16, 2003

* Joan N. Fogerty-Edwards	Managing Director B	July 16, 2003

* By/s/ PAMELA A. HARROD Name: Pamela A. Harrod Attorney-in-Fact

SIGNATURES

      Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winnipeg, Manitoba, Canada, on July 16, 2003.

CGS NZ RADIO SHAREHOLDING (NETHERLANDS) B.V.

By:	*

Name: Thomas Strike
Title: Managing Director A

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Thomas Strike	Managing Director A	July 16, 2003

* J. Bradley Unsworth	Managing Director A (principal executive officer and principal financial and accounting officer)	July 16, 2003

* Joan N. Fogerty-Edwards	Managing Director B	July 16, 2003

* By/s/ PAMELA A. HARROD Name: Pamela A. Harrod Attorney-in-Fact

SIGNATURES

      Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winnipeg, Manitoba, Canada, on July 16, 2003.

CGS NZ TV SHAREHOLDING
(NETHERLANDS) B.V.

By:	*

______________________________________ Name: Thomas Strike
Title: Managing Director A

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Thomas Strike	Managing Director A	July 16, 2003

* J. Bradley Unsworth	Managing Director B (principal executive officer and principal financial and accounting officer)	July 16, 2003

* Joan N. Fogerty-Edwards	Managing Director B	July 16, 2003

* By/s/ PAMELA A. HARROD Name: Pamela A. Harrod Attorney-in-Fact

SIGNATURES

      Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winnipeg, Manitoba, Canada, on July 16, 2003.

CGS SHAREHOLDING (NETHERLANDS) B.V.

By:	*

______________________________________ Name: Thomas Strike
Title: Managing Director A

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Thomas Strike	Managing Director A	July 16, 2003

* J. Bradley Unsworth	Managing Director B (principal executive officer and principal financial and accounting officer)	July 16, 2003

* Joan N. Fogerty-Edwards	Managing Director B	July 16, 2003

* By/s/ PAMELA A. HARROD Name: Pamela A. Harrod Attorney-in-Fact

SIGNATURES

      Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winnipeg, Manitoba, Canada, on July 16, 2003.

CHBC HOLDINGS INC.

By:	*

______________________________________ Name: Richard Leipsic
Title: Director, Secretary

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Richard Leipsic	Director, Secretary	July 16, 2003

* Thomas Strike	Director, President (principal executive officer)	July 16, 2003

* John Maguire	Vice President (principal financial and accounting officer)	July 16, 2003

* By/s/ PAMELA A. HARROD Name: Pamela A. Harrod Attorney-in-Fact

SIGNATURES

      Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winnipeg, Manitoba, Canada, on July 16, 2003.

CHEK HOLDINGS INC.

By:	*

______________________________________ Name: Richard Leipsic
Title: Director, Secretary

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Richard Leipsic	Director, Secretary	July 16, 2003

* Thomas Strike	Director, President (principal executive officer)	July 16, 2003

* John Maguire	Vice President (principal financial and accounting officer)	July 16, 2003

* By/s/ PAMELA A. HARROD Name: Pamela A. Harrod Attorney-in-Fact

SIGNATURES

      Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winnipeg, Manitoba, Canada, on July 16, 2003.

CLARINET MUSIC INC.

By:	*

Name: Leonard Asper

Title:	Director, Chairman of the Board and President

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Leonard Asper	Director, Chairman of the Board and President (principal executive officer)	July 16, 2003

* Thomas Strike	Director, Vice President	July 16, 2003

* John Maguire	Vice President (principal financial and accounting officer)	July 16, 2003

* By/s/ PAMELA A. HARROD Name: Pamela A. Harrod Attorney-in-Fact

SIGNATURES

      Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winnipeg, Manitoba, Canada, on July 16, 2003.

EDMONTON JOURNAL GROUP INC.

By:	/s/ PAMELA A. HARROD

Name: Pamela A. Harrod
Title: Assistant Secretary

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Thomas Strike	President (principal executive officer)	July 16, 2003

* Richard Leipsic	Director, Secretary	July 16, 2003

/s/ PAMELA HARROD Pamela Harrod	Director, Assistant Secretary	July 16, 2003

* John Maguire	Vice President (principal financial and accounting officer)	July 16, 2003

* By /s/ PAMELA A. HARROD Name: Pamela A. Harrod Attorney- in- Fact

SIGNATURES

      Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winnipeg, Manitoba, Canada, on July 16, 2003.

FOX SPORTS WORLD CANADA HOLDCO INC.

By:	/s/ PAMELA A. HARROD

Name: Pamela A. Harrod
Title: Secretary

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Douglas A. Bonar	Director, Senior Vice President (principal executive officer and principal financial and accounting officer)	July 16, 2003

/s/ PAMELA HARROD Pamela Harrod	Secretary	July 16, 2003

* By/s/ PAMELA A. HARROD Name: Pamela A. Harrod Attorney-in-Fact

SIGNATURES

      Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winnipeg, Manitoba, Canada, on July 16, 2003.

GLOBAL CENTRE INC.

By:	*

Name: Leonard Asper

Title:	Director, Chairman of the Board and President

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Leonard Asper	Director, Chairman of the Board and President (principal executive officer)	July 16, 2003

* Thomas Strike	Director, Vice President	July 16, 2003

* John Maguire	Vice President (principal financial and accounting officer)	July 16, 2003

* By/s/ PAMELA A. HARROD Name: Pamela A. Harrod Attorney-in-Fact

SIGNATURES

      Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winnipeg, Manitoba, Canada, on July 16, 2003.

GLOBAL COMMUNICATIONS LIMITED

By:	*

Name: Leonard Asper

Title:	Director, Chairman of the Board and President

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Leonard Asper	Director, Chairman of the Board and President (principal executive officer)	July 16, 2003

* Thomas Strike	Director, Vice President	July 16, 2003

* John Maguire	Vice President (principal financial and accounting officer)	July 16, 2003

* By/s/ PAMELA A. HARROD Name: Pamela A. Harrod Attorney-in-Fact

SIGNATURES

      Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winnipeg, Manitoba, Canada, on July 16, 2003.

GLOBAL TELEVISION CENTRE LTD.

By:	*

Name: Leonard Asper

Title:	Director, Chairman of the Board and President

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Leonard Asper	Director, Chairman of the Board and President (principal executive officer)	July 16, 2003

* Thomas Strike	Director, Vice President	July 16, 2003

* John Maguire	Vice President (principal financial and accounting officer)	July 16, 2003

* By/s/ PAMELA A. HARROD Name: Pamela A. Harrod Attorney-in-Fact

SIGNATURES

      Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winnipeg, Manitoba, Canada, on July 16, 2003.

GLOBAL TELEVISION NETWORK INC.

By:	*

Name: Leonard Asper

Title:	Director, Chairman of the Board and President

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Leonard Asper	Director, Chairman of the Board and President (principal executive officer)	July 16, 2003

* Thomas Strike	Director, Vice President	July 16, 2003

* John Maguire	Vice President (principal financial and accounting officer)	July 16, 2003

* By/s/ PAMELA A. HARROD Name: Pamela A. Harrod Attorney-in-Fact

SIGNATURES

      Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winnipeg, Manitoba, Canada, on July 16, 2003.

GLOBAL TELEVISION NETWORK QUEBEC,
LIMITED PARTNERSHIP/RESEAU DE TELEVISION GLOBAL QUEBEC, SOCIETE EN COMMANDITE

By:	GLOBAL COMMUNICATIONS LIMITED,

its general partner

By:	*

Name: Leonard J. Asper

Title:	Director, President and Chairman of the Board

By:	*

Name: Thomas Strike
Title: Director and Vice President

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Leonard J. Asper	Director, President (principal executive officer), Chairman of the Board	July 16, 2003

* Thomas Strike	Director, Vice President	July 16, 2003

* John Maguire	Vice President (principal financial and accounting officer)	July 16, 2003

* Richard Leipsic	Vice President	July 16, 2003

Signature	Title	Date

/s/ PAMELA HARROD Pamela Harrod	Assistant Secretary	July 16, 2003

* K. Cameron Johnson	Treasurer	July 16, 2003

* Maureen Rogers	General Manager	July 16, 2003

* By/s/ PAMELA A. HARROD Name: Pamela A. Harrod Attorney-in-Fact

SIGNATURES

      Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winnipeg, Manitoba, Canada, on July 16, 2003.

GLOBAL TELEVISION SPECIALTY NETWORKS INC.

By:	*

Name: Leonard Asper
Title: Director and President

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Leonard Asper	Director and President (principal executive officer)	July 16, 2003

* Thomas Strike	Director and Vice President	July 16, 2003

* John Maguire	Vice President (principal financial and accounting officer)	July 16, 2003

* By/s/ PAMELA A. HARROD Name: Pamela A. Harrod Attorney-in-Fact

SIGNATURES

      Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winnipeg, Manitoba, Canada, on July 16, 2003.

LONESTAR HOLDCO INC.

By:	/s/ PAMELA A. HARROD

Name: Pamela A. Harrod
Title: Secretary

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Douglas A. Bonar	Director, Senior Vice President (principal executive officer and principal financial and accounting officer)	July 16, 2003

/s/ PAMELA HARROD Pamela Harrod	Secretary	July 16, 2003

* By/s/ PAMELA A. HARROD Name: Pamela A. Harrod Attorney-in-Fact

SIGNATURES

      Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winnipeg, Manitoba, Canada, on July 16, 2003.

LOWER MAINLAND PUBLISHING GROUP INC.

By:	/s/ PAMELA A. HARROD

Name: Pamela A. Harrod
Title: Assistant Secretary

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Thomas Strike	President (principal executive officer)	July 16, 2003

* Richard Leipsic	Director, Secretary	July 16, 2003

/s/ PAMELA HARROD Pamela Harrod	Director, Assistant Secretary	July 16, 2003

* John Maguire	Vice President (principal financial and accounting officer)	July 16, 2003

* By/s/ PAMELA A. HARROD Name: Pamela A. Harrod Attorney-in-Fact

SIGNATURES

      Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winnipeg, Manitoba, Canada, on July 16, 2003.

MONTREAL GAZETTE GROUP INC.

By:	/s/ PAMELA A. HARROD

Name: Pamela A. Harrod
Title: Assistant Secretary

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Thomas Strike	President (principal executive officer)	July 16, 2003

* Richard Leipsic	Director, Secretary	July 16, 2003

/s/ PAMELA HARROD Pamela Harrod	Director, Assistant Secretary	July 16, 2003

* John Maguire	Vice President (principal financial and accounting officer)	July 16, 2003

* By/s/ PAMELA A. HARROD Name: Pamela A. Harrod Attorney-in-Fact

SIGNATURES

      Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winnipeg, Manitoba, Canada, on July 16, 2003.

MULTISOUND PUBLISHERS LTD.

By:	*

Name: Leonard Asper

Title:	Director, Chairman of the Board and President

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Leonard Asper	Director, Chairman of the Board and President (principal executive officer)	July 16, 2003

* Thomas Strike	Director, Vice President	July 16, 2003

* John Maguire	Vice President (principal financial and accounting officer)	July 16, 2003

* By/s/ PAMELA A. HARROD Name: Pamela A. Harrod Attorney-in-Fact

SIGNATURES

      Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winnipeg, Manitoba, Canada, on July 16, 2003.

NANAIMO DAILY NEWS GROUP INC.

By:	/s/ PAMELA A. HARROD

Name: Pamela A. Harrod
Title: Assistant Secretary

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Thomas Strike	President (principal executive officer)	July 16, 2003

* Richard Leipsic	Director, Secretary	July 16, 2003

/s/ PAMELA HARROD Pamela Harrod	Director, Assistant Secretary	July 16, 2003

* John Maguire	Vice President (principal financial and accounting officer)	July 16, 2003

* By/s/ PAMELA A. HARROD Name: Pamela A. Harrod Attorney-in-Fact

SIGNATURES

      Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winnipeg, Manitoba, Canada, on July 16, 2003.

ONTV HOLDINGS INC.

By:	*

Name: Richard Leipsic
Title: Director, Secretary

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Richard Leipsic	Director, Secretary	July 16, 2003

* Thomas Strike	Director, President (principal executive officer)	July 16, 2003

* John Maguire	Vice President (principal financial and accounting officer)	July 16, 2003

* By/s/ PAMELA A. HARROD Name: Pamela A. Harrod Attorney-in-Fact

SIGNATURES

      Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winnipeg, Manitoba, Canada, on July 16, 2003.

OTTAWA CITIZEN GROUP INC.

By:	/s/ PAMELA A. HARROD

Name: Pamela A. Harrod
Title: Assistant Secretary

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Thomas Strike	President (principal executive officer)	July 16, 2003

* Richard Leipsic	Director, Secretary	July 16, 2003

/s/ PAMELA A. HARROD Pamela Harrod	Director, Assistant Secretary	July 16, 2003

* John Maguire	Vice President (principal financial and accounting officer)	July 16, 2003

* By/s/ PAMELA A. HARROD Name: Pamela A. Harrod Attorney-in-Fact

SIGNATURES

      Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winnipeg, Manitoba, Canada, on July 16, 2003.

PACIFIC NEWSPAPER GROUP INC.

By:	/s/ PAMELA A. HARROD

Name: Pamela A. Harrod
Title: Assistant Secretary

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Thomas Strike	President (principal executive officer)	July 16, 2003

* Richard Leipsic	Director, Secretary	July 16, 2003

/s/ PAMELA A. HARROD Pamela Harrod	Director, Assistant Secretary	July 16, 2003

* John Maguire	Vice President (principal financial and accounting officer)	July 16, 2003

* By/s/ PAMELA A. HARROD Name: Pamela A. Harrod Attorney-in-Fact

SIGNATURES

      Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winnipeg, Manitoba, Canada, on July 16, 2003.

PORT ALBERNI TIMES GROUP INC.

By:	/s/ PAMELA A. HARROD

Name: Pamela A. Harrod
Title: Assistant Secretary

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Thomas Strike	President (principal executive officer)	July 16, 2003

* Richard Leipsic	Director, Secretary	July 16, 2003

/s/ PAMELA A. HARROD Pamela Harrod	Director, Assistant Secretary	July 16, 2003

* John Maguire	Vice President (principal financial and accounting officer)	July 16, 2003

* By/s/ PAMELA A. HARROD Name: Pamela A. Harrod Attorney-in-Fact

SIGNATURES

      Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winnipeg, Manitoba, Canada, on July 16, 2003.

REACHCANADA CONTACT CENTRE LIMITED

By:	/s/ PAMELA A. HARROD

Name: Pamela A. Harrod
Title: Secretary

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Leonard Asper	President (principal executive officer)	July 16, 2003

* Richard M. Leipsic	Director, Vice-President	July 16, 2003

/s/ PAMELA A. HARROD Pamela A. Harrod	Director, Secretary	July 16, 2003

* John Maguire	Vice President (principal financial and accounting officer)	July 16, 2003

* By/s/ PAMELA A. HARROD Name: Pamela A. Harrod Attorney-in-Fact

SIGNATURES

      Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winnipeg, Manitoba, Canada, on July 16, 2003.

REGINA LEADER POST GROUP INC.

By:	/s/ PAMELA A. HARROD

Name: Pamela A. Harrod
Title: Assistant Secretary

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Thomas Strike	President (principal executive officer)	July 16, 2003

* Richard Leipsic	Director, Secretary	July 16, 2003

/s/ PAMELA A. HARROD Pamela Harrod	Director, Assistant Secretary	July 16, 2003

* John Maguire	Vice President (principal financial and accounting officer)	July 16, 2003

* By/s/ PAMELA A. HARROD Name: Pamela A. Harrod Attorney-in-Fact

SIGNATURES

      Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winnipeg, Manitoba, Canada, on July 16, 2003.

RETROVISTA HOLDCO INC.

By:	/s/ PAMELA A. HARROD

Name: Pamela A. Harrod
Title: Secretary

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Douglas A. Bonar	Director, Senior Vice President (principal executive officer and principal financial and accounting officer)	July 16, 2003

/s/ PAMELA A. HARROD Pamela Harrod	Secretary	July 16, 2003

* By/s/ PAMELA A. HARROD Name: Pamela A. Harrod Attorney-in-Fact

SIGNATURES

      Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winnipeg, Manitoba, Canada, on July 16, 2003.

SASKATOON STARPHOENIX GROUP INC.

By:	/s/ PAMELA A. HARROD

Name: Pamela A. Harrod
Title: Assistant Secretary

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Thomas Strike	President (principal executive officer)	July 16, 2003

* Richard Leipsic	Director, Secretary	July 16, 2003

/s/ PAMELA A. HARROD Pamela Harrod	Director, Assistant Secretary	July 16, 2003

* John Maguire	Vice President (principal financial and accounting officer)	July 16, 2003

* By/s/ PAMELA A. HARROD Name: Pamela A. Harrod Attorney-in-Fact

SIGNATURES

      Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winnipeg, Manitoba, Canada, on July 16, 2003.

SOUTHAM DIGITAL INC.

By:	/s/ PAMELA A. HARROD

Name: Pamela A. Harrod
Title: Assistant Secretary

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Thomas Strike	President (principal executive officer)	July 16, 2003

* Richard Leipsic	Director, Secretary	July 16, 2003

/s/ PAMELA A. HARROD Pamela Harrod	Director, Assistant Secretary	July 16, 2003

* John Maguire	Vice President (principal financial and accounting officer)	July 16, 2003

* By/s/ PAMELA A. HARROD Name: Pamela A. Harrod Attorney-in-Fact

SIGNATURES

      Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winnipeg, Manitoba, Canada, on July 16, 2003.

STUDIO POST & TRANSFER SUB INC.

By:	*

Name: Richard Leipsic
Title: Secretary

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Richard Leipsic	Director, Secretary	July 16, 2003

* Thomas Strike	Director, President (principal executive officer)	July 16, 2003

* John Maguire	Vice President (principal financial and accounting officer)	July 16, 2003

* By/s/ PAMELA A. HARROD Name: Pamela A. Harrod Attorney-in-Fact

SIGNATURES

      Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winnipeg, Manitoba, Canada, on July 16, 2003.

TV3 NETWORK SERVICES LIMITED

By:	*

Name: Leonard Asper
Title: Director

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Leonard Asper	Director	July 16, 2003

* Peter Crossan	Director and Chief Financial Officer (principal financial and accounting officer)	July 16, 2003

* Brent G. Impey	Director and Chief Executive Officer (principal executive officer)	July 16, 2003

* Richard Friesen	Director and Managing Director	July 16, 2003

* Thomas Strike	Director	July 16, 2003

* By/s/ PAMELA A. HARROD Name: Pamela A. Harrod Attorney-in-Fact

SIGNATURES

      Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winnipeg, Manitoba, Canada, on July 16, 2003.

TV4 NETWORK LIMITED

By:	*

Name: Leonard Asper
Title: Director

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Leonard Asper	Director	July 16, 2003

* Peter Crossan	Director and Chief Financial Officer (principal financial and accounting officer)	July 16, 2003

* Brent G. Impey	Director and Chief Executive Officer (principal executive officer)	July 16, 2003

* Richard Friesen	Director and Managing Director	July 16, 2003

* Thomas Strike	Director	July 16, 2003

* By/s/ PAMELA A. HARROD Name: Pamela A. Harrod Attorney-in-Fact

SIGNATURES

      Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winnipeg, Manitoba, Canada, on July 16, 2003.

VANCOUVER ISLAND NEWSPAPER GROUP INC.

By:	/s/ PAMELA A. HARROD

Name: Pamela A. Harrod
Title: Assistant Secretary

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Thomas Strike	President (principal executive officer)	July 16, 2003

* Richard Leipsic	Director, Secretary	July 16, 2003

/s/ PAMELA A. HARROD Pamela Harrod	Director, Assistant Secretary	July 16, 2003

* John Maguire	Vice President (principal financial and accounting officer)	July 16, 2003

* By/s/ PAMELA A. HARROD Name: Pamela A. Harrod Attorney-in-Fact

SIGNATURES

      Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winnipeg, Manitoba, Canada, on July 16, 2003.

VICTORIA TIMES COLONIST GROUP INC.

By:	/s/ PAMELA A. HARROD

Name: Pamela A. Harrod
Title: Assistant Secretary

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Thomas Strike	President (principal executive officer)	July 16, 2003

* Richard Leipsic	Director, Secretary	July 16, 2003

/s/ PAMELA A. HARROD Pamela Harrod	Director, Assistant Secretary	July 16, 2003

* John Maguire	Vice President (principal financial and accounting officer)	July 16, 2003

* By/s/ PAMELA A. HARROD Name: Pamela A. Harrod Attorney-in-Fact

SIGNATURES

      Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winnipeg, Manitoba, Canada, on July 16, 2003.

WESTERN COMMUNICATIONS INC.

By:	*

Name: Richard Leipsic
Title: Director, Secretary

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Richard Leipsic	Director, Secretary	July 16, 2003

* Thomas Strike	Director, President (principal executive officer)	July 16, 2003

* John Maguire	Vice President (principal financial and accounting officer)	July 16, 2003

* By/s/ PAMELA A. HARROD Name: Pamela A. Harrod Attorney-in-Fact

SIGNATURES

      Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winnipeg, Manitoba, Canada, on July 16, 2003.

WIC MOBILE TV INC.

By:	*

Name: Richard Leipsic
Title: Director, Secretary

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Richard Leipsic	Director, Secretary	July 16, 2003

* Thomas Strike	Director, President (principal executive officer)	July 16, 2003

* John Maguire	Vice President (principal financial and accounting officer)	July 16, 2003

* By/s/ PAMELA A. HARROD Name: Pamela A. Harrod Attorney-in-Fact

SIGNATURES

      Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winnipeg, Manitoba, Canada, on July 16, 2003.

WIC TELEVISION PRODUCTION SUB INC.

By:	*

Name: Richard Leipsic
Title: Director, Secretary

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Richard Leipsic	Director, Secretary	July 16, 2003

* Thomas Strike	Director, President (principal executive officer)	July 16, 2003

* John Maguire	Vice President (principal financial and accounting officer)	July 16, 2003

* By/s/ PAMELA A. HARROD Name: Pamela A. Harrod Attorney-in-Fact

SIGNATURES

      Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winnipeg, Manitoba, Canada, on July 16, 2003.

WINDSOR STAR GROUP INC.

By:	/s/ PAMELA A. HARROD

Name: Pamela A. Harrod
Title: Assistant Secretary

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Thomas Strike	President (principal executive officer)	July 16, 2003

* Richard Leipsic	Director, Secretary	July 16, 2003

/s/ PAMELA A. HARROD Pamela Harrod	Director, Assistant Secretary	July 16, 2003

* John Maguire	Vice President (principal financial and accounting officer)	July 16, 2003

* By/s/ PAMELA A. HARROD Name: Pamela A. Harrod Attorney-in-Fact

SIGNATURES

      Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winnipeg, Manitoba, Canada, on July 16, 2003.

XTREME SPORTS HOLDCO INC.

By:	/s/ PAMELA A. HARROD

Name: Pamela A. Harrod
Title: Secretary

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Douglas A. Bonar	Director, Senior Vice President (principal executive officer and principal financial and accounting officer)	July 16, 2003

/s/ PAMELA A. HARROD Pamela Harrod	Secretary	July 16, 2003

* By/s/ PAMELA A. HARROD Name: Pamela A. Harrod Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Exhibit

1.1	Purchase Agreement, dated as of March 31, 2003, among CanWest Media Inc., the Guarantors identified therein, Salomon Smith Barney Inc., CIBC World Markets Corp., Scotia Capital (USA) Inc., BMO Nesbitt Burns Corp., RBC Dominion Securities Corporation, Banc of America Securities LLC and TD Securities (USA) Inc.*
1.2	Purchase Agreement, dated May 10, 2001, among CanWest Media Inc., the Guarantors identified therein, CIBC World Markets Corp., Salomon Smith Barney Inc., Banc of America Securities LLC, Scotia Capital (USA) Inc., BMO Nesbitt Burns Corp., RBC Dominion Securities Corp. and TD Securities (USA) Inc.(2)
3.1	Articles of Incorporation of CanWest Media Inc., as amended(2)
3.2	By-laws of CanWest Media Inc.(2)
3.3	Articles of Incorporation of 2846551 Canada Inc., as amended(2)
3.4	By-laws of 2846551 Canada Inc.(2)
3.5	Articles of Incorporation of 3919056 Canada Ltd.*
3.6	By-laws of 3919056 Canada Ltd.*
3.7	Articles of Incorporation of Apple Box Productions Sub Inc., as amended(2)
3.8	By-laws of Apple Box Productions Sub Inc.(2)
3.9	Articles of Incorporation of BCTV Holdings Inc., as amended(2)
3.10	By-laws of BCTV Holdings Inc.(2)
3.11	Articles of Continuance of Calgary Herald Group Inc.(2)
3.12	By-laws of Calgary Herald Group Inc.(2)
3.13	Articles of Continuance of CanWest — Montreal R.P. Holdings Inc.(2)
3.14	By-laws of CanWest — Montreal R.P. Holdings Inc.(2)
3.15	Articles of Continuance of CanWest — Windsor R.P. Holdings Inc.(2)
3.16	By-laws of CanWest — Windsor R.P. Holdings Inc.(2)
3.17	Articles of Incorporation of CanWest Finance Inc./ Financiere CanWest Inc., as amended(2)
3.18	By-laws of CanWest Finance Inc./ Financiere CanWest Inc.(2)
3.19	Statuts De Constitution of CanWest Global Broadcasting Inc./ Radiodiffusion CanWest Global Inc., as amended(2)
3.20	Code of General By-laws of CanWest Global Broadcasting Inc./ Radiodiffusion CanWest Global Inc., as amended(2)
3.21	Articles of Amalgamation of CanWest Interactive Inc.*
3.22	By-Laws of CanWest Interactive Inc.*
3.23	Articles of Incorporation of CanWest International Communications Inc., as amended(2)
3.24	By-laws of CanWest International Communications Inc.(2)
3.25	Articles of Incorporation of CanWest International Management Inc., as amended(2)
3.26	By-laws of CanWest International Management Inc.(2)
3.27	Articles of Incorporation of CanWest Irish Holdings (Barbados) Inc., as amended(2)
3.28	By-laws of CanWest Irish Holdings (Barbados) Inc.(2)
3.29	Articles of Incorporation of CanWest Media Sales Limited, as amended(2)
3.30	By-laws of CanWest Media Sales Limited(2)
3.31	Notice of Adoption, Alteration, or Revocation of Constitution and Constitution of CanWest NZ Radio Holdings Limited, as amended(2)
3.32	Articles of Continuance and Articles of Amendment of CanWest Publications Inc.*
3.33	By-Laws of CanWest Publications Inc.*
3.34	Articles of Association of CGS Debenture Holding (Netherlands) B.V.(2)
3.35	Articles of Association of CGS International Holdings (Netherlands) B.V.(2)
3.36	Articles of Association of CGS NZ Radio Shareholding (Netherlands) B.V.(2)
3.37	Articles of Association of CGS NZ TV Shareholding (Netherlands) B.V.(2)
3.38	Articles of Association of CGS Shareholding (Netherlands) B.V.(2)

Exhibit No.	Exhibit

3.39	Articles of Incorporation of CHBC Holdings Inc., as amended(2)
3.40	By-laws of CHBC Holdings Inc.(2)
3.41	Articles of Incorporation of CHEK Holdings Inc., as amended(2)
3.42	By-laws of CHEK Holdings Inc.(2)
3.43	Articles of Amalgamation of Clarinet Music Inc.(2)
3.44	By-laws of Clarinet Music Inc.(2)
3.45	Articles of Continuance of Edmonton Journal Group Inc.(2)
3.46	By-laws of Edmonton Journal Group Inc.(2)
3.47	Articles of Incorporation and Articles of Amendment of Fox Sports World Canada Holdco Inc.*
3.48	By-Laws of Fox Sports World Canada Holdco Inc.*
3.49	Articles of Incorporation of Global Centre Inc., as amended(2)
3.50	By-laws of Global Centre Inc., as amended(2)
3.51	Articles of Amalgamation of Global Communications Limited(2)
3.52	By-laws of Global Communications Limited(2)
3.53	Articles of Amalgamation of Global Television Centre Ltd.(2)
3.54	By-laws of Global Television Centre Ltd.(2)
3.55	Articles of Continuance of Global Television Network Inc., as amended(2)
3.56	By-laws of Global Television Network Inc.(2)
3.57	Amended and Restated Limited Partnership Agreement of Global Television Network Quebec, Limited Partnership/ Reseau de Television Global Quebec, Societe en Commandite*
3.58	Articles of Incorporation and Articles of Amendment of Global Television Specialty Networks Inc.*
3.59	By-Laws of Global Television Specialty Networks Inc.*
3.60	Articles of Incorporation and Articles of Amendment of Lonestar Holdco Inc.*
3.61	By-Laws of Lonestar Holdco Inc.*
3.62	Articles of Continuance of Lower Mainland Publishing Group Inc.(2)
3.63	By-laws of Lower Mainland Publishing Group Inc.(2)
3.64	Articles of Continuance of Montreal Gazette Group Inc.(2)
3.65	By-laws of Montreal Gazette Group Inc.(2)
3.66	Articles of Continuance of Multisound Publishers Ltd., as amended(2)
3.67	By-laws of Multisound Publishers Ltd., as amended(2)
3.68	Articles of Continuance of Nanaimo Daily News Group Inc.(2)
3.69	By-laws of Nanaimo Daily News Group Inc.(2)
3.70	Articles of Incorporation of ONtv Holdings Inc., as amended(2)
3.71	By-laws of ONtv Holdings Inc.(2)
3.72	Articles of Continuance of Ottawa Citizen Group Inc.(2)
3.73	By-laws of Ottawa Citizen Group Inc.(2)
3.74	Articles of Continuance of Pacific Newspaper Group Inc.(2)
3.75	By-laws of Pacific Newspaper Group Inc.(2)
3.76	Articles of Continuance of Port Alberni Times Group Inc.(2)
3.77	By-laws of Port Alberni Times Group Inc.(2)
3.78	Articles of Incorporation and Articles of Amendment of ReachCanada Contact Centre Limited*
3.79	By-Laws of ReachCanada Contact Centre Limited*
3.80	Articles of Continuance of Regina Leader Post Group Inc.(2)
3.81	By-laws of Regina Leader Post Group Inc.(2)
3.82	Articles of Incorporation and Articles of Amendment of RetroVista Holdco Inc.*
3.83	By-Law No. 1 of RetroVista Holdco Inc.*
3.84	Articles of Continuance of Saskatoon StarPhoenix Group Inc.(2)

Exhibit No.	Exhibit

3.85	By-laws of Saskatoon StarPhoenix Group Inc.(2)
3.86	Articles of Continuance of Southam Digital Inc.(2)
3.87	By-laws of Southam Digital Inc.(2)
3.88	Articles of Incorporation of Studio Post & Transfer Sub Inc., as amended(2)
3.89	By-laws of Studio Post & Transfer Sub Inc.(2)
3.90	Notice of Adoption, Alteration, or Revocation of Constitution and Constitution of TV3 Network Services Limited(2)
3.91	Notice of Adoption, Alteration, or Revocation of Constitution and Constitution of TV4 Network Limited, as amended(2)
3.92	Articles of Continuance of Vancouver Island Newspaper Group Inc., as amended(2)
3.93	By-laws of Vancouver Island Newspaper Group Inc.(2)
3.94	Articles of Continuance of Victoria Times Colonist Group Inc.(2)
3.95	By-laws of Victoria Times Colonist Group Inc.(2)
3.96	Articles of Continuance and By-laws of Western Communications Inc.(2)
3.97	Articles of Incorporation of WIC Mobile TV Inc., as amended(2)
3.98	By-laws of WIC Mobile TV Inc.(2)
3.99	Articles of Incorporation of WIC Television Production Sub Inc., as amended(2)
3.100	By-laws of WIC Television Production Sub Inc.(2)
3.101	Articles of Continuance of Windsor Star Group Inc.(2)
3.102	By-laws of Windsor Star Group Inc.(2)
3.103	Articles of Incorporation and Articles of Amendment of Xtreme Sports Holdco Inc.*
3.104	By-Laws of Xtreme Sports Holdco Inc.*
4.1	Indenture, dated as of April 3, 2003, among CanWest Media Inc., the Guarantors named therein and The Bank of New York, as Trustee*
4.2	Indenture, dated as of May 17, 2001, among CanWest Media Inc., the Guarantors named therein and The Bank of New York, as Trustee(2)
4.3	Registration Rights Agreement, dated as of April 3, 2003, among CanWest Media Inc., the Guarantors named therein, Salomon Smith Barney Inc., CIBC World Markets Corp., Scotia Capital (USA) Inc., BMO Nesbitt Burns Corp., RBC Dominion Securities Corporation, Banc of America Securities LLC and TD Securities (USA) Inc.*
4.4	Registration Rights Agreement, dated as of May 17, 2001, among CanWest Media Inc., the Guarantors named therein, CIBC World Markets Corp., Salomon Smith Barney Inc., Banc of America Securities LLC, Scotia Capital (USA) Inc., BMO Nesbitt Burns Corp., RBC Dominion Securities Corp. and TD Securities (USA) Inc.(2)
4.5	Guarantee, dated as of April 3, 2003, executed by the Guarantors identified therein
4.6	Guarantee, dated as of May 17, 2001, executed by the Guarantors identified therein(2)
4.7	7 5/8% Senior Note due 2013, in the original principal amount of US$470,000, executed by CanWest Media Inc. in favor of Cede & Co.*
4.8	7 5/8% Senior Note due 2013, in the original principal amount of US$199,530,000, executed by CanWest Media Inc. in favor of Cede & Co.*
4.9	Form of 7 5/8% Series B Senior Note due 2013 of CanWest Media Inc.*
4.10	10 5/8% Series B Senior Subordinate Note due 2011, in the original principal amount of US$195,000, executed by CanWest Media Inc. in favor of Cede & Co.*
4.11	10 5/8% Series B Senior Subordinate Note due 2011, in the original principal amount of US$424,805,000, executed by CanWest Media Inc. in favor of Cede & Co.*
4.12	10 5/8% Senior Subordinated Note due 2011, in the original principal amount of Cdn$60,724,000, executed by CanWest Media Inc. in favor of CanWest Communications Corporation.(2)
4.13	Letter of Representations, dated as of April 3, 2003, among CanWest Media Inc., The Bank of New York, as agent, and The Depository Trust Company*
4.14	Letter of Representations, dated as of May 17, 2001, among CanWest Media Inc., The Bank of New York, as agent, and The Depository Trust Company(2)

Exhibit No.	Exhibit

4.15	Letter dated April 3, 2003, from The Bank of New York, as trustee under the Indenture, dated as of May 17, 2001, among CanWest Media Inc., the Guarantors named therein and The Bank of New York, as Trustee, to Salomon Smith Barney Inc., CIBC World Markets Corp., Scotia Capital (USA) Inc., BMO Nesbitt Burns Corp., RBC Dominion Securities Corp., Banc of America Securities LLC and TD Securities (USA) Inc.*
4.16	Demand Registration Rights Agreement, dated as of May 17, 2001, among CanWest Media Inc., CanWest Communications Corporation and the Guarantors named therein(2)
5.1	Opinion of Osler, Hoskin & Harcourt LLP
5.2	Opinion of Kaye Scholer LLP
5.3	Opinion of Russell McVeagh
5.4	Opinion of Nauta Dutilh
5.5	Opinion of Chancery Chambers
5.6	Opinion of Fasken Martineau Dumoulin LLP
5.7	Opinion of Tory’s
5.8	Opinion of Pitblado
8.1	Opinion of Kaye Scholer LLP as to certain tax matters
10.1	License Agreement #2000-13, dated October 6, 2000, between CanWest Global Broadcasting Inc. and Fireworks Distributing Corporation(2)
10.2	Development Letter Agreement, dated as of August 31, 1999, between CanWest Global Broadcasting Inc. and Fireworks Media Inc.(2)
10.3	License Agreement #2000-12, dated August 16, 2000, between CanWest Global Broadcasting Inc. and Fireworks Distributing Corporation(2)
10.4	Letter Agreement, dated as of August 25, 2000, between Global Television Network Inc. and Fireworks Entertainment(2)
10.5	Television License Agreement, dated November 20, 2000, between CanWest Entertainment International Distribution and TV3 Network Service Ltd.(2)
10.6	Television License Agreement, dated November 20, 2000, between CanWest Entertainment International Distribution and TV3 Network Services Ltd.(2)
10.7	Standard Television Agreement, dated August 12, 1998, between CanWest Global Broadcasting Inc. and Fireworks Entertainment Inc., as amended(2)
10.8	Transaction Agreement, dated July 30, 2000, among Hollinger International Inc., Southam Inc. (n/k/a Hollinger Canadian Publishing Holdings Co.), Hollinger Canadian Newspapers, Limited Partnership and HCN Publications Company and CanWest Global Communications Corporation(2)
10.9	Amending Agreement to the Transaction Agreement, dated November 15, 2000, among Hollinger International Inc., Southam Inc. (n/k/a Hollinger Canadian Publishing Holdings Co.), Hollinger Canadian Newspapers, Limited Partnership and HCN Publications Company and CanWest Global Communications Corporation(2)
10.10	Services Agreement, dated as of November 15, 2000, among CanWest Global Communications Corporation, The National Post Company and Hollinger International Inc.(2)
10.11	Transition Services Agreement, dated as of November 15, 2000, among CanWest Global Communications Corporation, Hollinger Canadian Newspapers G.P. Inc. and Hollinger Canadian Operating Company(2)
10.12	Services Agreement, dated as of November 15, 2000, among CanWest Global Communications Corporation, Hollinger Canadian Newspapers G.P. Inc. and Hollinger Canadian Operating Company(2)
10.13	Employee Interim Services Agreement, dated as of November 15, 2000, among Hollinger International Inc., Hollinger Canadian Newspapers, Limited Partnership and CanWest Global Communications Corporation(2)
10.14	Pension and Employee Benefit Plans Agreement, dated as of November 15, 2000, among Hollinger International Inc., Southam Inc. (n/k/a Hollinger Canadian Publishing Holdings Co.), Hollinger Canadian Newspapers, Limited Partnership, HCN Publications Company, Hollinger Canadian Operating Company ULC and CanWest Global Communications Corporation(2)

Exhibit No.	Exhibit

10.15	Asset Transfer Agreement, dated November 15, 2000, between 3815668 Canada Inc. and CanWest Media Inc.(2)
10.16	Trust Indenture, dated as of November 15, 2000, between CanWest Media Inc. and CanWest Global Communications Corporation(2)
10.17	Credit Agreement, dated as of November 7, 2000, among CanWest Media Inc., as borrower, CanWest Global Communications Corp., as guarantor, the financial institutions identified on the signature pages thereto, as lenders, Canadian Imperial Bank of Commerce, as co-lead arranger, joint bookrunner and syndication agent, The Bank of Nova Scotia, as co-lead arranger, joint bookrunner and administrative agent, and Bank of America Canada, as arranger and documentation agent(2)
10.18	Collateral Covenant Agreement, dated as of November 16, 2000, among each of the parties listed in Schedule “A” thereto, as guarantors, and The Bank of Nova Scotia, as administrative agent(2)
10.19	Form of Guarantee among each of the entities listed in Exhibit 99.3 hereto, as guarantors, The Bank of Nova Scotia, as administrative agent and the persons listed as lenders in the Credit Agreement dated November 7, 2000 (included in Exhibit 10.17)(2)
10.20	Form of Securities Pledge Agreement between each of the entities listed in Exhibit 99.4 hereto and The Bank of Nova Scotia, as administrative agent(2)
10.21	Form of Security Agreement between each of the entities listed in Exhibit 99.5 hereto and The Bank of Nova Scotia, as administrative agent.(2)
10.22	Form of Note Pledge Agreement between each of the entities listed in Exhibit 99.6 hereto and The Bank of Nova Scotia, as administrative agent(2)
10.23	Southam Executive Retirement Plan, dated as of June 6, 1994, between Southam Inc. (n/k/a Hollinger Canadian Publishing Holdings Co.) and Don Babick(2)
10.24	Amendment to Southam Executive Retirement Plan, dated as of June 29, 1994, between Southam Inc. (n/k/a Hollinger Canadian Publishing Holdings Co.) and Don Babick(2)
10.25	Share Purchase Agreement, dated as of November 8, 1999, between CanWest Global Communications Corp. and Cathton Holdings Ltd.(2)
10.26	Amended and Restated Master Agreement, dated November 8, 1999, among CanWest Global Communications Corp., Shaw Communications Inc., Corus Entertainment Inc. and WIC Western International Communications Ltd.(2)
10.27	Proposed Purchase of Corus Class B Shares, dated as of February 18, 2000, among Liberty CJR Inc., Corus Entertainment Inc., Shaw Communications Inc., CanWest Global Communications Corp., and WIC Western International Communications Ltd.(2)
10.28	Amalgamation Agreement, dated as of March 27, 2000, between WIC Western International Communications Ltd. and CW Newco Inc.(2)
10.29	Management Services Agreement, dated as of November 15, 2000, among The Ravelston Corporation Limited, CanWest Global Communications Corporation and The National Post Company(2)
10.30	Amended and Restated Partnership Agreement, dated as of November 15, 2000, among Global Communications Limited, NP Holdings Company and 3048510 Nova Scotia Company(2)
10.31	Asset Transfer Agreement, dated November 15, 2000, between CanWest Media Inc. and Global Television Network Inc.(2)
10.32	Asset Transfer Agreement, dated November 15, 2000, between Global Television Network Inc. and Global Communications Limited(2)
10.33	Variation Deed, entered into in August 1998, among CanWest Global Communications Corp., CGS International Holdings (Netherlands) B.V., CGS Shareholding (Netherlands) B.V., CGS Debenture Holding (Netherlands) B.V., The Ten Group Pty. Limited, Ten Network Holdings Limited, Telecasters North Queensland Limited, TNQ Television Limited, Donholken Pty. Limited, Selli Pty. Limited, Turnand Pty. Limited and Numeration Pty. Limited(2)
10.34	Deed of Guarantee and Indemnity, dated as of November 7, 2000, among CanWest Television NZ Limited, TV3 Network Services Limited, TV4 Network Limited, Global Television Properties Limited, CanWest NZ Television Holdings Limited, CanWest NZ Finance Limited, CanWest NZ Radio Holdings Limited, CanWest Radio NZ Limited and Media Investments Limited and The Bank of Nova Scotia(2)
10.35	Share Pledge Agreement, dated November 13, 2000, between CGS International Holdings (Netherlands) B.V. and The Bank of Nova Scotia(2)

Exhibit No.	Exhibit

10.36	Form of Deed of Mortgaged Shares between each of the entities listed in Exhibit 99.7 hereto and The Bank of Nova Scotia(2)
10.37	Form of Charge between each of the entities listed in Exhibit 99.8 hereto and The Bank of Nova Scotia(2)
10.38	Form of Pledge Agreement by each of the entities listed in Exhibit 99.9 hereto in favor of The Bank of Nova Scotia(1)
10.39	Form of Exchange Agent Agreement between CanWest Media Inc. and The Bank of New York, as exchange agent(2)
10.40	Share Purchase Agreement, dated April 12, 2001, among L.R. Sherman, CanWest Television Inc., CHUM Limited and Global Television Network Inc.(3)
10.41	Amalgamation Agreement, dated as of September 1, 2001, among Global Communications Limited, CanWest Broadcasting (2001) LTD., CanWest Television Inc., CanWest Properties Limited, and 4434129 Manitoba LTD., formerly 3649091 Canada LTD.(1)
10.42	Amending Agreement to the Senior Secured Credit Facilities, dated as of September 5, 2001, among CanWest Media Inc., as borrower, CanWest Global Communications Corp., as guarantor, the financial institutions identified on the signature pages thereto, as lenders, Canadian Imperial Bank of Commerce, as co-lead arranger, joint bookrunner and syndication agent, The Bank of Nova Scotia, as co-lead arranger, joint bookrunner and administration agent, and Bank of America Canada, as arranger and documentation agent(1)
10.43	Retirement Compensation Arrangement Plan, dated January 1, 2002, approved on behalf of CanWest Global Communications Corp.(1)
10.44	Retirement Compensation Arrangement Trust Agreement, dated as of February 7, 2002, between CanWest Global Communications Corp. and Royal Trust Corporation of Canada(1)
10.45	General Conveyance, dated as of March 31, 2002, between NP Holdings Company and Global Television Network Inc.(1)
10.46	Letter Agreement, dated May 22, 2002, between CanWest Global Communications Corp. and Richard C. Camilleri(1)
10.47	Amending Agreement No. 2 to the Senior Secured Credit Facilities, dated as of July 15, 2002, among CanWest Media Inc., as borrower, CanWest Global Communications Corp., as guarantor, the financial institutions identified on the signature pages thereto, as lenders, The Bank of Nova Scotia, as co-lead arranger, joint bookrunner and administrative agent, Canadian Imperial Bank of Commerce, as co-lead arranger, joint bookrunner and syndication agent, and Bank of America, N.A., as arranger and documentation agent(1)
10.48	Supplemental Indenture, dated as of August 6, 2002, between CanWest Media Inc. and The Bank of New York(1)
10.49	Letter Agreement, dated August 6, 2002, between CanWest Global Communications Corp. and TV3 Television Network Limited(1)
10.50	Share Purchase Agreement, dated August 8, 2002, among Global Communications Limited, G.T.C. Transcontinental Group LTD., and CanWest Global Communications Corp.(1)
10.51	Letter Agreement, dated January 8, 2003, between CanWest Media Inc. on behalf of CanWest Publications Inc. and Donald Babick(1)
10.52	Share Purchase Agreement, dated January 24, 2003, among Global Communications Limited, CanWest Global Communications Corp., and Osprey Media Holdings Inc.(1)
10.53	Letter Agreement, dated February 3, 2003, between CanWest Global Communications Corp. on behalf of Global Television Network Inc. and Gerry Noble(1)
10.54	Non-Competition, Non-Solicitation, and Confidentiality Agreement, dated as of February 14, 2003, between CanWest Global Communications Corp. and Global Communications Limited, and Osprey Media Holdings Inc.(1)
10.55	Form of Amended and Restated Advertising Representation Agreement, dated February 14, 2003, between each of the entities listed in Exhibit 99.10 and CanWest Media Sales Limited(1)
10.56	Form of Amended and Restated CanWest News Services Agreement, dated February 14, 2003, between each of the entities listed in Exhibit 99.11 and CanWest Publications Inc.(1)
10.57	Pension and Employee Benefit Plans Agreement, dated as of February 14, 2003, among Global Communications Limited, CanWest Global Communications Corp., and Osprey Media Holdings Inc.(1)

Exhibit No.	Exhibit

10.58	Transitional Services Agreement, dated February 14, 2003, between CanWest Publications Inc. and Osprey Media Holdings Inc.(1)
10.59	Form of Amended and Restated CanWest Editorial Services Agreement, dated February 14, 2003, between each of the entities listed in Exhibit 99.12 and CanWest Publications Inc.(1)
10.60	Form of Amended and Restated Electronic Distribution Agreement, dated February 14, 2003, between each of the entities listed in Exhibit 99.13 and Infomart Limited(1)
10.61	Second Supplemental Indenture, dated as of February 27, 2003, among CanWest Media Inc., each of the guarantors identified therein and The Bank of New York.*
10.62	Third Supplemental Indenture, dated as of April 23, 2003, among CanWest Media Inc., each of the guarantors identified therein and The Bank of New York.*
10.63	Amending Agreement No. 3 to the Senior Secured Credit Facilities, dated as of March 27, 2003, among CanWest Media Inc., as borrower, CanWest Global Communications Corp., as guarantor, the financial institutions identified on the signature pages thereto, as lenders, The Bank of Nova Scotia, as co-lead arranger, joint bookrunner and administrative agent, Canadian Imperial Bank of Commerce, as co-lead arranger, joint bookrunner and syndication agent, and Bank of America, N.A., as arranger and documentation agent*
10.64	Form of Exchange Agent Agreement between CanWest Media Inc. and The Bank of New York, as exchange agent*
12.1	Computation of Ratio of Earnings to Fixed Charges*
21.1	Subsidiaries of the Registrant*
23.1	Consent of PricewaterhouseCoopers LLP, Winnepeg, Manitoba, Canada
23.2	Consent of PricewaterhouseCoopers, Sydney, Australia
23.3	Consent of Osler, Hoskin & Harcourt LLP (included in Exhibit 5.1)
23.4	Consent of Kaye Scholer LLP (included in Exhibit 5.2)
23.5	Consent of Russell McVeagh (included in Exhibit 5.3)
23.6	Consent of Nauta Dutilh (included in Exhibit 5.4)
23.7	Consent of Chancery Chambers (included in Exhibit 5.5)
23.8	Consent of Fasken Martineau Dumoulin LLP (included in Exhibit 5.6)
23.9	Consent of Tory’s (included in Exhibit 5.7)
23.10	Consent of Pitblado (included in Exhibit 5.8)
23.11	Consent of Kaye Scholer LLP (included in Exhibit 8.1)
24.1	Power of Attorney for CanWest Media Inc.*
24.2	Power of Attorney for 2846551 Canada Inc.*
24.3	Power of Attorney for 3919056 Canada Ltd.*
24.4	Power of Attorney for Apple Box Productions Sub Inc.*
24.5	Power of Attorney for BCTV Holdings Inc.*
24.6	Power of Attorney for Calgary Herald Group Inc.*
24.7	Power of Attorney for CanWest — Montreal R.P. Holdings Inc.*
24.8	Power of Attorney for CanWest — Windsor R.P. Holdings Inc.*
24.9	Power of Attorney for CanWest Finance Inc./ Financiere CanWest Inc.*
24.10	Power of Attorney for CanWest Global Broadcasting Inc./ Radiodiffusion CanWest Global Inc.*
24.11	Power of Attorney for CanWest Interactive Inc.*
24.12	Power of Attorney for CanWest International Communications Inc.*
24.13	Power of Attorney for CanWest International Management Inc.*
24.14	Power of Attorney for CanWest Irish Holdings (Barbados) Inc.*
24.15	Power of Attorney for CanWest Media Sales Limited*
24.16	Power of Attorney for CanWest NZ Radio Holdings Limited*

Exhibit No.	Exhibit

24.17	Power of Attorney for CanWest Publications Inc.*
24.18	Power of Attorney for CGS Debenture Holding (Netherlands) B.V.*
24.19	Power of Attorney for CGS International Holdings (Netherlands) B.V.*
24.20	Power of Attorney for CGS NZ Radio Shareholding (Netherlands) B.V.*
24.21	Power of Attorney for CGS NZ TV Shareholding (Netherlands) B.V.*
24.22	Power of Attorney for CGS Shareholding (Netherlands) B.V.*
24.23	Power of Attorney for CHBC Holdings Inc.*
24.24	Power of Attorney for CHEK Holdings Inc.*
24.25	Power of Attorney for Clarinet Music Inc.*
24.26	Power of Attorney for Edmonton Journal Group Inc.*
24.27	Power of Attorney for Fox Sports World Canada Holdco Inc.*
24.28	Power of Attorney for Global Centre Inc.*
24.29	Power of Attorney for Global Communications Limited*
24.30	Power of Attorney for Global Television Centre Ltd.*
24.31	Power of Attorney for Global Television Network Inc.*
24.32	Power of Attorney for Global Television Network Quebec, Limited Partnership/ Reseau de Television Global Quebec, Societe en Commandite*
24.33	Power of Attorney for Global Television Specialty Networks Inc.*
24.34	Power of Attorney for Lonestar Holdco Inc.*
24.35	Power of Attorney for Lower Mainland Publishing Group Inc.*
24.36	Power of Attorney for Montreal Gazette Group Inc.*
24.37	Power of Attorney for Multisound Publishers Ltd.*
24.38	Power of Attorney for Nanaimo Daily News Group Inc.*
24.39	Power of Attorney for ONtv Holdings Inc.*
24.40	Power of Attorney for Ottawa Citizen Group Inc.*
24.41	Power of Attorney for Pacific Newspaper Group Inc.*
24.42	Power of Attorney for Port Alberni Times Group Inc.*
24.43	Power of Attorney for ReachCanada Contact Centre Limited*
24.44	Power of Attorney for Regina Leader Post Group Inc.*
24.45	Power of Attorney for RetroVista Holdco Inc.*
24.46	Power of Attorney for Saskatoon StarPhoenix Group Inc.*
24.47	Power of Attorney for Southam Digital Inc.*
24.48	Power of Attorney for Studio Post & Transfer Sub Inc.*
24.49	Power of Attorney for TV3 Network Services Limited*
24.50	Power of Attorney for TV4 Network Limited*
24.51	Power of Attorney for Vancouver Island Newspaper Group Inc.*
24.52	Power of Attorney for Victoria Times Colonist Group Inc.*
24.53	Power of Attorney for Western Communications Inc.*

Exhibit No.	Exhibit

24.54	Power of Attorney for WIC Mobile TV Inc.*
24.55	Power of Attorney for WIC Television Production Sub Inc.*
24.56	Power of Attorney for Windsor Star Group Inc.*
24.57	Power of Attorney for Xtreme Sports Holdco Inc.*
25.1	Statement of Eligibility on Form T-1 of Trustee under the Indenture, dated as of April 3, 2003, among CanWest Media Inc., the Guarantors named therein and The Bank of New York, as Trustee*
99.1	Form of Letter of Transmittal*
99.2	Form of Notice of Guaranteed Delivery*
99.3	List of entities party to the form of agreement in Exhibit 10.19(2)
99.4	List of entities party to the form of agreement in Exhibit 10.20(2)
99.5	List of entities party to the form of agreement in Exhibit 10.21(2)
99.6	List of entities party to the form of agreement in Exhibit 10.22(2)
99.7	List of entities party to the form of agreement in Exhibit 10.36(2)
99.8	List of entities party to the form of agreement in Exhibit 10.37(2)
99.9	List of entities party to the form of agreement in Exhibit 10.38(1)
99.10	List of entities party to the form of agreement in Exhibit 10.55(1)
99.11	List of entities party to the form of agreement in Exhibit 10.56(1)
99.12	List of entities party to the form of agreement in Exhibit 10.59(1)
99.13	List of entities party to the form of agreement in Exhibit 10.60(1)
99.14	Appointment of Agent for Service of Process*

*	Previously filed.

(1)	Previously filed as an Exhibit to the Annual Report on Form 20-F of CanWest Media Inc. for the fiscal year ended August 31, 2002, filed on February 28, 2003, SEC File Number 333-13878, and incorporated by reference herein.

(2)	Previously filed as an Exhibit to the Registration Statement Form F-4 of CanWest Media Inc. filed on September 4, 2001, SEC File Number 333-00000, and incorporated by reference herein.

(3)	Previously filed as an Exhibit to the Annual Report on Form 20-F of CanWest Media Inc. for the fiscal year ended August 31, 2001, filed on February 28, 2002, SEC File Number 333-13878, and incorporated by reference herein.